Exhibit T3E-1

OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT

DynCorp International Inc.

Offer to Exchange All of its $455,000,000 Principal Amount of

10.375% Senior Notes due 2017 (CUSIP No. 26817CAB7)

for

$45,000,000 Cash and

11.875% Senior Secured Second Lien Notes due 2020

and

Solicitation of Consents in Respect of its 10.375% Senior Notes due 2017

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 10, 2016, UNLESS IT IS EXTENDED OR EARLIER TERMINATED BY DYNCORP INTERNATIONAL (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). IN ORDER TO RECEIVE THE TOTAL OFFER CONSIDERATION, HOLDERS MUST VALIDLY TENDER THEIR EXISTING NOTES AND PROVIDE THEIR CONSENTS TO THE PROPOSED AMENDMENTS AT OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE LATER OF (1) THE FIFTH BUSINESS DAY FOLLOWING THE DATE THAT HOLDINGS FILES ITS FIRST QUARTER 2016 FORM 10-Q AND (2) MAY 13, 2016, UNLESS EXTENDED BY DYNCORP INTERNATIONAL (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EARLY DELIVERY TIME”). HOLDERS WHO VALIDLY TENDER THEIR EXISTING NOTES AFTER THE EARLY DELIVERY TIME BUT AT OR PRIOR TO THE EXPIRATION TIME WILL RECEIVE THE EXCHANGE OFFER CONSIDERATION. TENDERS MAY NOT BE WITHDRAWN, AND CONSENTS MAY NOT BE REVOKED, AFTER 5:00 P.M., NEW YORK CITY TIME, ON THE DATE OF THE EARLY DELIVERY TIME (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DEADLINE”), EXCEPT IN LIMITED CIRCUMSTANCES AS SET FORTH HEREIN. TERMS USED IN THIS PARAGRAPH HAVE THE MEANINGS SET FORTH IN THIS OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT (AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME, THIS “OFFERING MEMORANDUM”).

The Exchange Offer and Consent Solicitation

Upon the terms and subject to the conditions set forth in this Offering Memorandum and the accompanying Letter of Transmittal and Consent (as may be supplemented and amended from time to time, the “Letter Of Transmittal”), DynCorp International Inc. (“DynCorp International”) is offering to exchange (the “Exchange Offer”) any and all of its outstanding $455,000,000 principal amount of 10.375% Senior Notes due 2017 (the “Existing Notes”) for $45,000,000 cash (the “Cash Amount”) and newly issued 11.875% Senior Secured Second Lien Notes due 2020 of DynCorp International (the “New Notes”), which will be guaranteed, jointly and severally, by Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International, and by subsidiaries of DynCorp International that currently guarantee the Existing Notes and the senior secured credit facility, dated as of July 7, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Senior Credit Facility”) among DynCorp International, Holdings, the subsidiary guarantors party thereto and Bank of America, N.A. as administrative agent, collateral agent L/C issuer and swing line lender (the “Agent”) and the other parties thereto, and will be secured by a second-priority lien on substantially all of DynCorp International’s and each guarantor’s existing and after-acquired assets, which assets secure the Senior Credit Facility on a first-priority lien basis (subject to exceptions described herein), in the amount per $1,000 principal amount of Existing Notes specified on the inside cover of this Offering Memorandum. See “Description of the Exchange Offer and Consent Solicitation—Terms of the Exchange Offer.” Because the New Notes will be secured, the New Notes and guarantees thereof will be effectively senior to the Existing Notes that are not tendered in the Exchange Offer to the extent of the value of the collateral securing the New Notes.

In conjunction with the Exchange Offer, DynCorp International is also soliciting consents (“Consents”) from holders of Existing Notes upon the terms and subject to the conditions set forth in this Offering Memorandum and the accompanying Letter of Transmittal (the “Consent Solicitation”), to the proposed amendments to the indenture governing the Existing Notes (the “Proposed Amendments”), described under “Proposed Amendments to the Existing Indenture.” The Proposed Amendments would eliminate substantially all of the restrictive covenants and certain events of default currently in the Existing Indenture (as defined herein).

The Exchange Offer and Consent Solicitation represent elements of a comprehensive refinancing of our outstanding secured and unsecured indebtedness to extend our debt maturities. Consummation of the Exchange Offer and Consent Solicitation is conditioned on the completion of the other elements of the Refinancing Transactions (as defined herein) as more fully described herein. See “Summary—Refinancing Transactions.”

On April 30, 2016, certain holders of Existing Notes (the “Supporting Holders”), which collectively held, as of such date, approximately $313.5 million aggregate principal amount of Existing Notes (approximately 69% of the aggregate principal amount outstanding), entered into a support agreement (the “Support Agreement”) with Holdings and DynCorp International, whereby such Supporting Holders agreed to tender in the Exchange Offer their Existing Notes in exchange for cash and New Notes and deliver Consents in respect of the Consent Solicitation. The obligations of the Supporting Holders to tender their Existing Notes in the Exchange Offer is subject to the conditions of the Support Agreement as more fully described herein. See “Description of the Exchange Offer and Consent Solicitation—Support Agreement.”

Except as otherwise indicated or unless the context otherwise requires, (a) the terms “Holdings,” “we,” “us,” “our” and “Company” refer to Delta Tucker Holdings, Inc. and its consolidated subsidiaries, including DynCorp International, which is a direct, wholly owned subsidiary of Holdings, and (b) the term “DynCorp International” refers to DynCorp International Inc.

You should carefully consider the risk factors beginning on page 23 of this Offering Memorandum before you decide whether to participate in the Exchange Offer and Consent Solicitation.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has passed upon the accuracy or adequacy of this Offering Memorandum or approved or disapproved of the New Notes being offered in the Exchange Offer. Any representation to the contrary is unlawful and may be a criminal offense.

The Exchange Offer is being made, and the New Notes are being offered and issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided under Section 3(a)(9) of the Securities Act and the exemption from the registration requirements of state securities laws and regulations provided under Section 18(b)(4)(D) of the Securities Act. DynCorp International has not made any arrangements for and has no understanding with any broker, dealer, salesperson, agent or any other person regarding the solicitation or recommendation of tenders hereunder and has no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any such person. No broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer.

May 2, 2016

The Exchange Offer

Upon the terms and subject to the conditions set forth in this Offering Memorandum and the accompanying Letter of Transmittal, DynCorp International is offering cash in a total amount equal to the Cash Amount and up to $410.0 million principal amount of New Notes in the following amounts in exchange for each $1,000 principal amount of Existing Notes validly tendered and not validly withdrawn and accepted by DynCorp International:

(1) at or prior to the Early Delivery Time, the “Total Offer Consideration” consisting of the following:

(i) a pro rata portion of the Cash Amount based on the total principal amount of Existing Notes validly tendered and not validly withdrawn prior to the Expiration Time and accepted by DynCorp International (such pro rata portion of the Cash Amount for each $1,000 principal amount of Existing Notes accepted, the “Pro Rata Cash Payment”); and

(ii) a principal amount of New Notes equal to $1,000 less the Pro Rata Cash Payment; and

(2) after the Early Delivery Time and at or before the Expiration Time, the “Exchange Offer Consideration” consisting of the following:

(i) the Pro Rata Cash Payment; and

(ii) a principal amount of New Notes equal to $970 less the Pro Rata Cash Payment.

Holders will not be able to make an election between New Notes and cash. The amount of New Notes and cash that a holder will receive depends on the principal amount of Existing Notes that participate in the Exchange Offer. DynCorp International will announce the aggregate amount of Existing Notes validly tendered and accepted in the Exchange Offer promptly after the Expiration Time and provide holders with information with respect to the principal amount of New Notes and cash each holder will receive as part of the Total Offer Consideration or Exchange Offer Consideration, as applicable. See “Description of the Exchange Offer and Consent Solicitation—Terms of the Exchange Offer—Hypothetical Illustration of Total Offer Consideration and Exchange Offer Consideration” for a hypothetical illustration of the Total Offer Consideration and Exchange Offer Consideration, as applicable, that a holder would receive in the Exchange Offer assuming the following participation percentages: (1) holders tender 100% of the outstanding principal amount of the Existing Notes ($455.0 million) and (2) holders tender 90% of the outstanding principal amount of the Existing Notes ($409.5 million).

The following table summarizes the consideration that holders will receive for tenders of Existing Notes prior to the Early Delivery Time and following the Early Delivery Time but prior to the Expiration Time.

For each $1,000 Principal Amount of Existing Notes Validly Tendered and Not Withdrawn:(1)
			Total Offer Consideration if at or Prior to the Early Delivery Time		Exchange Offer Consideration if After the Early Delivery Time
CUSIP / ISIN	Outstanding Principal Amount	Title of Existing Notes to Be Tendered	Cash	Principal Amount of New Notes	Cash	Principal Amount of New Notes
26817C AB7 / US26817CAB72	$455.0 million	10.375% Senior Notes due 2017	The Pro Rata Cash Payment (a pro rata portion of the $45.0 million Cash Amount)	$1,000 less the Pro Rata Cash Payment	The Pro Rata Cash Payment (a pro rata portion of the $45.0 million Cash Amount)	$970 less the Pro Rata Cash Payment

(1)	Holders of Existing Notes that participate in the Exchange Offer and are issued New Notes will not receive accrued and unpaid interest at the Settlement Date. Instead, interest on the New Notes will accrue from January 1, 2016, which was the last date interest was paid on the Existing Notes. See “Description of the New Notes—Principal, Maturity and Interest.”

i

Consent Solicitation

In conjunction with the Exchange Offer, DynCorp International is soliciting Consents in the Consent Solicitation to certain Proposed Amendments to the indenture, dated as of July 7, 2010, as supplemented as of August 17, 2012 (the “Existing Indenture”), among DynCorp International, the guarantors party thereto and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”), under which the Existing Notes were issued. The Proposed Amendments to the Existing Notes would eliminate substantially all of the restrictive covenants and certain events of default currently in the Existing Indenture. The valid tender of Existing Notes in the Exchange Offer prior to the Early Delivery Time that are not validly withdrawn will constitute the delivery as to such Existing Notes of a Consent to the Proposed Amendments. Holders may not deliver Consents without tendering the related Existing Notes prior to the Early Delivery Time and holders may not tender Existing Notes prior to the Early Delivery Time without delivering the related Consents. If you validly tender Existing Notes in the Exchange Offer prior to the Early Delivery Time, you will receive the Total Offer Consideration for Existing Notes accepted in the Exchange Offer.

Promptly following the Early Delivery Time, if the Consents from holders of a majority in aggregate principal amount of the outstanding Existing Notes, voting together as a single class (not including Existing Notes held by DynCorp International, any guarantor of the Existing Notes or by any of their affiliates, of which to our knowledge there are none) (the “Requisite Consents”) are delivered with respect to the Existing Notes, DynCorp International and the Trustee will enter into a supplemental indenture with respect to the Existing Notes (the “Supplemental Indenture”) to give effect to the Proposed Amendments, but the Supplemental Indenture will not become operative until we consummate the Exchange Offer for the Existing Notes. Existing Notes tendered may be withdrawn (and the related Consents therefore revoked) at any time at or prior to the Early Delivery Time but not thereafter. For this purpose the Early Delivery Time is the same as the Withdrawal Deadline. The Proposed Amendments will not become operative until the consummation of the Exchange Offer. In the event that DynCorp International does not consummate the Exchange Offer for any reason, the Existing Indenture will remain in effect in its form. See “Proposed Amendments to the Existing Indenture.”

If the Proposed Amendments are adopted, the Existing Notes that are not exchanged in the Exchange Offer will remain outstanding, but will be subject to the Existing Indenture as modified by the Supplemental Indenture. Adoption of the Proposed Amendments may have adverse consequences for holders of the Existing Notes. See “Risk Factors—Risks to Non-Tendering Holders in the Exchange Offer and Consent Solicitation.”

The Support Agreement

On April 30, 2016, the Supporting Holders, which collectively held, as of such date, approximately $313.5 million aggregate principal amount of Existing Notes (approximately 69% of the aggregate principal amount outstanding), entered into the Support Agreement with Holdings and DynCorp International, among others, whereby such Supporting Holders agreed to tender (or cause to be tendered) in the Exchange Offer their Existing Notes (or any Existing Notes acquired prior to the Early Delivery time) in exchange for cash and New Notes and deliver (or cause to be delivered) Consents in respect of the Consent Solicitation prior to the Early Delivery Time, and to the extent any Existing Notes are acquired by the Supporting Holders after the Early Delivery Time and prior to the Expiration Time, such Supporting Holders have agreed to tender (or cause to be tendered) such Existing Notes in the Exchange Offer. The obligations of the Supporting Holders to tender their Existing Notes in the Exchange Offer is subject to the conditions of the Support Agreement as more fully described herein. See “Description of the Exchange Offer and Consent Solicitation—Support Agreement.”

Certain Conditions

The Exchange Offer is conditioned upon, among other things, (i) the valid tender and acceptance by DynCorp International of at least $409.5 million (or 90%) aggregate principal amount of Existing Notes in the Exchange Offer (the “Minimum Condition”) and (ii) the consummation of the other elements of the Refinancing Transactions (as defined herein). See “Description of the Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation,” “Summary—Refinancing Transactions” and “Description of the Exchange Offer and Consent Solicitation—Support Agreement.”

These conditions are for DynCorp International’s benefit and may be asserted by DynCorp International or may be waived by DynCorp International at any time and from time to time, subject to the terms of the Support Agreement. Further, subject to applicable law and the terms set forth in this Offering Memorandum and the Support Agreement, DynCorp International reserves the right to waive any and all conditions to the Exchange Offer and Consent Solicitation, in whole or in part, including the Minimum Condition, and may do so, subject to applicable law, without reinstating withdrawal rights.

In addition, DynCorp International also expressly reserves the right to extend or terminate the Exchange Offer and/or the Consent Solicitation and to otherwise amend or modify the Exchange Offer and/or the Consent Solicitation in any respect, subject to the terms of the Support Agreement. As of the date of this Offering Memorandum, DynCorp International does not intend to extend the Early Delivery Time or the Expiration Time.

The consummation of the Consent Solicitation is conditioned upon the receipt of the Requisite Consents to approve the Proposed Amendments, the consummation of the Exchange Offer and the execution and delivery of the Supplemental Indenture giving effect to such Proposed Amendments. DynCorp International may not consummate the Consent Solicitation or execute the Supplemental Indenture without receiving the Requisite Consents. See “Description of the Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation.”

NOTICE TO INVESTORS

This Offering Memorandum and the accompanying Letter of Transmittal contain important information concerning the Exchange Offer and the Consent Solicitation. You should read this Offering Memorandum (and the documents incorporated by reference herein) in their entirety before you make any decision regarding the Exchange Offer and the Consent Solicitation.

This Offering Memorandum is submitted to holders of our Existing Notes for informational use solely in connection with their consideration of the Exchange Offer and Consent Solicitation described in this Offering Memorandum. Its use for any other purpose is not authorized.

NONE OF DYNCORP INTERNATIONAL, HOLDINGS, THE SUPPORTING HOLDERS, THE TRUSTEE UNDER THE EXISTING INDENTURE, THE TRUSTEE (THE “NEW NOTES TRUSTEE”) UNDER THE INDENTURE FOR THE NEW NOTES (THE “NEW NOTES INDENTURE”), THE INFORMATION AND EXCHANGE AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF EXISTING NOTES SHOULD EXCHANGE EXISTING NOTES FOR NEW NOTES IN THE EXCHANGE OFFER OR DELIVER ANY CONSENTS WITH RESPECT THERETO, AND NONE OF THEM HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

DynCorp International has furnished the information contained in this Offering Memorandum. The information contained or incorporated by reference in this Offering Memorandum is as of the date of this Offering Memorandum and is subject to change, completion or amendment without notice. Neither the delivery of this Offering Memorandum at any time nor the offer, exchange, sale or delivery of any security shall, under any circumstances, create any implication that there has been no change in the information set forth in this Offering Memorandum or in our affairs since the date of this Offering Memorandum.

Neither Holdings nor DynCorp International has authorized any person to provide you with any information other than that contained or incorporated by reference in this Offering Memorandum. DynCorp International takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained or incorporated by reference in this Offering Memorandum may only be accurate on the date hereof or the dates of the documents incorporated by reference herein. You should not assume that the information contained or incorporated by reference in this Offering Memorandum is accurate as of any other date.

This Offering Memorandum does not constitute an offer to participate in the Exchange Offer or Consent Solicitation to any person in any jurisdiction where it is unlawful to make such an offer. DynCorp International is not aware of any jurisdiction in which the making of the Exchange Offer (or the tender of Existing Notes in connection therewith) or the solicitation of Consents in the Consent Solicitation (or the delivery of Consents in connection therewith) would not be in compliance with the laws of such jurisdiction. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this Offering Memorandum are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offer and the Consent Solicitation presented in this Offering Memorandum do not extend to you.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the New Notes or the possession, circulation or distribution of this Offering Memorandum or any other material relating to us or the New Notes in any jurisdiction where action for that purpose is required. Accordingly, none of the New Notes may be offered or sold, directly or indirectly, and neither this Offering Memorandum nor any other offering material or advertisement in connection with the New Notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Persons into whose possession this Offering Memorandum

v

comes are advised to inform themselves about and to observe any restrictions relating to this Exchange Offer and Consent Solicitation, the distribution of this Offering Memorandum, and the resale of the New Notes.

The Exchange Offer and the Consent Solicitation are being made on the basis of this Offering Memorandum and Letter of Transmittal in accordance with the terms and subject to the conditions described herein and therein. Any decision to participate in the Exchange Offer or to deliver Consents must be based on the information contained in this Offering Memorandum and Letter of Transmittal or specifically incorporated herein by reference. In making an investment decision, prospective investors must rely on their own examination of us and the terms of the Exchange Offer and the New Notes, including the merits and risks involved. Prospective investors should not construe anything in this Offering Memorandum as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Exchange Offer or the Consent Solicitation or in which it possesses or distributes this Offering Memorandum, and must obtain any consent, approval or permission required by it for participation in the Exchange Offer or the Consent Solicitation under the laws and regulations in force in any jurisdiction to which it is subject, and neither we, the Information and Exchange Agent, nor any of our or its respective representatives shall have any responsibility therefor. Without limiting the foregoing, you should carefully consider the income tax consequences of accepting the Exchange Offer. See “Certain United States Federal Income Tax Considerations.”

This Offering Memorandum contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of documents referred to herein will be made available to prospective investors upon request to DynCorp International or the Information and Exchange Agent.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offering Memorandum and the public filings incorporated by reference in this Offering Memorandum may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values and our 2016 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following:

•	our ability to successfully implement the Refinancing Transactions, including the Exchange Offer and Consent Solicitation;

•	our substantial level of indebtedness, our ability to refinance or amend the terms of that indebtedness, and changes in availability of capital and cost of capital;

•	the ability to refinance, amend or generate sufficient cash to repay our Senior Credit Facility, consisting of our term loan and Existing Revolving Credit Facility, maturing on July 7, 2016, or to refinance, amend or repay our other indebtedness, including any future indebtedness, which may force us to take other actions to satisfy our obligations under our indebtedness, which may not be successful;

•	the future impact of mergers, acquisitions, divestitures, joint ventures or teaming agreements;

•	the outcome of any material litigation, government investigation, audit or other regulatory matters;

•	the restatement of our financial statements causing credit ratings to be downgraded or covenant violations under our debt agreements;

•	policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including any further changes to the sequestration that the United States Department of Defense (“DoD”) is currently operating under;

•	termination or modification of key U.S. government or commercial contracts, including subcontracts;

•	changes in the demand for services that we provide or work awarded under our contracts, including without limitation, the Bureau for International Narcotics and Law Enforcement Affairs, Office of Aviation (“INL Air Wing”), Contract Field Teams and Logistics Civil Augmentation Program (“LOGCAP IV”) contracts;

•	the outcome of recompetes on existing programs, including but not limited to any upcoming recompetes on the INL Air Wing or War Reserve Materiel programs;

•	changes in the demand for services provided by our joint venture partners;

•	changes due to pursuit of new commercial business in the U.S. and abroad;

•	activities of competitors and the outcome of bid protests;

•	changes in significant operating expenses;

•	impact of lower than expected win rates for new business;

•	general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate;

•	acts of war or terrorist activities, including cyber security threats;

•	variations in performance of financial markets;

•	the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity (“IDIQ”) contracts and indefinite quantity contracts;

•	the timing or magnitude of any award, performance or incentive fee granted under our government contracts;

•	changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts;

•	decline in the estimated fair value of a reporting unit resulting in a goodwill impairment and a related non-cash impairment charged against earnings;

•	changes in underlying assumptions, circumstances or estimates that may have a material adverse effect upon the profitability of one or more contracts and our performance;

•	changes in our tax provisions or exposure to additional income tax liabilities that could affect our profitability and cash flows;

•	uncertainty created by management turnover;

•	termination or modification of key subcontractor performance or delivery;

•	the ability to receive timely payments from prime contractors where we act as a subcontractor; and

•	statements covering our business strategy, those described in “Risk Factors” in this Offering Memorandum and the reports filed by Holdings with the SEC that are incorporated by reference in this Offering Memorandum and other risks detailed from time to time in our reports posted to our website or made available publicly through other means.

Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements.

INDUSTRY AND MARKET DATA

Information regarding market data included in or incorporated by reference in this Offering Memorandum was obtained from internal sources, market research, publicly available information and industry publications. Estimates are inherently uncertain, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this Offering Memorandum. Although we believe that these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

NON-GAAP MEASURES

Certain financial measures included or incorporated by reference in this Offering Memorandum, including EBITDA and Adjusted EBITDA, are derived on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States (“GAAP”).

We define EBITDA as GAAP net (loss) income attributable to Delta Tucker Holdings, Inc. adjusted for interest expense, taxes and depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for the items described in the table contained in this Offering Memorandum. We use EBITDA and Adjusted EBITDA as supplemental measures in the evaluation of our business and believe that EBITDA and Adjusted EBITDA provide a meaningful measure of operational performance on a consolidated basis because it eliminates the effects of period to period changes in taxes, costs associated with capital investments and interest expense and is consistent with one of the measures we use to evaluate management’s performance for incentive compensation. In addition, all adjustments to arrive at Adjusted EBITDA as presented in the table included in this Offering Memorandum correspond to the definition of Consolidated EBITDA used in the Senior Credit Facility and the definition of EBITDA used in the Existing Indenture governing the Existing Notes to test the permissibility of certain types of transactions, including debt incurrence. Neither EBITDA nor Adjusted EBITDA is a financial measure calculated in accordance with GAAP. Accordingly, they should not be considered in isolation or as substitutes for net (loss) income attributable to Delta Tucker Holdings, Inc. or other financial measures prepared in accordance with GAAP.

Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies. When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDA and Adjusted EBITDA, (ii) whether EBITDA and Adjusted EBITDA have remained at positive levels historically, and (iii) how EBITDA and Adjusted EBITDA compare to our debt outstanding. The non-GAAP measures of EBITDA and Adjusted EBITDA do have certain limitations. They do not include interest expense, which is a necessary and ongoing part of our cost structure resulting from the incurrence of debt. EBITDA and Adjusted EBITDA also exclude tax, depreciation and amortization expenses. Because these are material and recurring items, any measure, including EBITDA and Adjusted EBITDA, which excludes them has a material limitation. To mitigate these limitations, we have policies and procedures in place to identify expenses that qualify as interest, taxes, loss on debt extinguishments and depreciation and amortization and to approve and segregate these expenses from other expenses to ensure that EBITDA and Adjusted EBITDA are consistently reflected from period to period. Our calculation of EBITDA and Adjusted EBITDA may vary from that of other companies. Therefore, our EBITDA and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA do not give effect to the cash we must use to service our debt or pay income taxes and thus does not reflect the funds generated from operations or actually available for capital investments.

WHERE YOU CAN FIND ADDITIONAL INFORMATION AND INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

DynCorp International is incorporating by reference the information Holdings files with the SEC into this Offering Memorandum, which means that DynCorp International is disclosing important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Offering Memorandum. Holdings is a holding company with no direct operations and no significant assets other than ownership of 100% of the stock of DynCorp International. DynCorp International incorporates by reference into this Offering Memorandum the documents listed below (other than any portions thereof, which under the Exchange Act, and applicable SEC rules are not deemed “filed” under the Exchange Act), which were filed by Holdings with the SEC:

•	Holdings’ Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016 (the “2015 Annual Report”); and

•	Holdings’ Current Report on Form 8-K filed on May 2, 2016 (to the extent filed).

DynCorp International is also incorporating by reference any future filings Holdings makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (including Holdings’ Quarterly Report on Form 10-Q for the period ended March 25, 2016 (the “2016 First Quarter Form 10-Q”), expected to be filed on or around May 9, 2016), after the date of this Offering Memorandum and prior to the expiration or termination of the Exchange Offer, except that, unless otherwise indicated, DynCorp International is not incorporating any information under Item 2.02 or Item 7.01 (including exhibits incorporated by reference under such Items) of any Current Report on Form 8-K or other information “furnished” to the SEC. Any statement contained in this Offering Memorandum or in a document (or part thereof) incorporated or considered to be incorporated by reference in this Offering Memorandum shall be considered to be modified or superseded for purposes of this Offering Memorandum to the extent that a statement contained in this Offering Memorandum or in any other subsequently filed document (or part thereof) which is or is considered to be incorporated by reference in this Offering Memorandum modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Offering Memorandum.

Holdings reports the results of its operations using a basis where each quarterly period ends on the last Friday of the calendar quarter, except for the fourth quarter of the fiscal year, which ends on December 31. Incorporated by reference in this Offering Memorandum, and included in the Form 10-K filed with the SEC are Holdings’ audited consolidated statements of operations, consolidated statements of comprehensive loss and the related statements of (deficit) equity and cash flows for the years ended December 31, 2015, December 31, 2014 and December 31, 2013. The audited consolidated balance sheets are included for the periods as of December 31, 2015 and December 31, 2014.

Copies of this Offering Memorandum, the Letter of Transmittal, related documents and each of the documents incorporated by reference in this Offering Memorandum (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference in that filing) may be obtained at no cost, by contacting the Information and Exchange Agent at its telephone number set forth on the back cover of this Offering Memorandum or by writing or calling DynCorp International at the following address and telephone number:

DynCorp International Inc.

1700 Old Meadow Road

McLean, VA 22102

Attention: Brendan Burke

Phone: 817-224-7742

Copies of the filings made by Holdings with the SEC that are incorporated by reference in this Offering Memorandum are also available on our website at http://ir.dyn-intl.com/sec.cfm. Except for those documents expressly incorporated by reference herein, the contents of our website are not incorporated by reference herein or otherwise a part of this Offering Memorandum.

In addition, you may read and copy any document Holdings files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Holdings’ filings are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym “EDGAR,” and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

ASSISTANCE AND ADDITIONAL INFORMATION

Any questions or requests for assistance concerning the terms of the Exchange Offer or the Consent Solicitation may be directed to DynCorp International at its address and telephone number set forth on the back cover of this Offering Memorandum. For procedural or administrative questions regarding how to validly tender or validly withdraw your Existing Notes, you may contact the Information and Exchange Agent at its address and telephone number set forth on the back cover of this Offering Memorandum. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and the Consent Solicitation.

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IMPORTANT DATES

Please take note of the following important dates and times in connection with the Exchange Offer and Consent Solicitation. Subject to the terms of the Support Agreement (as defined herein), DynCorp International reserves the right to extend any of these dates, and consequently, the following dates are subject to change.

Dates Relating to the Exchange Offer and Consent Solicitation
	Date and Time	Event
Early Delivery Time	5:00 p.m., New York City time, on the later of (1) the fifth business day following the date that Holdings files its First Quarter 2016 Form 10-Q and (2) May 13, 2016.

The deadline for holders to validly tender their Existing Notes and deliver Consents to the Proposed Amendments to receive the Total Offer Consideration.

No Consents may be delivered after the Early Delivery Time. Promptly following the Early Delivery Time, if the Requisite Consents (as defined herein) are delivered with respect to the Existing Notes, DynCorp International and the Trustee will enter into the Supplemental Indenture (as defined herein) to give effect to the Proposed Amendments, but the Supplemental Indenture will not become operative until we consummate the Exchange Offer for the Existing Notes.

Withdrawal Deadline	5:00 p.m., New York City time, on the date of the Early Delivery Time.	The deadline for holders that validly tendered their Existing Notes to validly withdraw tenders of their Existing Notes (and revoke related Consents delivered in respect of the Proposed Amendments).
Expiration Time	5:00 p.m., New York City time, June 10, 2016.

The deadline for holders to validly tender their Existing Notes in the Exchange Offer (and, for tenders received after the Early Delivery Time, the deadline for holders to receive the Exchange Offer Consideration).

Settlement Date	Promptly after the Expiration Time, expected to be within three business days after the Expiration Time.	The date on which New Notes will be issued to holders and the Cash Amount will be paid in exchange for Existing Notes accepted in the Exchange Offer.

SUMMARY

The following summary highlights information from this Offering Memorandum and may not contain all of the information that is important to you. You should read the entire Offering Memorandum carefully and in its entirety, including the matters discussed in the sections entitled “Risk Factors” in this Offering Memorandum and in the 2015 Annual Report, which is incorporated by reference in this Offering Memorandum, and the detailed information and financial statements included or incorporated by reference in this Offering Memorandum, before making a decision to participate in the Exchange Offer.

Except as otherwise indicated or unless the context otherwise requires, (a) the terms “Holdings,” “we,” “us,” “our,” and “Company” refer to Delta Tucker Holdings, Inc. and its consolidated subsidiaries, including DynCorp International, which is a direct, wholly owned subsidiary of Holdings, and (b) the term “DynCorp International” refers to DynCorp International Inc.

Company Overview

We are a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on approximately seven decades of experience as a trusted partner to commercial, government and military customers, we provide sophisticated aviation solutions, law enforcement training and support, base and logistics operations, intelligence training, rule of law development, construction management, international development, ground vehicle support, counter-narcotics aviation, platform services and operations and linguist services.

Our customers include the DoD, the U.S. Department of State (“DoS”), foreign governments, commercial customers and certain other U.S. federal, state and local government departments and agencies. Revenue from the U.S. government accounted for approximately 93%, 94% and 96% of total revenue for the years ended December 31, 2015, December 31, 2014, and December 31, 2013, respectively. Our contracts’ revenue and percentage of total revenue from the U.S. government may fluctuate from year to year. These fluctuations can be due to contract length or contract structure, such as with IDIQ type contracts. IDIQ type contracts are often awarded to multiple contractors and provide the opportunity for awarded contractors to bid on task orders issued under the contract.

We have two operating and reporting segments: DynAviation and DynLogistics. The DynAviation and DynLogistics segments operate principally within a regulatory environment subject to governmental contracting and accounting requirements, including Federal Acquisition Regulations, Cost Accounting Standards (“CAS”) and audits by various U.S. federal agencies. See Note 11 to the consolidated financial statements included in the 2015 Annual Report, incorporated by reference in this Offering Memorandum, for further discussion of segments. Prior to August 2014, we had a DynGlobal segment, which has been realigned into a business development initiative focused on achieving our global growth objectives for DynAviation and DynLogistics. We continue to use the “DynGlobal” name as a brand to pursue international and commercial business.

A description of each of our Reportable Segments is discussed further below.

DynAviation

This segment provides worldwide maintenance of aircraft fleet and ground vehicles, which includes logistics support on aircraft and aerial firefighting services, weapons systems, and related support equipment to the DoD, other U.S. government agencies and direct contracts with foreign governments. This segment also provides foreign assistance programs to help foreign governments improve their ability to develop and implement national strategies and programs to prevent the production, trafficking and abuse of illicit drugs. The

INL Air Wing and T-6 Contractor Operated and Maintained Base Supply (“T-6 COMBS”) programs are two of the most significant programs in the DynAviation segment. The INL Air Wing program supports governments in multiple Latin American countries and provides support and assistance with interdiction services in Afghanistan. This program also provides intra-theater transportation services for DoS personnel throughout Iraq and Afghanistan. Under the T-6 COMBS contract, the U.S. Air Force contracts the Company to perform support services for the T-6A and T-6B aircraft. For a discussion of the recent events related to the recompete for the INL Air Wing contract, see “—Recent Developments.”

DynLogistics

This segment provides best-value mission readiness to its customers through total support solutions including conventional and contingency logistics, operations and maintenance support, platform modification and upgrades, supply chain management and training, security and full spectrum intelligence mission support services. The LOGCAP IV and War Reserve Materiel II (“WRM II”) contracts are the most significant contracts within this segment. Under the LOGCAP IV program, which we perform under a single IDIQ contract, the U.S. Army contracts for us to perform selected services, operations and maintenance, engineering as well as construction and logistics predominately in the Middle East Theater to augment the U.S. Army, the U.S. Marine Corps and North Atlantic Treaty Organization forces and to release military units from combat service support missions or to fill the U.S. military resource shortfalls. Under the WRM II contract, the U.S. Air Force contracts the Company to perform, out-load, and reconstitute the pre-positioned war reserve materiel in the U.S. Air Force Central Command Area of Responsibility as well as maintenance services on ground support equipment vehicles.

DynLogistics supports U.S. foreign policy and international development priorities by assisting in the development of stable and democratic governments, implementing anti-corruption initiatives and aiding the growth of democratic public and civil institutions. This segment also provides base operations support, engineering, supply and logistics, pre-positioned war reserve materials, facilities, marine maintenance services, program management services primarily for ground vehicles and contingency response on a worldwide basis. These services are provided to U.S. government agencies in both domestic and foreign locations, foreign government entities and commercial customers.

About Holdings

Holdings was incorporated in the state of Delaware on April 1, 2010. On July 7, 2010, DynCorp International completed a merger with Delta Tucker Sub, Inc., a wholly owned subsidiary of Holdings. Pursuant to the Agreement and Plan of Merger dated as of April 11, 2010, Delta Tucker Sub, Inc. merged with and into DynCorp International, with DynCorp International becoming the surviving corporation and a wholly-owned subsidiary of Holdings.

Holdings was formed for the purpose of acquiring DynCorp International and had immaterial assets and virtually no operations prior to the merger on July 7, 2010, except for the costs associated with acquiring DynCorp International. Holdings remains the holding company of DynCorp International. DynCorp International wholly owns DynCorp International, LLC, which functions as the operating company.

Our Equity Sponsor

Cerberus Capital Management, L.P.

All of our common stock is indirectly owned by funds and/or managed accounts that are affiliates of Cerberus Capital Management, L.P., a private investment firm (“Cerberus”). Established in 1992, Cerberus is one of the world’s leading private investment firms with over $29 billion under management in funds and accounts. Through its team of investment and operations professionals, Cerberus specializes in providing both financial resources and operational expertise to help transform companies into industry leaders for long-term success and value creation. Cerberus holds controlling or significant minority interests in companies around the world.

Refinancing Transactions

The Exchange Offer and Consent Solicitation represent elements of a comprehensive refinancing of our outstanding secured and unsecured indebtedness to extend our debt maturity profile. As of December 31, 2015, our debt was comprised of (i) $455.0 million of Existing Notes and (ii) $187.3 million of term loan principal under the Senior Credit Facility. The Senior Credit Facility also contains a $144.8 million Existing Revolving Credit Facility under which we had no outstanding borrowings as of December 31, 2015. As of December 31, 2015, the available borrowing capacity under the Senior Credit Facility was approximately $102.2 million, which amount takes into account $42.6 million in issued letters of credit available under the Senior Credit Facility. See Note 7 to the consolidated financial statements included in the 2015 Annual Report, incorporated by reference in this Offering Memorandum, for a further discussion of our Senior Credit Facility.

Our ability to repay, amend or to refinance our Senior Credit Facility maturing on July 7, 2016, or our other debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. Cash generated by operations and borrowings available under our Senior Credit Facility are our primary sources of short-term liquidity. Our cash flow from operations is heavily dependent upon billing and collection of our accounts receivable. Significant events, such as the continuation by the U.S. Government to reduce the DoD Operations and Maintenance budget or its reduction of funding for DoS initiatives in which we participate, a failure by the U.S. Government, due to budgetary considerations, to sustain the troops in Afghanistan, a future government shutdown, further cuts mandated by sequestration or any other limitations in collections as well as significant future losses on any of our contracts, all could materially impact our liquidity and our ability to fund our working capital needs. In light of these events, we may not be able to maintain a level of cash flows from operating activities sufficient to permit us to repay the Senior Credit Facility by the maturity date or to pay principal or interest on our other outstanding indebtedness. See “Risk Factors—Risks Related to our Business—We may not be able to generate sufficient cash to service all of our indebtedness, including the Senior Credit Facility and the Senior Unsecured Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.”

Management’s cash flow projections indicate that absent a refinancing transaction or series of transactions, we will be unable to pay the principal and accumulated unpaid interest on the Senior Credit Facility and Existing Notes when those instruments mature on July 7, 2016 and July 1, 2017, respectively. Our liabilities exceed our assets and we do not have sufficient cash flow from operating activities to repay the Senior Credit Facility and Existing Notes at maturity. Our history of continuing losses, our financial position, and the substantial liquidity needs we face, could make refinancing our debt more difficult and expensive and raises substantial doubt about our ability to continue as a going concern. The independent registered public accounting firm that audited our financial statements for the year ended December 31, 2015, included an explanatory paragraph in its audit report regarding our ability to continue as a going concern. The Company’s Senior Credit Facility requires that the Company’s annual financial statements include a report from its independent registered public accounting firm without a qualification as to the Company’s ability to continue as a going concern (the “Financial Statement Report Requirement”). The Company obtained approval from the required lenders under its Senior Credit Facility to waive the Financial Statement Report Requirement until April 30, 2016, in order to provide additional time to address its upcoming debt maturities.

As a result of these factors, we are engaging in a comprehensive refinancing of our secured and unsecured indebtedness (the “Refinancing Transactions”), which includes the Exchange Offer and Consent Solicitation as well as the entry by the Company on April 30, 2016, into Amendment No. 5 and Waiver to the Senior Credit Facility among DynCorp International, Holdings, the other guarantors party thereto, the lenders party thereto, the Agent and the other parties thereto (such credit agreement, as amended, amended and restated, supplemented or otherwise modified immediately prior to Amendment No. 5, the “Existing Credit Agreement” and as amended and restated pursuant to Amendment No. 5, the “New Senior Credit Facility”).

Pursuant to the New Senior Credit Facility, required lenders under the Senior Credit Facility agreed to waive Holdings’, DynCorp International’s and their subsidiaries’ obligation to comply with the Financial Statement Report Requirement until the earlier of the effectiveness of the New Senior Credit Facility (at which time the waiver of the Financial Statement Report Requirement for the fiscal year ended December 31, 2015 would become permanent (the “Permanent Waiver”)) and June 30, 2016 (the “Senior Credit Facility Waiver”) in order to provide the necessary time to complete the Refinancing Transactions. If the Refinancing Transactions are not consummated by June 30, 2016 and we do not obtain approval from the lenders under the Senior Credit Facility to extend the Senior Credit Facility Waiver, the Company will be in default under the Senior Credit Facility on July 1, 2016 and would not have the benefit of any cure period. See “Risk Factors—Risks Related to our Business—There is substantial doubt about our ability to continue as a going concern absent consummation of the Refinancing Transactions.” During the effectiveness of the Senior Credit Facility Waiver, unless the effectiveness of the New Senior Credit Facility has occurred, the aggregate amount of outstanding revolving loans and letters of credit may not exceed 50% of the aggregate revolving credit commitments under the Senior Credit Facility. In addition, during the waiver period, any proceeds of revolving loans may only be used for working capital purposes and in the ordinary course of business for other general corporate purposes. The Company may not use the proceeds of revolving loans for dividends, prepayments of any junior debt or acquisition financing.

The New Senior Credit Facility is operative and in effect with respect to the Senior Credit Facility Waiver described above as well as in respect of the commitment by certain of the revolving lenders party to the New Senior Credit Facility related to the Extended Revolving Credit Facility and the commitment by certain of the Supporting Holders related to the New Term Loan Facility, each as described below. Upon the consummation of the Exchange Offer, and subject to the fulfillment of certain additional conditions, all of the provisions of the New Senior Credit Facility, including the Permanent Waiver and the following provisions, will become operative and in effect:

•	the extension of the maturity of the revolving credit facility (the “Existing Revolving Credit Facility”) under the Senior Credit Facility (the “Extended Revolving Credit Facility”) from July 7, 2016 to July 7, 2019 (provided that if on May 8, 2017, any Existing Notes are outstanding, unless the maturity date of all Existing Notes is extended to a date that is at least 91 days after July 7, 2020, the maturity date of the Extended Revolving Credit Facility will be May 8, 2017) in respect of certain lenders thereunder that consent to such extension. Under the New Senior Credit Facility the Company will reduce the commitments of lenders under the Extended Revolving Credit Facility by 20% on June 24, 2016 (or if the effective date of the New Senior Credit Facility occurs after June 24, 2016, on the effective date of the New Senior Credit Facility), unless such lender declines such reduction;

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the issuance of a new term loan facility (the “New Term Loan Facility”) under the New Senior Credit Facility to refinance the term loan facility under the Senior Credit Facility, in the principal amount of $207.3 million, which New Term Loan Facility will mature on July 7, 2020 (provided that if on May 8, 2017, any Existing Notes are outstanding, unless the maturity date of all Existing Notes is extended to a date that is at least 91 days after July 7, 2020, the maturity date of the New Term Loan Facility will be May 8, 2017). The New Term Loan Facility will bear interest at an annual interest rate of LIBOR + 600 bps (with a 1.75% LIBOR floor). The Supporting Holders that commit to fund the New Term Loan

Facility will receive a fee in the amount of 700 bps, which fee will be reflected as original issue discount in the balance of the New Term Loan Facility;

•	the conversion by certain funds of their extended commitment under the Extended Revolving Credit Facility of approximately $10.2 million (after giving effect to a reduction of the extended commitments of such funds by 20% on the effective date of the New Senior Credit Facility) into a new term loan under the New Term Loan Facility in a principal amount of approximately $11.0 million upon the funding of new term loans under the New Term Loan Facility of approximately $10.2 million in cash to DynCorp International (after giving effect to the fee in the amount of 700 bps) (the “Partial Revolving Credit Facility Conversion”); and

•	DynCorp International may from time to time increase the Extended Revolving Credit Facility in an aggregate principal amount not to exceed $15.0 million (an “Incremental Facility”) provided by and at the discretion of certain non-debt fund affiliates that are controlled by Cerberus (a “Cerberus Revolving Lender”). An Incremental Facility requires only the consent of the Cerberus Revolving Lenders that agree to participate in the Incremental Facility and shall rank pari passu with, and be on the same terms as, the Extended Revolving Credit Facility.

See “Description of Other Indebtedness” for further information regarding the terms of the New Senior Credit Facility, including the New Term Loan Facility and the Extended Revolving Credit Facility.

Cerberus Investment

As part of the Refinancing Transactions, on April 30, 2016, DynCorp Funding LLC, a limited liability company managed by Cerberus, delivered to us a commitment letter (the “Cerberus Investment Commitment Letter”) to provide $30.0 million (the “Cerberus Investment”) of third lien secured loans (the “Cerberus 3L Notes”) upon satisfaction of certain conditions, including consummation of the Exchange Offer.

In order to sell our services in new geographic markets and diversify our customer base beyond our traditional customers, we have formed a Global Advisory Group to locate new business opportunities (the “Global Advisory Group”). If the Refinancing Transactions are successfully completed, Cerberus will fund the Global Advisory Group for up to a two-year period through the $30.0 million Cerberus 3L Notes. The Global Advisory Group will focus on expanding beyond our traditional base to develop new business contracts with foreign governments and commercial customers (which accounted for approximately 7% of our revenues in 2015). We have expanded our team of internal advisors to include persons with the additional skills and experience that will better position us to take advantage of these new business opportunities. We believe that over the long term, the Global Advisory Group will help us access more potential clients and thereby grow our business.

However, there can be no assurance we will realize the expected benefits of the Global Advisory Group or be successful in new markets in the near-term or at all. See “Risk Factors—Risks Related to Our Business—Our new Global Advisory Group may not succeed in helping us sell services in new markets and diversify our customer base.”

We expect the Cerberus 3L Notes will (i) have an interest rate per annum of 5.00%, payable in kind on a quarterly basis, (ii) have a maturity date on the tenth anniversary of the funding of the Cerberus 3L Notes, (iii) be subordinated in right of payment to the New Senior Credit Facility and the New Notes pursuant to the terms of the Intercreditor Agreement (as defined below), (iii) be guaranteed by Holdings and DynCorp International’s subsidiaries that guarantee the facilities under the New Senior Credit Facility, and, in each case, such guarantees will be subordinated in right of payment to the guarantees by such entities of the New Senior Credit Facility and the New Notes, (iv) be secured, on a third priority basis, by the same collateral that secures the facilities under the New Senior Credit Facility and the New Notes, and (v) have such other terms as described elsewhere in this Offering Memorandum.

Until the repayment in full, in cash of the New Term Loan Facility and the New Notes occurs, the Cerberus 3L Notes will not be exchangeable into any other form of debt. Upon expiration of the Advisory Period, any unused amount of the Cerberus Investment will be retained by DynCorp International and added to its available cash balance. The New Term Loan Facility and the New Notes Indenture will provide that DynCorp International is not permitted to return any amount of the Cerberus Investment to Cerberus or any other equity holder, whether in the form of a dividend or otherwise. See “Description of Other Indebtedness—Cerberus 3L Notes” for further information regarding the Cerberus 3L Notes.

The consummation of each of the elements of the Refinancing Transactions is a condition to the Exchange Offer and vice versa.

Recent Developments

We have received a series of audit reports from the Defense Contract Audit Agency (“DCAA”) related to their examination of certain incurred, invoiced and reimbursed costs on the LOGCAP IV program. We have recently received two draft Form 1s from the DCAA questioning approximately $48.0 million and we believe more could be issued in the future. Over the past several years, we have been successful in working with the DCAA, the Defense Contract Management Agency (“DCMA”) and our customer in resolving matters included in Form 1s as well as other transmittals. Specific to the LOGCAP IV audit reports, we have provided responses to the DCAA that have articulated our position on each issue and have attempted to answer their questions and provide clarification of the facts to resolve the issues raised. We are currently in process of reviewing and responding to the draft Form 1s recently received. While we believe that if final Form 1s are received we will be successful in defending our position, there can be no guarantees that we will be able to address all their concerns or avoiding financial loss.

As previously disclosed in the 2015 Annual Report incorporated by reference in this Offering Memorandum, we have been engaged in a recompete process related to the INL Air Wing contract. As stated in the 2015 Annual Report, in October 2015 we received notification of a new competitive range decision that reinstated our proposal back into the competitive range for the recompete regarding services after October 2016.

Most recently, the DoS notified us that they have closed discussions and have requested our final proposal by May 4, 2016. If we do not win the recompete on the INL Air Wing contract, it would adversely affect our operating results, financial performance and cash flows. In addition, if the failure to win the recompete for the INL Air Wing contract results in a “Material Adverse Effect” as defined under the New Senior Credit Facility, then the lenders under the New Senior Credit Facility may not be required to fund their commitments under the Extended Revolving Credit Facility, or if such event occurs prior to the closing of the Exchange Offer, to fund the New Term Loan Facility. See “Risk Factors—Risks Related to our Business—Our U.S. government contracts may be terminated by the U.S. government at any time prior to their completion and contain other unfavorable provisions, which could lead to an unexpected loss of revenue and a reduction in backlog.

First Quarter 2016 Form 10-Q

Holdings expects to file with the SEC its First Quarter 2016 Form 10-Q on or around May 9, 2016, which will be incorporated by reference in this Offering Memorandum. The First Quarter 2016 Form 10-Q will contain unaudited condensed consolidated financial statements as of and for the period ended March 25, 2016, as well as other financial and operating information for this period. You are urged to consider the information contained in the First Quarter 2016 Form 10-Q along with the other information that is incorporated by reference in this Offering Memorandum. See “Where you Can Find Additional Information and Incorporation of Certain Documents by Reference.”

Risk Factors

Participating in the Exchange Offer and Consent Solicitation, and investment in the New Notes, involves substantial risk and uncertainties. See “Risk Factors” beginning on page 23 for a discussion of the factors you should consider before participating in the Exchange Offer and Consent Solicitation.

Additional Information

We are a Delaware corporation. Our principal executive offices are located at 1700 Old Meadow Road, McLean, VA 22102, and our telephone number is (571) 722-0210. We maintain an Internet site at http://www.dyn-intl.com. Our website address is provided as an inactive textual reference. Our website and the information contained on, accessible through or connected to that site, are not incorporated by reference in this Offering Memorandum.

Summary of the Exchange Offer and Consent Solicitation

The summary below describes the principal terms of the Exchange Offer and the Consent Solicitation. Certain of the terms and conditions described below are subject to important limitations and exceptions. See the “Description of the Exchange Offer and Consent Solicitation” and the “Proposed Amendments to the Existing Indenture” sections of this Offering Memorandum for a more detailed description of the terms and conditions of the Exchange Offer and the Consent Solicitation.

Offeror	DynCorp International Inc.

Existing Notes Subject to the Exchange Offer	10.375% Senior Notes due 2017. As of the date of this Offering Memorandum, $455.0 million aggregate principal amount of the Existing Notes were outstanding.

Purpose	The Exchange Offer and Consent Solicitation are elements of a comprehensive refinancing through the Refinancing Transactions, which are intended to extend the maturities of our indebtedness. Currently, our Senior Credit Facility matures on July 7, 2016 and the Existing Notes mature on July 1, 2017.

Eligibility of Holders to Participate	Each of the Exchange Offer and the Consent Solicitation is being made, and the New Notes are being offered and may be issued, to all holders of Existing Notes.

The Exchange Offer	Upon the terms and subject to the conditions set forth in this Offering Memorandum and the accompanying Letter of Transmittal, DynCorp International is offering in exchange for each $1,000 principal amount of Existing Notes validly tendered (and not validly withdrawn) and accepted by DynCorp International:

(1) at or prior to the Early Delivery Time, the “Total Offer Consideration” consisting of (i) the Pro Rata Cash Payment and (ii) a principal amount of New Notes equal to $1,000 less the Pro Rata Cash Payment; and

(2) after the Early Delivery Time and at or before the Expiration Time, the “Exchange Offer Consideration” consisting of (i) the Pro Rata Cash Payment and (ii) a principal amount of New Notes equal to $970 less the Pro Rata Cash Payment.

Holders will not be able to make an election between New Notes and cash. The amount of New Notes and cash that a holder will receive depends on the principal amount of Existing Notes that participate in the Exchange Offer.

Prior to the Early Delivery Time, Holders may not tender Existing Notes without delivering Consents to the Proposed Amendments.

See “Description of the Exchange Offer and Consent Solicitation—Terms of the Exchange Offer” for more information.

Accrued and Unpaid Interest	Holders of Existing Notes that participate in the Exchange Offer will not receive accrued and unpaid interest at the Settlement Date. Instead, interest on the New Notes will accrue from January 1, 2016, which was the last date interest was paid on the Existing Notes. See “Description of the New Notes—Principal, Maturity and Interest.”

The Consent Solicitation	DynCorp International is also soliciting the Consents from holders of Existing Notes to the Proposed Amendments to the Existing Indenture governing the Existing Notes. By tendering Existing Notes in the Exchange Offer prior to the Early Delivery Time, you will be deemed to have consented to the Proposed Amendments. If you validly tender Existing Notes in the Exchange Offer prior to the Early Delivery Time, you will receive the Total Offer Consideration for Existing Notes accepted in the Exchange Offer.

You may not deliver a Consent to the Proposed Amendments without also tendering your Existing Notes in the Exchange Offer prior to the Early Delivery Time. Any Consent purporting to consent to the Proposed Amendments only in part will be deemed to constitute a valid delivery of a Consent as to all of the Proposed Amendments.

See “Description of the Exchange Offer and Consent Solicitation—Consent Solicitation” for more information.

Proposed Amendments	The Proposed Amendments would eliminate substantially all of the restrictive covenants and certain events of default in the Existing Indenture governing the Existing Notes. See “Proposed Amendments to the Existing Indenture.”

Promptly following the Early Delivery Time, if the Requisite Consents are delivered with respect to the Existing Notes, DynCorp International and the Trustee will enter into a Supplemental Indenture to give effect to the Proposed Amendments upon the consummation of the Exchange Offer, but the Supplemental Indenture will not become operative until we consummate the Exchange Offer for the Existing Notes. If the Proposed Amendments are adopted, the Existing Notes that are not exchanged in the Exchange Offer will remain outstanding, but will be subject to the Existing Indenture as modified by the Supplemental Indenture.

Requisite Consents	The consent of holders of a majority in aggregate principal amount of the outstanding Existing Notes (not including Existing Notes held by DynCorp International, any Guarantor or by any of their affiliates, of which to our knowledge there are none) is required to approve the Proposed Amendments to the Existing Notes.

Pursuant to the Support Agreement, the Supporting Holders have agreed to validly tender approximately 69% of the outstanding aggregate principal amount of Existing Notes now held by them or acquired by them prior to the Expiration Time and deliver Consents in connection with the Consent Solicitation at or prior to the Early Delivery Time, subject to certain conditions. See “Description of the Exchange Offer and Consent Solicitation—Support Agreement.” Subject to the terms and conditions of the Support Agreement, if the Supporting Holders deliver their Consents as expected, the Company will receive the Requisite Consents.

Early Delivery Time	5:00 p.m., New York City time, on the later of (1) the fifth business day following the date that Holdings files its First Quarter 2016 Form 10-Q and (2) May 13, 2016, unless extended by DynCorp International. Holders must validly tender their Existing Notes and deliver Consents to the Proposed Amendments to receive the Total Offer Consideration by the Early Delivery Time. No Consents may be delivered after the Early Delivery Time.

Withdrawal Deadline	5:00 p.m., New York City time, on the date of the Early Delivery Time, unless extended by DynCorp International. Holders that have validly tendered their Existing Notes may withdraw tenders of their Existing Notes (and revoke related Consents delivered in respect of the Proposed Amendments) before the Withdrawal Deadline. After the Withdrawal Deadline, Consents may not be revoked and tenders of Existing Notes may not be withdrawn.

Expiration Time	The Exchange Offer will expire at 5:00 p.m., New York City time, on June 10, 2016, unless extended by DynCorp International. As of the date of this Offering Memorandum, DynCorp International does not intend to extend the Expiration Time.

Settlement Date	If all conditions to the Exchange Offer have been satisfied or waived, DynCorp International plans to issue the New Notes and pay the Cash Amount promptly following the Expiration Time, which Settlement Date is expected to be the third business day following the Expiration Time.

Withdrawal of Tenders and Revocation of Consents	Holders may withdraw the tender of their Existing Notes and thereby revoke delivery of their Consent to the Proposed Amendments at any time prior to the Withdrawal Deadline by delivering a written notice of withdrawal (or a Request Message (as hereinafter defined)) to the Information and Exchange Agent in conformity with the procedures set forth in “Description of the Exchange Offer and Consent Solicitation—Withdrawal of Tenders and Revocation of Consents.” Any holder who validly withdraws previously tendered Existing Notes and does not re-tender such Existing Notes (and deliver its Consent) prior to the Early Delivery Time will not receive the Total Offer Consideration for such Existing Notes.

Conditions to the Exchange Offer	Consummation of the Exchange Offer is conditioned upon the satisfaction or waiver of the conditions described under “Description of the Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation.” Among other things, the offer is conditioned upon the fulfillment of the Minimum Condition and the consummation of the elements of the Refinancing Transactions. These conditions are for DynCorp International’s benefit and may be asserted by DynCorp International or may be waived by DynCorp International at any time and from time to time, subject to the terms of the Support Agreement.

Amendment and Termination	DynCorp International has the right to terminate or withdraw the Exchange Offer at any time and for any reason, including if the conditions to the Exchange Offer are not met by the Expiration Time. DynCorp International reserves the right, subject to applicable law and the Support Agreement, (i) to waive any and all of the conditions of the Exchange Offer on or prior to the Expiration Time, in whole or in part, and (ii) to amend the terms of the Exchange Offer. In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated on or prior to the Expiration Time, no consideration will be paid or become payable to holders who have properly tendered their Existing Notes pursuant to the Exchange Offer and Consent Solicitation. In any such event, the Existing Notes previously tendered pursuant to the Exchange Offer and Consent Solicitation will be promptly returned to the tendering holders and the Proposed Amendments will not become effective. If the Exchange Offer and Consent Solicitation are amended in a manner determined by DynCorp International to constitute a material change, DynCorp International will promptly disclose such amendment in a manner reasonably calculated to inform holders of the Existing Notes of such amendment and extend the period of the Exchange Offer or, if applicable, such Consent Solicitation. See “Description of the Exchange Offer and Consent Solicitation—Early Delivery Time; Withdrawal Deadline; Expiration Time; Extensions; Amendments; Termination.”

Procedures for Tendering	See “Description of the Exchange Offer and Consent Solicitation—Procedures for Tendering Existing Notes and Delivering Consents” for a description of the procedures to validly tender Existing Notes in the Exchange Offer. For further information, contact the Information and Exchange Agent or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Special Procedures for Beneficial Owners

If a holder is a beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and such holder wishes to tender its Existing Notes in the Exchange Offer, it should promptly contact the person in whose name the Existing Notes are registered and instruct that person to tender on its behalf. If such holder wishes to tender the Existing Notes on its own behalf, prior to completing and executing the applicable Letter of Transmittal and delivering its Existing Notes, it must either make appropriate arrangements to register ownership of the Existing Notes in its name or obtain a properly completed bond power from the person in whose name the Existing Notes are registered.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Exchange Offer. Accordingly, beneficial owners wishing to participate in the Exchange Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the time by which such owner must take action in order to participate.

Consequences of Failure to Tender	Consummation of the Exchange Offer and Consent Solicitation and the effectiveness of the Proposed Amendments may have adverse consequences to non-tendering holders of Existing Notes. If the Proposed Amendments are adopted, the non-tendering holders of the Existing Notes will no longer be entitled to the benefit of substantially all of the restrictive covenants and certain events of default presently contained in the Existing Indenture. In addition, claims of holders with respect to any Existing Notes not tendered in the Exchange Offer will be effectively subordinated to claims of holders with respect to any New Notes to the extent of the value of the collateral securing the New Notes. Additionally, the limited trading markets for the Existing Notes not tendered in the Exchange Offer could become even more limited or nonexistent due to the reduction in the amount of the Existing Notes outstanding after the consummation of the Exchange Offer and this could negatively impact the trading price of such remaining Existing Notes.

For a description of the consequences of failing to tender your Existing Notes, see “Risk Factors— Risks to Non-Tendering Holders in the Exchange Offer and Consent Solicitation.”

Use of Proceeds	DynCorp International will not receive any cash proceeds from the Exchange Offer. The Existing Notes tendered in connection with the Exchange Offer will be retired and cancelled and will not be reissued.

Support Agreement

Pursuant to the Support Agreement, the Supporting Holders have agreed to validly tender approximately 69% of the outstanding aggregate principal amount of Existing Notes now held by them or acquired by them prior to the Expiration Time and deliver Consents in connection with the Consent Solicitation at or prior to the Early Delivery Time, subject to certain conditions. The Supporting Holders have certain approval rights with respect to modifications to certain terms of the Exchange Offer. Unless otherwise agreed by the Supporting Holders, DynCorp International and Holdings, if the Exchange Offer is terminated and not otherwise consummated, the Support Agreement will terminate at the earliest to occur of a Termination Event (as defined herein), the Outside Date (as defined herein) or upon the breach in any material respect of a representation, covenant or obligation contained in the Support Agreement by DynCorp International or Holdings that remains uncured for 10 days after the delivery of a written notice of termination by the Requisite Supporting Holders (as defined herein). See “Description of the Exchange Offer and Consent Solicitation—Support Agreement.”

Registration of Securities	The Exchange Offer is being made, and the New Notes are being offered and issued, in reliance on the exemption from the registration requirements of the Securities Act provided under Section 3(a)(9) of the Securities Act and the exemption from the registration requirements of state securities laws and regulations provided under Section 18(b)(4)(D) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the Staff of the SEC, the New Notes received in exchange for the Existing Notes tendered pursuant to the Exchange Offer will have the same characteristics of the Existing Notes as to their transferability and will be freely transferable without registration under the Securities Act and without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act).

The New Notes issued pursuant to this Exchange Offer to a holder of Existing Notes who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 or another exemption from registration under the Securities Act, and the holding period of Existing Notes tendered by such recipients can be tacked to the New Notes received in exchange for the Existing Notes for the purpose of satisfying the holding period requirements of Rule 144. None of the Existing Notes are held by any of our officers, directors or affiliates. Accordingly, we do not anticipate that any of our officers, directors or affiliates will participate in the Exchange Offer.

DynCorp International has not made any arrangements for and has no understanding with any broker, dealer, salesperson, agent or any other person regarding the solicitation or recommendation of tenders hereunder and has no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any such person. No broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer.

Fees and Expenses

The expenses of soliciting tenders of the Existing Notes and Consents for the Proposed Amendments to the Existing Indenture will be borne by DynCorp International. Tendering holders of Existing Notes will not be required to pay any fee or commission to DynCorp International or the Information and Exchange Agent in connection with the Exchange Offer or the Refinancing Transactions. However, if your Existing Notes are held through a broker, dealer, commercial bank, trust company or other nominee that tenders the Existing Notes on your behalf, your broker or nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

No Recommendation	None of DynCorp International, Holdings, the Supporting Holders, the Trustee, the New Notes Trustee, the Information and Exchange Agent or any of their respective affiliates make any recommendation as to whether any holder of Existing Notes should exchange Existing Note for New Notes in the Exchange Offer or deliver any Consents with respect thereto, and none of them has authorized any person to make any such recommendation. Holders are urged to carefully evaluate all information in this Offering Memorandum and all documents incorporated herein by reference, and the accompanying Letter of Transmittal, consult their own investment and tax advisors and make their own decisions about whether to tender Existing Notes (and deliver Consents), and, if they wish to tender Existing Notes (and deliver Consents), the principal amount of Existing Notes to tender.

Risk Factors	You should carefully consider the risk factors beginning on page 23 of this Offering Memorandum before you decide whether to participate in the Exchange Offer and Consent Solicitation.

Taxation	For a summary of the material U.S. federal income tax consequences of the Exchange Offer and the Consent Solicitation, see “Certain U.S. Federal Income Tax Consequences.”

Information and Exchange Agent	D.F. King & Co., Inc. is the Information and Exchange Agent for the Exchange Offer. Its address and telephone numbers are listed on the back cover page of this Offering Memorandum.

If you would like additional copies of this Offering Memorandum and other information incorporated by reference in this Offering Memorandum, please contact either the Information Agent and Exchange Agent or DynCorp International. See “Where You Can Find Additional Information and Incorporation of Certain Documents by Reference.”

Assistance and Additional Information	Any questions or requests for assistance concerning the terms of the Exchange Offer or the Consent Solicitation may be directed to DynCorp International at its address and telephone number set forth on the back cover of this Offering Memorandum. See “Assistance and Additional Information.” For procedural or administrative questions regarding how to validly tender or validly withdraw your Existing Notes, you may contact the Information and Exchange Agent at its address and telephone number set forth on the back cover of this Offering Memorandum. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and the Consent Solicitation.

Summary of New Notes

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See the “Description of the New Notes” section of this Offering Memorandum for a more detailed description of the terms and conditions of the New Notes.

Issuer	DynCorp International Inc.

New Notes	Up to $410.0 million aggregate principal amount of 11.875% Senior Secured Second Lien Notes due 2020.

The New Notes will be second-priority senior secured obligations of DynCorp International. For further information, see “—Ranking” below.

Maturity	The New Notes will mature on November 30, 2020, unless redeemed earlier as described under the heading “Description of the New Notes—Optional Redemption.”

Interest	Interest on the New Notes will accrue at the rate of 11.875% per annum, comprised of 10.375% per annum in cash and 1.500% per annum payable in kind (“PIK”).

The cash portion of the interest on the New Notes will be payable in cash and the PIK portion of interest on the New Notes will be payable in kind, each semi-annually in arrears on January 1 and July 1, commencing on July 1, 2016, and will accrue from January 1, 2016, which was the last date interest was paid on the Existing Notes.

Collateral	The New Notes and the guarantees of the New Notes will be secured by second-priority liens on the assets that secure DynCorp International’s and the guarantors’ obligations under the New Senior Credit Facility, subject to permitted liens and certain exceptions (including that pledges of capital stock or other securities of DynCorp International’s subsidiaries will be limited to the extent Rule 3-16 of Regulation S-X would require the filing of separate financial statements with the SEC for that subsidiary). With respect to the collateral, the indebtedness and obligations under the New Notes will have second-priority liens that will be junior in priority to the liens securing the New Senior Credit Facility pursuant to the terms of the Intercreditor Agreement (as defined below). See “Description of the New Notes—Security for the New Notes.”

Guarantees	The New Notes will be jointly and severally and fully and unconditionally guaranteed on a senior second-priority secured basis by Holdings and by each current and future domestic restricted subsidiary of DynCorp International that guarantees the New Senior Credit Facility, as described under the heading “Description of the New Notes—Guarantees.” Each of the guarantees will be a second-priority senior secured obligation of each guarantor.

Excluding the effect of intercompany transactions which are eliminated in consolidation, our non-guarantor subsidiaries accounted for approximately $0.6 million, or less than 1% of our consolidated revenues for the period ended December 31, 2015, and approximately $5.4 million, or less than 1%, of our total assets, and none of our total liabilities, in each case, as of December 31, 2015.

Optional Redemption	DynCorp International will be permitted to redeem the New Notes prior to July 1, 2017, in whole but not in part, at its option, at 100% of their principal amount, together with any accrued and unpaid cash interest and additional interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest (as defined herein) to but excluding the redemption date.

In addition, on or after July 1, 2017, the New Notes will be redeemable at the option of DynCorp International, in whole or in part, at any time and from time to time, upon not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid cash interest and additional interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest to but excluding the redemption date, if redeemed during the 12-month period commencing on July 1 of the years set forth below:

Period	Redemption Price
2017	106.00%
2018	103.00%
2019 and thereafter	100.00%

See “Description of the New Notes—Optional Redemption.”

Change of Control Offer	Upon the occurrence of specific kinds of change of control events (as described under “Description of the New Notes—Repurchase at the Option of Holders—Change of Control”) (unless we elect to redeem the New Notes at our option prior thereto), holders of New Notes will have the right to require DynCorp International to repurchase some or all of the New Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date.

Asset Sale Proceeds Offer	If DynCorp International sells certain assets without applying proceeds in a specified manner, holders of the New Notes will have the right to require DynCorp International to repurchase some or all of the New Notes at 100% of their face amount, plus accrued and unpaid interest to the repurchase date.

Acceleration Premium	If the New Notes are accelerated or otherwise become due and payable prior to their maturity, in each case, as a result of an event of default under the New Notes Indenture, on or after July 1, 2017, the amount of principal of, accrued and unpaid interest and premium on the New Notes that becomes due and payable will equal the redemption price plus accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest, applicable with respect to an optional redemption of the New Notes. If the New Notes are accelerated or otherwise become due and payable prior to their maturity, in each case, as a result of an event of default under the New Notes Indenture, at any time prior to July 1, 2017, the amount of principal of, accrued and unpaid interest and premium on the New Notes that becomes due and payable will equal 100% of the principal amount of the notes plus an “Acceleration Premium” plus accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest as described under “Description of the New Notes—Defaults.”

Ranking	The New Notes and the guarantees of the New Notes:

•	will be general senior secured obligations of DynCorp International and each guarantor and will have the benefit of a second-priority lien on the collateral;

•	will be effectively junior to any obligations of DynCorp International or such guarantor that are either (i) secured by a lien on the collateral that is senior or prior to the second priority liens securing the New Notes, including the first priority liens securing obligations under the New Senior Credit Facility, and potentially any permitted liens, or (ii) secured by assets that are not part of the collateral securing the New Notes, in each case, to the extent of the value of the assets securing such obligations;

•	will be effectively senior to any obligations of DynCorp International or such guarantor that are secured by a lien on the collateral that is junior to the second priority liens securing the New Notes, including the third priority liens securing the Cerberus 3L Notes, to the extent of the value of the assets securing such obligations;

•	will rank pari passu in right of payment with all existing and future indebtedness (including indebtedness under the New Senior Credit Facility) that is not subordinated in right of payment to the New Notes and the guarantees;

•	will be senior in right of payment to all present and future indebtedness of DynCorp International that is, by its terms, subordinated in right of payment to the New Notes;

•	will be effectively senior, together with any other permitted second lien obligations secured on an equal and ratable basis to all unsecured indebtedness of DynCorp International or such guarantor to the extent that the value of the collateral owned by DynCorp International or such guarantor exceeds the amount of first lien obligations; and

•	will be structurally subordinated to the indebtedness and other obligations of non-guarantors that do not guarantee the New Notes.

Because the New Notes will be secured by a lien on certain of our assets, and the Existing Notes not tendered in the offer are unsecured, the Existing Notes not exchanged will be effectively subordinated to the New Notes to the extent of the value of the collateral securing the New Notes.

Intercreditor Agreement	The collateral granted to secure (x) the New Notes and the guarantees on a second-priority basis, and (y) the Cerberus 3L Notes on a third-priority basis, will have also been granted to secure, on a first-priority basis, indebtedness under the Extended Revolving Credit Facility and the New Term Loan Facility. The relative priority of the liens afforded to the New Term Loan Facility (which shall be equal in priority to the Extended Revolving Credit Facility), New Notes and Cerberus 3L Notes will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) to be entered into by the collateral agent under the New Notes, the New Notes Trustee, the agent and the collateral agent under the New Senior Credit Facility and the lenders under the Cerberus 3L Notes (or a collateral agent on behalf of lenders thereunder).

For a description of the terms of the Intercreditor Agreement, see “Description of Notes—Security—Intercreditor Agreement.”

Certain Covenants	The New Notes Indenture will contain covenants that will limit, among other things, Holdings’, DynCorp International’s and the restricted subsidiaries’ ability to:

•	incur additional indebtedness;

•	pay dividends on its capital stock or repurchase our capital stock;

•	make investments in its affiliates;

•	create liens or use assets as security in other transactions;

•	merge, consolidate or transfer or dispose of substantially all of its assets;

•	engage in transactions with affiliates; and

•	sell certain assets or merge with or into other companies.

These covenants are subject to a number of important exceptions and qualifications.

In addition, the New Notes Indenture will (i) require that any principal to be paid on any Existing Notes that remain outstanding that were not tendered in the Exchange Offer may only be paid with the proceeds of new equity or new unsecured debt that is expressly subordinated to the New Notes (and such non-exchanged Existing Notes will not be permitted to be exchanged into secured obligations of any kind) and (ii) require the Company to make amortization payments of (x) $22.5 million principal amount of the New Term Loan Facility no later than the first anniversary of the effective date of the New Term Loan Facility, and (y) an additional $22.5 million principal amount of the New Term Loan Facility no later than the second anniversary of the effective date of the New Term Loan Facility, which amounts may be reduced as a result of the application of prepayments.

See “Description of the New Notes—Certain Covenants.”

Form and Denomination	The New Notes will be represented by one or more global notes, deposited with the New Notes Trustee as a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants. Interests in the global notes will be issued in minimum denominations of $1.00 and integral multiples of $1.00.

Absence of Public Market for the New Notes; No Listing	The New Notes will be a new issue of securities with no established trading market. DynCorp International is not required to list New Notes on any securities exchange.

Trustee and Collateral Agent	Wilmington Trust, National Association, the trustee under the Existing Indenture, will be the trustee and collateral agent for the New Notes under the New Notes Indenture.

Governing Law	The New Notes Indenture and the New Notes will be governed by New York law.

Summary Historical Consolidated Financial Data

The summary historical consolidated financial data as of and for the years ended December 31, 2015, December 31, 2014 and December 31, 2013 of Holdings have been derived from our audited consolidated financial statements and related notes included in the 2015 Annual Report, incorporated by reference in this Offering Memorandum. The summary historical consolidated financial data as of and for the years ended December 31, 2012 and December 30, 2011 of Holdings have been derived from our audited consolidated financial statements not incorporated by reference in this Offering Memorandum.

The following summary historical consolidated financial data should be read in conjunction with these financial statements, as well as the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2015 Annual Report . The following summary historical consolidated financial data does not reflect the significant impact the Refinancing Transactions will have on our capital structure, balance sheet and interest expense. See “Capitalization.”

	For the Years Ended
	December 31,				December 30,
	2015	2014	2013	2012	2011
	(in thousands)
Results of operations:
Revenue	$1,923,177	$2,252,309	$3,287,184	$4,044,275	$3,719,152
Cost of services	(1,721,679)	(2,072,865)	(2,987,253)	(3,698,932)	(3,408,842)
Selling, general and administrative expenses	(144,675)	(146,881)	(149,925)	(149,362)	(149,551)
Depreciation and amortization expense	(34,986)	(48,582)	(48,628)	(50,260)	(50,773)
Earnings from equity method investees	140	10,077	4,570	825	12,800
Impairment of equity method investment(1)	—	—	—	—	(76,647)
Impairment of goodwill, intangibles and long lived assets(2)	(96,696)	(214,004)	(312,728)	(50,633)	(33,768)

Operating (loss) income	(74,719	(219,946)	(206,780)	95,883	12,371
Interest expense	(68,824)	(70,783)	(78,826)	(86,272)	(91,752)
Loss on early extinguishment of debt, net	—	(1,362)	(703)	(2,094)	(7,267)
Interest income	110	21	157	117	205
Other income (expense), net	3,968	3,680	(810)	4,672	6,071
Benefit (Provision) for income taxes	8,672	20,570	37,461	(15,598)	20,941

Net loss	(130,793)	(267,620)	(249,501)	(3,292)	(59,431)
Noncontrolling interests	(1,809)	(2,160)	(4,235)	(5,645)	(2,625)

Net loss attributable to Delta Tucker Holdings, Inc.	$(132,602)	$(269,780)	$(253,736)	$(8,937)	$(62,056)

Cash flow data:
Net cash provided by operating activities	19,572	25,377	137,502	144,190	167,986
Net cash used in investing activities	(2,735)	(4,674)	(7,971)	(12,163)	(3,003)
Net cash used in financing activities	(2,059)	(97,544)	(77,461)	(83,457)	(147,315)

	For the Years Ended
	December 31,				December 30,
	2015	2014	2013	2012	2011
	(in thousands)
Balance sheet data (end of period):
Cash and cash equivalents	108,782	94,004	170,845	118,775	70,205
Total assets	789,930	982,487	1,499,921	1,970,716	2,014,421
Total indebtedness (including current portion)	642,272	642,272	732,272	782,909	872,909
Total (deficit) equity attributable to Delta Tucker Holdings, Inc.	(213,962)	(82,766)	183,785	437,542	447,966
Total (deficit) equity	(208,170)	(77,277)	189,660	445,754	453,152
Other financial data:
Purchases of property and equipment and software	4,734	10,343	10,346	8,118	4,887
Backlog(3)	3,042,000	3,331,000	3,980,000	5,278,000	5,745,000
EBITDA(4)	(35,306)	(170,081)	(162,249)	144,630	61,044
Adjusted EBITDA(4)	96,143	109,016	180,455	196,270	191,643

(1)	The Company recorded an impairment of our investment in Global Linguist Solutions (“GLS”) during the year ended December 30, 2011 in the amount of $76.6 million as a result of a loss in carrying value that was other than temporary.
(2)	The Company recorded impairment charges of $96.7 million, $214.0 million, $312.7 million, $50.7 million and $33.8 million for the years ended December 31, 2015, December 31, 2014, December 31, 2013, December 31, 2012 and December 30, 2011, respectively. Of the $96.7 million recorded in 2015, $86.8 million related to goodwill, $5.2 million related to certain intangibles and indefinite-lived tradename and $4.7 million related to assets held for sale. Of the $214.0 million recorded in 2014, $164.9 million related to goodwill, $33.4 million related to customer-relationship intangibles, $14.5 million related to indefinite-lived tradename, $1.0 million related to helicopters and $0.2 million related to software. Of the $312.7 million recorded in 2013, $310.3 million was related to goodwill and $2.4 million was related to helicopters. The impairment charges for the years ended December 31, 2012 and December 30, 2011 primarily related to goodwill. See Note 3 to our consolidated financial statements included in the 2015 Annual Report, incorporated by reference in this Offering Memorandum for further discussion.
(3)	Backlog data is as of the end of the applicable period. See “Part I—Item 1—Business” in the 2015 Annual Report, incorporated by reference in this Offering Memorandum for further details concerning backlog
(4)	We define EBITDA as GAAP net (loss) income attributable to Holdings adjusted for interest expense, taxes and depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for the items described in the table below. See “Non-GAAP Measures.”

The following table presents a reconciliation of net income attributable to Delta Tucker Holdings, Inc. to EBITDA and Adjusted EBITDA for the periods indicated below.

	Year Ended
	December 31,				December 30,
	2015	2014	2013	2012	2011
	(in thousands)
	(unaudited)
Net loss attributable to Delta Tucker Holdings, Inc.	$(132,602)	$(269,780)	$(253,736)	$(8,937)	$(62,056)
(Benefit) provision for income taxes	(8,672)	(20,570)	(37,461)	15,598	(20,941)
Interest expense, net of interest income	68,714	70,562	78,669	86,155	91,547
Depreciation and amortization(a)	37,254	49,707	50,279	51,814	52,494

EBITDA	$(35,306)	$(170,081)	$(162,249)	$144,630	$61,044
Non-recurring or unusual gains or losses or income or expenses(b)	119,406	255,613	323,930	54,354	122,151
Employee non-cash compensation, severance and retention expense(c)	7,026	9,531	6,444	1,381	8,483
Cerberus fees(d)	4,062	2,415	1,899	1,075	777
Annualized operational efficiencies(e)	2,094	8,828	11,798	—	855
Other(f)	(1,139)	2,710	(1,367)	(5,170)	(1,667)

Adjusted EBITDA	$96,143	$109,016	$180,455	$196,270	$191,643

(a)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the consolidated statements of operations of Holdings’ audited consolidated statements of operations included in the 2015 Annual Report , which is incorporated by reference in this Offering Memorandum.
(b)	Includes the $86.8 million impairment of goodwill within the Aviation reporting unit and the impairment of certain intangibles, indefinite-lived tradename and assets held for sale of $9.9 million in 2015, the impairment of goodwill within the Logistics Sustainment Services (“LSS”), Aviation and Air Wing reporting units in 2014, the impairment of customer-relationship intangibles and indefinite-lived tradename in 2014, a one-time charge related to a certain contract of $35.0 million as defined in the Fourth Amendment to the Senior Credit Facility in 2014, as well as certain unusual income and expense items, as defined in the Existing Indenture and Senior Credit Facility. See Note 3 and Note 7 to our consolidated financial statements included in the 2015 Annual Report, which is incorporated by reference in this Offering Memorandum. In 2012 and 2011, includes impairment of our investment in the GLS joint venture, impairment of goodwill and the impairment of intangibles, as well as our unusual income and expense items.
(c)	Includes post-employment benefit expense related to severance in accordance with ASC 712—Compensation, relocation expenses and share based compensation expense.
(d)	Includes Cerberus Operations and Advisory Company, LLC (“COAC”) expenses, net of recovery.
(e)	Represents a defined EBITDA adjustment under our debt agreements for the amount of cost savings, operating expense reductions and synergies projected as a result of specified actions taken or with respect to which substantial steps have been taken during the period.
(f)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805—Business Combination and other immaterial items.

RISK FACTORS

You should carefully consider the following factors along with the information contained or expressly referred to elsewhere in this Offering Memorandum and in the documents incorporated by reference herein before making your decision regarding whether to tender your Existing Notes for exchange in the Exchange Offer and deliver a Consent in the Consent Solicitation. Any of the risk factors described herein or in the documents incorporated by reference herein could significantly and adversely affect our business prospects, financial condition and results of operations. Additional risks and uncertainties not presently known to us or not believed by us to be material may also negatively impact us. The risks described below should be carefully considered, together with all of the other information contained in the 2015 Annual Report including management’s discussion and analysis of financial condition and results of operations that are incorporated by reference in this Offering Memorandum. See “Where you Can Find Additional Information and Incorporation of Certain Documents by Reference” located at the beginning of this Offering Memorandum for more information.

Risks Relating to the Exchange Offer Not Being Consummated

There is substantial doubt about our ability to continue as a going concern absent consummation of the Refinancing Transactions.

Management’s cash flow projections indicate that absent a refinancing transaction or series of transactions, we will be unable to pay the principal and accumulated unpaid interest on the Senior Credit Facility and Existing Notes when those instruments mature on July 7, 2016 and July 1, 2017, respectively. Our liabilities exceed our assets and we do not have sufficient cash flow from operating activities to repay the Senior Credit Facility and Existing Notes at maturity. Our history of continuing losses, our financial position, and the substantial liquidity needs we face, could make refinancing our debt more difficult and expensive and raise substantial doubt about our ability to continue as a going concern.

The independent registered public accounting firm that audited our financial statements for the year ended December 31, 2015 included an explanatory paragraph in its audit report regarding our ability to continue as a going concern. The Company’s Senior Credit Facility requires that the Company’s annual financial statements include a report from its independent registered public accounting firm without a qualification as to the Company’s ability to continue as a going concern. The Company obtained approval from its lenders under its Senior Credit Facility to waive this specific requirement until April 30, 2016, in order to provide additional time to address its upcoming debt maturities.

On April 30, 2016, the Company obtained the Senior Credit Facility Waiver in order to provide the necessary time to complete the Refinancing Transactions. If the Refinancing Transactions are consummated, then the Senior Credit Facility Waiver will become permanent. If the Refinancing Transactions are not consummated by June 30, 2016 and we do not obtain approval from the lenders under the Senior Credit Facility to extend the Senior Credit Facility Waiver, the Company will be in default under the Senior Credit Facility on July 1, 2016 and would not have the benefit of any cure period.

Management is actively engaged in the Refinancing Transactions. See “Summary—Refinancing Transactions.” However, management can provide no assurance that we will be able to consummate the Refinancing Transactions or an alternative transaction prior to the earlier of the (i) maturity date of the existing Senior Credit Facility or (ii) expiration of the Senior Credit Facility Waiver. Default under the Senior Credit Facility or the Existing Notes could allow our debt holders to declare all amounts outstanding under the Senior Credit Facility and the Existing Notes to be immediately due and payable. Any event of default under the Senior Credit Facility or the Existing Notes could have a material adverse effect on our business, financial condition and operating results if creditors were to exercise their rights, including proceeding against substantially all of our assets that secure the Senior Credit Facility, and may cause us to invoke insolvency proceedings including a voluntary case under the U.S. Bankruptcy Code.

Risks to Non-Tendering Holders in the Exchange Offer and Consent Solicitation

The effects of the Proposed Amendments to the Existing Indenture could materially and adversely affect the credit risk inherent in and significantly reduce protections afforded in Existing Notes not validly tendered and accepted pursuant to the Exchange Offer.

Existing Notes not validly tendered pursuant to the Exchange Offer will remain outstanding. If the Proposed Amendments become operative, substantially all of the restrictive covenants and certain events of default currently in the Existing Indenture will be eliminated. As a result, non-tendering holders will no longer be entitled to the benefit of such provisions, which existed for the protection and benefit of holders of the Existing Notes. The Existing Indenture, as so amended, will continue to govern the terms of all Existing Notes that remain outstanding after the consummation of the Exchange Offer. See “Proposed Amendments to the Existing Indenture.”

The elimination or modification of the covenants and other provisions in the Existing Notes contemplated by the Proposed Amendments would, among other things, permit Holdings, DynCorp International and their subsidiaries to take actions that could increase the credit risk with respect to DynCorp International and might adversely affect the liquidity, market price and price volatility of the Existing Notes or otherwise be adverse to the interests of the holders of the Existing Notes.

The Existing Notes will not get the benefit of the collateral securing the New Senior Credit Facility, the New Notes and the Cerberus 3L Notes and if there is an event of default in the future the New Notes will be entitled to an Acceleration Premium that may increase the amount of their claims following acceleration.

The Existing Notes will not get the benefit of the collateral securing the New Senior Credit Facility, the New Notes and the Cerberus 3L Notes. Accordingly, the New Senior Credit Facility, the New Notes and the Cerberus 3L Notes will be effectively senior to the Existing Notes to the extent of the value of the collateral securing these obligations. In the event of a bankruptcy, liquidation, reorganization or other winding up of Holdings or DynCorp International, we must pay the holders of New Notes and the lenders under the New Senior Credit Facility and the Cerberus 3L Notes with proceeds of such collateral before we will be able to distribute any of our assets to holders of Existing Notes.

In addition, if the New Notes are accelerated or otherwise become due and payable prior to their maturity, in each case, as a result of an event of default under the New Notes Indenture, on or after July 1, 2017, the amount of principal of, accrued and unpaid interest and premium on the New Notes that becomes due and payable will equal the redemption price plus accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest, applicable with respect to an optional redemption of the New Notes. If the New Notes are accelerated or otherwise become due and payable prior to their maturity, in each case, as a result of an event of default under the New Notes Indenture, at any time prior to July 1, 2017, the amount of principal of, accrued and unpaid interest and premium on the New Notes that becomes due and payable will equal 100% of the principal amount of the New Notes plus an “Acceleration Premium” plus accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest as described under “Description of the New Notes—Defaults.” Accordingly, upon the bankruptcy, liquidation, reorganization or other winding up of Holdings or DynCorp International, the claims of holders of New Notes may exceed the outstanding principal amount of the New Notes, which increased claims of the holders of the New Notes would exacerbate certain of the other risks to non-tendering holders of the Existing Notes that are described in this Offering Memorandum.

Any right that holders of Existing Notes have to receive any assets upon the bankruptcy, liquidation, reorganization or other winding up of Holdings or DynCorp International, and the consequent rights of holders of Existing Notes to realize proceeds from the sale of any of our assets, will be effectively subordinated to the claims of holders of New Notes and the lenders under the New Senior Credit Facility and the Cerberus 3L Notes, to the extent of the value of the collateral securing the New Senior Credit Facility, the New Notes and the Cerberus 3L Notes.

The New Notes Indenture will restrict the source of funds that may be available to repay the principal on the Existing Notes.

We will agree in the New Notes Indenture that the principal to be repaid on the Existing Notes may only by paid with the proceeds of new equity or new unsecured debt that is expressly subordinated to the New Notes (and we may not exchange any such Existing Notes into secured obligations of any kind). We may not have the ability to obtain such new equity or new unsecured subordinated debt financing on terms that are acceptable to us, or at all. Accordingly, we may not be able to satisfy our obligations to repay amounts owed under the Existing Notes at their maturity unless we obtain such new equity or subordinated debt financing or we are able to obtain waivers from the majority holders of the New Notes.

The Existing Notes will not contain a requirement that DynCorp International make certain of its subsidiaries guarantors in the future.

The Existing Indenture currently requires that domestic restricted subsidiaries that guarantee other indebtedness of DynCorp International or its restricted subsidiaries must become guarantors of the Existing Notes. If the Proposed Amendments become operative, the Existing Indenture will be amended by the Supplemental Indenture to eliminate, among other provisions, this requirement, and accordingly, holders of Existing Notes that do not tender their Existing Notes in the Exchange Offer will no longer benefit from this requirement. The New Notes Indenture, however, will include a provision similar to that currently included in the Existing Indenture. To the extent that these future domestic restricted subsidiaries guarantee the New Notes and New Senior Credit Facility but not the Existing Notes, then your claims under the Existing Notes will be structurally subordinated to the claims of the holders of the New Notes of the lenders under the New Senior Credit Facility,

The liquidity of the Existing Notes will be reduced.

There are currently limited trading markets for the Existing Notes. The trading markets for any Existing Notes not tendered in the Exchange Offer that remain outstanding could become even more limited or nonexistent due to the reduction in the amount of the Existing Notes outstanding after the consummation of the Exchange Offer. If markets for non-tendered Existing Notes exist after the consummation of the Exchange Offer, such Existing Notes may trade at a discount to the price at which they would have traded if the Exchange Offer had not been consummated depending on prevailing interest rates, the market for similar securities and other factors. There can be no assurance that active markets in the non-tendered Existing Notes will exist or be maintained and there can be no assurance as to the prices at which the non-tendered Existing Notes may be traded.

DynCorp International cannot assure holders that existing rating agency ratings for the Existing Notes will be maintained.

DynCorp International cannot assure holders that as a result of the Exchange Offer and Consent Solicitation or otherwise, one or more rating agencies, including Moody’s Investors Services, Inc. and Standard & Poor’s Ratings Services, would not take action to downgrade or negatively comment upon their respective ratings on the Existing Notes. Any downgrade or negative comment would likely adversely affect the market price of the Existing Notes.

Risks to Tendering Holders Related to the Exchange Offer and Consent Solicitation

Holders of Existing Notes that exchange Existing Notes for New Notes will be subject to a longer period of risk that we will be unable to repay (or refinance) the New Notes when they mature.

Holders of Existing Notes are being offered New Notes with a later maturity than the Existing Notes they presently hold. Holders who tender their Existing Notes and whose tender is accepted for exchange will be exposed to the risk of nonpayment on the securities they hold for a longer period of time than non-tendering holders. For instance, following the maturity date of the Existing Notes, but prior to the maturity date of New Notes exchanged therefor, we may become subject to a bankruptcy or similar proceeding. If so, holders of the Existing Notes who opted not to participate in the Exchange Offer may have been paid in full, and there is a risk that the holders of Existing Notes who did opt to participate in the Exchange Offer and whose Existing Notes were accepted for exchange with New Notes would not be paid in full.

If not all holders tender their Existing Notes, we will incur ongoing obligations related to the Existing Indenture and any remaining Existing Notes.

The Existing Indenture requires DynCorp International, among other things, to make interest payments in cash on the Existing Notes on a semi-annual basis. DynCorp International will continue to incur certain of these ongoing obligations until all of the Existing Notes that are not tendered mature or are repaid in full. If we amend the Minimum Condition, subject to the terms of the Offering Memorandum and the Support Agreement (which may, subject to applicable securities laws, occur without reinstating or providing additional withdrawal rights), we may consummate the Exchange Offer by accepting fewer Existing Notes, which would result in the obligations under the Existing Notes being greater than anticipated. In addition, we will be required to repay holders of the Existing Notes before the principal under the New Notes is required to be repaid, and we will agree in the New Notes Indenture that the principal to be repaid on the Existing Notes may only by paid with the proceeds of new equity or new unsecured debt that is expressly subordinated to the New Notes (and we may not exchange any such Existing Notes into secured obligations of any kind). We may not have the ability to obtain such new equity or new unsecured subordinated debt financing on terms that are acceptable to us, or at all. Accordingly, we may not be able to satisfy our obligations to repay amounts owed under the Existing Notes at their maturity unless we obtain such new equity or subordinated debt financing or we are able to obtain waivers from the majority holders of the New Notes. It would be an event of default under the terms of the New Notes Indenture if we are unable to make the principal payment on the Existing Notes at their maturity. If as a result of such event of default, the indebtedness under the New Notes were to be accelerated, there is a substantial risk that we would not be able to repay the New Notes in full.

The consummation of the Exchange Offer and Consent Solicitation may be delayed or may not occur.

We are not obligated to consummate the Exchange Offer and Consent Solicitation under certain circumstances and unless and until certain conditions are satisfied, including the Minimum Condition and the consummation of the Refinancing Transactions. See “Description of the Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation” and “Summary—Refinancing Transactions.” Consequently, even if the Exchange Offer and Consent Solicitation are completed, they may not be completed on the schedule described in this Offering Memorandum and holders participating in the Exchange Offer and Consent Solicitation may have to wait longer than expected to receive their New Notes, during which time such holders will not be able to effect transfers of their Existing Notes tendered in the Exchange Offer.

In addition, pursuant to the Support Agreement, we have agreed to withdraw the Exchange Offer if certain conditions are not able to be satisfied, and the obligations of the Supporting Holders to tender Existing Notes in the Exchange Offer are also subject to the terms contained therein. Consequently, the Exchange Offer may not be consummated as a result of the termination of the Support Agreement and/or the release of the Supporting Holders from their obligations to participate in the Exchange Offer. See “Certain Relationships and Related Transactions—Support Agreement.”

Holders may not receive New Notes in the Exchange Offer if the procedures for the Exchange Offer are not followed.

DynCorp International will issue the New Notes in exchange for Existing Notes only if holders tender the Existing Notes and each delivers a properly completed and duly executed Letter of Transmittal (or an Agent’s Message (as defined herein) in lieu of the applicable Letter of Transmittal) and other required documents at or prior to the Expiration Time. Holders should allow sufficient time to ensure timely delivery of the necessary documents. None of us, the Information and Exchange Agent, the Trustee under the Indenture, the New Notes Trustee or any other person or entity is under any duty to give notification of defects or irregularities with respect to tenders of Existing Notes. If a beneficial owner of Existing Notes has its Existing Notes registered in the name of its broker, dealer, commercial bank, trust company or other nominee and the holder wishes to tender such Existing Notes in the Exchange Offer, such beneficial owner should promptly contact the person in whose name its Existing Notes are registered and instruct that person to tender on its behalf. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Exchange Offer. Accordingly, beneficial owners wishing to participate in the Exchange Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the time by which such owner must take action in order to participate.

By tendering their Existing Notes, holders of Existing Notes release and waive any and all claims they might otherwise have against us.

Effective solely upon, and contingent upon, the consummation of the Refinancing Transactions in accordance with the Offering Memorandum, by tendering Existing Notes in the Exchange Offer, holders other than the Supporting Holders whose releases are set forth in the Support Agreement, release and waive, and covenant not to sue with respect to, any and all claims or causes of action of any kind whatsoever, arising from or relating to the Refinancing Transactions, that directly or indirectly, arise out of, are based upon or are in any manner connected with such holders’, their successors’ and assigns’ ownership or acquisition of indebtedness under the Existing Notes, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including, without limitation, any approval or acceptance given or denied, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that they, their successors and assigns have or may have had against (i) Holdings, DynCorp International, their affiliates and their stockholders, and the subsidiary guarantors, and (ii) the directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, of Holdings, DynCorp International, their subsidiaries, their affiliates and their stockholders, whether those claims arise under federal or state securities laws or otherwise; provided, however, that the foregoing shall not apply to any claims or causes of action relating to (x) any non-payment of principal or interest or other amounts due under the New Notes Indenture, the New Notes, the Existing Indenture or the Existing Notes, (y) the enforcement of rights under the applicable documents relating to the New Notes, the New Note Indenture, the New Senior Credit Facility or the Intercreditor Agreement or (z) any claim of fraud, bad faith or intentional misconduct. Because it is not possible to estimate the likelihood of success in pursuing these legal claims or the magnitude of any recovery to which holders ultimately might be entitled, it is possible that the consideration holders receive in the Exchange Offer will have a value less than the value of the legal claims such holders are relinquishing. Moreover, holders who do not tender their Existing Notes for exchange and former holders who have already sold their Existing Notes will continue to have the rights possessed by applicable law or contract or otherwise, if any, to prosecute their claims against us.

The consideration offered in the Exchange Offer does not reflect any independent valuation of the Existing Notes or the New Notes.

We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the consideration offered or the relative values of Existing Notes and New Notes. If you tender your Existing Notes, you may or may not receive more or as much value than if you choose to keep them.

Tenders and Consents before the Withdrawal Deadline are irrevocable after the Withdrawal Deadline.

Any Existing Notes validly tendered (and accompanying Consents) prior to the Withdrawal Deadline that are not validly withdrawn prior to the Withdrawal Deadline may not be withdrawn on or after the Withdrawal Deadline, and Existing Notes validly tendered on or after such Withdrawal Deadline may not be withdrawn, subject to limited circumstances described in “Description of the Exchange Offer and Consent Solicitation—

Withdrawal of Tenders and Revocation of Consents.” Any holder who validly withdraws previously tendered Existing Notes and does not re-tender such Existing Notes at or prior to the Early Delivery Time will not receive the Total Offer Consideration for such Existing Notes and any such holder that does not re-tender such previously tendered Existing Notes at or prior to the Expiration Time will not receive the Exchange Offer Consideration for such Existing Notes.

The New Notes may trade at a discount to their principal amount.

The Existing Notes are currently trading at a discount to their stated principal amount. While the market, if any, for the New Notes will depend upon many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects, the New Notes may trade at a discount to their principal amount and any such discount may be significant. There can be no assurance that the New Notes will be traded at or above the principal amount of such New Notes in the future.

Your ability to transfer the New Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the New Notes.

The New Notes are new issues of securities for which there are no established public markets. DynCorp International does not intend to apply for a listing of the New Notes on any securities exchange or for quotation of the New Notes on any automated dealer quotation system. The liquidity of any market for the New Notes will depend upon the number of holders of the New Notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the New Notes and other factors. A liquid trading market may not develop for the New Notes. If an active market does not develop or is not maintained, the price and liquidity of the New Notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market, if any, for the New Notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your New Notes.

DynCorp International may realize cancellation of indebtedness income in connection with the Exchange Offer.

As a result of consummation of the Exchange Offer, we may realize cancellation of indebtedness income for tax purposes. We expect to have net operating losses available to reduce our tax liabilities resulting from the Exchange Offer, but the Company may be required to pay U.S. federal, state and/or local income tax, including alternative minimum tax, because of the recognition of cancellation of indebtedness income as a result of the exchange of the Exchange Offer. For a detailed discussion see “Certain United States Federal Income Tax Considerations—Tax Consequences to the Company—COD Income.”

The acquisition of any Existing Notes that are not tendered in the Exchange Offer may be on terms more or less favorable than the terms of the Exchange Offer.

We or our affiliates may acquire Existing Notes that are not tendered in the Exchange Offer through open market purchases, privately negotiated transactions, other tender or exchange offers, redemptions under the Existing Indenture or such other means as we deem appropriate, subject to the restrictions on repaying principal on the Existing Notes in the New Notes Indenture. See “Description of the New Notes—Certain Covenants—Limitation on Restricted Payments.” Any such transactions will occur upon the terms and at the prices as we or our affiliates may determine in our or their sole discretion, which may be more or less favorable than the terms of the Exchange Offer, and could be for cash or other consideration. We or our affiliates may choose to pursue any or none of these alternatives, or combinations thereof, in the future.

Risks Related to our Indebtedness and the New Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the Senior Credit Facility and the Existing Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to repay, amend or to refinance our Senior Credit Facility maturing on July 7, 2016 or our other debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to repay the Senior Credit Facility by the maturity date or to pay principal or interest on our other outstanding indebtedness.

If our cash flows and capital resources are insufficient to repay our Senior Credit Facility at maturity or to pay the principal and interest on the New Notes and our other outstanding indebtedness, including the Existing Notes, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the New Notes Indenture may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our debt agreements contain, and the agreements governing any future indebtedness we incur may contain, various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. In addition, the covenants in our Senior Credit Facility require us, and the covenants in our New Senior Credit Facility will require us to maintain a leverage ratio below the maximum total leverage ratio and interest coverage above a minimum interest coverage ratio, maintain minimum liquidity and limit our capital expenditures. A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions under the New Notes Indenture, and in the case of our Extended Revolving Credit Facility, permit the lenders to cease making loans to us.

Upon the occurrence of an event of default under our New Senior Credit Facility that is not waived by the requisite lenders (including a failure to comply with our financial maintenance covenants) the lenders could elect to declare all amounts outstanding under our New Senior Credit Facility to be immediately due and payable and terminate all commitments to extend further credit, including issuing new letters of credit. This outcome would result in doubt in the Company’s ability to continue as a going concern. If such actions were taken by the lenders under our New Senior Credit Facility, it would also cause an event of default under the New Notes. See “—We may not be able to generate sufficient cash to service our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, including the Refinancing Transactions, which may not be successful” for a description of the risks associated with our inability to consummate the Refinancing Transactions and extend the maturity of our Senior Credit Facility.

If we were unable to repay those amounts, the Agent under our New Senior Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our Senior Credit Facility. If the Agent or lenders under the New Senior Credit Facility accelerate the repayment of borrowings, the proceeds from the sale or foreclosure upon such assets will first be used to repay debt under our senior secured credit facilities, and we may not have sufficient assets to repay our unsecured indebtedness thereafter, including our New Notes.

Repayment of our debt, including the New Notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct substantially all of our operations. Accordingly, repayment of our indebtedness, including the New Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the New Notes, our subsidiaries do not have any obligation to pay amounts due on the New Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable DynCorp International to make payments in respect of its indebtedness, including the New Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from DynCorp International’s subsidiaries. While the New Notes Indenture limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that DynCorp International does not receive distributions from its subsidiaries, DynCorp International may be unable to make required principal and interest payments on its indebtedness, including the New Notes.

Despite our high indebtedness level, we and our subsidiaries still may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the agreements governing our debt obligations contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial.

We will be able to take on more debt as long as we meet the covenant levels as stated per the New Notes Indenture and the New Senior Credit Facility, including under an Incremental Facility provided by and at the discretion of a Cerberus Revolving Lender. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we face would increase. In addition, the agreements governing our debt obligations do not prevent us from incurring obligations that do not constitute indebtedness under those agreements.

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our debt obligations.

As of December 31, 2015, we are highly leveraged with our total indebtedness of approximately $642.3 million. We had $102.2 million available for borrowing under our Existing Revolving Credit Facility, and the terms of the Senior Credit Facility permit us to increase the amount available under our term loan facility and/or Existing Revolving Credit Facility by up to $275.0 million if we are able to obtain loan commitments from banks and satisfy certain other conditions, including our having capacity to incur such indebtedness under the indenture governing our Existing Notes.

After giving effect to the Refinancing Transactions (including the payment of the Cash Amount), our total indebtedness would have been approximately $647.3 million as of December 31, 2015. As of December 31, 2015, on a pro forma basis after giving effect to the Refinancing Transactions (taking into account the termination of the $24.8 million class A revolving commitments on July 7, 2016, and the reduction by 20% on June 24, 2016, of the Extended Revolving Credit Facility commitments, assuming the reduction is accepted by all lenders), we would have had $43.2 million of available capacity under our Extended Revolving Credit Facility (after giving effect to approximately $42.6 million of outstanding letters of credit as of December 31, 2015). See “Description of Other Indebtedness—New Senior Credit Facility.”

Our high degree of leverage could have important consequences including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow for other purposes, including for our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our senior secured credit facilities, are at variable rates of interest;

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional debt or equity financing for working capital, capital expenditures, business development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Our interest expense could increase if interest rates increase above the stated LIBOR floor levels in our senior secured credit facilities because the entire amount of the indebtedness under our Senior Credit Facility bears interest at a variable rate. At December 31, 2015, we had approximately $187.3 million aggregate principal amount of variable rate indebtedness under our Senior Secured Credit Facility, and after giving effect to the Refinancing Transaction, we would have had, at December 31, 2015, approximately $207.3 million aggregate principal amount of variable rate indebtedness under the New Senior Credit Facility. Under the terms of the New Senior Credit Facility, a 100 basis point increase over the LIBOR floor levels would increase our annual interest expense by approximately $2.1 million.

Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the New Notes.

The New Notes will not be guaranteed by any of our foreign subsidiaries. Accordingly, claims of holders of the New Notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of these subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or creditors of us, including the holders of the New Notes.

Excluding the effect of intercompany transactions which are eliminated in consolidation, our non-guarantor subsidiaries accounted for approximately $0.6 million, or less than 1% of our consolidated revenues for the period ended December 31, 2015, and approximately $5.4 million, or less than 1%, of our total assets, and none of our total liabilities, in each case, as of December 31, 2015.

The New Notes will be secured only to the extent of the value of the assets that have been granted as security for the New Notes and in the event that the security is enforced against the collateral, the holders of the New Notes will receive proceeds from the collateral only after obligations under the New Senior Credit Facility have been paid in full.

If we default on the New Notes, the holders of the New Notes will be secured only to the extent of the value of the assets underlying their security interest. Furthermore, upon enforcement against any collateral or insolvency, under the terms of the Intercreditor Agreement, proceeds of such enforcement will first be used to pay obligations outstanding under the New Senior Credit Facility in full (including post-petition interest, whether or not allowable in any bankruptcy case) prior to paying the New Notes. See “—The rights of holders of the New Notes in the collateral may be adversely affected by the Intercreditor Agreement and the right to exercise remedies is extremely limited.”

The value of the noteholders’ security interest in the collateral may not be sufficient to satisfy all our obligations under the New Notes.

The New Notes and the related guarantees of the New Notes will be secured on a second-priority basis by a lien on the assets that secure our obligations under the New Senior Credit Facility, including substantially all of the assets of DynCorp International and the guarantors and proceeds of the foregoing, in each case, subject to certain permitted liens and certain excluded assets. See “Description of the New Notes—Security for the New Notes.”

If we default on the New Notes, the holders of the New Notes will be secured only to the extent of the value of the assets underlying their security interest. Furthermore, upon enforcement against any collateral or insolvency, under the terms of the Intercreditor Agreement, proceeds of such enforcement will be used first to pay obligations outstanding under the New Senior Credit Facility in full (including post-petition interest, whether or not allowable in any bankruptcy case) before any amounts will be available to pay holders of the New Notes. To prevent foreclosure, we may commence voluntary bankruptcy proceedings, or the holders of the New Notes and/or various other interested persons may institute bankruptcy proceedings against us. The commencement of such bankruptcy proceedings would expose the holders of the New Notes to additional risks, including additional restrictions on exercising rights against collateral. See “—In the event of a future bankruptcy, the ability of the holders of the New Notes to realize upon the collateral will be subject to certain bankruptcy law limitations.”

The New Senior Credit Facility and the New Notes Indenture will allow us to incur additional obligations secured by liens in amounts that may be significant. Any additional indebtedness or obligations secured by a lien on the collateral securing the New Notes could adversely affect the relative position of the holders of the New Notes with respect to the collateral securing the New Notes.

The collateral may be subject to exceptions, defects, encumbrances, liens and other imperfections. Further, the value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the New Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral securing our obligations under the New Senior Credit Facility will be sufficient to pay our obligations under the New Notes, in full or at all, after first satisfying our obligations in full under the New Senior Credit Facility. There also can be no assurance that the collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain.

In addition, we may not have liens perfected on all of the collateral securing the New Notes prior to the closing of the Exchange Offer or, in some cases, such liens may not be perfected at all. To the extent certain security interests cannot be granted, filed and/or perfected on the closing date of the Exchange Offer, a covenant in the New Notes Indenture will require us to do or cause to be done all things that may be required under applicable law, or that the collateral agent under the New Notes from time to time may reasonably request, to grant, preserve, protect and perfect the validity and priority of the security interest in the collateral. We cannot assure you that we will be able to perfect the security interests on a timely basis, and our failure to do so may result in a default under the New Notes Indenture, the New Senior Credit Facility and the Security Documents (as defined herein). To the extent the certain security interests are perfected following the closing date of the Exchange Offer, that security interest would remain at risk of having been granted within 90 days (or other applicable period) of a bankruptcy filing after such date (in which case it might be avoided as a preferential transfer by a trustee in bankruptcy) even after the security interests perfected on the closing date were no longer subject to such risk.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the New Notes. Any claim for the difference between the amount, if any, realized by holders of the New Notes from the sale of the collateral securing the New Notes and the obligations under the New Notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

With respect to some of the collateral, the collateral agent’s security interest and ability to foreclose will also be limited by the need to meet certain requirements, such as obtaining third-party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that any such required consents can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents and filings, be limited.

Certain assets will be excluded from the collateral.

Certain assets are excluded from the collateral securing the New Notes, as described under “Description of the New Notes—Security for the New Notes.”

If an event of default occurs and the New Notes are accelerated, the New Notes will rank equally with the holders of all of our other unsubordinated and unsecured indebtedness and other liabilities with respect to such excluded assets. As a result, if the value of the security interest for the New Notes and the guarantees is less than the value of the claims of the holders of the New Notes, no assurance can be provided that the holders of the New Notes would receive any substantial recovery from the excluded assets.

Our government contracts accounts receivable constitute a significant portion of the value of the collateral securing the New Notes. In an event of default, it may be difficult to realize the value of our government contracts pledged to secure the New Notes or obtain consents to transfers of permits required to operate properties that are part of the collateral.

We are primarily a U.S. Government contractor, and, as such, our U.S. Government contracts accounts receivable represent a significant portion of the value of our assets upon which we will grant a security interest to the lenders under the New Senior Credit Facility and the collateral agent under the New Notes to secure the New Notes. The collateral agent’s ability to foreclose on the government contracts accounts receivable on behalf of the holders of the New Notes will be subject to contractual restrictions set out in the Intercreditor Agreement and to the consent of third parties including, without limitation, the consent of applicable agencies, bureaus and departments of the U.S. Government. The collateral agent under the New Notes will not be able to exercise direct enforcement rights against the applicable U.S. Government agencies with respect to the government contracts accounts receivable without following the requirements of the Assignment of Claims Act. The Assignment of Claims Act requires prior notification and approval of applicable U.S. Government agencies, bureaus and departments before secured creditors may realize on their debtors’ accounts receivables from the U.S. Government and before the secured creditors may enforce those U.S. Government contracts accounts receivables against the contracting agency, bureau or department of the U.S. Government. Pursuant to the security documents we are not required to follow such procedures to notify the applicable agencies, bureaus and departments of the U.S. Government or obtain the requisite consent to the assignment of our U.S. Government contracts receivables prior to the occurrence of an event of default. Accordingly, you cannot be assured that foreclosure on our assets will generate sufficient value to repay the New Notes in full.

In addition, our business requires compliance with numerous U.S. Federal, state, and local license and permit requirements. Continued operation of our properties that are part of the collateral securing the New Notes will depend on the continued compliance with such license and permit requirements to the extent applicable, and our business and the value of the collateral may be adversely affected if we fail to comply with these requirements, including as they may be changed from time to time. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require us to incur significant cost and expense. Furthermore, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, our operations may be shut down and the value of the collateral may be significantly impaired.

The pledge of the capital stock or other securities of our subsidiaries that secure the New Notes will automatically be released from the lien on it and will no longer constitute collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for such subsidiary.

The New Notes and the guarantees will be secured by a pledge of the stock of some of our subsidiaries. Under the SEC regulations in effect as of the issue date of the New Notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock or other securities of a subsidiary pledged as part of the collateral for any class of securities registered or to be registered is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements in filings with the SEC. Therefore, the New Notes Indenture and the Security Documents (as defined in “Description of the New Notes”) will provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral for the New Notes (but will remain collateral for the New Senior Credit Facility) for so long as the pledge of such capital stock or other securities to secure the New Notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the New Notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of the New Notes—Security for the New Notes—Limitations on Pledged Equity Interests.”

Rights of holders of New Notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral acquired and other issues generally associated with the realization of security interests in the collateral in the future.

Applicable law requires that a security interest in certain tangible and intangible assets can only be perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing obligations under the New Notes from time to time owned by us or the guarantors may not be perfected if we or the collateral agent under the New Notes have not taken the actions necessary to perfect any of those liens upon or prior to the issuance of the New Notes, including in respect of collateral of a type that perfection of a lien may only be obtained by possession or control by the agent under the New Senior Credit Facility. The inability or failure of us or the collateral agent under the New Notes to promptly take all actions necessary to create properly perfected security interests in the collateral may result in the loss of the priority, or a defect in the perfection, of the security interest for the benefit of the holders of the New Notes to which they would have been otherwise entitled. Neither the New Notes Trustee nor the collateral agent under the New Notes will have any duty to take any actions to perfect the liens on the collateral securing the New Notes.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. We and the guarantors will have limited obligations to perfect the security interests of the holders of the New Notes in specified collateral. There can be no assurance that the New Notes Trustee or the collateral agent under the New Notes will monitor, or that we or the guarantors will inform the New Notes Trustee or the collateral agent under the New Notes of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after-acquired collateral. Neither the New Notes Trustee nor the collateral agent under the New Notes has any obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the New Notes.

The security interests of the collateral agent under the New Notes will be subject to practical challenges generally associated with the realization of security interests in the collateral. For example, the collateral agent under the New Notes may need to obtain the consent of a third party to obtain or enforce a security interest in an asset. We cannot assure you that the collateral agent under the New Notes will be able to obtain any such consent or that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. As a result, the collateral agent under the New Notes may not have the ability to foreclose upon those assets and the value of the collateral may therefore significantly decrease.

The collateral is subject to casualty risks.

Although we maintain insurance policies to insure against losses customary with companies in the same or similar businesses operating in the same or similar locations as us, there are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral securing the New Notes we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy our obligations.

The collateral securing the notes may be diluted under certain circumstances.

The New Notes Indenture and the New Senior Credit Facility will permit us, under certain circumstances, to issue additional senior secured indebtedness.

In addition, the New Notes Indenture and our other security documents will permit us and certain of our subsidiaries to incur additional pari passu obligations, secured by the same security interests that will secure the

New Notes, up to a maximum threshold amount. These additional pari passu obligations may be incurred by issuing additional notes under the New Notes Indenture or issuing additional debt securities under one or more new indentures. Any additional pari passu obligations secured by the collateral that will secure the New Notes would dilute the value of the noteholders’ rights to the collateral.

The imposition of certain permitted liens could materially adversely affect the value of the collateral.

The collateral securing the New Notes may also be subject to liens permitted under the terms of the New Notes Indenture, whether arising on or after the date the New Notes are issued. The existence of any permitted liens could materially adversely affect the value of the collateral that could be realized by the holders of the New Notes as well as the ability of the collateral agent under the New Notes to realize or foreclose on such collateral. In addition, the imposition of certain permitted liens will cause the relevant assets to become “Excluded Property,” which will not secure the New Notes or the guarantees. See “Description of the New Notes—Security for the New Notes” for the definition of “Excluded Property.”

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the New Notes and any future guarantees.

The Security Documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the New Notes and any future guarantees. For example, so long as no default or event of default under the New Notes Indenture would result therefrom, we may, among other things, without any release or consent by the New Notes Trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of New Notes—Security for the New Notes.”

The rights of holders of the New Notes in the collateral may be adversely affected by the Intercreditor Agreement and the right to exercise remedies is extremely limited.

Under the terms of the Intercreditor Agreement, the liens securing the obligations under our New Senior Credit Facility on assets of ours and the guarantors will generally rank senior in priority with the liens on such assets securing ours and the guarantors’ obligations under the New Notes and the guarantees related thereto. The Intercreditor Agreement provides that the obligations under the New Senior Credit Facility (including post-petition interest, whether or not allowable in any bankruptcy case) will be paid from the proceeds of Collateral prior to the obligations under the New Notes and the guarantees related thereto in the event of any foreclosure or bankruptcy event.

Further, pursuant to the Intercreditor Agreement, the rights of the holders of New Notes with respect to the collateral are extremely limited, even during an event of default under the New Notes Indenture. If the New Senior Credit Facility or any other first priority obligations are outstanding, any actions that may be taken in respect of any of the collateral securing the New Notes, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, are controlled and directed by holders of our first lien debt. In those circumstances, the collateral agent under the New Notes will not have the ability to control or direct such actions, even if an event of default under the New Notes Indenture has occurred or if the rights of the New Notes Trustee, the collateral agent under the New Notes and the holders of the New Notes are or may be adversely affected. The agent and the lenders under New Senior Credit Facility and the collateral agent under the New Notes are under no obligation to take into account the interests of the New Notes Trustee, the collateral agent under the New Notes and the holders of the New Notes when determining whether and how to exercise their rights with respect to the collateral securing such first priority secured indebtedness and their interests and rights may be significantly different from or adverse to holders of the New Notes. To the extent that collateral is released from the first priority liens, subject to certain conditions, the second priority liens securing the New Notes and the guarantees related thereto will also automatically be released without any noteholder consent or notice to the collateral agent under the New Notes. See “Description of the New Notes—Security for the New Notes—Release of Collateral.”

Federal and state fraudulent transfer laws may permit a court to void all or a portion of the obligations represented by the New Notes or the guarantees, subordinate claims in respect of the New Notes or the guarantees and require holders to return payments received and, if that occurs, you may not receive any payments on the New Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to all or a portion of the obligations represented by the New Notes or the incurrence of any guarantees of the New Notes, including the guarantee by the guarantors entered into upon issuance of the guarantees (if any) that may be entered into thereafter under the terms of the New Notes Indenture. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, all of or a portion of the obligations represented by the New Notes or the guarantees could be voided as a fraudulent transfer or conveyance if (1) DynCorp International incurred the New Notes or any of the guarantors incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) DynCorp International or any of the guarantors received less than reasonably equivalent value or fair consideration in return for incurring the notes or the guarantees, as applicable, and, in the case of (2) only, one of the following is also true at the time thereof:

•	they were insolvent or rendered insolvent by reason of the incurrence of such indebtedness;

•	the incurrence of the New Notes or the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	they intended to, or believed that they would, incur debts beyond their ability to pay such debts as they mature; or

•	they were a defendant in an action for money damages, or had a judgment for money damages docketed against them if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that DynCorp International or a guarantor did not receive reasonably equivalent value or fair consideration for the New Notes or a guarantee, as applicable, if the applicable entity did not substantially benefit directly or indirectly from the issuance of the New Notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied.

We cannot be certain as to the standards a court would use to determine whether or not DynCorp International or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the New Notes or the guarantees would not be subordinated to any of DynCorp International’s or the guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the New Notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the New Notes or such guarantee, as applicable, or further subordinate the New Notes or such guarantee, as applicable, to presently existing and future indebtedness of DynCorp International or of the related guarantor, or require the holders of the New Notes to repay any amounts received with respect to the New Notes or such guarantee, as applicable. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the New Notes. Further, the voidance of the New Notes could result in an event of default with respect to DynCorp International’s and its guarantor subsidiaries’ other debt that could result in acceleration of such debt.

Although each guarantee entered into by a subsidiary will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. There can be no assurance as to what standard a court will apply in making a determination of the maximum liability of each guarantor. There is a possibility that the entire guarantee may be set aside, in which case the entire liability may be extinguished.

The value of the collateral securing the New Notes may not be sufficient to entitle holders to payment of post-petition interest.

In the event of a future bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or DynCorp International, holders of the New Notes will only be entitled to post-petition interest under the Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the New Notes that have a security interest in collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the Bankruptcy Code. The bankruptcy trustee, the debtor-in-possession or competing creditors could possibly assert that the fair market value of the collateral with respect to the New Notes on the date of the bankruptcy filing was less than the then-current principal amount of the New Notes and other obligations secured by that collateral. Upon a finding by a bankruptcy court that the New Notes and other obligations are under-collateralized, the claims in the bankruptcy proceeding with respect to the New Notes and other obligations would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under collateralization would be, among other things, a lack of entitlement on the part of holders of New Notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the New Notes to receive other “adequate protection” under U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest were made at the time of such a finding of under collateralization, such payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the New Notes. We cannot assure you that the value of the noteholders’ interest in the collateral securing the New Notes equals or exceeds the principal amount of the New Notes.

There are circumstances other than repayment or discharge of the New Notes under which the collateral securing the New Notes and the related guarantees will be released automatically, without your consent or the consent of the New Notes Trustee.

Under various circumstances, all or a portion of the collateral may be released, including:

•	to enable the sale, transfer or other disposal of such collateral in a transaction not prohibited under the New Notes Indenture or the New Senior Credit Facility, including the sale of any entity in its entirety that owns or holds such collateral; and

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee.

In addition, the guarantee of a subsidiary guarantor will be released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the New Notes Indenture.

The New Notes Indenture will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the New Notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the New Notes by such subsidiary or any of its subsidiaries will be released under the New Notes Indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the New Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of the New Notes—Security for the New Notes—Release of Collateral.”

Any future grant of a lien on the collateral might be avoidable in bankruptcy.

Any future grant of a lien on the collateral in favor of the New Notes Trustee and holders of the New Notes, including pursuant to security documents delivered after the date of the New Notes Indenture, might be avoidable by the person granting such lien (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the person granting such lien is insolvent at the time the lien is granted, the lien permits the holders of the New Notes to receive a greater recovery than if the lien had not been given and a bankruptcy proceeding in respect of the person granting such lien is commenced within 90 days following the date the lien was granted, or, in certain circumstances, a longer period.

In the event of a future bankruptcy, the ability of the holders of the New Notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the New Notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of a bankruptcy. Under applicable U.S. federal bankruptcy laws, secured creditors, such as the collateral agent under the New Notes, are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval, and may be prohibited from retaining security repossessed by such creditor without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” Consequently, the right of the collateral agent under the New Notes to repossess and dispose of the collateral upon the occurrence of an event of default under the New Notes Indenture would be significantly impaired by bankruptcy law in the event that a bankruptcy case were to be commenced by or against DynCorp International or any guarantor prior to the collateral agent’s having repossessed and disposed of the collateral.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the New Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent under the New Notes could repossess or dispose of the collateral, the value of the collateral at any time during a bankruptcy case or whether or to what extent holders of the New Notes would be compensated for any delay in payment or loss of value of the collateral.

The secured creditor is entitled to “adequate protection” to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case but the adequate protection actually provided to a secured creditor may vary according to the circumstances. Adequate protection may include cash payments or the granting of additional security if and at such times as the court, in its discretion and at the request of such creditor, determines after notice and a hearing that the collateral has diminished in value as a result of the imposition of the automatic stay of repossession of such collateral or the debtor’s use, sale or lease of such collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the New Notes Trustee and collateral agent under the New Notes could foreclose upon or sell the collateral or whether or to what extent holders of New Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Title 11 of the United States Code, as amended (the “Bankruptcy Code”) permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of such creditor’s interest in the collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

The New Notes Trustee and collateral agent under the New Notes may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property, if any, because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. As a result, the collateral agent under the New Notes may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the New Notes.

Other creditors will have prior liens and equal liens.

The collateral securing the New Notes will secure the New Senior Credit Facility on a first lien basis, senior to the lien securing the New Notes. The liens securing the New Notes may also be junior to liens permitted under the terms of the New Notes Indenture, whether arising on or after the date the New Notes are issued. The security interest of the collateral agent under the New Notes may be junior to liens arising by operation of law (such as certain tax and ERISA liens, landlord liens, warehouse liens, mechanics liens and other liens perfected by possession or control, custom and revenue liens, tax liens, liens and deposits in connection with workers’ compensation, surety and appeal bonds, deposits with derivatives counterparties and purchase money liens). See “Description of the New Notes—Certain Definitions—Permitted Liens.” The lien of the collateral agent under the New Notes may be subordinated in connection with certain ordinary course business activities. The existence of other liens could adversely affect the value of the collateral securing the New Notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

The collateral is subject to condemnation risks, which may limit your ability to recover as a secured creditor for losses to the collateral, which may have an adverse impact on our operations and results.

It is possible that all or a portion of the mortgaged property securing the New Notes may become subject to a condemnation proceeding. In such event, we may be compensated for any total or partial loss of property but it is possible that such compensation will be insufficient to fully compensate us for our losses. In addition, a total or partial condemnation may interfere with our ability to use and operate all or a portion of the affected facility, which may have a materially adverse effect on our operations and results.

Intervening creditors may have a perfected security interest in the collateral.

There is a risk that there may be an intervening creditor that has a perfected security interest in the collateral securing the New Notes, and if there is such an intervening creditor, the lien of such creditor may be entitled to a higher priority than the liens securing the New Notes. We will conduct searches in the appropriate public filing offices to ascertain the existence of any intervening creditors, but we cannot assure you that no intervening creditors exist or that any completed lien searches will reveal any or all existing liens on the collateral securing the New Notes. Any such existing lien, including undiscovered liens, could be significant, could be prior in ranking to the liens securing the New Notes and could have an adverse effect on the ability of the collateral agent to realize or foreclose upon the collateral securing the New Notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events (unless we elect to redeem the New Notes at our option prior thereto), we will be required to offer to repurchase all outstanding New Notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the New Notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the New Notes upon a change of control because we may not have sufficient financial resources to purchase all of the New Notes that are tendered upon a change of control and we may be required to secure third-party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, on acceptable terms to us, or at all. Further, we will be contractually restricted under the terms of the New Senior Credit Facility from repurchasing all of the New Notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase New Notes unless we are able to refinance or obtain waivers under our New Senior Credit Facility. Our failure to repurchase New Notes upon a change of control would cause a default under the New Notes Indenture and a cross default under the New Senior Credit Facility. The New Senior Credit Facility will also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

The change of control provisions in the New Notes Indenture may not protect you in the event we consummate a reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the New Notes Indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the New Notes Indenture to trigger our obligation to repurchase the New Notes. Except as otherwise described above, the New Notes Indenture does not contain provisions that permit the holders of the New Notes to require us to repurchase or redeem the New Notes in the event of a reorganization, restructuring, merger or other similar transaction. If an event occurs that does not constitute a “change of control” under the New Notes Indenture, we will not be required to make an offer to repurchase the New Notes and you may be required to continue to hold your New Notes despite the event. See “Description of Other Indebtedness” and “Description of the New Notes—Change of Control.”

We are controlled by Cerberus, who will be able to make important decisions affecting our business, and whose interests may differ from the interests of holders of the New Notes.

All of our common stock is indirectly owned by funds and/or managed accounts that are affiliates of Cerberus. As a result, Cerberus is entitled to elect all of our directors, to appoint new management and to approve actions requiring the approval of the holders of our capital stock, including adopting amendments to our certificate of incorporation and approving mergers or sales of substantially all of our assets. We have three executives who are COAC employees, who are seconded to us: James E. Geisler, our former Interim Chief Executive Officer and now non-executive chairman of our Board of Directors, Gregory S. Nixon, our Senior Vice President, Chief Administrative Officer, Chief Legal Officer and Corporate Secretary, and George C. Krivo, our Senior Vice President, DynGlobal.

The interests of Cerberus and its affiliates may differ from those of our other investors. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Cerberus and its affiliates, as equity holders, may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks. In that situation, for example, the holders of our New Notes might want us to raise additional equity from our equity holders or other investors to reduce our leverage and pay our debts, while equity holders might not want to increase their investment in us or have their ownership diluted and might instead desire to take other actions, such as selling our assets. Additionally, our debt agreements permit us to pay advisory fees, dividends or make other restricted payments under certain circumstances, and Cerberus may have an interest in our doing so.

You will be required to pay U.S. federal income tax on the New Notes even if we do not pay cash interest.

Because the New Notes effectively require us to pay a portion of the interest as PIK Interest, not all of the interest payments on the New Notes will be “qualified stated interest” for U.S. federal income tax purposes. Consequently, the New Notes will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes, and U.S. Holders will be required to include the OID in gross income regardless of whether interest is paid currently in cash. In addition, the amount of OID with respect to the New Notes may be increased if the New Notes are treated as traded on an established securities market and the issue price of the New Notes is lower than their face amount. For a detailed discussion see “Certain United States Federal Income Tax Considerations—Tax Consequences to Participating U.S. Holders—Ownership and Disposition of New Notes.”

Risks Related to Our Business

We rely on sales to U.S. government entities. A loss of contracts, a failure to obtain new contracts, a reduction of sales or award fees under existing contracts with the U.S. government or a decline or reprioritization of funding in the U.S. defense budget or delays in the budget process could adversely affect our operating performance and our ability to generate cash flow to fund our operations.

Our revenue is predominantly from contracts and subcontracts with the U.S. government and its agencies, primarily the DoD and the DoS. The remainder of our revenue is derived from commercial contracts, certain other U.S. federal, state and local government departments and agencies and contracts with foreign governments. We expect that U.S. government contracts, particularly with the DoD and the DoS, will continue to be our primary source of revenue for the foreseeable future. The continuation and renewal of our existing government contracts and new government contracts are, among other things, contingent upon the availability of adequate funding for various U.S. government agencies, including the DoD and the DoS. Changes in U.S. government spending could directly affect our operating performance and lead to an unexpected loss of revenue. The loss or significant reduction in government funding of a large program in which we participate could also result in a material decrease to our future projections of revenue, earnings and cash flows. U.S. government contracts are also conditioned upon the continuing approval by Congress of the amount of necessary spending. Congress usually appropriates funds for a given program on a September 30 fiscal year basis, even though contract periods of performance may extend over many years. Consequently, at the beginning of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years. U.S. government defense spending levels are difficult to predict. Among the factors that could impact U.S. government spending and reduce our U.S. government contracting business include:

•	policy and/or spending changes implemented by the Obama administration, any subsequent administration or Congress;

•	continued budget reductions in military spending imposed by Congress including sequestration;

•	a continual decline in, or reapportioning of, spending by the U.S. government, in general, or by the DoD or the DoS, in particular;

•	changes, delays or cancellations of U.S. government programs, requirements or policies;

•	the adoption of new laws or regulations that affect companies that provide services to the U.S. government;

•	U.S. government shutdowns or other delays in the government appropriations process, including any delays resulting from election cycles and changes in the administration or Congress;

•	curtailment of the U.S. government’s outsourcing of services to private contractors including the expansion of insourcing; changes in the political climate, including with regard to the funding or operation of the services we provide; and

•	general economic conditions, including the continual slowdown in the economy or unstable economic conditions in the United States or in the countries in which we operate.

These or other factors could cause U.S. government agencies to reduce their purchases under our contracts, to exercise their right to terminate our contracts in whole or in part, to issue temporary stop-work orders or to decline to exercise options to renew our contracts. The loss or significant curtailment of our material government contracts, or our failure to renew existing contracts or enter into new contracts, could adversely affect our operating performance, lead to an unexpected loss of revenue and have a material adverse effect on our results of operations, financial condition or liquidity. Additionally, our ability to receive timely payments from prime contractors where we act as a subcontractor could affect our operating performance.

Our U.S. government contracts may be terminated by the U.S. government at any time prior to their completion and contain other unfavorable provisions, which could lead to an unexpected loss of revenue and a reduction in backlog.

Under the terms of our contracts, the U.S. government may unilaterally:

•	terminate or modify existing contracts;

•	reduce the value of existing contracts through partial termination;

•	exercise their option periods and extend contracts that have unfavorable terms for us;

•	delay or withhold the payment of our invoices by government payment offices;

•	audit our contract-related costs and fees; and

•	suspend us from receiving new contracts, pending the resolution of alleged violations of procurement laws or regulations.

The U.S. government can terminate or modify any of its contracts with us either for its convenience or if we default by failing to perform under the terms of the applicable contract. A termination could expose us to liability and adversely affect our operating performance and lead to an unexpected loss of revenue.

The nature of our business sometimes requires us to begin new work or extend work under an existing contract at the request of our customer before a formal contract or contract modification has been executed. It is common for our customers to issue change orders or modifications on our contingency operations based contracts because of the dynamic nature of the work performed on these contracts. These change orders or modifications can be more at risk for disagreements or delays that may lead to claims being filed as they take longer to definitize by their very nature. In such situations, we have a long history of successfully obtaining a formal contract or contract modification from our customer; however, work performed in such situations involves some risk that we may be unsuccessful in reaching a final agreement with our customer. In the event we are unsuccessful in reaching an agreement with our customer, we may be required to submit a request for equitable adjustment or a formal claim. These processes can take substantial time and may ultimately be unsuccessful in allowing us to bill and collect any associated fees earned on work performed in such situations, including base fees or award fees, which could result in lower revenue and could have a material effect on our financial condition and results of operations.

Our U.S. government contracts typically have an initial term of one year with multiple option periods, exercisable at the discretion of the U.S. government at previously negotiated prices. The U.S. government is not obligated to exercise any option period under a contract. The U.S. government can unilaterally exercise these option periods even if the terms are unfavorable to us. Furthermore, the U.S. government is typically required to recompete all programs and, therefore, may not automatically renew a contract. In addition, at the time of completion of any of our U.S. government contracts, the contract is frequently required to be re-competed if the U.S. government still requires the services covered by the contract.

If the U.S. government terminates and/or materially modifies any of our contracts or if option periods are not exercised, our failure to replace revenue generated from such contracts would result in lower revenue and backlog. In addition, if we are unsuccessful in obtaining contract modifications to remove unfavorable terms, the U.S. government could exercise option periods that extend such unfavorable contract terms, which could then result in declines in our earnings or contract losses. Any of these occurrences could adversely affect our earnings and have a material effect on our financial condition and results of operations.

Our U.S. government contracts are subject to competitive bidding, both upon initial issuance and re-competition. If we are unable to successfully compete in the bidding process or if we fail to win re-competitions, it could adversely affect our operating performance and lead to an unexpected loss of revenue.

Substantially all of our U.S. government contracts are awarded through a competitive bidding process upon initial award and renewal, and we expect that this will continue to be the case. There is often significant competition and pricing pressure as a result of this process. The competitive bidding process presents a number of risks, including the following:

•	we may expend substantial funds and time to prepare bids and proposals for contracts that may ultimately be awarded to one of our competitors;

•	we may be unable to accurately estimate the resources and costs that will be required to perform any contract we are awarded, which could result in substantial cost overruns;

•	we may encounter expense and delay if our competitors protest or challenge awards of contracts, and any such protest or challenge could result in a requirement to resubmit bids on modified specifications or in the termination, reduction or modification of the awarded contract. Additionally, the protest of contracts awarded to us may result in the delay of program performance and the generation of revenue while the protest is pending; and

•	if we are not given the opportunity to re-compete for U.S. government contracts previously awarded to us, we may incur expenses to protect such decision and ultimately may not succeed in competing for or winning such contract renewal.

The U.S. government contracts for which we compete typically have multiple option periods, and if we fail to win a contract or a task order, we generally will be unable to compete again for that contract for several years. If we fail to win new contracts or to receive renewal contracts upon re-competition, it may result in additional costs and expenses and possible loss of revenue, and we will not have an opportunity to compete for these contract opportunities again until such contracts expire.

Because of the nature of our business, it is not unusual for us to lose contracts to competitors or to gain contracts once held by competitors during re-compete periods. For a discussion of the recent events related to the recompete for the INL Air Wing contract, see “Item 1. Business—Operating and Reportable Segments—DynAviation” in the 2015 Annual Report incorporated by reference in this Offering Memorandum and “Summary–Recent Developments.”

Additionally, some contracts simply end as projects are completed or funding is terminated. We have included our most significant contracts by reportable segment in our key contract table under the heading “Business” in the 2015 Annual Report incorporated by reference in this Offering Memorandum. Contract end dates are included within the tables to better inform interested parties, security analysts and institutional investors in reviewing the potential impact on our most significant contracts for this risk.

Our IDIQ contracts are not firm orders for services, and we may never receive revenue from these contracts, which could adversely affect our operating performance.

Many of our government contracts are IDIQ contracts, which are often awarded to multiple contractors. The award of an IDIQ contract does not represent a firm order for services. Generally, under an IDIQ contract, the government is not obligated to order a minimum of services or supplies from its contractor, irrespective of the total estimated contract value. Furthermore, under an IDIQ contract, the customer develops requirements for task orders that are competitively bid against all of the contract awardees, usually under a best-value approach. However, many contracts also permit the government customer to direct work to a specific contractor. We may not win new task orders under these contracts for various reasons, such as failing to rapidly deploy personnel or high prices, which would have an adverse effect on our operating performance and may result in additional expenses and loss of revenue. There can be no assurance that our existing IDIQ contracts will result in actual revenue during any particular period or at all.

Our cost of performing under time-and-materials and fixed-price contracts may exceed our revenue, which would result in a recorded loss on the contracts.

Our government contract services have three distinct pricing structures: cost-reimbursement, time-and-materials and fixed-price. With cost-reimbursement contracts, so long as actual costs incurred are within the contract funding and allowable under the terms of the contract, we are entitled to reimbursement of the costs plus a stipulated fixed-fee and, in some cases, an incentive-based award fee. We assume additional financial risk on time-and-materials and fixed-price contracts, because of the stipulated prices or negotiated hourly/daily rates. As such, if we do not accurately estimate ultimate costs and control costs during performance of the work, we could lose money on a particular contract or have lower than anticipated margins. Also, we assume the risk of damage or loss to government property, and we are responsible for third-party claims under fixed-price contracts. The failure to meet contractually defined performance standards may result in a loss of a particular contract or lower-than-anticipated margins. This could adversely affect our operating performance and may result in additional costs and possible loss of revenue.

We are subject to investigation by government agencies, which could result in our inability to receive government contracts and could adversely affect our future operating performance.

As a U.S. government contractor operating domestically and internationally, we must comply with laws and regulations relating to U.S. government contracting, as well as domestic and international laws. From time to time, we are investigated by government agencies with respect to our compliance with these laws and regulations. If we are found to be in violation of the law, we may be subject to civil or criminal penalties or administrative sanctions, including contract termination, the assessment of penalties and suspension or prohibition from doing business with U.S. government agencies. For example, many of the contracts we perform in the U.S. are subject to the Service Contract Act, which requires hourly employees to be paid certain specified wages and benefits. If the U.S. Department of Labor determines that we violated the Service Contract Act or its implemented regulations, we could be suspended from being awarded new government contracts or renewals of existing contracts for a period of time, which could adversely affect our future operating performance. We are subject to a greater risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities than companies with solely commercial customers. In addition, if an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government.

Furthermore, our reputation could suffer serious harm if allegations of impropriety were made against us. If we were suspended or prohibited from contracting with the U.S. government, or any significant U.S. government agency, if our reputation or relationship with U.S. government agencies was impaired or if the U.S. government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, it could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

U.S. government contractors like us that provide support services in theaters of conflict such as Iraq and Afghanistan have come under increased oversight by the agency of inspectors general, government auditors and congressional committees. Investigations pursued by any or all of these groups may result in adverse publicity for us and consequent reputational harm, regardless of the underlying merit of the allegations being investigated. As a matter of general policy, we have cooperated and expect to continue to cooperate with government inquiries of this nature.

A negative audit or other actions by the U.S. government could adversely affect our operating performance.

At any given time, many of our contracts are under review by the DCAA, the DCMA and other government agencies. These agencies review our contract performance, cost structure, and/or compliance with applicable laws, regulations and standards. Such agency audits may include contracts under which we have performed services in Iraq and Afghanistan under especially demanding circumstances.

The government agencies also review the adequacy of, and our compliance with, our internal control systems and policies, including our Accounting, Purchasing, Property, Estimating, Earned Value Management and Material Management System.

Given the continued oversight by the U.S. government, we could be subjected to additional regulatory requirements which could require additional audits at various points within our contracting process. An adverse finding under an audit could result in a recommendation of disallowed costs under a U.S. contract, termination of a U.S. government contract, forfeiture of profits, suspension or a withhold of payments which could negatively impact our liquidity position and affect our ability to invoice and receive timely payment on our contracts, perform contracts or compete for contracts with the U.S. government. See Note 8 to the consolidated financial statements included in the 2015 Annual Report, incorporated by reference in this Offering Memorandum.

Economic conditions could impact our business.

Our business may be adversely affected by factors in the U.S. and other countries that are beyond our control, such as disruptions in the financial markets or downturns in the economic activity in specific countries or regions, or in the various industries in which we operate. These factors could have an adverse impact in the availability of capital and cost of capital, interest rates, tax rates, or regulations in certain jurisdictions. If for any reason we lose access to our currently available lines of credit, or if we are required to raise additional capital, we may be unable to do so in the current credit and stock market environment, or we may be able to do so only on unfavorable terms. Adverse changes to financial conditions could jeopardize certain counterparty obligations, including those of our insurers and financial institutions.

In particular, if the U.S. government, due to budgetary considerations, fails to sustain the troops in Afghanistan, continues to reduce the DoD Operations and Maintenance budget or reduces funding for DoS initiatives in which we participate, or if a government shutdown occurs, our business, financial condition and results of operations could be adversely affected. Appropriations can also be affected by legislation that addresses larger budgetary issues of the U.S. government, including sequestration.

A credit crisis, further tightening of credit or our lenders’ views concerning the outlook of our business could adversely affect our ability to obtain additional liquidity or refinance existing or future indebtedness on acceptable terms or at all, which could adversely affect our business, financial condition and results of operations. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in the 2015 Annual Report, incorporated by reference in this Offering Memorandum, for additional discussion regarding liquidity.

Our operations involve considerable risks and hazards. An accident or incident involving our employees or third parties could harm our reputation, affect our ability to compete for business, and if not adequately insured or indemnified, could adversely affect our results of operations and financial condition.

We are exposed to liabilities that arise from the services we provide. Such liabilities may relate to an accident or incident involving our employees or third parties, particularly where we are deployed on-site at active military installations or in locations experiencing political or civil unrest, or they may relate to an accident or incident involving aircraft or other equipment we have serviced or used in the course of our business. Any of these types of accidents or incidents could involve significant potential claims of injured employees and other third parties and claims relating to loss of or damage to government or third-party property.

We maintain insurance policies that mitigate risk and potential liabilities related to our operations. Our insurance coverage may not be adequate to cover those claims or liabilities, and we may be forced to bear substantial costs from an accident or incident. Substantial claims in excess of our related insurance coverage could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

Furthermore, any accident or incident for which we are liable, even if fully insured, may result in negative publicity which could adversely affect our reputation among our customers, including our government customers, and the public, which could result in the loss of existing and future contracts or make it more difficult to compete effectively for future contracts. This could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

Political destabilization or insurgency in the regions in which we operate may have a material adverse effect on our operating performance.

Certain regions in which we operate are highly unstable. Insurgent activities in the areas in which we operate may cause further destabilization in these regions. There can be no assurance that the regions in which we operate will continue to be stable enough to allow us to operate profitably or at all. Insurgents in Iraq and Afghanistan have targeted installations where we have personnel, and these insurgents have contributed to instability in these countries. This could impair our ability to attract and deploy personnel to perform services in either or both locations. In addition, we may be required to increase compensation to our personnel as an incentive to deploy them to these regions. Historically we have been able to recover this added cost under our contracts, but there is no guarantee that future increases, if required, will be able to be transferred to our customers through our contracts. To the extent that we are unable to transfer such increased compensation costs to our customers, our operating margins would be adversely impacted, which could adversely affect our operating performance.

In addition, increased insurgent activities or destabilization, including civil unrest or a civil war in Iraq or Afghanistan, may lead to a determination by the U.S. government to halt or substantially reduce our operations in a particular location, country or region and to perform the services using military personnel. Furthermore, in extreme circumstances, the U.S. government may decide to terminate all or substantially reduce U.S. government activities, including our operations under U.S. government contracts in a particular location, country or region and to withdraw all or a substantial number of military personnel. Congressional pressure to reduce, if not eliminate, the number of U.S. troops in Afghanistan may also lead to U.S. government procurement actions that reduce or terminate the services and support we provide in that theater of conflict. Any of the foregoing could adversely affect our operating performance and may result in additional costs and loss of revenue.

We are exposed to risks associated with operating internationally.

A large portion of our business is conducted internationally. Consequently, we are subject to a variety of risks that are specific to international operations, including the following:

•	export controls regulations that could erode profit margins or restrict exports;

•	compliance with the U.S. Foreign Corrupt Practices Act, the UK Bribery Act; and other international anti-corruption laws

•	the burden and cost of compliance with foreign laws, treaties and technical standards and changes in those regulations;

•	contract award and funding delays;

•	potential restrictions on transfers of funds;

•	foreign currency fluctuations;

•	potential claims filed in foreign courts and judicial systems;

•	foreign adjustments associated with uncertain tax benefits;

•	import and export duties and value added taxes;

•	transportation delays and interruptions;

•	uncertainties arising from foreign local business practices and cultural considerations;

•	requirements by foreign governments that we locally invest a minimum level as part of our contracts with them, which may not yield any return;

•	potential military conflicts, civil strife and political risks; and

•	embargoes.

We cannot ensure our current adopted measures will reduce the potential impact of losses resulting from the risks of our foreign business.

Catastrophic events may disrupt our business and have an adverse effect on our results of operations.

A disruption, infiltration or failure of network, application systems or third-party hosted services in the event of a major earthquake, hurricane, fire, power loss, telecommunications failure, software or hardware malfunctions, cyber-attack, war, terrorist attack or other catastrophic event could cause system interruptions, reputational harm, loss of intellectual property, delays in our ability to provide service to our customers, lengthy interruptions in our services, breaches of data security and loss of critical data and could prevent us from fulfilling our customers’ orders, which could result in reduced revenue.

Our business could be negatively impacted by security threats, including physical and cyber security threats, and other disruptions.

As a defense contractor, we face both physical and cyber security threats to our sensitive systems and information. Although we utilize a variety of technical and administrative controls to mitigate and detect threats, there can be no assurance that these controls will be sufficient to prevent a threat from materializing. Threats to our physical security, were they to manifest, could result in degradation or disruption of business operations. These effects could be attributed to, although not exclusively, loss of staff, reduction in staff productivity, and/or loss or damage to facilities. Cyber security threats are constantly evolving, and our industry is frequently targeted by cyber security threats. We utilize a variety of mechanisms and controls to adapt to potential threats; however, the variety and constant change of these threats leaves the impact unpredictable. Were an incident to occur, it could lead to loss of confidentiality, integrity, and/or availability of information or systems, harm to personnel or infrastructure, and/or damage to our reputation. Such an incident could result in material impact on our business operations and strategies, current or future financial position, and/or cash flows.

Government withholding regulations could adversely affect our operating performance.

The DoD issued the final Defense Federal Acquisition Regulation Supplement (“DFARS”) rule in 2012 which allows withholding of a percentage of payments when a contractor’s business system has one or more significant deficiencies. The DFARS rule applies to CAS covered contracts that have the DFARS clause in the contract terms and conditions. The final rule represents a significant change in the contracting environment for companies performing work for the DoD. Contracting officers may withhold 5% of contract payments for one or more significant deficiencies in any single contractor business system or up 10% of contract payments for significant deficiencies in multiple contractor business systems. A significant deficiency is defined as a “shortcoming in the system that materially affects the ability of officials of the DoD to rely upon information produced by the system that is needed for management purposes.” The final rule was applicable to new DoD contracts awarded after February 2012.

Proceedings against us in domestic and foreign courts could result in legal costs and adverse monetary judgments, adversely affecting our operating performance and causing harm to our reputation.

We are involved in various domestic and foreign claims and lawsuits from time to time. In the event that a court decides against us, in these lawsuits, and we are unable to obtain indemnification from the U.S.

government, or contributions from the other defendants, we may incur substantial costs, which could have a significant impact on our results of operations. Many uncertainties exist surrounding foreign litigations and claims. We continue to assess such claims as they are made, however, it is not possible to determine the ultimate outcome. An adverse ruling in these cases could also adversely affect our reputation and have a material adverse effect on our ability to win future government contracts.

Other litigation in which we are involved includes wrongful termination and other adverse employment actions, breach of contract, personal injury and property damage actions filed by third parties. Actions involving third-party liability claims generally are covered by insurance; however, in the event our insurance coverage is inadequate to cover such claims, we will be forced to bear the costs arising from a judgment. We do not have insurance coverage for breach of contract actions, and we bear all costs associated with such litigation and claims. See Note 8 to the consolidated financial statements included in the 2015 Annual Report, incorporated by reference in this Offering Memorandum.

We are subject to certain U.S. laws and regulations, which are the subject of rigorous enforcement by the U.S. government; our noncompliance with such laws and regulations could adversely affect our future operating performance.

We may be subject to qui tam litigation brought by private individuals on behalf of the government under the Federal Civil False Claims Act, which could include claims for treble damages. Government contract violations could result in the imposition of civil and criminal penalties or sanctions, contract termination, forfeiture of profit, and/or suspension of payment, any of which could make us lose our status as an eligible government contractor. We could also suffer serious harm to our reputation. Any interruption or termination of our government contractor status could significantly reduce our future revenue and profits.

To the extent that we export products, technical data and services outside the United States, we are subject to U.S. laws and regulations governing international trade and exports, including but not limited to, the International Traffic in Arms Regulations, the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury. Failure to comply with these laws and regulations could result in civil and/or criminal sanctions, including the imposition of fines upon us as well as the denial of export privileges and debarment from participation in U.S. government contracts.

We do business in certain parts of the world that have experienced, or may be susceptible to, governmental corruption. Our corporate policy requires strict compliance with the U.S. Foreign Corrupt Practices Act, UK Bribery Act and with local laws prohibiting payments to government officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment. Improper actions by our employees or agents could subject us to civil or criminal penalties, including substantial monetary fines, as well as disgorgement, and could damage our reputation and, therefore, our ability to do business.

Environmental laws and regulations may subject us to significant costs and liabilities that could adversely affect our operating performance.

We are subject to numerous environmental, legal and regulatory requirements related to our operations worldwide. In the U.S., these laws and regulations include those governing the management and disposal of hazardous substances and wastes, the maintenance of a safe workplace and painting aircraft and handling substances such as used batteries and petroleum products. In addition to U.S. federal laws and regulations, states and other countries where we do business have numerous environmental, legal and regulatory requirements by which we must abide. We could incur substantial costs, including clean-up costs, as a result of violations of, or liabilities under, environmental laws.

Our business and results of operations could be adversely affected by the passage of U.S. health care reform and other environmental legislation and regulations. We are continually assessing the impact that health care reform could have on our employer-sponsored medical plans. Growing concerns about climate change may result in the imposition of additional environmental regulations. For example, legislation, international protocols, regulation or other restrictions on emissions could increase the costs of projects for our customers or, in some cases, prevent a project from going forward, thereby potentially reducing the need for our services.

All of these factors could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

The expiration of our collective bargaining agreements could result in increased operating costs or work disruptions, which could potentially affect our operating performance.

As of December 31, 2015, we had approximately 12,000 personnel, of which approximately 4,600 are employees of our affiliates. Employees represented by labor unions totaled approximately 3,100. As of December 31, 2015, we had approximately 28 collective bargaining agreements with these unions. The length of these agreements varies, with the longest expiring in September 2021. There can be no assurance that we will not experience labor disruptions associated with the expiration or renegotiation of collective bargaining agreements or otherwise. We could experience a significant disruption of operations and increased operating costs as a result of higher wages or benefits paid to union members, which could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

If we experience loss of our skilled personnel, including members of senior management, it may have an adverse effect on our operations and/or our operating performance.

Our continued success depends in large part on our ability to recruit and retain the skilled personnel necessary to serve our customers effectively, including personnel with extensive military and law enforcement training and backgrounds. The proper execution of our contract objectives depends upon the availability of quality resources, especially qualified personnel. Given the nature of our business, we have substantial need for personnel who are willing to work overseas, frequently in locations experiencing political or civil unrest, for extended periods of time and often on short notice. We may not be able to meet the need for qualified personnel as such need arises.

We have experienced, and may experience in the future, changes in our management team. We have also taken measures to reduce our cost structure, including the elimination of a number of executive level and other management positions throughout the Company. Our senior management changes, cost containment measures, as well as the potential for additional changes or activities in the future, may result in disruption of our business or our customer relationships, distract our employees, decrease employee morale and result in failure in meeting operational targets due to the loss of employees. These changes could also make it difficult to retain and hire new talent, increase our expenses in terms of severance payments and facility exit costs, both of which could be significant, expose us to increased risk of legal claims by terminated employees, and harm our reputation. If we are unable to mitigate these or other similar risks, our business, results of operations, and financial condition may be adversely affected.

In addition, we must comply with provisions in U.S. government contracts that require employment of persons with specified work experience and security clearances. An inability to maintain employees with the required security clearances could have a significant impact on our ability to win new business and satisfy our existing contractual obligations, which could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

If our subcontractors or joint venture partners fail to perform their contractual obligations, then our performance as the prime contractor and our ability to obtain future business could be materially and adversely impacted.

Many of our contracts involve subcontracts with other companies upon which we rely to perform a portion of the services we must provide to our customers. These subcontractors generally perform niche or specialty services for which they have more direct experience, such as construction, catering services or specialized technical services. These subcontractors have local knowledge of the region in which we will be performing along with the ability to communicate with local nationals and assist in making arrangements for commencement of performance. Often, we enter into subcontract arrangements in order to meet government requirements to award certain categories of services to small businesses. A failure by one or more of our subcontractors to satisfactorily provide on a timely basis the agreed-upon supplies or perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as the prime contractor. Such subcontractor performance deficiencies could result in a customer terminating our contract for default. A default termination could expose us to liability and adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

We often enter into joint ventures so that we can jointly bid and perform on a particular project. The success of these and other joint ventures depends, in large part, on the satisfactory performance of the contractual obligations by our joint venture partners. If our partners do not meet their obligations, the joint ventures may be unable to adequately perform and deliver their contracted services. Under these circumstances, we may be required to make additional investments and provide additional services to ensure the adequate performance and delivery of the contracted services or we may be subject to other liabilities. These additional obligations could result in reduced profits or, in some cases, significant losses for us with respect to the joint venture, which could also affect our reputation in the industries we serve.

We may compete with, or enter into transactions with, entities in which our controlling stockholder may hold a substantial interest.

Cerberus is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly and indirectly with us. Corporate opportunities may arise in the area of potential competitive business activities that may be attractive to us as well as to Cerberus or its affiliates, including through potential acquisitions of competing businesses. Competition may intensify if an affiliate or subsidiary of Cerberus were to enter into or possibly acquire a business similar to ours. In the event that such a transaction happens, Cerberus is under no obligation to communicate or offer such corporate opportunity to us, even if such opportunity might reasonably have been expected to be of interest to us or our subsidiaries.

We may make future investments, which would include co-investment or joint venture arrangements with our affiliates. We may also enter into business combinations and/or collaborate with and invest in other firms or entities, including Cerberus. You should consider that the interests of Cerberus may differ from yours in material respects.

Our new Global Advisory Group may not succeed in helping us sell services in new markets and diversify our customer base.

In order to sell our services in new geographic markets and diversify our customer base beyond our traditional customers, we have formed the Global Advisory Group to locate new business opportunities. If the Refinancing Transactions are successfully completed, Cerberus will fund the Global Advisory Group for up to a two-year period through the $30.0 million Cerberus 3L Notes. There can be no assurance we will realize the expected benefits of the Global Advisory Group or be successful in new markets in the near-term or at all. Difficulties concentrating on new markets could limit our growth and could harm our results of operations. See

“Summary—Refinancing Transactions—Cerberus Investment” In addition, the focus of the Global Advisory Group on services for foreign governments and commercial customers could further expose us to international risks. See “—We are exposed to risks associated with operating internationally” and “—We are subject to certain U.S. laws and regulations, which are the subject of rigorous enforcement by the U.S. government; our noncompliance with such laws and regulations could adversely affect our future operating performance.”

Competition in our industry could limit our ability to attract and retain customers or employees, which could result in a loss of revenue and/or a reduction in margins, which could adversely affect our operating performance.

We compete with various entities across geographic and business lines. Competitors of our operating segments are typically various solution providers that compete in any one of the service areas provided by those business units. Additionally, competitors of our operating segments are typically large defense service contractors that offer services associated with maintenance, training and other activities.

We compete based on a number of factors, including our broad range of services, geographic reach, mobility and response time. Foreign competitors may obtain an advantage over us in competing for U.S. government contracts and attracting employees. We are required by U.S. laws and regulations to remit to the U.S. government statutory payroll withholding amounts for U.S. nationals working on U.S. government contracts while employed by our majority-owned foreign subsidiaries. Foreign competitors may not be similarly obligated by their governments.

Some of our competitors may have greater resources or are otherwise better positioned to compete for contract opportunities. For example, original equipment manufacturers that also provide aftermarket support services have a distinct advantage in obtaining service contracts for aircraft they have manufactured, as they frequently have better access to replacement and service parts, as well as an existing technical understanding of the platform they have manufactured. In addition, we are at a disadvantage when bidding for contracts up for re-competition for which we are not the incumbent provider, because incumbent providers are frequently able to capitalize on customer relationships, technical knowledge and pricing experience gained from their prior service.

In addition to the competition we face in bidding for contracts and task orders, we must also compete to attract the skilled and experienced personnel integral to our continued operations. We hire from a limited pool of potential employees as military and law enforcement experience, specialized technical skill sets and security clearances are prerequisites for many positions. Our failure to compete effectively for employees, or excessive attrition among our skilled personnel, could reduce our ability to satisfy our customers’ needs and increase the costs and time required to perform our contractual obligations. This could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

Changes in, or interpretations of, accounting principles could have a significant impact on our financial position and results of operations.

We prepare our consolidated financial statements in accordance with GAAP. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles. A change in these principles can have a significant effect on our reported results and may even retroactively affect previously reported transactions.

Future restatement of our financial statements could adversely affect our business.

Restatement of our financial statements could have adverse consequences on our business, financial condition, cash flows and results of operations, including the triggering of an event of default under our New Senior Credit Facility and the New Notes Indenture. Restatements could cause our credit rating to be downgraded, which could result in an increase in our borrowing costs and make it more difficult to borrow funds on reasonable terms or at all. In addition, restatements could result in key executives departing and SEC enforcement action.

We use estimates when accounting for contracts. Changes in estimates could affect our profitability and our overall financial position.

When agreeing to contractual terms, we make assumptions and projections about future conditions and events, many of which extend over a period of time. These assumptions and projections assess the cost, productivity and availability of labor, future levels of business base, complexity of the work to be performed, cost and availability of materials, impact of potential delays in performance and timing of product deliveries. Contract accounting requires judgment relative to assessing risks, estimating contract revenues and costs, and making assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, the estimation of total revenues and costs at completion is subject to many variables. Incentives, awards or penalties related to performance on contracts are considered in estimating revenue and profit rates, and are recorded when there is sufficient information to assess anticipated performance. Suppliers’ assertions are also assessed and considered in estimating costs and profit rates.

Because of the significance of the judgment and estimation processes described above, it is possible that materially different amounts could be obtained if different assumptions were used or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may have a material impact on the profitability of one or more of the affected contracts and our performance. See Critical Accounting Policies within “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2015 Annual Report, for further discussion.

Goodwill and other intangible assets represent significant assets on our balance sheet and have been significantly impaired and may continue to be impaired.

Goodwill and other intangible assets are significant assets on our balance sheet, with an aggregate balance of $42.1 million and $113.5 million, respectively, as of December 31, 2015. We assess goodwill and other intangible assets with indefinite lives for impairment annually in October and when an event occurs or circumstances change that would suggest a triggering event. If a triggering event is identified, a step one assessment is performed to identify any possible impairment in the period in which the event is identified. The annual impairment test requires us to determine the fair value of our reporting units in comparison to their carrying values. A decline in the estimated fair value of a reporting unit or asset group could result in an impairment, and a related non-cash impairment charge against earnings, if estimated fair value for the reporting unit is less than the carrying value of the net assets of the reporting unit.

As we continue to face challenges within the defense industry, we could experience unforeseen issues which adversely affect the value of our goodwill or intangible assets and trigger an evaluation of the recoverability of the recorded goodwill and intangible assets. Future determinations of significant write-offs of goodwill or intangible assets as a result of an impairment test or any accelerated amortization of other intangible assets could have a negative impact on our results of operations and financial condition. See Note 3 to the consolidated financial statements included in the 2015 Annual Report, incorporated by reference in this Offering Memorandum.

Unanticipated changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability and cash flow.

We are subject to income taxes in the U.S. and many foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. Furthermore, changes in applicable domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain sales or the deductibility of certain expenses, thereby affecting our income tax expense and profitability. Deferred tax assets are required to be measured at the statutory tax rate currently in effect, therefore a change in the U.S. corporate tax rate would result in a remeasurement of our net deferred tax asset through the income tax provision. The final determination of any tax audits or related litigation could be materially different from our historical income tax provisions and accruals. Additionally, changes in our tax rate as a result of a change in the mix of earnings in countries with differing statutory tax rates, changes in our overall profitability, changes in tax legislation, changes in the valuation of deferred tax assets and liabilities, changes in differences between financial reporting income and taxable income, the results of audits and the examination of previously filed tax returns by taxing authorities and continuing assessments of our tax exposures could impact our tax liabilities and significantly affect our income tax expense, profitability and cash flow.

Acquisition and divestiture related transactions require substantial management resources and may disrupt our business and divert our management from other responsibilities. Acquisitions and divestitures are accompanied by other risks, including:

•	the difficulty of integrating or disaggregating the operations and personnel of the acquired or divested companies;

•	the inability of our management to maximize our financial and strategic position by the successful incorporation or dissolution of acquired or divested personnel into our programs;

•	we may not realize anticipated synergies or financial growth;

•	we may assume material liabilities that were not identified during due diligence, including potential regulatory penalties resulting from the acquisition or divested target’s previous activities;

•	difficulty maintaining uniform standards, controls, procedures and policies, with respect to accounting matters and otherwise;

•	the potential loss or retention of key employees of acquired or divested companies;

•	the impairment of relationships with employees and customers as a result of changes in management and operational structure; and

•	acquisitions or divestitures may require us to invest significant amounts of cash resulting in dilution of stockholder value.

Any inability to successfully integrate or disaggregate the operations and personnel associated with an acquired or divested business and/or service line may harm our business and results of operations.

If we fail to manage acquisitions, divestitures, and other transactions successfully, our financial results, business, and future prospects could be harmed.

In pursuing our business strategy, we routinely conduct discussions, evaluate targets, and enter into agreements regarding possible acquisitions, divestitures, joint ventures, and equity investments. We seek to identify acquisition or investment opportunities that will expand or complement our existing services, or customer base, at attractive valuations. We often compete with others for the same opportunities. To be successful, we must conduct due diligence to identify valuation issues and potential loss contingencies, negotiate transaction terms, complete and close complex transactions, and manage post-closing matters (e.g., integrate acquired companies and employees, realize anticipated operating synergies, and improve margins) efficiently and effectively. Acquisition, divestiture, joint venture, and investment transactions often require substantial management resources and could have the potential to divert our attention from our existing business. Additionally, unidentified pre-closing liabilities could affect our future financial results.

The adoption of the Long-Term Cash Incentive Bonus Plan could substantially increase the cost to acquire the Company or prevent or delay a change in control.

On December 17, 2013, DynCorp International, LLC approved a long-term cash incentive plan for certain executives, where in the event of a change in control, subject to the executives’ continued employment with

DynCorp International, LLC through such a change in control and execution of a restrictive covenant agreement within fourteen days of receipt of such agreement, the executive shall be eligible to receive a cash incentive bonus.

A change in control, as defined in the long-term cash incentive plan, would occur if a person who is not Cerberus or an affiliate of Cerberus becomes beneficial owner, directly or indirectly, of more than 50% of the combined voting power of issued and outstanding securities of DynCorp International, LLC or if there is a reduction in Cerberus’s beneficial ownership to less than 30% of the combined voting power. There are other conditions that could result in a change in control event such as a sale or transfer or other disposition of all or substantially all of the business and assets of DynCorp International, LLC. The long-term cash incentive bonus plan could increase the cost to acquire the Company and prevent or delay a change in control.

USE OF PROCEEDS

DynCorp International will not receive any cash proceeds from the Exchange Offer. The Existing Notes tendered to and accepted by DynCorp International in connection with the terms and conditions of the Exchange Offer will be thereafter retired and cancelled and will not be reissued.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2015, and on an historical basis and on an as adjusted basis to give pro forma effect to the Exchange Offer, including the payment of the Cash Amount, and the Refinancing Transactions as if they had occurred on December 31, 2015.

This table should be read in conjunction with “Summary—Refinancing Transactions,” “Summary—Summary Historical Consolidated Financial Data” and “Risk Factors” included elsewhere in this Offering Memorandum, as well as the historical consolidated financial statements and the related notes thereto and the other financial information and management’s discussion and analysis of financial condition and results of operations that are contained in the 2015 Annual Report and incorporated by reference in this Offering Memorandum. See “Where you Can Find Additional Information and Incorporation of Certain Documents by Reference” located at the beginning of this Offering Memorandum for more information.

Pro forma adjustments relating to the Exchange Offer are shown assuming participation by holders tendering 100% of the outstanding principal amount of the Existing Notes ($455.0 million) (“Maximum Participation”) and assuming the minimum participation threshold by holders tendering 90% of the outstanding principal amount of the Existing Notes ($409.5 million), equivalent to the Minimum Condition. In each case, the pro forma adjustments assume all Existing Notes tendered by holders participating in the Exchange Offer are validly tendered at or prior to the Early Delivery Time.

	As of December 31, 2015
	Actual	Pro Forma Minimum Participation(1)	Pro Forma Maximum Participation(1)
	(unaudited)
	(in millions)
Cash and cash equivalents	$108.8	$63.8	$63.8

Long-term debt, including current portion:
Senior Credit Facility
Existing Revolving Credit Facility(2)	$—	$—	$—
Term loan facility	187.3	—	—
New Senior Credit Facility
Extended Revolving Credit Facility(3)	—	—	—
New Term Loan Facility(4)	—	207.3	207.3
Cerberus 3L Notes	—	30	30
Existing Notes	455.0	45.5	—

New Notes(5)	—	364.5	410.0

Total debt	642.3	647.3	647.3
Total (deficit) equity	(208.2)	(208.2)	(208.2)

Total capitalization	$434.1	$439.1	$439.1

(1)	Pro forma amounts give effect to the payment of the Cash Amount of $45.0 million to be paid as part of the Total Offer Consideration or Exchange Offer Consideration, as applicable, to holders in connection with the Exchange Offer.
(2)	Our available borrowing capacity under the Revolver totaled $102.2 million as of December 31, 2015, which gives effect to $42.6 million of outstanding letters of credit under the letter of credit subfacility.
(3)	As of December 31, 2015, on a pro forma basis after giving effect to the Refinancing Transactions (including giving effect to the termination of the $24.8 million class A revolving commitments on July 7, 2016, and the reduction by 20% on June 24, 2016, of the Extended Revolving Credit Facility commitments, assuming the reduction is accepted by all lenders), we would have had $43.2 million of available capacity under our Extended Revolving Credit Facility (after giving effect to approximately $42.6 million of outstanding letters of credit as of December 31, 2015). See “Description of Other Indebtedness—New Senior Credit Facility.”

(4)	Amount gives effect to a fee of 700 bps in connection with the entry by Supporting Holders into the New Term Loan Facility, reflected as original issue discount.
(5)	The principal amount of New Notes would decrease to the extent participating holders of the Existing Notes tender after the Early Delivery Time and are entitled to receive the Exchange Offer Consideration. See “Description of the Exchange Offer and Consent Solicitation—Terms of the Exchange Offer” for more information.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Cerberus Investment

See “Summary—Refinancing Transactions—Cerberus Investment” and “Description of Other Indebtedness—Cerberus 3L Notes.”

Other

For a description of certain other relationships and related transactions, see “Item 13. Certain Relationships and Related Transactions, and Director Independence” in the 2015 Annual Report, incorporated by reference in this Offering Memorandum.

DESCRIPTION OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

No Recommendation Regarding the Exchange Offer and Consent Solicitation

None of DynCorp International, Holdings, the Supporting Holders, the Trustee, the New Notes Trustee, the Information and Exchange Agent or any of their respective affiliates make any recommendation as to whether any holder of Existing Notes should exchange Existing Note for New Notes in the Exchange Offer or deliver any Consents with respect thereto, and none of them has authorized any person to make any such recommendation. Holders are urged to carefully evaluate all information in this Offering Memorandum and all documents incorporated herein by reference, and the accompanying Letter of Transmittal, consult their own investment and tax advisors and make their own decisions about whether to tender Existing Notes (and deliver Consents), and, if they wish to tender Existing Notes (and deliver Consents), the principal amount of Existing Notes to tender.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this Offering Memorandum and the accompanying Letter of Transmittal, DynCorp International is offering in exchange for each $1,000 principal amount of Existing Notes validly tendered (and not validly withdrawn) (1) at or prior to the Early Delivery Time, the Total Offer Consideration consisting of (i) the Pro Rata Cash Payment and (ii) a principal amount of New Notes equal to $1,000 less the Pro Rata Cash Payment and (2) after the Early Delivery Time and at or before the Expiration Time, the Exchange Offer Consideration consisting of (i) the Pro Rata Cash Payment and (ii) a principal amount of New Notes equal to $970 less the Pro Rata Cash Payment.

Holders will not make an election between New Notes and cash. The amount of New Notes and cash that a holder will receive depends on the principal amount of Existing Notes that participate in the Exchange Offer. See “Description of the New Notes” for a description of the terms of the New Notes offered in the Exchange Offer.

Tenders of Existing Notes pursuant to the Exchange Offer will be accepted only in denominations of $2,000.00 or integral multiples of $1,000.00 in excess thereof, provided that any holder may tender all Existing Notes held by such holder, even if the aggregate principal amount of those Existing Notes is not a permitted denomination. New Notes will be issued in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. If, under the terms of the Exchange Offer, a tendering holder is entitled to receive New Notes in a principal amount that is not an integral multiple of $1.00, DynCorp International will round downward such principal amount of New Notes to the nearest integral multiple of $1.00. This rounded amount will be the principal amount of New Notes such tendering holder will receive, and no additional cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding down.

As of the date of this Offering Memorandum, $455.0 million aggregate principal amount of the Existing Notes were outstanding.

This Offering Memorandum and the Letter of Transmittal are being provided to all registered holders of Existing Notes. There will be no fixed record date for determining the holders of the Existing Notes that are entitled to participate in the Exchange Offer.

The Exchange Offer is being made, and the New Notes are being offered and issued, in reliance on the exemption from the registration requirements of the Securities Act provided under Section 3(a)(9) of the Securities Act and on the exemption from the registration requirements of state securities laws and regulations provided under Section 18(b)(4)(D) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the Staff of the SEC, the New Notes received in exchange for the Existing Notes tendered pursuant to the Exchange Offer will have the same characteristics of the Existing Notes as to their transferability and will be freely transferable without registration under the Securities Act and without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act).

The New Notes issued pursuant to this Exchange Offer to a holder of Existing Notes who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 or another exemption from registration under the Securities Act, and the holding period of Existing Notes tendered by such recipients can be tacked to the New Notes received in exchange for the Existing Notes for the purpose of satisfying the holding period requirements of Rule 144. None of the Existing Notes are held by any of our officers, directors or affiliates. Accordingly, we do not anticipate that any of our officers, directors or affiliates will participate in the Exchange Offer.

Hypothetical Illustration of Total Offer Consideration and Exchange Offer Consideration

Solely for purposes of illustration, the following table indicates the hypothetical Total Offer Consideration and Exchange Offer Consideration, as applicable, a holder would receive in the Exchange Offer assuming the following participation percentages: (1) the Maximum Participation by holders tendering 100% of the outstanding principal amount of the Existing Notes ($455.0 million) and (2) the Minimum Condition by holders tendering 90% of the outstanding principal amount of the Existing Notes ($409.5 million). This table is a hypothetical illustration only and therefore should be used solely for the purpose of understanding the calculation of the Total Offer Consideration and Exchange Offer Consideration and should not be relied upon for any other purpose.

			For each $1,000 Principal Amount of Existing Notes Validly Tendered and Not Withdrawn:
	Aggregate Principal Amount of New Notes if Tendered Prior to the Early Delivery Time(1)	Cash Amount	Total Offer Consideration if at or Prior to the Early Delivery Time		Exchange Offer Consideration if After the Early Delivery Time
Hypothetical Participation			Cash	Principal Amount of New Notes	Cash	Principal Amount of New Notes
Maximum Participation (100%)	$410.0 million	$45.0 million	$98.90	$901.10	$98.90	$871.10
Minimum Condition (90%)	$364.5 million	$45.0 million	$109.89	$890.11	$109.89	$860.11

(1)	The principal amount of New Notes would decrease to the extent participating holders of the Existing Notes tender after the Early Delivery Time and are entitled to receive the Exchange Offer Consideration, which is lower than the Total Offer Consideration.

DynCorp International will announce the aggregate amount of Existing Notes validly tendered and accepted in the Exchange Offer promptly after the Expiration Time and provide holders with information with respect to the principal amount of New Notes and cash each holder will receive as part of the Total Offer Consideration or Exchange Offer Consideration.

Accrued and Unpaid Interest

Holders of Existing Notes that participate in the Exchange Offer will not receive accrued and unpaid interest at the Settlement Date. Instead, interest on the New Notes will accrue from January 1, 2016, which was the last date interest was paid on the Existing Notes. See “Description of the New Notes—Principal, Maturity and Interest.”

Consent Solicitation

In conjunction with the Exchange Offer, DynCorp International is also hereby soliciting, upon the terms and subject to the conditions set forth in this Offering Memorandum and the accompanying Letter of Transmittal,

Consents from holders of the Existing Notes to the Proposed Amendments to the Existing Indenture. Any holder who tenders Existing Notes pursuant to the Exchange Offer prior to the Early Delivery Time must also deliver a Consent to the Proposed Amendments. Holders who validly tender Existing Notes in the Exchange Offer prior to the Early Delivery Time will receive the Total Offer Consideration for Existing Notes accepted in the Exchange Offer. The Proposed Amendments with respect to the Existing Indenture constitute a single proposal and a tendering and consenting holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain of such Proposed Amendments with respect to the Existing Indenture.

A holder may not revoke a Consent without withdrawing the previously tendered Existing Notes to which such Consent relates. Tenders of Existing Notes may be validly withdrawn and Consents may be validly revoked at any time prior to the Withdrawal Deadline. Existing Notes validly tendered on or after the Withdrawal Deadline may not be withdrawn, subject to the limited circumstances described in “Withdrawal of Tenders and Revocation of Consents” below. A valid withdrawal of tendered Existing Notes prior to the Withdrawal Deadline will constitute the concurrent valid revocation of such holder’s related Consent.

In order to amend the Existing Indenture, the Requisite Consents must be received and the Trustee, DynCorp International and the guarantors must execute the Supplemental Indenture. DynCorp International intends to cause the Information and Exchange Agent to deliver the Requisite Consents to the Trustee under the Existing Indenture promptly after they have been obtained, but in no event earlier than the Early Delivery Time. The Supplemental Indenture will be effective and binding upon its execution but the Proposed Amendments will not become operative until we consummate the Exchange Offer for the Existing Notes. We intend to announce the achievement of the Requisite Consents and the effectiveness of the Supplemental Indenture by public announcement shortly after the Early Delivery Time.

Holders of Existing Notes that are not exchanged will continue to be subject to the provisions of the Existing Indenture governing the Existing Notes, as the same may be supplemented and amended by the Supplemental Indenture. In the event that the Requisite Consents are not achieved or if any Supplemental Indenture otherwise does not become effective for any reason, the Proposed Amendments will not become effective for the Existing Notes and the Existing Indenture governing the Existing Notes will remain in effect in its current form without giving effect to the Proposed Amendments.

The consummation of the Exchange Offer is conditioned upon obtaining the Requisite Consents of holders of the Existing Notes and the execution and delivery of the Supplemental Indenture giving effect to the Proposed Amendments. We may not consummate the Exchange Offer or execute the Supplemental Indenture without receiving the Requisite Consents applicable to the Exchange Offer.

See “Proposed Amendments to the Existing Indenture” for more information on the Proposed Amendments.

Early Delivery Time; Withdrawal Deadline; Expiration Time; Extensions; Amendments; Termination

The Early Delivery Time is 5:00 p.m., New York City time, on the later of (1) the fifth business day following the date that Holdings files its First Quarter 2016 Form 10-Q and (2) May 13, 2016, unless the Early Delivery Time is extended, in which case the Early Delivery Time will be the last date and time to which the Early Delivery Time is extended. The Withdrawal Deadline is 5:00 p.m., New York City time, on the date of the Early Delivery Time, unless extended, in which case the Withdrawal Deadline will be the last date and time to which the Withdrawal Deadline is extended. The Expiration Time for the Exchange Offer is 5:00 p.m., New York City time, on June 10, 2016, unless the period for the Exchange Offer is extended or earlier terminated, in which case the Expiration Time will be the last date and time to which the Expiration Time is extended or earlier terminated. DynCorp International may extend the Exchange Offer or the Early Delivery Time for any purpose including, without limitation, to permit the satisfaction or waiver, in whole or in part, of the conditions to the Exchange Offer, subject to the terms of the Support Agreement and applicable law.

DynCorp International expressly reserves the right, subject to applicable law and the terms of the Support Agreement, (i) to delay acceptance of any Existing Notes, to extend the Expiration Time or the Early Delivery Time, or to terminate the Exchange Offer and/or the Consent Solicitation and not accept any Existing Notes if any of the conditions set forth under “—Conditions to the Exchange Offer and Consent Solicitation” shall not have been waived or satisfied by DynCorp International prior to the Expiration Time and (ii) to amend at any time, or from time to time, the terms of the Exchange Offer (including the Minimum Condition) and/or the Consent Solicitation. DynCorp International expressly reserves the right to consummate either or both of the Exchange Offer and/or the Consent Solicitation upon any such amended terms without reinstating withdrawal rights, subject to applicable law; however, there can be no assurance that DynCorp International will exercise its right to extend, terminate or amend the Exchange Offer or Consent Solicitation. Any waiver, amendment or modification of the Exchange Offer or the Consent Solicitation will apply to all Existing Notes tendered or delivered thereunder. If DynCorp International exercises any such right, DynCorp International will give oral or written notice thereof to the Information and Exchange Agent as promptly as practicable. If the Exchange Offer and Consent Solicitation are amended in a manner determined by DynCorp International to constitute a material change, DynCorp International will promptly disclose such amendment in a manner reasonably calculated to inform holders of the Existing Notes of such amendment and extend the period of the Exchange Offer or, if applicable, such Consent Solicitation. An extension of the Early Delivery Time or Expiration Time will not affect a holder’s withdrawal or revocation rights, unless otherwise provided or as required by applicable law.

The minimum period during which the Exchange Offer will remain open following a material change in the terms of the Exchange Offer or in the information concerning the Exchange Offer (other than a change in consideration or a change in percentage of Existing Notes sought) will depend upon the facts and circumstances of such change, including the relative materiality of the terms or information changes. With respect to any change in consideration for or percentage of Existing Notes sought, a minimum of ten business days will be provided between the announcement of the change and the Expiration Time, as the same may be extended. If any of the terms of any or all of the Exchange Offer are amended in a manner we determine to constitute a material change adversely affecting holders, we will promptly disclose any such amendment in a manner reasonably calculated to inform such holders of such amendment and will extend any or all of the periods for the Exchange Offer for a time period which we deem appropriate (including any withdrawal or revocation rights, to the extent required by law and as DynCorp International determines necessary), depending upon the significance of the amendment and the manner of disclosure to such holders, if the period for the Exchange Offer would otherwise expire during such time period.

Announcements

Any extension, termination or amendment of the Exchange Offer or Consent Solicitation will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension of the Exchange Offer to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Early Delivery Time, Withdrawal Deadline or Expiration Time. Without limiting the manner in which DynCorp International may choose to make such announcement, DynCorp International will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement reasonably calculated to inform holders of the Existing Notes as DynCorp International deems appropriate.

Settlement Date

We will deliver the New Notes and pay the Cash Amount on the Settlement Date, which will be promptly after the Expiration Time. We expect that the Settlement Date will be the third business day following the Expiration Time or as soon as practicable thereafter. We will not be obligated to deliver New Notes unless the Exchange Offer is consummated. On and after the Settlement Date, the tendering holders whose Existing Notes have been exchanged by DynCorp International will cease to be entitled to receive interest on such Existing

Notes. Such tendering holders will receive the applicable Total Offer Consideration or Exchange Offer Consideration for the Existing Notes accepted for exchange. DynCorp International will deliver the New Notes and the Pro Rata Cash Payment for your validly tendered and not validly withdrawn and accepted Existing Notes by depositing the New Notes and cash in immediately available funds therefor with (i) the Information and Exchange Agent, which will act as your agent for the purpose of receiving the applicable Total Offer Consideration or Exchange Offer Consideration from DynCorp International and transmitting such consideration to you or (ii) DTC. Under no circumstances will any interest be payable because of any delay in the transmission of funds to you with respect to accepted Existing Notes or otherwise.

Release of Legal Claims by Tendering Eligible Holders of Existing Notes

Effective solely upon, and contingent upon, the consummation of the Refinancing Transactions in accordance with the Offering Memorandum, by tendering Existing Notes in the Exchange Offer, holders (other than the Supporting Holders whose releases are set forth in the Support Agreement), release and waive, and covenant not to sue with respect to, any and all claims or causes of action of any kind whatsoever, arising from or relating to the Refinancing Transactions, that directly or indirectly, arise out of, are based upon or are in any manner connected with such holders’, their successors’ and assigns’ ownership or acquisition of indebtedness under the Existing Notes, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including, without limitation, any approval or acceptance given or denied, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that they, their successors and assigns have or may have had against (i) Holdings, DynCorp International, their affiliates and their stockholders, and the subsidiary guarantors, and (ii) the directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, of Holdings, DynCorp International, their subsidiaries, their affiliates and their stockholders, whether those claims arise under federal or state securities laws or otherwise; provided, however, that the foregoing shall not apply to any claims or causes of action relating to (x) any non-payment of principal or interest or other amounts due under the New Notes Indenture, the New Notes, the Existing Indenture or the Existing Notes, (y) the enforcement of rights under the applicable documents governing the New Notes, the New Note Indenture, the New Senior Credit Facility or the Intercreditor Agreement or (z) any claim of fraud, bad faith or intentional misconduct. See “Risk Factors—Risks to Tendering Holders Related to the Exchange Offer and Consent Solicitation—By tendering their Existing Notes, holders of Existing Notes release and waive any and all claims they might otherwise have against us.”

Procedures for Tendering Existing Notes and Delivering Consents

To tender Existing Notes in the Exchange Offer, each holder must deliver a validly executed Letter of Transmittal, or an Agent’s Message in lieu of a Letter of Transmittal, to the Information and Exchange Agent. If a holder wishes to tender Existing Notes in the Exchange Offer and such holder’s Existing Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, such holder must instruct that custodial entity to deliver the Existing Notes pursuant to the procedures of the custodial entity. Custodial entities that are participants in DTC must deliver the Existing Notes through DTC’s Automated Tender Offer Program, known as “ATOP,” by which the custodial entity and the holder on whose behalf the custodial entity is acting agree to be bound by the Letter of Transmittal. Holders desiring to tender through DTC must cause the Information and Exchange Agent to receive a timely confirmation of a book-entry transfer of Existing Notes, including an Agent’s Message, into the Information and Exchange Agent’s account at DTC (a “Book-Entry Confirmation”), pursuant to the procedures for book-entry transfer described below, prior to the Expiration Time or the Early Delivery Time, as applicable. The term “Agent’s Message” means a message, transmitted by DTC to and received by the Information and Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the tendering participant stating that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

The method of delivery of Existing Notes, Letters of Transmittal and all other required documents is at the election and risk of the holder. If such delivery is by regular U.S. mail, it is recommended that holders use registered mail, properly insured, with return receipt requested. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery. No Letter of Transmittal or Existing Notes should be sent to DynCorp International, Holdings, the Trustee under the Existing Indenture or the New Notes Trustee. There are no guaranteed delivery provisions provided for in conjunction with the Exchange Offer under the terms of this Offering Memorandum and the Letter of Transmittal. Holders must timely tender their Existing Notes in accordance with the procedures set forth in this Offering Memorandum and accompanying Letter of Transmittal.

Any tender of Existing Notes by a holder will constitute an agreement between such holder and DynCorp International in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal, which agreement will be governed by, and construed in accordance with, the laws of the State of New York, and in the case of the Supporting Holders subject to the terms of the Support Agreement. Holders that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wish to tender are urged to contact such registered holder promptly and instruct such registered holder to tender on his or her behalf. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Exchange Offer. Accordingly, beneficial owners wishing to participate in the Exchange Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the time by which such owner must take action in order to participate.

All questions as to the validity, form, eligibility, time of receipt and acceptance of the tendered Existing Notes and delivery of Consents will be determined by DynCorp International in its sole discretion, which determination will be final and binding. Alternative, conditional or contingent tenders or deliveries of Consents will not be considered valid. DynCorp International reserves the absolute right to reject any and all Existing Notes not properly tendered or Consents not properly delivered, or any Existing Notes which, if accepted, would, in the opinion of DynCorp International’s counsel, be unlawful. DynCorp International also reserves the absolute right to waive any irregularities of tender or delivery as to particular Existing Notes. A waiver of a defect with respect to one tender or delivery of a Consent will extend to that tender or delivery only unless DynCorp International expressly provides otherwise, and will not obligate DynCorp International to waive the same or any other defect with respect to any other tender or withdrawal unless DynCorp International expressly provides otherwise. DynCorp International’s interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes or deliveries of Consents must be cured within such time as DynCorp International shall determine. None of DynCorp International, Holdings, the Information and Exchange Agent, the Trustee, the New Notes Trustee or any other person will be under any duty to give notification of defects or irregularities with respect to tenders of Existing Notes or any delivery of Consents, nor shall any of them incur any liability for failure to give such notification. Tenders of Existing Notes and deliveries of Consents will not be considered to have been valid until such irregularities have been cured or waived. Any book-entry transfers received by DTC that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned, at DynCorp International’s expense, to such holder by the Information and Exchange Agent.

DynCorp International will be deemed to have accepted for exchange validly tendered (and not validly withdrawn) Existing Notes as provided herein when, and if, DynCorp International gives oral or written notice to the Information and Exchange Agent of its acceptance of the Existing Notes for exchange pursuant to the Exchange Offer.

If, for any reason whatsoever, acceptance for exchange of any Existing Notes tendered pursuant to the Exchange Offer is delayed (whether before or after DynCorp International’s acceptance for exchange of the Existing Notes) or DynCorp International extends the Exchange Offer or is unable to accept for exchange the Existing Notes tendered pursuant to such Exchange Offer, then, without prejudice to its rights set forth herein,

DynCorp International may instruct the Information and Exchange Agent to retain tendered Existing Notes and those Existing Notes may not be withdrawn, subject to the right of holders to withdraw prior to the Withdrawal Deadline and the limited circumstances described in “Withdrawal of Tenders and Revocation of Consents” below.

Without limiting any of the foregoing, any holder tendering Existing Notes before the Early Delivery Time shall be deemed to have delivered Consents to the Proposed Amendments with respect to all of the Existing Notes tendered by such holder.

If a holder has any questions or needs help in tendering Existing Notes or delivering Consents, please contact the Information and Exchange Agent at the addresses and telephone numbers listed on the back cover page of this Offering Memorandum.

Signature Guarantees

Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a “Medallion Signature Guarantor”), unless the Existing Notes tendered thereby are tendered (i) by a holder of Existing Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Existing Notes) who has not completed either the box entitled “Special Delivery Instructions” or “Special Payment or Issuance Instructions” on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Existing Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Existing Notes not accepted for purchase or not tendered are to be returned to a person other than the holder, then the signatures on the Letter of Transmittal accompanying the tendered Existing Notes must be guaranteed by a Medallion Signature Guarantor as described above.

Effect of Letter of Transmittal

Subject to and effective upon the acceptance for exchange of Existing Notes tendered thereby, by executing and delivering a Letter of Transmittal, you (i) irrevocably sell, assign and transfer to or upon the order of DynCorp International all right, title and interest in and to all the Existing Notes tendered thereby and (ii) irrevocably appoint the Information and Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Information and Exchange Agent also acts as DynCorp International’s agent with respect to the tendered Existing Notes, with full power coupled with an interest) to:

•	deliver certificates representing the Existing Notes, or transfer ownership of the Existing Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the Existing Notes for transfer; and

•	exercise all rights of beneficial ownership of the Existing Notes (except that the Information and Exchange Agent will have no rights to or control over, DynCorp International’s funds, except as its agent, for the offer consideration for any tendered Existing Notes that are exchanged by us), all in accordance with the terms of the Exchange Offer and the Consent Solicitation.

Execution and delivery of the Letter of Transmittal prior to the Early Delivery Time will constitute delivery of a Consent.

Delivery of Consents and Tenders of Existing Notes Held Through ATOP

The Information and Exchange Agent has or will establish an account with respect to the Existing Notes at DTC for purposes of the Exchange Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Existing Notes may make book-entry delivery of Existing Notes in connection with any tender by such DTC participant or any person for which it is a custodian by causing DTC to transfer the Existing Notes into the Information and Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer. In lieu of physically completing and signing the applicable Letter of Transmittal and delivering it to the Information and Exchange Agent, DTC participants may electronically transmit their acceptance through ATOP. In accordance with ATOP procedures, DTC will then verify the acceptance and send an Agent’s Message to the Information and Exchange Agent for its acceptance.

Custodial entities that are DTC participants must enter separate instructions for each of its beneficial owners. If an eligible holder of Existing Notes tenders through ATOP, tender of such Existing Notes must be made to the Information and Exchange Agent either physically or pursuant to the book-entry delivery procedures set forth herein. Unless such holder delivers either physically or by book-entry delivery the Existing Notes to the Information and Exchange Agent, we may, at our option, treat such tender as defective for purposes of delivery of acceptance and the right to participate in the Exchange Offer. You should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Information and Exchange Agent. DynCorp International has the right, which may be waived, to reject the defective tender of Existing Notes as invalid and ineffective.

Withdrawal of Tenders and Revocation of Consents

Tenders of Existing Notes pursuant to the Exchange Offer may be validly withdrawn and Consents delivered pursuant to the Consent Solicitation may be validly revoked at any time at or prior to the Withdrawal Deadline by following the procedures described herein. A holder may not validly revoke a Consent unless such holder validly withdraws previously tendered Existing Notes, and the proper withdrawal of previously tendered Existing Notes will constitute the concurrent proper revocation of the related Consent. Any Existing Notes tendered at or prior to the Early Delivery Time that are not validly withdrawn at or prior to the Withdrawal Deadline may not be withdrawn thereafter, unless the Exchange Offer is terminated without any Existing Notes being accepted or as required by applicable law. If such a termination occurs, the Existing Notes will be returned to the tendering holder as promptly as practicable. If a holder validly withdraws previously tendered Existing Notes, such holder will not receive the Exchange Offer Consideration or Total Offer Consideration, unless such Existing Notes are re-tendered at or prior to the Early Delivery Time (in which case a holder will be entitled to receive the Total Offer Consideration) or after the Early Delivery Time but at or prior to the Expiration Time (in which case a holder will be entitled to receive the Exchange Offer Consideration only).

To be effective, a written or facsimile transmission (or delivery by hand or by mail) notice of withdrawal and revocation must (a) be timely received by the Information and Exchange Agent at its address set forth on the back cover of this Offering Memorandum at or prior to the Early Delivery Time, (b) specify the name of the person having tendered the Existing Notes to be withdrawn, the principal amount of such Existing Notes and the name of the holder(s) of such Existing Notes as set forth thereon, if different from that of the person that tendered such Existing Notes, (c) contain the description of the Existing Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Existing Notes (or, in the case of Existing Notes tendered by book-entry transfer, the number of the account at DTC from which the Existing Notes were tendered) and (d) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered and the Consent given (including any required signature guarantees) or be accompanied by (A) documents of transfer sufficient to have the Trustee for the Existing Notes register the transfer of the Existing Notes into the name of the person withdrawing such Existing Notes and (B) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder.

In lieu of submitting a written or facsimile transmission notice of withdrawal, DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then process the request and send a Request Message to the Information and Exchange Agent. The term “Request Message” means a message transmitted by DTC and received by the Information and Exchange Agent, which states that DTC has received a request for withdrawal from a DTC participant and identifies the Existing Notes to which such request relates. If the Existing Notes to be withdrawn have been delivered or otherwise identified to the Information and Exchange Agent, a properly completed and presented written or facsimile notice of withdrawal or a Request Message is effective immediately upon receipt thereof even if physical release is not yet effected.

All questions as to the validity, form, eligibility, time of receipt and acceptance of all withdrawals of Existing Notes and revocation of Consents will be determined by DynCorp International, in its sole discretion, which determination will be final and binding. Alternative, conditional or contingent withdrawals or revocations will not be considered valid. DynCorp International reserves the absolute right to reject any or all withdrawals of Existing Notes or revocations of Consents, determined by DynCorp International not to be in proper form or if the acceptance or exchange for such Existing Notes may, in the opinion of DynCorp International’s counsel, be unlawful. DynCorp International also reserves the absolute right to waive any defect, irregularity or condition of tenders to particular Existing Notes. A waiver of a defect with respect to one withdrawal or revocation will extend to that withdrawal or delivery only unless DynCorp International expressly provides otherwise, and will not obligate DynCorp International to waive the same or any other defect with respect to any other withdrawal or revocation unless DynCorp International expressly provides otherwise. DynCorp International’s interpretations of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with withdrawals of Existing Notes or revocations of Consents must be cured within such time as DynCorp International determines, unless waived by DynCorp International. Withdrawals of Existing Notes or revocations of Consents will not be considered to have been valid until all defects and irregularities have been waived by DynCorp International or cured. None of DynCorp International, Holdings, the Information and Exchange Agent, the Trustee, the New Notes Trustee or any other person will be under any duty to give notice of any defects or irregularities in any withdrawal of Existing Notes nor shall any of them incur any liability for failure to give such notification.

Subject to applicable regulations of the SEC, if, for any reason whatsoever, acceptance for exchange of any Existing Notes tendered pursuant to the Exchange Offer is delayed (whether before or after DynCorp International’s acceptance for exchange of the Existing Notes) or DynCorp International extends the Exchange Offer or is unable to accept for exchange the Existing Notes tendered pursuant to such Exchange Offer, then, without prejudice to its rights set forth herein and in the Letter of Transmittal, DynCorp International may instruct the Information and Exchange Agent to retain tendered Existing Notes and those Existing Notes may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

Conditions to the Exchange Offer and Consent Solicitation

Notwithstanding any other provisions of the Exchange Offer and Consent Solicitation, DynCorp International will not be required to accept for exchange Existing Notes validly tendered (and not validly withdrawn), or accept any related Consents, pursuant to the Exchange Offer and Consent Solicitation, respectively, and may terminate, amend or extend the Exchange Offer or the Consent Solicitation, subject to the terms of this Offering Memorandum and the Support Agreement, or delay or refrain from accepting for exchange, or exchanging, the Existing Notes or transferring any applicable offer consideration, or from delivering Consents to the Trustee, if at any time prior to the consummation of the Exchange Offer and/or the Consent Solicitation, DynCorp International determines, in its sole discretion, that any of the following conditions shall not have been satisfied, or waived by DynCorp International:

•	the fulfillment of the Minimum Condition;

•	the effectiveness of all of the provisions of the New Senior Credit Facility, including the Extended Revolving Credit Facility, New Term Loan Facility, the Partial Revolving Credit Facility Conversion and the Permanent Waiver, and the occurrence of the closing thereunder;

•	the execution and delivery of the Intercreditor Agreement and customary security documents relating to the New Notes;

•	the filing of the application on Form T-3 under the Trust Indenture Act with the SEC relating to the New Notes Indenture and the New Notes Indenture shall have been qualified under the Trust Indenture Act;

•	the Cerberus Investment shall have been consummated pursuant to the Cerberus Investment Commitment Letter;

•	the Requisite Consents shall have been received and the Supplemental Indenture giving effect to the Proposed Amendments shall have been executed and delivered;

•	the Support Agreement is in full force and effect and has not been terminated in accordance with its terms;

•	each of the Supporting Holders shall have tendered its Existing Notes in the Exchange Offer and delivered its Consents in the Consent Solicitation in accordance with the terms of the Support Agreement;

•	the Exchange Offer has not been determined to violate any applicable law or interpretation of the staff of the SEC;

•	the absence of any statute, rule, regulation, judgment, order, decree or injunction which prohibits or prevents the closing of the Exchange Offer; or

•	the Trustee shall not have objected in any respect to or taken action that could, in DynCorp International’s sole judgment, adversely affect the consummation of the Exchange Offer or Consent Solicitation or shall have taken any action that challenges the validity or effectiveness of the procedures used by DynCorp International in the making of the Exchange Offer or Consent Solicitation or the acceptance of some or all of the Existing Notes pursuant to the Exchange Offer or the acceptance of some or all of the Consents pursuant to the Consent Solicitation.

In addition, DynCorp International’s obligation to transfer any consideration is conditioned upon its acceptance of Existing Notes pursuant to the Exchange Offer.

The consummation of the Consent Solicitation is conditioned upon the receipt of the Requisite Consents to approve the Proposed Amendments, the consummation of the Exchange Offer and the execution and delivery of the Supplemental Indenture giving effect to such Proposed Amendments. DynCorp International may not consummate the Consent Solicitation or execute the Supplemental Indenture without receiving the Requisite Consents.

These conditions are for DynCorp International’s benefit and may be asserted by DynCorp International or may be waived by DynCorp International at any time and from time to time, subject to the terms of the Support Agreement. Further, subject to applicable law and the terms set forth in this Offering Memorandum and the Support Agreement, DynCorp International reserves the right to waive any and all conditions to the Exchange Offer and Consent Solicitation, in whole or in part, including the Minimum Condition, and may do so, subject to applicable law, without reinstating withdrawal rights.

In addition, DynCorp International also reserves the right to extend or terminate the Exchange Offer and/or the Consent Solicitation and to otherwise amend or modify the Exchange Offer and/or the Consent Solicitation in any respect, subject to the terms of the Support Agreement. As of the date of this Offering Memorandum, DynCorp International does not intend to extend the Early Delivery Time or the Expiration Time.

Under the Exchange Offer and Consent Solicitation, if any of these events occur, subject to the termination rights described above, DynCorp International may (i) return Existing Notes tendered thereunder to you, (ii) extend such Exchange Offer and Consent Solicitation and retain all Existing Notes tendered thereunder until the expiration of such extended Exchange Offer or (iii) amend such Exchange Offer and Consent Solicitation in any respect by giving oral or written notice of such amendment to the Information and Exchange Agent and making public disclosure of such amendment to the extent required by law.

DynCorp International has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although DynCorp International has no present plans or arrangements to do so, it reserves the right to amend, at any time, the terms of the Exchange Offer and/or the Consent Solicitation, subject to the terms of this Offering Memorandum, the Support Agreement and applicable law. DynCorp International will give holders notice of such amendments as may be required by applicable law.

Transfer Taxes

Holders will not be obligated to pay any transfer taxes in connection with the tender of Existing Notes in the Exchange Offer unless a holder instructs DynCorp International to register New Notes in the name of, or request that Existing Notes not tendered or accepted in the Exchange Offer be returned to, a person other than the registered tendering holder. In those cases, such holder will be responsible for the payment of any applicable transfer taxes. If transfer taxes are imposed for any other reason other than the transfer and tender to DynCorp International, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder.

Withholding Tax

Under United States federal income tax laws, a portion of any payments made to certain non-US holders who tender Existing Notes in the Exchange Offer or deliver Consents in the Consent Solicitation may be required to be withheld. See “Certain United States Federal Income Tax Consequences—Tax Consequences to Participating Non-US Holders—Tender of Existing Notes On or Prior to the Early Delivery Time.”

U.S. Federal Backup Withholding

To prevent backup withholding of U.S. federal income tax, holders must either (1) provide a completed IRS Form W-9 and indicate either (a) such holder’s correct taxpayer identification number, or (b) an adequate basis for an exemption, or (2) provide an applicable completed Form W-8BEN or W-8BEN-E. See “Certain United States Federal Tax Consequences—Backup Withholding and Information Reporting.”

Cancellation of Indebtedness Income to DynCorp International

As a result of consummation of the Exchange Offer, we may realize cancellation of indebtedness income for tax purposes. We expect to have net operating losses available to reduce our tax liabilities resulting from the Exchange Offer, but the Company may be required to pay U.S. federal, state and/or local income tax, including alternative minimum tax, because of the recognition of cancellation of indebtedness income as a result of the exchange of the Exchange Offer. For a detailed discussion see “Certain United States Federal Income Tax Considerations—Tax Consequences to the Company—COD Income.

Appraisal Rights

You will not have any right to dissent and receive appraisal of your Existing Notes in connection with the Exchange Offer.

Information and Exchange Agent

DynCorp International has retained D.F. King & Co., Inc. to act as the Information and Exchange Agent in connection with the Exchange Offer and Consent Solicitation. The Information and Exchange Agent will assist with the delivery of this Offering Memorandum, the Letter of Transmittal and related materials to holders of Existing Notes, respond to inquiries of and provide information to such holders of Existing Notes or any agent bearing fiduciary duties to any such holder with respect to its participation in the Exchange Offer and Consent Solicitation, and provide other similar advisory services as we may request from time to time.

Requests for additional copies of this Offering Memorandum, the Letter of Transmittal or any other required documents may be directed to the Information and Exchange Agent at its address and telephone number set forth on the back cover of this Offering Memorandum. Subject to the terms and conditions set forth in an agreement between DynCorp International and the Information and Exchange Agent, DynCorp International has agreed to pay the Information and Exchange Agent customary fees for its services in connection with the Exchange Offer and Consent Solicitation. DynCorp International has also agreed to reimburse the Information and Exchange Agent for its reasonable out-of-pocket expenses.

The Information and Exchange Agent does not assume any responsibility for the accuracy or completeness of the information concerning us contained in this Offering Memorandum or in the documents incorporated by reference herein or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of that information. Neither the Information and Exchange Agent nor any of its affiliates takes any position or makes any recommendation as to whether or not holders of Existing Notes should participate in the Exchange Offer and Consent Solicitation.

Other Fees and Expenses

The expenses of soliciting tenders of the Existing Notes and Consents for the Proposed Amendments to the Existing Indenture will be borne by DynCorp International. The principal solicitation is being made by mail; however, additional solicitations may be made by fax, telephone or in person by the Information and Exchange Agent, as well as by officers and other employees of DynCorp International and its affiliates.

Tendering holders of Existing Notes will not be required to pay any fee or commission to DynCorp International or the Information and Exchange Agent in connection with the Exchange Offer or the Refinancing Transactions. However, if your Existing Notes are held through a broker, dealer, commercial bank, trust company or other nominee that tenders the Existing Notes on your behalf, your broker or nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Support Agreement

On April 30, 2016, the Supporting Holders, which collectively held, as of such date, approximately $313.5 million aggregate principal amount of Existing Notes (approximately 69% of the aggregate principal amount outstanding), entered into the Support Agreement with Holdings and DynCorp International, whereby such Supporting Holders agreed to tender (or cause to be tendered) in the Exchange Offer their Existing Notes (or any Existing Notes acquired prior to the Early Delivery time) in exchange for cash and New Notes and deliver (or cause to be delivered) Consents in respect of the Consent Solicitation prior to the Early Delivery Time, and to the extent any Existing Notes are acquired by the Supporting Holders after the Early Delivery Time and prior to the Expiration Time, such Supporting Holders have agreed to tender (or cause to be tendered) such Existing Notes in the Exchange Offer. Each Supporting Holder also agreed to use commercially reasonable efforts to support and complete the Refinancing Transactions and take any and all appropriate actions in its capacity as a holder of Existing Notes and as a lender under the Senior Credit Facility, if applicable, as may be reasonably necessary to consummate the Refinancing Transactions, and not to take any action, directly or indirectly, inconsistent with its obligations under the Support Agreement, the Refinancing Transaction or related documents, including any actions, if applicable, in such Supporting Holder’s capacity as a lender under the Senior Credit Facility. Supporting Holders may transfer their Existing Notes so long as the transferee agrees to be bound by the terms and conditions of the Support Agreement.

The obligations of the Supporting Holders to tender their Existing Notes in the Exchange Offer under the Support Agreement are subject to certain conditions which include:

(i)	the Support Agreement is in full force and effect and has not terminated in accordance with its terms,

(ii)	the absence of any injunctions, litigation or laws that would prohibit or prevent the closing of the Exchange Offer,

(iii)	the truth and accuracy of the representations and warranties of DynCorp International in all material respects on the date of the Support Agreement and the launch date of the Exchange Offer,

(iv)	no Change of Control (as defined in the Existing Indenture), merger, consolidation, sale of all or substantially all of the assets of Holdings or DynCorp International shall have occurred,

(v)	no voluntary or involuntary bankruptcy proceedings have been initiated by or against Holdings, DynCorp International or any of their direct or indirect parents or significant subsidiaries and no receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, DynCorp International or any of their direct or indirect parents or significant subsidiaries or for a substantial part of the property or assets of Holdings or DynCorp International or any of their direct or indirect parents or significant subsidiaries shall have been appointed; provided that if involuntary bankruptcy proceedings initiated against Holdings, DynCorp International or any of their direct or indirect parents or significant subsidiaries are dismissed within 60 days of the initiation of such involuntary proceedings, this Tender Condition (as defined below) shall be deemed to be satisfied; provided that Holdings and DynCorp International shall, and shall cause any of their direct or indirect significant subsidiaries that are subject to such involuntary proceedings to, seek and/or take any such actions available to move for dismissal of such involuntary proceedings as soon as practically possible,

(vi)	no material default or event of default under the Existing Notes or other indebtedness of Holdings or DynCorp International or their direct or indirect parents or significant subsidiaries having an aggregate principal amount outstanding in excess of $25.0 million, except any material event of default that can be cured, which Holdings or DynCorp International, as applicable, promptly cures or causes to be cured within the applicable cure period under the Existing Notes or such other indebtedness or, following the expiration of such cure period, that the relevant lenders have not then waived, and

(vii)	the terms relating to the Exchange Offer contained in this Offering Memorandum, the Letter of Transmittal and related documents used by DynCorp International in the Exchange Offer shall be on the terms contained in the Support Agreement, except as provided therein (collectively, the “Tender Conditions”).

Holdings and DynCorp International have agreed to withdraw the Exchange Offer and Consent Solicitation in the event the Support Agreement is terminated in accordance with its terms or in the event that on any day while the Exchange Offer is outstanding, any of the Tender Conditions would no longer be able to be satisfied (and not susceptible to cure or redress using commercially reasonable efforts) or waived in accordance with the Support Agreement.

The obligation of DynCorp International to consummate the Exchange Offer is subject to certain conditions which include, among other things, that the Support Agreement is in full force and effect and has not been terminated in accordance with its terms and the fulfillment of the Minimum Condition. In addition, DynCorp International has agreed not to consummate the Exchange Offer without the consummation of the other transactions that comprise the Refinancing Transactions, including (i) the occurrence of the effectiveness of the Extended Revolving Credit Facility, (ii) the issuance of the New Term Loan Facility, (iii) the effectiveness of the New Senior Credit Facility and the closing thereunder, (iv) the consummation of the Cerberus Investment and (v) the execution and delivery of the Intercreditor Agreement. Further, DynCorp International has agreed not to consummate the Exchange Offer unless it has (i) executed and delivered the Security Documents (as defined below) and taken such other actions as may reasonably be required to grant the New Notes Trustee with perfected security interests in the collateral and (ii) delivered to the New Notes Trustee such customary opinions of counsel with respect to the New Notes as the Trustee or the Requisite Supporting Holders may reasonably request. See “Description of the Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation” and “Description of Other Indebtedness.”

The Intercreditor Agreement shall be in a form consistent with the description thereof contained in this Offering Memorandum under “Description of the New Notes—Intercreditor Agreement” and otherwise reasonably acceptable to the Requisite Supporting Holders, which shall include a provision providing that to the extent that any deposit or securities account is under the control of the administrative agent or collateral agent under the New Senior Credit Facility at any time, such administrative agent or collateral agent shall hold such control for the benefit and on behalf of the Trustee, as collateral agent for the purpose of perfecting the liens on such deposit or securities accounts, as reasonably acceptable to the Requisite Supporting Holders, provided that the following provisions of the Intercreditor Agreement shall be acceptable to the Requisite Supporting Holders in their sole discretion: (A) any provisions that are not described in this Offering Memorandum and that in their sole discretion may adversely affect the Requisite Supporting Holders’ (in their capacity as lenders under the New Senior Credit Facility or as holders of the New Notes) rights as creditors, lien perfection or priority or status as debt that is senior in right of payment, in each case, relative to the Cerberus 3L Notes; (B) any provisions that are not described in this Offering Memorandum and that in their sole discretion would allow holders of the Cerberus 3L Notes (or their agent or representative) to (x) exercise or assert creditor rights in a manner adverse to the Requisite Supporting Holders in their capacity as lenders under the New Senior Credit Facility or as holders of the New Notes or (y) attempt to interfere with an exercise of creditor rights by the holders of the New Notes (or the New Notes Trustee or collateral agent); provided that such provisions do not directly conflict with those described in this Offering Memorandum; or (C) any provisions that the Requisite Supporting Noteholders may consider reasonably necessary or appropriate, when taken together with the other transaction documents entered into in connection with consummation of the Exchange Offer, to provide holders of the New Notes (or the New Notes Trustee or collateral agent) with the benefit of perfected security interests in substantially all the collateral (it being understood by the parties under the Support Agreement that no additional control agreements over deposit or securities accounts will be required other than as described in paragraph (e) in the definition of “Collateral and Guarantee Requirement” set forth in “Description of the New Notes—Certain Definitions.”

The Support Agreement provides that DynCorp International may not make any modifications or amendments to the Exchange Offer other than (i) modifications that are technical or conforming in nature and would not adversely affect the terms of, or security for, the New Notes or affect any Supporting Holders in their capacity as holders of the Existing Notes, or, if applicable, in such Supporting Holder’s capacity as a lender under the Senior Credit Facility, (ii) any modifications that do not change any term or condition that is set forth in the Support Agreement or the terms of, or security for, the New Notes and would not materially and adversely affect any Supporting Holders in their capacity as holders of the Existing Notes or the New Notes or, if applicable, in such Supporting Holder’s capacity as a lender under the Senior Credit Facility and (iii) any modifications to the terms of the Extended Revolving Credit Facility and the New Term Loan Facility approved by DynCorp International and the requisite lenders thereunder that would not materially and adversely affect any Supporting Holders in their capacity as holders under the Existing Notes, or the New Notes, or, if applicable, in such Supporting Holder’s capacity as a lender under the Senior Credit Facility (collectively, the “Permitted Modifications”). The waiver of the Minimum Condition, for the avoidance of doubt, is not a Permitted Modification. In addition, for modifications or waivers that are not Permitted Modifications, Supporting Holders holding more than 66 2⁄3% in aggregate principal amount of the Existing Notes held by Supporting Holders party to the Support Agreement as of the date thereof (the “Requisite Supporting Holders”) must approve any other modification or waiver. Notwithstanding the foregoing, and as set forth in further detail in the Support Agreement, any of the following modifications will not be effective unless all of the Supporting Holders approve of such modifications: (1) interest rate on the New Notes or payment terms with respect to interest on the New Notes; (2) timing or amounts of (a) required payments of principal of or premium on the New Notes or (b) required offers to purchase or redeem New Notes; (3) timing or amounts of other payment obligations under the New Notes or the New Notes Indenture; (4) the collateral securing the New Notes; (5) guarantees of the New Notes; (6) priority of the New Notes; (7) timing or amounts of other payments obligations under the Cerberus 3L Notes; and (8) priority of the Cerberus 3L Notes.

Pursuant to the terms of the Support Agreement, if the Minimum Condition or any other condition to the Exchange Offer is not satisfied at 5:00 p.m., New York City time, June 10, 2016 (the “Initial Exchange Offer Expiration Time”), then DynCorp International may exercise its right to extend the Expiration Time for a period that is no longer than 10 calendar days from the date of the Initial Exchange Offer Expiration Time, subject to applicable law.

Unless otherwise agreed by the Supporting Holders, DynCorp International and Holdings, the Support Agreement will terminate upon the earliest to occur of (i) a Termination Event (as defined below), (ii) June 30, 2016 (the “Outside Date”) if the Exchange Offer shall not have been consummated by such date and (iii) the breach in any material respect of a representation, covenant or obligation contained in the Support Agreement by DynCorp International or Holdings that remains uncured for 10 days after the delivery of a written notice of termination by the Requisite Supporting Holders. In the event that the Requisite Supporting Holders deliver such a notice DynCorp International shall not consummate the Exchange Offer or Consent Solicitation unless the breach to which such notice relates has been cured.

The Support Agreement will terminate automatically upon the earlier to occur of, among other things (the “Automatic Termination Events”),

(i)	any voluntary or involuntary bankruptcy proceedings initiated by or against Holdings or DynCorp International or any of their direct or indirect parents or significant subsidiaries or the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or DynCorp International or any of their direct or indirect parents or significant subsidiaries or for a substantial part of the property or assets of Holdings or DynCorp International or any of their direct or indirect parents or significant subsidiaries; provided that in the case of involuntary bankruptcy proceedings initiated against Holdings or DynCorp International or any of their direct or indirect parents or significant subsidiaries, such involuntary proceedings shall have continued without dismissal for at least 60 days,

(ii)	the fifth business day following the termination of the Exchange Offer by DynCorp International in accordance with the Support Agreement, provided that the Exchange Offer has not recommenced within five business days, and

(iii)	any court of competent jurisdiction or other competent governmental or regulatory authority issuing an order making illegal or otherwise restricting, preventing or prohibiting the Exchange Offer in a way that cannot be reasonably remedied by DynCorp International within 45 days after the issuance of such order.

In addition, each Supporting Holder has the right to terminate the Support Agreement as to itself upon the occurrence of any material default or event of default under the Existing Notes or other indebtedness of DynCorp International or its direct or indirect parents or significant subsidiaries having an aggregate principal amount outstanding in excess of $25.0 million, except any event of default that can be cured, which such defaulting entity promptly cures within the applicable cure period under the Existing Notes or such other indebtedness or, following the expiration of such a cure period that the Requisite Supporting Holders have not waived at the time of termination by a Supporting Holder (“Non-Automatic Termination Events” and, together with the Automatic Termination Events, the “Termination Events”).

The Support Agreement also contains mutual release provisions for the benefit of the parties thereto relating to the Refinancing Transactions that would be effective solely upon, and contingent upon, the consummation of the Refinancing Transactions.

Pursuant to the Support Agreement, DynCorp International has agreed to pay the reasonable fees and documented expenses of Stroock & Stroock & Lavan LLP (“Stroock”), counsel to the Supporting Holders, incurred in connection with the Support Agreement, the Exchange Offer and Consent Solicitation and the Refinancing Transactions, pursuant to the terms of an engagement letter entered into by DynCorp International and Stroock.

DESCRIPTION OF OTHER INDEBTEDNESS

New Senior Credit Facility

On April 30, 2016, we entered into the New Senior Credit Facility. Pursuant to the New Senior Credit Facility, required lenders under the Senior Credit Facility agreed to waive Holdings’, DynCorp International’s and their subsidiaries’ obligation to comply with the Financial Statement Report Requirement pursuant to the Senior Credit Facility Waiver until the earlier of the effectiveness of the New Senior Credit Facility (at which time the waiver of the Financial Statement Report Requirement for the fiscal year ended December 31, 2015 would become permanent) and June 30, 2016.

During the effectiveness of the Senior Credit Facility Waiver, unless the effectiveness of the New Senior Credit Facility has occurred, the aggregate amount of outstanding revolving loans and letters of credit may not exceed 50% of the aggregate revolving credit commitments under the Senior Credit Facility. In addition, during the waiver period, any proceeds of revolving loans may only be used for working capital purposes and in the ordinary course of business for other general corporate purposes. The Company may not use the proceeds of revolving loans for dividends, prepayments of any junior debt or acquisition financing.

In addition, upon the satisfaction of certain conditions, including consummation of the Refinancing Transactions, the New Senior Credit Facility shall become effective, and the Senior Credit Facility Waiver will become permanent. Pursuant to the terms of the Senior Credit Facility, among other things, the maturity of certain of the revolving credit commitments shall be extended into the Extended Revolving Credit Facility and certain lenders will provide the New Term Loan Facility, the proceeds of which will be used to repay the existing term loans under the Senior Credit Facility in full.

The credit facilities under the New Senior Credit Facility (the “Credit Facilities”) will consist of:

•	a $207.3 million New Term Loan Facility;

•	a $24.8 million class A revolving facility, with commitments to terminate on July 7, 2016, as more fully described below;

•	a $107.3 million class B revolving facility, provided that each revolving lender’s class B revolving facility commitment shall be reduced by 20% on June 24, 2016 (or if the effective date of the New Senior Credit Facility occurs after June 24, 2016, on the effective date of the New Senior Credit Facility), unless such lender declines such reduction), also referred to in this Offering Memorandum as the Extended Revolving Credit Facility; and

•	up to $15.0 million in Incremental Facilities provided by and at the discretion of a Cerberus Revolving Lender, which shall rank pari passu with, and be on the same terms as, the class B revolving facility.

The term loans under the New Senior Credit Facility will be subject to a fee in the amount of 700 bps, and each of the lenders holding class B revolving facility commitments on the effective date of the New Senior Credit Agreement will be paid an upfront fee equal to 2.00% of the class B revolving facility commitment held by such lender. Availability under the class B revolving facility during the two years immediately after the effectiveness of the New Senior Credit Facility will be subject to a condition that, if, at the time of a request for revolving loans or an issuance of a letter of credit, the aggregate principal amount of revolving loans plus the face amount of outstanding letters of credit exceeds 50% of the aggregate amount of class B revolving facility commitments at such time, the aggregate amount of unrestricted cash and cash equivalents of DynCorp International and its subsidiaries (giving pro forma effect to requested revolving loans and any application of proceeds thereof or other cash on hand) may not exceed $60.0 million.

Interest Rate and Fees

The interest rate per annum applicable to the term loans will be, at our option, equal to either a base rate or a eurocurrency rate for a one-, two-, three- or six-month interest period, or twelve-month period, if available from all relevant lenders, in each case, plus (i) 5.00% in the case of base rate loans and (ii) 6.00% in the case of eurocurrency loans. The interest rate per annum applicable to the class A revolving loans will be, at our option, equal to either a base rate or a eurocurrency rate for a one-, two-, three- or six-month interest period, or twelve-month period, if available from all relevant lenders, in each case, plus (i) a range of 3.00% to 3.50% based on the secured leverage ratio of DynCorp International in the case of base rate loans and (ii) a range of 4.00% to 4.50% based on the secured leverage ratio of DynCorp International in the case of eurocurrency loans. The interest rate per annum applicable to the class B revolving loans will be, at our option, equal to either a base rate or a eurocurrency rate for a one-, two-, three- or six-month interest period, or twelve-month period, if available from all relevant lenders, in each case, plus (i) a range of 4.50% to 5.00% based on the first-lien secured leverage ratio of DynCorp International in the case of base rate loans and (ii) a range of 5.50% to 6.00% based on the first-lien secured leverage ratio of DynCorp International in the case of eurocurrency loans. Eurocurrency loans are based on LIBOR and shall be no lower than 1.75%. The base rate means the greater of (i) Bank of America’s prime rate and (ii) one-half of 1.0% over the weighted average of rates on overnight Federal Funds as published by the Federal Reserve Bank of New York; however, in no event shall the base rate be lower than the applicable eurocurrency rate plus 1.00%.

In addition to paying interest on outstanding principal under the Credit Facilities, we will be required to pay a commitment fee to the lenders under the revolving credit facilities at a rate equal to 0.50% to 0.75% per annum based on the first-lien secured leverage ratio or secured leverage ratio of DynCorp International, as applicable, on the undrawn amount of the facility. We will also pay customary letter of credit and agency fees.

Prepayments

The New Term Loan Facility will require us to prepay outstanding term loans, subject to certain exceptions, with:

•	100% of excess cash flow (as defined in the New Senior Credit Facility) less the amount of certain voluntary prepayments as described in the New Senior Credit Facility; and

•	100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 6 months (and, if committed to be so reinvested, actually reinvested within 12 months).

We will be permitted to voluntarily repay outstanding loans under the New Senior Credit Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans.

Maturity and Amortization

We will be required to make amortization payments with respect to the term loans of $22.5 million on or prior to the first anniversary of the effectiveness of the New Senior Credit Facility and $22.5 million on or prior to the second anniversary of the effectiveness of the New Senior Credit Facility, which amounts may be reduced as a result of the application of prepayments, with the remaining amount payable on July 7, 2020; provided that, if on May 8, 2017, any Existing Notes are outstanding, unless the maturity date of all of the Existing Notes has been extended to a date at least 91 days after July 7, 2020, the principal amounts outstanding under the class B revolving facility will be due and payable in full on, and the commitments in respect thereof will terminate on, May 8, 2017.

Principal amounts outstanding under the class A revolving facility will be due and payable in full on, and the commitments in respect thereof will terminate on, July 7, 2016, and principal amounts outstanding under the class B revolving facility will be due and payable in full on, and the commitments in respect thereof will terminate on, July 7, 2019; provided that, with respect to the class B revolving facility, if on May 8, 2017, any Existing Notes are outstanding, unless the maturity date of all of the Senior Notes has been extended to a date at least 91 days after July 7, 2020, the principal amounts outstanding under the class B revolving facility will be due and payable in full on, and the commitments in respect thereof will terminate on, May 8, 2017.

Guarantee and Security

The guarantors of the obligations under the New Senior Credit Facility will be identical to those under the Senior Credit Facility and the New Notes. The New Senior Credit Facility will be secured by the same collateral securing the Senior Credit Facility and the New Notes.

Certain Covenants and Events of Default

The New Senior Credit Facility will contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of Holdings and our subsidiaries, to:

•	incur additional indebtedness;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	sell assets;

•	engage in mergers or acquisitions;

•	pay dividends and make distributions or repurchase capital stock;

•	repay certain other indebtedness;

•	enter into agreements that restrict the ability of our subsidiaries to pay dividends;

•	engage in certain transactions with affiliates;

•	change the business conducted by Holdings, us or our subsidiaries;

•	amend our organizational documents;

•	change our accounting policies or reporting practices or our fiscal year; and

•	make capital expenditures.

In addition, the New Senior Credit Facility will require us to maintain a maximum total leverage ratio and a minimum interest coverage ratio. The New Senior Credit Facility will also require, solely for the benefit of the lenders under the Extended Revolving Credit Facility, for us to maintain minimum liquidity as of the end of each fiscal quarter of not less than $60.0 million through the fiscal quarter ending December 31, 2017, and of not less than $50.0 million thereafter.

The New Senior Credit Facility will also contain customary representations and warranties, affirmative covenants and events of default.

Cerberus 3L Notes

On April 30, 2016, DynCorp Funding LLC, a limited liability company managed by Cerberus, delivered to us a commitment letter to provide $30.0 million of third lien secured loans in the form of the Cerberus 3L Notes upon satisfaction of certain conditions, including consummation of the Exchange Offer. We expect that the proceeds of the Cerberus 3L Notes will be used by DynCorp International solely to pay fees and expenses (including out-of-pocket expenses) in support of or related to the Global Advisory Group until the date that is two years after the funding of the Cerberus 3L Notes and, thereafter, for working capital and general corporate purposes.

Interest Rate and Fees

We expect the interest rate per annum applicable to the Cerberus 3L Notes will be 5.00%, payable in kind on a quarterly basis.

Prepayments

We expect that the Cerberus 3L Notes will not require any mandatory prepayments, and, subject to the terms of the Intercreditor Agreement, that we will be permitted to voluntarily repay outstanding loans under the Cerberus 3L Notes without premium or penalty.

Maturity and Amortization

We expect that the Cerberus 3L Notes will not require any mandatory amortization payments prior to maturity, and that the outstanding principal amounts shall be payable on the tenth anniversary of the funding of the Cerberus 3L Notes.

Ranking, Guarantee and Security

We expect that the obligations under the Cerberus 3L Notes will be subordinated in right of payment to the obligations under the Credit Facilities and the New Notes pursuant to the terms of the Intercreditor Agreement. We expect that the Cerberus 3L Notes will be guaranteed by Holdings and DynCorp International’s subsidiaries that guarantee the Credit Facilities under the New Senior Credit Facility, and, in each case, such guarantees will be subordinated in right of payment to the guarantees by such entities of the Credit Facilities under the New Senior Credit Facility and the New Notes. We expect that the Cerberus 3L Notes will also be secured, on a third priority basis, by the same collateral that secures the Credit Facilities under the New Senior Credit Facility and the New Notes.

Certain Covenants and Events of Default

We expect that the Cerberus 3L Notes will include covenants consistent with the covenants set forth in the New Notes; provided that each “basket” or “cushion” set forth in the covenants shall be at least 25% less restrictive than the corresponding provision set forth in the New Notes.

The Cerberus 3L Notes will also contain customary representations and warranties and events of default, but will not contain any financial maintenance covenants.

Existing Indenture relating to the Existing Notes

On July 7, 2010, DynCorp International completed an offering of $455.0 million in aggregate principal of Existing Notes under the Existing Indenture. The Existing Notes mature on July 1, 2017. Interest on the Existing Notes is payable on January 1 and July 1 of each year at an annual interest rate of 10.375%. The Existing Notes have been registered under the Securities Act.

The Existing Notes are senior unsecured obligations of DynCorp International and rank senior in right of payment to all of DynCorp International’s future subordinated indebtedness, rank equally in right of payment to all of DynCorp International’s existing and future senior indebtedness, are effectively subordinated, to the extent of the value of the assets securing such indebtedness, to DynCorp International’s existing and future secured indebtedness and are structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of all non-guarantor subsidiaries (other than indebtedness and liabilities owed to DynCorp International).

The key terms of the Existing Notes and the Existing Indenture are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the Existing Indenture, a copy of which has been filed with the SEC and incorporated by reference as an exhibit to the 2015 Annual Report, which is incorporated by reference herein.

The following description does not give effect to the amendments to the Existing Indenture if the Proposed Amendments become operative. See “Proposed Amendments to the Existing Indenture.”

Guarantees

The Existing Notes are guaranteed, jointly and severally, on a senior unsecured basis by Holdings and each of DynCorp International’s restricted domestic subsidiaries that is a guarantor under the Senior Credit Facility or that guarantees certain other indebtedness of DynCorp International or its restricted domestic subsidiaries in the future, subject to certain exceptions.

Optional Redemption

On and after July 1, 2014, the DynCorp International may redeem the Existing Notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address or otherwise in accordance with the procedures of DTC, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 1 of the years set forth below:

Period	Redemption Price
2015	102.594%
2016 and thereafter	100.000%

Change of Control

Upon the occurrence of a change of control, as defined in the Existing Indenture, each holder of the Existing Notes has the right to require us to repurchase some or all of such holder’s Existing Notes at a purchase price in cash equal to 101% of their face amount, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The Existing Indenture governing the Existing Notes, contains covenants that, among other things, limit DynCorp International’s ability, and the ability of its restricted subsidiaries to:

•	incur additional indebtedness;

•	make certain payments, including declaring or paying certain dividends;

•	purchase or retire certain equity interests;

•	retire subordinated indebtedness;

•	make certain investments;

•	sell assets;

•	engage in certain transactions with affiliates;

•	create liens on assets;

•	make acquisitions; and

•	engage in mergers or consolidations.

These covenants are subject to a number of important exceptions and qualifications.

If the Exchange Offer is consummated and the Proposed Amendments become operative, substantially all of the restrictive covenants in the Existing Indenture will be eliminated. See “Proposed Amendments to the Existing Indenture.”

Events of Default

The Existing Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Existing Notes to become or to be declared due and payable.

If the Exchange Offer is consummated and the Proposed Amendments become operative, certain default provisions in the Existing Indenture will be eliminated. See “Proposed Amendments to the Existing Indenture.”

DESCRIPTION OF THE NEW NOTES

General

If the Exchange Offer is consummated, DynCorp International Inc. will issue 11.875% Senior Secured Second Lien Notes due 2020 (the “New Notes”) under an indenture (the “New Notes Indenture”), to be dated as of the Issue Date, among DynCorp International Inc., the Guarantors, Wilmington Trust, National Association, as trustee (the “New Notes Trustee”) and as collateral agent, (the “Collateral Agent”), in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 3(a)(9) of the Securities Act.

Capitalized terms used in this description and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of the New Notes” section, the terms “Issuer,” “we,” “us” and “our” refer to DynCorp International Inc., and not to any of its Subsidiaries.

The New Notes will have the benefit of certain collateral security as provided in the Security Documents. The Collateral Agent will enter into, on behalf of and binding as to all present and future Holders of the New Notes, the Intercreditor Agreement, which will contain,

•	for the benefit of the First Lien Agent and the secured parties under the First Lien Documents (together with the First Lien Agent, the “First Lien Secured Parties”), provisions relating to (x) the junior status of the Liens in favor of the New Notes Trustee, Collateral Agent and Holders of the New Notes (collectively, the “Second Lien Secured Parties”) and of the Liens in favor of lenders and/or agents acting on behalf of the lenders under the Cerberus 3L Notes (collectively, the “Third Lien Secured Parties”) and various related limitations on the rights of the Second Lien Secured Parties and Third Lien Secured Parties with respect to the Collateral and (y) turn-over requirements with respect to certain payments to the Second Lien Secured Parties and Third Lien Secured Parties from proceeds of the Collateral;

•	for the benefit of the Second Lien Secured Parties, provisions relating to (x) the junior status of the Liens in favor of the Third Lien Secured Parties and various related limitations on the rights of the Third Lien Secured Parties with respect to the Collateral and (y) turn-over requirements with respect to certain payments to the Third Lien Secured Parties, whether or not from proceeds of the Collateral;

•	for the benefit of the First Lien Secured Parties and Second Lien Secured Parties, provisions relating to (x) the Obligations under the Cerberus 3L Notes being subordinated in right of payment to the First Lien Obligations and the Second Lien Obligations and (y) turn-over requirements with respect to certain payments made to the Third Lien Secured Parties; and

•	for the benefit of the First Lien Secured Parties and Second Lien Secured Parties, further subordination of the Cerberus 3L Notes including, but not limited to, provisions providing for the Cerberus 3L Notes to (x) be subject to a voting proxy and power of attorney in favor of the First Lien Secured Parties and Second Lien Secured Parties, (y) waive certain bankruptcy rights generally afforded to secured creditors, and (z) limit the exercise of rights as an unsecured creditor in a bankruptcy proceeding or otherwise.

See “—Security for the New Notes—Security Documents and Intercreditor Agreement.”

The following summary of certain provisions of the New Notes Indenture, the New Notes, the Security Documents and the Intercreditor Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the New Notes Indenture (including, but not limited to, the definitions of certain terms therein and those terms made a part thereof by the TIA), all the provisions of the Security Documents and all the provisions of the Intercreditor Agreement. The terms of the New Notes will include those stated in the New Notes Indenture. The Holder of a New Note will be treated as the owner of it for all purposes. Only the New Notes Trustee, the Holders and their respective successors, transferees and assigns will have rights under the New Notes Indenture. Copies of the proposed form of the New Notes Indenture and the Security Documents, when available, may be requested from the Issuer and will be included as an exhibit on Form T-3 filed with the SEC, of which this Offering Memorandum is a part. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

The New Notes and any additional New Notes in respect of PIK Interest (as defined below) (the “PIK Notes”) issued under the New Notes Indenture will be treated as a single class for all purposes under the New Notes Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Except as otherwise specified herein, (i) all references to the “New Notes” include the PIK Notes and any increased principal amount of notes as payment for PIK Interest and (ii) all references to the “principal,” “principal amount” or “aggregate principal amount” of New Notes, including for purposes of calculating any redemption amount or premium, includes any increase in the principal amount of the New Notes as a result of the payment of PIK Interest.

Principal of, premium, if any, and interest on the New Notes will be payable, and the New Notes may be exchanged or transferred, at the office or agency of the Issuer as specified in the New Notes Indenture (which initially shall be the principal corporate trust office of the New Notes Trustee).

The New Notes will be issued only in fully registered form, without coupons, in minimum denominations of $1.00 and any integral multiples of $1.00 in excess thereof. No service charge will be made for any registration of transfer or exchange of New Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Brief Description of the New Notes

The New Notes:

•	will be general senior secured obligations of the Issuer and will have the benefit of a second-priority lien in the Collateral, as described under “—Security for the New Notes—”;

•	will be effectively junior to any obligations of the Issuer that are either (i) secured by a Lien on the Collateral that is senior or prior to the second priority Liens securing the New Notes, including the first priority Liens securing obligations under the Credit Agreement, and potentially any Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the New Notes, in each case, to the extent of the value of the assets securing such obligations;

•	will be effectively senior to any obligations of the Issuer that are secured by a Lien on the Collateral that is junior to the second priority Liens securing the New Notes, including the third priority Liens securing the Cerberus 3L Notes, to the extent of the value of the assets securing such obligations;

•	will rank pari passu in right of payment with all existing and future Indebtedness (including Indebtedness under the Credit Agreement and any Existing Notes that remain outstanding after the Issue Date) of the Issuer that is not subordinated in right of payment to the New Notes;

•	will be senior in right of payment to all present and future Indebtedness of the Issuer that is, by its terms, subordinated in right of payment to the New Notes;

•	will be effectively senior, together with any other Permitted Second Lien Obligations secured on an equal and ratable basis, to all Unsecured Indebtedness of the Issuer to the extent that the value of the Collateral owned by the Issuer exceeds the amount of the First Lien Obligations;

•	will be unconditionally guaranteed by the Guarantors; and

•	will be structurally subordinated to the Indebtedness and other obligations of non-Guarantors that do not guarantee the New Notes.

Guarantees

Holdings and each of its Domestic Subsidiaries on the Issue Date (other than the Issuer) that will be guarantors under the Credit Agreement on the Issue Date (including all Domestic Subsidiaries that guarantee the Existing Notes currently), will jointly and severally irrevocably and unconditionally guarantee on a senior secured basis the punctual performance and punctual payment in full when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the New Notes Indenture and the New Notes, whether for payment of principal of, premium, if any, or interest on the New Notes, expenses, fees, indemnification or otherwise (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code and (ii) any other debtor relief laws). Such Guarantors will agree to pay, in addition to the amount stated above, any and all fees and expenses (including reasonable counsel fees and expenses) incurred by the New Notes Trustee, the Collateral Agent or the Holders in enforcing any rights under the Guarantees.

Each Guarantee of a Guarantor:

•	will be a senior secured obligation of each Guarantor and will have the benefit of a second-priority lien on the Collateral, as described under “—Security for the New Notes—”;

•	will be effectively junior to any obligations of such Guarantor that are either (i) secured by a Lien on the Collateral that is senior or prior to the second priority Liens securing the Guarantees, including the first priority Liens securing obligations of the Guarantors under the Credit Agreement and potentially any Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the New Notes, in each case, to the extent of the value of the assets securing such obligations;

•	will be effectively senior to any obligations of such Guarantor that are secured by a Lien on the Collateral that is junior to the second priority Liens securing the New Notes, including the third priority Liens securing the Cerberus 3L Notes, to the extent of the value of the assets securing such obligations;

•	will rank pari passu in right of payment with all existing and future Indebtedness (including Indebtedness under the Credit Agreement and any Existing Notes that remain outstanding after the Issue Date) of such Guarantor that is not subordinated in right of payment to such Guarantee;

•	will be senior in right of payment to all present and future Indebtedness of such Guarantor that is, by its terms, subordinated in right of payment to the Guarantees (including the Cerberus 3L Notes);

•	will be effectively senior, together with any other Permitted Second Lien Obligations secured on an equal and ratable basis, to all Unsecured Indebtedness of such Guarantor to the extent that the value of the Collateral owned by such Guarantor exceeds the amount of the obligations under its guarantee of the First Lien Obligations; and

•	will be structurally subordinated to the Indebtedness and other obligations of non-Guarantors that do not guarantee the New Notes.

Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the New Notes Indenture or the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. However, there can be no assurance as to what standard a court will apply in making a determination of the maximum liability of each Guarantor. There is a possibility that the entire Guarantee may be set aside, in which case the entire liability may be extinguished. See “Risk Factors—Risks Related to our Indebtedness and the New Notes—Federal and state fraudulent transfer laws may permit a court to void all or a portion of the obligations represented by the New Notes or the guarantees, subordinate claims in respect of the New Notes or the guarantees and require holders to return payments received and, if that occurs, you may not receive any payments on the New Notes.” After the Issue Date, the Issuer will cause each Restricted Subsidiary that is not an Excluded Subsidiary and has not previously entered into a Guarantee to, within 45 days of becoming a Restricted Subsidiary (i) execute and deliver to the New Notes Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee performance and payment of the New Notes on the same senior secured second-priority lien basis and execute and (ii) deliver a joinder to the Security Documents and take all actions necessary to perfect the Liens created thereunder (to the extent required by the Security Documents), all of such Liens to be subject to the Intercreditor Agreement. See “—Certain Covenants—Future Guarantors.”

Each Guarantee will be a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Guarantor and its successors and assigns; and

(3) inure to the benefit of and be enforceable by the New Notes Trustee, the Holders and their successors, transferees and assigns.

A Guarantee of a Subsidiary Guarantor and, where applicable, Holdings, will be automatically released and discharged upon:

(a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the New Notes Indenture,

(b) the Issuer designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the New Notes pursuant to the covenant described under “—Certain Covenants—Future Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the New Notes, or

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the New Notes Indenture are discharged in accordance with the terms of the New Notes Indenture.

A Guarantee also will be automatically released upon the applicable Subsidiary Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the Credit Agreement or other exercise of remedies in respect thereof.

Each Guarantee shall also contain customary provisions regarding subrogation and reinstatement.

No Guarantee of a Guarantor shall be released or terminated unless and until such Guarantee is released or terminated, as applicable, under the Credit Agreement and the Issuer shall have provided written evidence thereof to the New Notes Trustee. Any guarantee that is reinstated under the Credit Agreement shall be concurrently, automatically and without notice reinstated under the New Notes Indenture.

On the Issue Date, all of the Issuer’s Domestic Subsidiaries that are or will be guarantors under the Credit Agreement, including all guarantors that guarantee the Existing Notes currently, will be Guarantors. Excluding the effect of intercompany transactions which are eliminated in consolidation, the Issuer’s Subsidiaries that are not Guarantors accounted for approximately $0.6 million, or less than 1% of Holdings’ consolidated revenues for the period ended December 31, 2015, and approximately $5.4 million, or less than 1%, of Holdings’ total assets, and none of Holdings’ total liabilities, in each case, as of December 31, 2015.

Ranking

The Indebtedness evidenced by the New Notes will be senior secured Indebtedness of the Issuer, will be equal in right of payment to all existing and future senior Indebtedness of the Issuer (including First Lien Obligations and any Permitted Second Lien Obligations), will have the benefit of the second-priority security interest in the Collateral described below under “—Security for the New Notes” and will be senior in right of payment to all existing and future Indebtedness of the Issuer that is, by its terms, subordinated in right of payment to the New Notes (including, without limitation, the Cerberus 3L Notes).

The Indebtedness evidenced by the Guarantees will be senior secured Indebtedness of the applicable Guarantor, will be equal in right of payment to all existing and future senior Indebtedness of such Guarantor (including its guarantee of First Lien Obligations and any other Permitted Second Lien Obligations), will have the benefit of the second-priority security interest in the Collateral described below under “—Security for the New Notes” and will be senior in right of payment to all existing and future Indebtedness of such Guarantor that is, by its terms, subordinated in right of payment to the Guarantees (including, without limitation, the Cerberus 3L Notes). Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Guarantees will be second in priority (subject only to the liens securing the First Lien Obligations and certain other Permitted Liens, including exceptions described under “—Security for the New Notes”) to all security interests at any time granted to secure First Lien Obligations.

Although the New Notes Indenture will limit the incurrence of Indebtedness by and the issuance of Preferred Stock of our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications as described herein.

The Issuer is a holding company with limited direct operations. Substantially all of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including Holders of the New Notes. The New Notes, therefore, will be structurally subordinated to claims of creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that will not be Guarantors. Although the New Notes Indenture will contain limitations on the amount of additional Indebtedness which the Issuer and its Subsidiaries may Incur, such limitations are subject to a number of significant qualifications as provided herein.

At December 31, 2015, on a pro forma basis after giving effect to the Refinancing Transactions assuming all Existing Notes are validly tendered at or prior to the Early Delivery Time and accepted, the Issuer and its Subsidiaries would have had $647.3 million of Indebtedness on a consolidated basis (including the New Notes offered hereby), of which approximately $207.3 million would have been secured on a first lien basis (including indebtedness under the Credit Agreement, excluding outstanding letters of credit), $410.0 million would have been secured on a second lien basis (consisting of the New Notes) and $30.0 million would have been secured on a third lien basis (consisting of the Cerberus 3L Notes). In addition, as of December 31, 2015, on a pro forma basis after giving effect to the Refinancing Transactions (including giving effect to the termination of the $24.8 million revolving commitments on July 7, 2016, and the reduction by 20% on June 24, 2016, of the commitments under the extended revolving credit facility under the Credit Agreement, assuming the reduction is accepted by all lenders), the Issuer and its Subsidiaries would have had $43.2 million of available capacity under the revolving credit facility under the Credit Agreement (after giving effect to approximately $42.6 million of outstanding letters of credit as of December 31, 2015).

Although the amount of additional Indebtedness the Issuer and its Restricted Subsidiaries can incur is limited, the Issuer and its Restricted Subsidiaries may be able to incur substantial amounts of additional Indebtedness in certain circumstances as described herein. Such Indebtedness may be senior Indebtedness as described herein. See “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below.

Principal, Maturity and Interest

We will issue an aggregate principal amount of New Notes on the Issue Date determined pursuant to the Exchange Offer as described in this Offering Memorandum. The New Notes will mature on November 30, 2020. Interest on the New Notes will accrue at the rate of 11.875% per annum, of which 10.375% per annum will be payable in cash (“Cash Interest”) and 1.500% will be payable by increasing the principal amount of the outstanding New Notes represented by one or more global notes or by issuing PIK Notes (“PIK Interest”). Interest on the New Notes will be payable semi-annually on January 1 and July 1 of each year, commencing on July 1, 2016, to the persons who are registered Holders at the close of business on June 15 and December 15 immediately preceding the applicable interest payment date. Interest on the New Notes will accrue from January 1, 2016 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period will end on (but not include) the relevant interest payment date.

Security for the New Notes

The New Notes and the Guarantees and all obligations with respect thereto under the New Notes Indenture will be secured by second-priority security interests (subject only to the Liens of the First Lien Secured Parties and certain other Permitted Liens) in the Collateral. The Collateral consists of substantially all of the property and assets, in each case, that are held by the Issuer or any of the Guarantors, to the extent that such assets secure the First Lien Obligations and to the extent that a second priority security interest is able to be granted or perfected therein.

The Collateral includes (excluding the Excluded Property), without limitation:

(1) (i) Capital Stock of the Issuer and (ii) Capital Stock of each Restricted Subsidiary of Holdings that is not an Excluded Subsidiary directly owned by the Issuer and/or the Guarantors and 65% of the Capital Stock of Foreign Subsidiaries directly owned by the Issuer and/or the Guarantors, and any other equity interests obtained in the future by the Issuer or the Guarantors;

(2) Debt securities now owned or hereafter acquired including the promissory notes and other instruments evidencing such debt;

(3) Material Real Property;

(4) all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, all other proceeds received in respect of the securities referred to in (1) and (2) above, and all rights and privileges with respect thereto; and

(5) all rights, title and interest in or to any and all of the Issuer and Guarantors’ accounts, chattel paper, documents, equipment, general intangibles, goods, instruments, inventory, cash and cash accounts, fixtures, letters of credit and letter of credit rights, intellectual property, commercial tort claims in excess of $200,000 individually or $1.0 million in the aggregate, books and records pertaining to any of the foregoing and all proceeds and products of any of the foregoing.

The New Notes Indenture and the Security Documents exclude certain property from the Collateral so long as such property is not subject to a Lien securing the First Lien Obligations (the “Excluded Property”):

(1) any rights of with respect to any contract, lease, license or other agreement if (but only to the extent that) the grant of a security interest therein would (x) constitute a violation (including a breach or default) of, a restriction in respect of, or result in the abandonment, invalidation or unenforceability of, such rights in favor of a third party or in conflict with any law, regulation, permit, order or decree of any Governmental Authority, unless and until all required consents shall have been obtained (for the avoidance of doubt, the restrictions described herein shall not include negative pledges or similar undertakings in favor of a lender or other financial counterparty) or (y) expressly give any other party (other than another Guarantor or its Affiliates) in respect of any such contract, lease, license or other agreement, the right to terminate its obligations thereunder, provided, however, that the limitation set forth in this clause (1) shall not affect, limit, restrict or impair the grant by the Issuer or any Guarantor of a security interest pursuant to the Security Documents in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable Law, including the UCC; provided, further, that, at such time as the condition causing the conditions in subclauses (x) and (y) of this clause (1) shall be remedied, whether by contract, change of law or otherwise, the contract, lease, instrument, license or other documents shall immediately cease to be Excluded Property, and any security interest that would otherwise be granted as described under “—Security for the New Notes” shall attach immediately to such contract, lease, instrument, license or other agreement, or to the extent severable, to any portion thereof that does not result in any of the conditions in subclauses (x) or (y) above;

(2) any assets to the extent and for so long as the pledge of or security interest in such assets is prohibited by law and such prohibition is not overridden by the UCC or other applicable law;

(3) more than 65% of the issued and outstanding equity interests entitled to vote of any Foreign Subsidiary;

(4) more than 65% of the issued and outstanding equity interests entitled to vote of any Domestic Subsidiary that is a disregarded entity under the Bankruptcy Code if substantially all of its assets consist of the equity interests of one or more Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Bankruptcy Code;

(5) any interest in a joint venture to the extent the granting of a security interest therein is prohibited by the terms of the organizational documents of such joint venture;

(6) any assets in which a security need not be created pursuant to clause (A) of the second paragraph of the definition of “Collateral and Guarantee Requirement”;

(7) assets owned by any Issuer or Guarantor on the Issue Date or hereafter acquired that are subject to a Lien incurred to secure obligations in respect of Indebtedness permitted to be incurred pursuant to clause (d) of the second paragraph of the covenant described under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, clauses (9) and (24) of the definition of Permitted Liens (to the extent relating to Liens originally incurred pursuant to clause (d) of the second paragraph of the covenant described under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and clause (9) of the definition of Permitted Liens) that is permitted to be incurred pursuant to the provisions of the New Notes Indenture, if and to the extent that the contract or other agreement pursuant to which such Lien is granted or to which such assets are subject (or the documentation related thereto) prohibits the creation of any other Lien on such assets;

(8) any trademark applications filed in the U.S. Patent and Trademark Office on the basis of such party’s “intent-to-use” such trademark, unless and until acceptable evidence of use of such trademark has been filed with and accepted by the U.S. Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a Lien in such trademark application prior to such filing would adversely affect the enforceability, validity, or other rights in such trademark application;

(9) particular assets if, in the reasonable judgment of the Issuer evidenced in writing and with the consent of the New Notes Trustee (not to be unreasonably withheld or delayed), creating a pledge thereof or security interest therein to the Collateral Agent for the benefit of the secured parties would result in any material adverse tax consequences to the Issuer or its Subsidiaries; and

(10) any particular assets if, in the reasonable judgment of the New Notes Trustee (acting at the direction of the Holders of a majority in the aggregate principal amount of the New Notes), determined in reasonable consultation with the Issuer and evidenced in writing, the burden, costs or consequences

(including any material adverse tax consequences) to the Issuer or its Subsidiaries of creating or perfecting such pledges or security interests in such assets in favor of the Collateral Agent for the benefit of the secured parties is excessive in relation to the benefits to be obtained therefrom by the secured parties.

The security interests securing the New Notes will be second in priority to any and all security interests at any time granted to secure the First Lien Obligations and will also be subject to all other Permitted Liens. The First Lien Obligations include the Credit Agreement and related obligations to the extent set forth herein, as well as certain Secured Hedging Obligations and certain Cash Management Obligations. A Person holding such First Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral on behalf of Holders of the New Notes.

The Issuer and the Guarantors are and will be able to incur additional Indebtedness in the future that could share in the Collateral, including additional First Lien Obligations and additional Indebtedness that would be secured on a second-priority pari passu basis with the New Notes. The amount of such First Lien Obligations and additional Indebtedness is and will be limited by the covenants described under “—Certain covenants—Liens” and “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such First Lien Obligations and additional Indebtedness could be significant.

To the extent certain required security interests cannot be granted, filed and/or perfected on the Issue Date despite our diligent efforts, a covenant in the New Notes Indenture will require us, our Restricted Subsidiaries and Holdings to promptly do or cause to be done all things that may be required under applicable law, or that the New Notes Trustee, the Collateral Agent or the Holders of a majority in principal amount of the New Notes from time to time may reasonably request, to grant, preserve, protect and perfect the validity and priority of the security interest in the Collateral.

Limitations on Pledged Equity Interests

The Equity Interests of a Restricted Subsidiary will constitute Collateral only to the extent that such Equity Interests can secure the New Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Restricted Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Restricted Subsidiary due to the fact that such Restricted Subsidiary’s Equity Interests secure the New Notes and the Guarantees, then the Equity Interests of such Restricted Subsidiary shall automatically be deemed not to be part of the Collateral. In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to release the Liens for the benefit of the New Notes on the Equity Interests that are so deemed to no longer constitute part of the Collateral.

In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Restricted Subsidiary’s Equity Interests to secure the New Notes and the guarantees in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Restricted Subsidiary, then the Equity Interests of such Restricted Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent such Restricted Subsidiary would not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to subject such Equity Interests to the Liens under the Security Documents.

After-Acquired Collateral

From and after the Issue Date, subject to certain limitations and exceptions, if the Issuer or any Guarantor creates any additional security interest upon any property or asset to secure any First Lien Obligations (which include Obligations in respect of the Credit Agreement), it must concurrently grant a second-priority security interest (subject only to the liens securing the First Lien Obligations and certain other Permitted Liens) upon such property as security for the Indebtedness and Obligations under the New Notes. Also, if granting a security interest in such property requires the consent of a third party, the Issuer will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Collateral Agent. If such third party does not consent to the granting of the first-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest, solely to the extent such security interest is not provided under the Credit Agreement.

The Issuer and each Guarantor, at their sole cost and expense, shall take all action necessary or, on or after the Discharge of the First Lien Obligations, reasonably requested by the New Notes Trustee or the Collateral Agent (acting at the direction of the Holders of a majority in the aggregate principal amount of the New Notes) to ensure that the Collateral and Guarantee Requirement continues to be satisfied including:

(a) each Guarantor that is newly formed, acquired or designated pursuant to “—Certain Covenants—Future Guarantors” to take all action necessary to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including, within 45 days after such formation, acquisition, cessation or designation, or such longer period as the Collateral Agent (acting at the direction of the Holders of a majority in the aggregate principal amount of the New Notes) may agree in writing in its reasonable discretion:

(i) cause each Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent (as appropriate) a joinder to the Security Documents and take all actions necessary to perfect the Liens created thereunder;

(ii) cause each Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(iii) take and cause such Guarantor pursuant to the Collateral and Guarantee Requirement and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary or as the Collateral Agent may reasonably request to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement or the Security Documents, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement or the Security Documents;

(iv) as promptly as practicable after the request therefor by the Collateral Agent (acting at the direction of the Holders of a majority in the aggregate principal amount of the New Notes), deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Issuer; provided, however, that there shall be no obligation to deliver to the Collateral Agent any existing environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than Holdings or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Issuer to obtain such consent, such consent cannot be obtained; and

(v) if reasonably requested by the Collateral Agent (acting at the direction of the Holders of a majority in the aggregate principal amount of the New Notes), within sixty (60) days after such request

(or such longer period as the Collateral Agent may agree in writing in its reasonable discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Issue Date and subject to the Collateral and Guarantee Requirement or the Security Documents, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (b) below;

(b) not later than 60 days after the acquisition by the Issuer or any Guarantor of Material Real Property (or such longer period as the Collateral Agent may agree (acting at the direction of the Holders of a majority in the aggregate principal amount of the New Notes)) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Security Documents, each such acquiring Issuer or Guarantor to cause such property to be subject to a Lien and mortgage in favor of the Collateral Agent and take, or Holdings to cause the relevant Issuer or Guarantor to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(c) not later than 45 days after the acquisition by the Issuer or any Guarantor of any other property or assets that are required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement (or such longer period as the Collateral Agent may agree acting at the direction of the Holders of a majority in the aggregate principal amount of the New Notes), which property would not be automatically subject to another Lien pursuant to pre-existing Security Documents, each such acquiring Issuer or Guarantor (i) to cause such property to be subject to a Lien and security interest in favor of the Collateral Agent and (ii) to take such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement; and

(d) always ensuring that the Obligations are secured by a second-priority security interest in all the Equity Interests of the Issuer, subject to any Permitted Lien.

Information Regarding Collateral

The Issuer will furnish to the Collateral Agent, with respect to the Issuer or any Guarantor, prompt written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or type of organization or corporate structure or (iv) chief executive officer. The Issuer and the Guarantors will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected second-priority security interest (subject only to the liens securing the First Lien Obligations and certain other Permitted Liens) in all the Collateral.

Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, the Issuer shall deliver to the New Notes Trustee a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.

Further Assurances

The Issuer and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, the Issuer will reasonably promptly secure the obligations under the New Notes Indenture, Security Documents and the Intercreditor Agreement by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents as may be reasonably required.

Security Documents and Intercreditor Agreement

The Issuer, the Guarantors and the Collateral Agent will enter into one or more Security Documents defining the terms of the security interests that secure the New Notes and the Guarantees and Junior Priority Indebtedness permitted to be Incurred under the New Notes Indenture, including the Cerberus 3L Notes. The New Notes will be secured by the Collateral on a second-priority basis. These security interests will secure the payment and performance when due of all of the Obligations of the Issuer and the Guarantors under the New Notes, the New Notes Indenture, the Guarantees and the Security Documents, as provided in the Security Documents.

Intercreditor Agreement

On the Issue Date, the First Lien Agent, the collateral agent for the Cerberus 3L Notes (the “3L Collateral Agent”) and the Second Lien Agent will enter into the Intercreditor Agreement that will provide that (x) all Liens on Collateral securing First Lien Obligations (the “First Priority Liens”) shall be senior to the Liens securing Second Lien Obligations and Third Lien Obligations and (y) all Liens on Collateral securing Second Lien Obligations shall be senior to Liens securing the Third Lien Obligations, in each case notwithstanding anything contained in any other agreement or instrument or operation of law to the contrary, or any other circumstance whatsoever and irrespective of (i) how a Lien was acquired, (ii) the time, manner, or order of the grant, attachment or perfection of a Lien, (iii) any conflicting provision of the UCC or other applicable law, (iv) any defect in, or non-perfection, setting aside, or avoidance of, a Lien or any document governing respective obligations, (v) the modification of a First Lien Obligation, a Second Lien Obligation or a Third Lien Obligation, or (vi) the subordination of a Lien on Collateral securing a First Lien Obligation or a Second Lien Obligation.

Pursuant to the terms of the Intercreditor Agreement, at any time prior to the Discharge of First Lien Obligations, the First Lien Agent will determine the time and method by which the security interests in the Collateral will be enforced in accordance with the provisions of the Credit Agreement and the other First Lien Documents, and at any time on or after the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, the Second Lien Agent will determine the time and method by which the security interests in the Collateral will be enforced in accordance with the provisions of the New Notes Indenture and the Security Documents.

Regardless of any covenant, agreement or restriction contained in the New Notes Indenture or any other documents, notes, guarantees, instruments and agreements governing or evidencing the New Notes (collectively, the “Second Lien Documents”) or any documentation governing or evidencing the Cerberus 3L Notes (collectively, the “Third Lien Documents”),

(i) until the Discharge of First Lien Obligations, the Second Lien Secured Parties and the Third Lien Secured Parties will not be permitted to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Collateral and only the First Lien Agent (or any person authorized by it), will have the exclusive right to take any such actions or exercise any such remedies, in each case, without any consultation with or the consent of the lenders under the Cerberus 3L Notes, the 3L Collateral Agent or the Second Lien Secured Parties, provided that (x) the Second Lien Agent will have the right to (a) take any action it deems necessary to perfect or continue the perfection of the Liens on Collateral or to create, preserve or protect (but not enforce) the Liens in the Collateral, (b) purchase (by credit bid or otherwise) all or any portion of the Collateral in connection with any enforcement of remedies by the First Lien Agent to the extent that, and so long as, the First Lien Secured Parties receive payment in full in cash of all First Lien Obligations after giving effect thereto, (c) file a proof of claim with respect to the New Notes, (d) file any necessary or appropriate responsive pleadings in opposition to any motion, adversary proceeding or other pleading objecting to or otherwise seeking disallowance of the claim or Lien of the New Notes Trustee or any Holder of the Notes, (e) file any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors of the Issuer arising under any insolvency or liquidation proceeding or applicable non-bankruptcy law, and (f) vote on any plan of reorganization in any insolvency or liquidation proceeding of the Issuer, in each case (a) through (f) above to the extent such action is not otherwise prohibited by or inconsistent with, or would not result in a resolution inconsistent with, the terms of the Intercreditor Agreement and (y) Third Lien Secured Parties shall be permitted, as necessary to (a) take any action in order to perfect or continue the perfection of the Liens on Collateral or to create, preserve or protect (but not enforce) the Liens in the Collateral, (b) file a proof of claim with respect to the Cerberus 3L Notes, and (c) file any necessary or appropriate responsive pleadings in opposition to any motion, adversary proceeding or other pleading objecting to or otherwise seeking disallowance of the claim or Lien of the Third Lien Secured Parties, in each case (a) through (c) above, to the extent such action is not otherwise prohibited by or inconsistent with, or could not result in a resolution inconsistent with, the terms of the Intercreditor Agreement; and

(ii) until the Discharge of Second Lien Obligations, the Third Lien Secured Parties will not be permitted to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Collateral and, after the Discharge of First Lien Obligations, only the Second Lien Agent (or any person authorized by it), will have the exclusive right to any such actions or exercise any such remedies, in each case, without consultation with or the consent of the lenders under the Cerberus 3L Notes or the 3L Collateral Agent; provided that the Third Lien Secured Parties will have the right to take any action it deems necessary to (a) perfect or continue the perfection of the Liens on Collateral or to create, preserve or protect (but not enforce) the Liens in the Collateral, (b) file a proof of claim with respect to the Cerberus 3L Notes, and (c) file any necessary or appropriate responsive pleadings in opposition to any motion, adversary proceeding or other pleading objecting to or otherwise seeking disallowance of the claim or Lien of the Third Lien Secured Parties, in each case (a) through (c) above, to the extent such action is not otherwise prohibited by or inconsistent with, or could not result in a resolution inconsistent with, the terms of the Intercreditor Agreement.

Pursuant to the Intercreditor Agreement, if any Second Lien Secured Party or Third Lien Secured Party, as applicable, shall obtain possession of any Collateral or shall realize or obtain any proceeds or payment in respect of any Collateral, pursuant to the exercise of any rights or remedies with respect to the Collateral under any Second Lien Security Document or Third Lien Security Document, as applicable, or by the exercise of any rights available to it under applicable law or in any insolvency proceeding, at any time prior to the Discharge of First Lien Obligations secured, or intended to be secured, by such Collateral, then it shall hold such Collateral, proceeds or payment in trust for the First Lien Agent and the other First Lien Secured Parties and transfer such Collateral, proceeds or payment, as the case may be, to the First Lien Agent as promptly as practicable.

Pursuant to the Intercreditor Agreement, if, after the Discharge of First Lien Obligations, any Third Lien Secured Party shall obtain possession of any Collateral or shall realize or obtain any proceeds or payment in respect of any Collateral, pursuant to the exercise of any rights or remedies with respect to the Collateral under any Third Lien Security Document, or by the exercise of any rights available to it under applicable law or in any insolvency proceeding, at any time prior to the Discharge of Second Lien Obligations secured, or intended to be secured, by such Collateral, then it shall hold such Collateral, proceeds or payment in trust for the Second Lien

Agent and the other Second Lien Secured Parties and transfer such Collateral, proceeds or payment, as the case may be, to the Second Lien Agent as promptly as practicable.

In addition, the Intercreditor Agreement will provide that, prior to the Discharge of First Lien Obligations, in the event the First Lien Secured Parties release their Lien on any Collateral, the Liens securing the Obligations under the New Notes and the Cerberus 3L Notes on such Collateral shall terminate and be released automatically and without further action if (i) such release is permitted under the Second Lien Documents, (ii) such release is effected in connection with the First Lien Agent’s foreclosure upon, or other disposition in connection with the exercise of rights or remedies with respect to, such Collateral pursuant to the First Lien Documents or (iii) such release is effected in connection with a sale or other disposition of such Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the First Lien Secured Parties shall have consented to such sale or disposition of such Collateral; provided that, in the case of each of clauses (i), (ii) and (iii) above, the Liens under the Second Lien Documents and Third Lien Documents shall attach to (subject to the Intercreditor Agreement) any proceeds of a sale, transfer or other disposition of Collateral not paid to the First Lien Secured Parties or that remain after the Discharge of First Lien Obligations. On and after the Discharge of First Lien Obligations but prior the Discharge of Second Lien Obligations, in the event the Second Lien Secured Parties release their Lien on any Collateral, the Liens securing the Obligations under the Cerberus 3L Notes on such Collateral shall terminate and be released automatically and without further action if (i) such release by the Second Lien Parties is not prohibited under the Third Lien Documents, (ii) such release is effected in connection with the Second Lien Agent’s foreclosure upon, or other exercise of rights or remedies with respect to, such Collateral pursuant to the Second Lien Documents or (iii) such release is effected in connection with a sale or other disposition of any Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Second Lien Secured Parties shall have consented to such sale or disposition of such Collateral; provided that, in the case of each of clauses (i), (ii) and (iii) above, the Liens under the Third Lien Documents shall attach to (subject to the Intercreditor Agreement) any proceeds of a sale, transfer or other disposition of Collateral not paid to the Second Lien Secured Parties or that remain after the Discharge of Second Lien Obligations.

The Intercreditor Agreement will also provide that prior to the Discharge of First Lien Obligations, the Second Lien Documents and the Third Lien Documents may not be amended, supplemented, restated or otherwise modified and/or refinanced or entered into without the consent of the First Lien Agent to the extent such amendment, supplement, restatement or modification and/or refinancing would (i) adversely affect the lien priority rights of the First Lien Secured Parties or the rights of the First Lien Secured Parties to receive payments owing pursuant to the First Lien Documents, (ii) add any Liens securing the Collateral (other than to the extent permitted under the Intercreditor Agreement), (iii) confer any additional rights on the Second Lien Secured Parties or the Third Lien Secured Parties in a manner adverse to the First Lien Secured Parties or (iv) contravene the provisions of the Intercreditor Agreement or the First Lien Documents.

The Intercreditor Agreement will also provide that prior to the Discharge of Second Lien Obligations, the Third Lien Documents may not be amended, supplemented, restated or otherwise modified and/or refinanced or entered into without the consent of the Second Lien Agent, to the extent such amendment, supplement, restatement or modification and/or refinancing would (i) adversely affect the lien priority rights of the Second Lien Secured Parties or the rights of the Second Lien Secured Parties to receive payments owing pursuant to the Second Lien Documents, (ii) add any Liens securing the Collateral (other than to the extent permitted under the Intercreditor Agreement), (iii) confer any additional rights on the Third Lien Secured Parties in a manner adverse to the Second Lien Secured Parties, or (iv) contravene the provisions of the Intercreditor Agreement or the Second Lien Documents.

In addition, the Intercreditor Agreement will provide that, prior to the Discharge of First Lien Obligations, if the Issuer or any Guarantor is subject to any Insolvency or Liquidation Proceeding, the Second Lien Secured Parties and Third Lien Secured Parties will agree that:

(1) if the Issuer or any Guarantor shall, as debtor(s)-in-possession, or if any receiver or trustee for such Person or Persons shall, move for approval of financing (“DIP Financing”) to be provided by one or more lenders under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code or any other applicable provision of any similar federal, state or foreign law for the relief of debtors, (i) without the consent of the First Lien Agent, neither the Second Lien Secured Parties nor the Third Lien Secured Parties will raise any objection, contest or oppose, will consent to and waive any claim such Person may now or hereafter have, to any such financing or to the Liens on the Collateral securing the same (“DIP Financing Liens”), or to any use, sale or lease of cash collateral that constitutes Collateral or to any grant of administrative expense priority under Section 364 of the Bankruptcy Code, unless the First Lien Agent or the First Lien Secured Parties oppose or object to such DIP Financing or such DIP Financing Liens or such use of cash collateral. To the extent such DIP Financing Liens are senior to, or rank pari passu with, the First Lien Obligations, the Second Lien Secured Parties and the Third Lien Secured Parties will subordinate the applicable Liens on the Collateral to the first priority Liens and to such DIP Financing Liens, so long as the Second Lien Secured Parties and the Third Lien Secured Parties retain Liens on all the Collateral, including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding, with the same priority relative to the first priority Liens as existed prior to the commencement of the case under the Bankruptcy Code;

(2) without the consent of the First Lien Agent, in its sole discretion, the Second Lien Secured Parties and the Third Lien Secured Parties, will not propose, support or enter into any DIP Financing other than a DIP Financing that provides for the payment in full in cash of the First Lien Obligations;

(3) they will not object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) a sale or other disposition, a motion to sell or dispose or the bidding and related procedures for such sale or disposition of any Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code or any other applicable provision of any similar federal, state or foreign law for the relief of debtors if the First Lien Secured Parties shall have consented to such sale or disposition, such motion to sell or dispose or such proposed bidding and related procedures for such sale or disposition of such Collateral and all first priority Liens, second priority Liens and third priority Liens will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(4) the Second Lien Secured Parties and the Third Lien Secured Parties waive any claim that may be had against the First Lien Agent or any other First Lien Secured Party arising out of any DIP Financing Liens (granted in a manner that is consistent with the Intercreditor Agreement) or administrative expense priority under Section 364 of the Bankruptcy Code;

(5) without the consent of the First Lien Agent, in its sole discretion, prior to the Discharge of First Lien Obligations (i) the Third Lien Secured Parties will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral, and (ii) neither the Second Lien Secured Parties nor the Third Lien Secured Parties will object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) (x) any request by the First Lien Agent or any other First Lien Secured Party for adequate protection or (y) any objection by the First Lien Agent or any other First Lien Secured Party to any motion, relief, action or proceeding based on the First Lien Agent or First Lien Secured Parties claiming a lack of adequate protection, except that the Second Lien Secured Parties may (1) freely seek and obtain relief granting adequate protection in the form of (i) a lien on additional or replacement collateral co-extensive in all respects with, but subordinated to the first priority Liens securing the First Lien Obligations as existed prior to the commencement of the Insolvency or Liquidation Proceeding and to all Liens granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the First Lien Secured Parties, provided that, to the extent the Second Lien Secured Parties obtain such lien on additional or replacement collateral, the First Lien Secured Parties shall also be granted a lien on such additional or replacement collateral, which shall be senior in priority to such liens granted to the Second Lien Secured Parties, (ii) a superpriority administrative claim subordinated to all such claims granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the First Lien Secured Parties, provided that, to the extent the Second Lien Secured Parties are granted such a superpriority administrative claim, the First Lien Secured Parties shall also be granted a superpriority administrative claim which shall be senior in priority to such superpriority administrative claim granted to the Second Lien Secured Parties, and (iii) payments in the amount of current post-petition fees and expenses, subject to the right of the First Lien Secured Parties to object to the amounts of fees and expenses so sought by the Second Lien Secured Parties, provided that, if the Second Lien Secured Parties receive payments in the amount of current post-petition fees and expenses, the First Lien Secured Parties shall also be entitled to receive payments in the amount of current post-petition fees and expenses, and (2) freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after or concurrently with the Discharge of First Lien Obligations;

(6) the Second Lien Secured Parties and the Third Lien Secured Parties will waive any claim they may now or hereafter have against the First Lien Agent or any other First Lien Secured Party (or their representatives) arising out of any election by the First Lien Agent or any First Lien Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code;

(7) in any Insolvency or Liquidation Proceeding, neither the Second Lien Secured Parties nor the Third Lien Secured Parties (in each case, whether in the capacity of a secured creditor or an unsecured creditor) shall propose, support, or vote to accept any plan of reorganization or other dispositive restructuring plan or disclosure statement of the Issuer or any Guarantor unless such plan (i) is accepted by the class of First Lien Secured Parties in accordance with Section 1126(c) of the Bankruptcy Code or (ii) otherwise provides for the payment in full in cash of all First Lien Obligations (including all post-petition interest, prepayment premiums, fees and expenses and cash collateralization of all letters of credit, in each case irrespective of whether any claim for such amounts is approved by any bankruptcy court) on the effective date of such plan. Except as otherwise provided in the Intercreditor Agreement, the Second Lien Secured Parties shall remain entitled to vote their claims in any such Insolvency or Liquidation Proceeding;

(8) neither the Second Lien Secured Parties nor the Third Lien Secured Parties shall (i) seek relief, pursuant to Section 362(d) of the Bankruptcy Code or otherwise, from the automatic stay of Section 362(a) of the Bankruptcy Code or from any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral without the prior written consent of the First Lien Agent or (ii) object to any motion by the First Lien Agent or any other First Lien Secured Party seeking relief from the automatic stay of Section 362(a) of the Bankruptcy Code or from any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral;

(9) neither the Second Lien Secured Parties nor the Third Lien Secured Parties shall oppose or seek to challenge any claim by the First Lien Agent or any other First Lien Secured Party for allowance or payment in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses or cash collateralization of all letters of credit. Neither the First Lien Agent nor any other First Lien Secured Party shall oppose or seek to challenge any claim by the Second Lien Secured Parties for allowance or payment in any Insolvency or Liquidation Proceeding of Obligations under the Second Lien Documents consisting of post-petition interest, prepayment or acceleration premiums, fees or expenses to the extent of the value of the second priority liens on the Collateral (after taking into account the existence of the first priority Liens on the Collateral); provided that if the First Lien Agent or any other First Lien Secured Party shall have made any such claim, such claim (i) shall have been approved by the applicable court or (ii) will be approved by the applicable court contemporaneously with the approval of any such claim by the Second Lien Secured Parties;

(10) without the express written consent of the First Lien Agent, none of the Second Lien Secured Parties nor the Third Lien Secured Parties shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be), in any Insolvency or Liquidation Proceeding involving the Issuer or any Guarantor, (i) oppose, object to or contest the determination of the extent of any Liens held by any First Lien Secured Party or the value of any claims of any such holder under Section 506(a) of the Bankruptcy Code or (ii) oppose, object to or contest the payment to such First Lien Secured Party of interest, fees or expenses under Section 506(b) of the Bankruptcy Code;

(11) notwithstanding anything in the Intercreditor Agreement to the contrary, if in any Insolvency or Liquidation Proceeding a determination is made that any Lien encumbering any Collateral is not enforceable for any reason, any distribution or recovery the Second Lien Secured Parties or the Third Lien Secured Parties may receive in respect of any Collateral shall be segregated and held in trust and forthwith paid over to the First Lien Agent for the benefit of the First Lien Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the applicable Second Lien Secured Party or Third Lien Secured Party that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Second Lien Secured Parties and the Third Lien Secured Parties will appoint the First Lien Agent, and any officer or agent of the First Lien Agent, with full power of substitution, the attorney-in-fact of each Second Lien Secured Party and each Third Lien Secured Party, as applicable, for the limited purpose of carrying out the provisions of this clause (11) and taking any action and executing any instrument that the First Lien Agent may deem necessary or advisable to accomplish the purposes of this clause (11), which appointment will be irrevocable and coupled with an interest;

(12) the First Lien Agent shall have the exclusive right to credit bid the First Lien Obligations and the Second Lien Secured Parties and the Third Lien Secured Parties agree further that neither the Second Lien Secured Parties nor the Third Lien Secured Parties shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be) oppose, object to or contest such credit bid by the First Lien Agent;

(13) without the consent of the First Lien Agent in its sole discretion, neither the Second Lien Secured Parties nor the Third Lien Secured Parties will commence, support, or join the commencement of an involuntary bankruptcy case or petition or seek the appointment of an examiner or a trustee for the Issuer or any of its Subsidiaries;

(14) the Second Lien Secured Parties and the Third Lien Secured Parties will waive any right to assert or enforce any claim under Section 506(c) or 552 of the Bankruptcy Code as against any First Lien Secured Party or any of the Collateral;

(15) (a) the grants of Liens pursuant to the First Lien Documents, on the one hand, and the Second Lien Documents and the Third Lien Documents, on the other, constitute separate and distinct grants of Liens, (b) the Second Lien Secured Parties’ and the Third Lien Secured Parties’ claims against the Issuer and the Guarantors in respect of their Liens on the Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the First Lien Secured Parties against the Issuer and the Guarantors in respect of the Collateral, and (c) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations and Third Lien Obligations are all fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed, confirmed, or adopted in any Insolvency or Liquidation Proceeding. The Intercreditor Agreement will expressly entitle the First Lien Secured Parties to receive payment of all post-petition interest, fees or expenses whether or not such interest, fees and expenses are allowed or allowable against the bankruptcy estate of the Issuer or any Guarantor under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other applicable provision of any similar federal, state or foreign law for the relief of debtors. If it is held that any claims of the First Lien Secured Parties, on the one hand, and the Second Lien Secured Parties and the Third Lien Secured Parties, on the other, in respect of the Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then the Second Lien Secured Parties and the Third Lien Secured Parties will acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Issuer and the Guarantors (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Secured Parties and the Third Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, and expenses, and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable under Section 506(b) of the Bankruptcy Code (or any other applicable provision of any similar federal, state or foreign law for the relief of debtors) or otherwise in such Insolvency or Liquidation Proceeding) before any distribution is made in respect of the Second Lien Obligations or the Third Lien Obligations), with the Second Lien Secured Parties and the Third Lien Secured Parties acknowledging and agreeing to turn over to the First Lien Agent any amounts received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties and/or the Third Lien Secured Parties; and

(16) if, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding, on account of the First Lien Obligations, on the one hand, and the Second Lien Obligations and the Third Lien Obligations, on the other, then, to the extent the debt obligations distributed on account of the First Lien Obligations, on the one hand, and on account of the Second Lien Obligations and the Third Lien Obligations, on the other hand, are secured by Liens upon the same assets or property, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

In addition to and without in any way limiting the restrictions set forth in the prior paragraph, the Intercreditor Agreement will provide that, prior to the Discharge of Second Lien Obligations, if the Issuer or any Guarantor is subject to any Insolvency or Liquidation Proceeding, the Third Lien Secured Parties will agree that:

(1) if the Issuer or any Guarantor shall, as debtor(s)-in-possession, or if any receiver or trustee for such Person or Persons shall, move for approval of DIP Financing (whether or not supported by the First Lien Secured Parties) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code or any other applicable provision of any similar federal, state or foreign law for the relief of debtors, (i) the Third Lien Secured Parties will not raise any objection, contest or oppose, will consent to and waive any claim such Person may now or hereafter have, to any such financing or to the related DIP Financing Liens, or to any use, sale or lease of cash collateral that constitutes Collateral or to any grant of administrative expense priority under Section 364 of the Bankruptcy Code, unless the Second Lien Agent or the Second Lien Secured Parties oppose or object to such DIP Financing or such DIP Financing Liens or such use of cash collateral. To the extent such DIP Financing Liens are senior to, or rank pari passu with, the Second Lien Obligations, the Third Lien Secured Parties will subordinate the applicable Liens on the Collateral to the second priority Liens and to such DIP Financing Liens, so long as the Third Lien Secured Parties retain Liens on all the Collateral, including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding, with the same priority relative to the second priority Liens as existed prior to the commencement of the case under the Bankruptcy Code;

(2) without the consent of Second Lien Agent, in its sole discretion, the Third Lien Secured Parties will not propose, support or enter into any DIP Financing other than a DIP Financing that provides for the payment in full in cash of the Second Lien Obligations;

(3) they will not object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) a sale or other disposition, a motion to sell or dispose or the bidding and related procedures for such sale or disposition of any Collateral (or any portion thereof) under Section 363 of the

Bankruptcy Code or any other provision of the Bankruptcy Code or any other applicable provision of any similar federal, state or foreign law for the relief of debtors if the Second Lien Secured Parties shall have consented to such sale or disposition, such motion to sell or dispose or such proposed bidding and related procedures for such sale or disposition of such Collateral and all second priority Liens and third priority Liens will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(4) the Third Lien Secured Parties waive any claim that may be had against the Second Lien Agent or any other Second Lien Secured Party arising out of any DIP Financing Liens (granted in a manner that is consistent with the Intercreditor Agreement) or administrative expense priority under Section 364 of the Bankruptcy Code;

(5) without the consent of the Second Lien Agent, in its sole discretion, the Third Lien Secured Parties will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral, nor object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) (x) any request by the Second Lien Agent or any other Second Lien Secured Party for adequate protection or (y) any objection by the Second Lien Agent or any other Second Lien Secured Party to any motion, relief, action or proceeding based on the Second Lien Agent or Second Lien Secured Parties claiming a lack of adequate protection;

(6) the Third Lien Secured Parties will waive any claim they may now or hereafter have against the Second Lien Agent or any other Second Lien Secured Party (or their representatives) arising out of any election by the Second Lien Agent or any Second Lien Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code;

(7) in any Insolvency or Liquidation Proceeding, neither the Third Lien Secured Parties (in each case, whether in the capacity of a secured creditor or an unsecured creditor) shall propose, support, or vote to accept any plan of reorganization or other dispositive restructuring plan or disclosure statement of the Issuer or any Guarantor unless such plan (i) is accepted by the class of Second Lien Secured Parties in accordance with Section 1126(c) of the Bankruptcy Code or (ii) otherwise provides for the payment in full in cash of all Second Lien Obligations (including all post-petition interest, prepayment or acceleration premiums, fees and expenses and cash collateralization of all letters of credit, in each case irrespective of whether any claim for such amounts is approved by any bankruptcy court) on the effective date of such plan.

(8) the Third Lien Secured Parties shall not (i) seek relief, pursuant to Section 362(d) of the Bankruptcy Code or otherwise, from the automatic stay of Section 362(a) of the Bankruptcy Code or from any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral without the prior written consent of the Second Lien Agent or (ii) object to any motion by the Second Lien Agent or any other Second Lien Secured Party seeking relief from the automatic stay of Section 362(a) of the Bankruptcy Code or from any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral;

(9) the Third Lien Secured Parties shall not oppose or seek to challenge any claim by the Second Lien Agent or any other Second Lien Secured Party for allowance or payment in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses or cash collateralization of all letters of credit;

(10) without the express written consent of the Second Lien Agent, none of the Third Lien Secured Parties shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be), in any Insolvency or Liquidation Proceeding involving the Issuer or any Guarantor, (i) oppose, object to or contest the determination of the extent of any Liens held by any Second Lien Secured Party or the value of any claims of any such holder under Section 506(a) of the Bankruptcy Code or (ii) oppose, object to or contest the payment to such Second Lien Secured Party of interest, fees or expenses under Section 506(b) of the Bankruptcy Code;

(11) on or after Discharge of Second Lien Obligations, notwithstanding anything in the Intercreditor Agreement to the contrary, if in any Insolvency or Liquidation Proceeding a determination is made that any

Lien encumbering any Collateral is not enforceable for any reason, any distribution or recovery the Third Lien Secured Parties may receive in respect of any Collateral shall be segregated and held in trust and forthwith paid over to the Second Lien Agent for the benefit of the Second Lien Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Third Lien Secured Party that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Third Lien Secured Parties will appoint the Second Lien Agent, and any officer or agent of the Second Lien Agent, with full power of substitution, the attorney-in-fact of each Third Lien Secured Party, as applicable, for the limited purpose of carrying out the provisions of this clause (11) and taking any action and executing any instrument that the Second Lien Agent may deem necessary or advisable to accomplish the purposes of this clause (11), which appointment will be irrevocable and coupled with an interest;

(12) the Second Lien Agent shall have the exclusive right to credit bid the Second Lien Obligations and the Third Lien Secured Parties shall not (and shall not join with or support any third party in opposing, objecting to or contesting, as the case may be) oppose, object to or contest such credit bid by the Second Lien Agent;

(13) without the consent of the Second Lien Agent in its sole discretion, the Third Lien Secured Parties will not commence, support, or join the commencement of an involuntary bankruptcy case or petition or seek the appointment of an examiner or a trustee for the Issuer or any of its Subsidiaries or the Guarantor;

(14) the Third Loan Secured Parties will waive any right to assert or enforce any claim under Section 506(c) or 552 of the Bankruptcy Code as against any Second Lien Secured Party or any of the Collateral;

(15) (a) the grants of Liens pursuant to the Second Lien Documents, on the one hand, and Third Lien Documents, on the other, constitute separate and distinct grants of Liens, (b) the Third Lien Secured Parties’ claims against the Issuer and the Guarantors in respect of their Liens on the Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the Second Lien Secured Parties against the Issuer and the Guarantors in respect of the Collateral, and (c) because of, among other things, their differing rights in the Collateral, the Third Lien Obligations are all fundamentally different from the Second Lien Obligations and must be separately classified in any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed, confirmed, or adopted in any Insolvency or Liquidation Proceeding. The Intercreditor Agreement will expressly entitle the Second Lien Secured Parties to receive payment of all post-petition interest, fees, prepayment or acceleration premiums or expenses whether or not such interest, fees and expenses are allowed or allowable against the bankruptcy estate of the Issuer or any Guarantor under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other applicable provision of any similar federal, state or foreign law for the relief of debtors. If it is held that any claims of the Second Lien Secured Parties, on the one hand, and the Third Lien Secured Parties, on the other, in respect of the Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then the Third Lien Secured Parties will acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Issuer and the Guarantors (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Third Lien Secured Parties), the Second Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, and expenses, and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable under Section 506(b) of the Bankruptcy Code (or any other applicable provision of any similar federal, state or foreign law for the relief of debtors) or otherwise in such Insolvency or Liquidation Proceeding) before any distribution is made in respect of the Third Lien Obligations), with the Third Lien Secured Parties acknowledging and agreeing, subject to and after the Discharge of First Lien Obligations, to turn over to the Second Lien Agent any amounts received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Third Lien Secured Parties; and

(16) if, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding, on account of the Second Lien Obligations, on the one hand, and the Third Lien Obligations, on the other, then, to the extent the debt obligations distributed on account of the Second Lien Obligations, on the one hand, and on account of the Third Lien Obligations, on the other hand, are secured by Liens upon the same assets or property, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

In addition, the Intercreditor Agreement shall provide that the First Lien Obligations, Second Lien Obligations and Third Lien Obligations may be refinanced or replaced and additional Indebtedness may be incurred and become subject to the Intercreditor Agreement as having either first, second or third priority Liens with respect to the Collateral, in each case, to the extent permitted by the documentation governing or evidencing any Indebtedness then subject to the Intercreditor Agreement.

The Intercreditor Agreement shall further provide that Section 2.05(b)(i) of, and the definitions of “Excess Cash Flow” and “Excess Cash Flow Period”, as well as any defined terms used therein and any defined terms used in such defined terms, in, the Credit Agreement, in each case, to the extent relating to mandatory prepayments based on Excess Cash Flow, may not be amended, waived, supplemented or otherwise modified without the consent of the Holders of a majority in principal amount of the New Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the New Notes).

In addition, the Intercreditor Agreement will contain certain other provisions relating to the deeply subordinated, silent status of the Cerberus 3L Notes, including but not limited to, provisions (x) requiring the holders of the Cerberus 3L Notes to extend and deliver, in escrow, an irrevocable voting proxy and power of attorney in favor of the lenders under the Credit Agreement (or the First Lien Agent) and the Holders of the New Notes (or the Second Lien Agent) in respect of any and all matters relating to an Insolvency or Liquidation Proceeding of the Issuer, its Subsidiaries and Holdings that requires a vote or other action of the holders of the Cerberus 3L Notes in their capacities as holders, as unsecured creditors or otherwise, (y) provide for the waiver by the Third Lien Secured Parties of certain rights afforded to secured creditors in any Insolvency or Liquidation Proceeding of Issuer, its Subsidiaries or Holdings, whether or not such rights are customarily granted to a senior creditor under other intercreditor agreements, and (z) limit the exercise of rights as an unsecured creditor in an Insolvency or Liquidation Proceeding of Issuer, its Subsidiaries or Holdings or otherwise to the extent permitted under applicable law; provided that, notwithstanding anything to the contrary herein, the First Lien Secured Parties and Second Lien Secured Parties may not cause the Obligations under the Cerberus 3L Notes to be voted in an Insolvency or Liquidation Proceeding in a manner that would cause the Third Lien Secured Parties to be treated in a less favorable manner than they would have been entitled to under the absolute priority rule under the Bankruptcy Code.

Finally, the Intercreditor Agreement shall provide that the Obligations with respect to the Cerberus 3L Notes shall be subordinated in right of payment to the First Lien Obligations and the Second Lien Obligations, and that no payments in cash on account of principal and interest with respect to the Cerberus 3L Notes shall be permitted until both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations. For the avoidance of doubt and without limiting the generality of the foregoing, no amounts shall be paid (other than PIK interest as permitted under the New Notes Indenture) with respect to Cerberus 3L Notes until payment in full of all amounts in respect of the New Notes, including without limitation principal, interest, any prepayment or acceleration premiums, other premiums or other fees or expenses that become payable in respect of the New Notes in connection with an acceleration of the New Notes, irrespective of whether any claims for such amounts are allowed or allowable by a bankruptcy court.

Any agreement or instrument evidencing the Cerberus 3L Notes shall contain a prominent legend to the effect that liens and payment obligations shall be subordinated to all obligations under the New Notes in accordance with the Intercreditor Agreement.

Release of Collateral

The Issuer and the Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the New Notes under any one or more of the following circumstances:

(1) to enable us to consummate the disposition of such property or assets to the extent permitted under the covenant described under “—Certain Covenants—Asset Sales;”provided that if Liens on any part of the Collateral are released in connection with an Asset Sale or Asset Sales and any Excess Proceeds from such Asset Sale remain, the Liens in favor of the Collateral Agent to secure the Obligations under the New Notes shall extend to such remaining Excess Proceeds as security for the Indebtedness and Obligations under the New Notes (subject to compliance with the provisions described above under “—After-Acquired Collateral”); provided further that any release of Collateral under this subclause (1), and any transaction resulting in the release of such Collateral, are not prohibited under the New Notes Indenture;

(2) in the case of a Guarantor that is released from its Guarantee with respect to the New Notes, as described under “—Guarantees”, the release of the property and assets of such Guarantor;

(3) as described under “—Amendments and Waivers” below; or

(4) as described under “—Intercreditor Agreement”.

The second-priority security interests in all Collateral securing the New Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the New Notes and all other Obligations under the New Notes Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid (including pursuant to a satisfaction and discharge of the New Notes Indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the New Notes Indenture as described below under “—Defeasance.”

Compliance with TIA

The New Notes Indenture will be qualified under the TIA and will incorporate those terms automatically made a part thereof by the TIA. For example, under Section 314(d) of the TIA, the Issuer may be required to deliver an Officers’ Certificate to the Collateral Agent annually, to the effect that all such releases and withdrawals during the preceding year in the ordinary course of the Issuer’s or the Guarantors’ business were not prohibited by the New Notes Indenture. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Issuer, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert. The Issuer will also comply with the provisions of Section 314(b) of the TIA (including, without limitation, the provision of an initial and annual Opinion of Counsel).

Optional Redemption

At any time prior to July 1, 2017, the Issuer may redeem the New Notes at its option, in whole, but not in part, at any time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address or otherwise in accordance with the procedures of The Depository Trust Company (“DTC”), at a redemption price equal to 100% of the principal amount of the New Notes redeemed (including any PIK Notes or any increased principal amount of notes as payment for PIK Interest) plus accrued and unpaid cash interest, together with an amount of cash equal to all accrued and unpaid PIK Interest, on the New Notes, to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, on and after July 1, 2017, the Issuer may redeem the New Notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address or otherwise in accordance with the procedures of DTC, at the following redemption prices (expressed as a percentage of principal amount (including any PIK Notes or any increased principal amount of notes as payment for PIK Interest)), plus accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest, on the New Notes, to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 1 of the years set forth below:

Period	Redemption Price
2017	106.00%
2018	103.00%
2019 and thereafter	100.00%

In connection with any redemption of New Notes, any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Subject to applicable federal and state securities laws, the Issuer or its affiliates may at any time and from time to time purchase New Notes or our other indebtedness. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuer or any such affiliates may determine.

Sinking Fund

The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the New Notes. However, under certain circumstances, the Issuer may be required to offer to purchase New Notes as described under “—Change of Control” and “—Certain Covenants—Asset Sales.” The Issuer may at any time and from time to time purchase New Notes in the open market or otherwise.

Selection

In the case of any partial redemption, selection of the New Notes for redemption will be made by the New Notes Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such New Notes are listed, or if such New Notes are not so listed, by lot or by such other method as the New Notes Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided, that the New Notes Trustee shall not select New Notes for redemption which would result in a Holder of New Notes with a principal amount of New Notes less than the minimum denomination to the extent practicable. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on New Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the New Notes to be redeemed.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each Holder will have the right to require the Issuer to repurchase all or any part of such Holder’s New Notes at a purchase price in cash equal to 101% of the principal amount thereof (including any PIK Notes or any increased principal amount of notes as payment for PIK Interest), plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem New Notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders, and other than any transaction in compliance with the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” where the Successor Company is a Wholly Owned Subsidiary of a direct or indirect parent of the Issuer;

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer, or any direct or indirect parent of the Issuer; or

(3) the adoption by the Issuer or Holdings of a plan or proposal for the liquidation, dissolution or reorganization of the Issuer or Holdings.

Notwithstanding the foregoing, no Specified Merger/Transfer Transaction, as described under “—Merger, Consolidation or Sale of All or Substantially All Assets” shall constitute a Change of Control.

In the event that at the time of such Change of Control the terms of the Credit Agreement restrict or prohibit the repurchase of New Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1) repay in full the Credit Agreement; or

(2) obtain the requisite consent, if required, under the Credit Agreement to permit the repurchase of the New Notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the New Notes at the redemption prices and other terms as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each Holder with a copy to the New Notes Trustee stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s New Notes at a purchase price in cash equal to 101% of the principal amount thereof (including any PIK Notes or any increased principal amount of notes as payment for PIK Interest), plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its New Notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the New Notes Indenture and described in this section applicable to a Change of Control Offer made by the Issuer and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer in compliance with such requirements.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and Rule 14e-1 promulgated thereunder and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the New Notes Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Indebtedness of the Issuer may also contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to repurchase the New Notes could cause a default under such senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the Holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Notes to require the Issuer to repurchase such New Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the New Notes Indenture relating to the Issuer’s obligation to make an offer to repurchase the New Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the New Notes, subject to “—Amendments and Waivers” below.

Certain Covenants

Set forth below are summaries of certain covenants contained in the New Notes Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The New Notes Indenture will provide that:

(1) Holdings and the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock.

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) the Incurrence by Holdings or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount not to exceed $368.0 million outstanding at any one time, less the sum of the amounts of (i) all permanent reductions of Indebtedness thereunder as a result of principal payments actually made (A) with Net Cash Proceeds from Asset Sales, (B) as Amortization Payments and (C) under excess cash flow mandatory prepayment provisions under the Credit Agreement, plus (ii) all permanent reductions in revolving credit commitments under the Credit Agreement other than in connection with a substantially concurrent refinancing or replacement of the amount so reduced;

(b) the Incurrence by Holdings, the Issuer and the Subsidiary Guarantors of Indebtedness represented by the New Notes (including PIK Notes and any increased principal amount of notes as payment for PIK Interest) and the Guarantees, as applicable;

(c) (i) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b) and subclause (ii) of this clause (c)), including without limitation any Existing Notes (and guarantees thereof) that remain outstanding on the Issue Date after giving effect to the Refinancing Transactions (provided that with respect to any such Indebtedness, other than any Existing Notes, in excess of $1.0 million individually and $5.0 million in the aggregate, such Indebtedness will only be permitted if listed on a schedule to the New Notes Indenture, which will be identical to the corresponding schedule to the Credit Agreement as in effect on the Issue Date; and (ii) the Cerberus 3L Notes (and guarantees thereof) in a principal amount not to exceed the sum of (A) $30.0 million plus for the avoidance of doubt (B) any increases in the principal amount of the Cerberus 3L Notes as a result of the payment of payment in kind interest in respect thereof;

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by Holdings or any of its Restricted Subsidiaries, Disqualified Stock issued by Holdings or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount, including all Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (d), not to exceed the greater of (x) $15.0 million and (y) 0.75% of Total Assets at the time of Incurrence, at any one time outstanding;

(e) Indebtedness Incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of Holdings in accordance with the terms of the New Notes Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of Holdings to a Restricted Subsidiary; provided that such Indebtedness shall be Subordinated Indebtedness and either unsecured or, if secured, secured by a Lien that is junior in priority to the Lien securing the Permitted Second Lien Obligations; and provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) not to exceed $20.0 million at any one time outstanding: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the New Notes Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by Holdings or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of Holdings or any Restricted Subsidiary of Holdings and Preferred Stock of any Restricted Subsidiary of the Issuer in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $15.0 million at any one time outstanding, provided, however, that, notwithstanding the foregoing provision, any Unsecured Indebtedness that is pari passu with the New Notes in right of payment, or any Secured Indebtedness that is secured with a Lien on the Collateral on a pari passu basis with the Lien securing the New Notes Incurred under this clause (l) may not exceed $5.0 million at any one time outstanding, and provided further that no Indebtedness that is senior to the New Notes in right of payment or is Secured Indebtedness that is secured with a Lien on the Collateral having a senior priority to the Lien securing the New Notes may be incurred under this clause (l);

(m) any guarantee by Holdings or a Restricted Subsidiary of Indebtedness or other obligations of Holdings or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by Holdings or such Restricted Subsidiary is permitted under the terms of the New Notes Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the New Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the New Notes substantially to the same extent as such Indebtedness is subordinated to the New Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of Holdings which serves to refund, refinance or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under clauses (b), (c)(i), (n), (o), (r), (t) and (v) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to

so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums, fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(2) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(3) to the extent such Refinancing Indebtedness refinances (x) Subordinated Indebtedness, such Refinancing Indebtedness also constitutes Subordinated Indebtedness, or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus (y) the amount of premium, fees and expenses Incurred in connection with such refinancing; and

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of Holdings that is not the Issuer or a Guarantor that refinances Indebtedness of Holdings, the Issuer or a Guarantor, or (y) Indebtedness of Holdings or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

and provided further that any Refinancing Indebtedness incurred with respect to Existing Notes that remain outstanding on the Issue Date after giving effect to the Refinancing Transactions must also be Subordinated Indebtedness and otherwise comply with the provisions relating to the Existing Notes that are described in clause (3) of the second paragraph of “—Limitation on Restricted Payments”;

(o) Indebtedness, Disqualified Stock or Preferred Stock, not to exceed $30.0 million at any one time outstanding, (i) of Holdings or any of its Restricted Subsidiaries Incurred to finance an acquisition and (ii) of Persons that are acquired by Holdings or any of its Restricted Subsidiaries or merged into Holdings or a Restricted Subsidiary in accordance with the terms of the New Notes Indenture; provided, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either:

(1) the Fixed Charge Coverage Ratio of Holdings and its Subsidiaries on a consolidated basis for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of such acquisition would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; or

(2) the Fixed Charge Coverage Ratio of Holdings and its Subsidiaries on a consolidated basis after giving pro forma effect to such acquisition for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of such acquisition would be greater than immediately prior to such acquisition;

provided further, however, that (A) any such Indebtedness has a Stated Maturity at least six months later than the Stated Maturity of the New Notes and (B) any such Indebtedness of Holdings, the Issuer or a Guarantor shall either be Unsecured Indebtedness or Secured Indebtedness that is secured with a Lien on the Collateral on a junior basis to the Lien securing the New Notes;

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(q) Indebtedness of Holdings or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(r) Contribution Indebtedness;

(s) Indebtedness in an aggregate amount not to exceed $25.0 million at any one time outstanding of Holdings or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in the case of each of clauses (x) and (y), in the ordinary course of business and on an unsecured basis;

(t) Indebtedness of Foreign Subsidiaries of Holdings in an aggregate amount not to exceed $10.0 million at any one time outstanding;

(u) [reserved]; and

(v) Indebtedness under the Foreign L/C Facility in an aggregate principal amount not to exceed $30.0 million at any time outstanding; provided that such Indebtedness may be recourse to Holdings, but shall not be secured by a Lien on the assets of Holdings, the Issuer or any Subsidiary Guarantor.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant, provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and all Indebtedness under the Cerberus 3L Notes outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (c)(ii), and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The New Notes Indenture will not treat (1) Unsecured Indebtedness as subordinated in right of payment to Secured Indebtedness merely because it is unsecured, (2) senior Indebtedness that is Secured Indebtedness as subordinated in right of payment to any other senior Indebtedness that is Secured Indebtedness merely because it has a junior priority with respect to the same collateral, (3) any Indebtedness as subordinated in right of payment to any other Indebtedness merely because of maturity date, order of payment or order of application of funds or (4) Indebtedness that is not guaranteed as subordinated to Indebtedness that is guaranteed merely because of such guarantee.

Limitation on Restricted Payments. The New Notes Indenture will provide that Holdings and the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Issuer (other than (A) dividends or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or (B) dividends or distributions by Holdings or a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or Holdings or any other direct or indirect parent of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, (a) any Existing Notes that remain outstanding after the consummation of the Refinancing Transactions or (b) the Cerberus 3L Notes;

(4) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(5) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (5) above being collectively referred to as “Restricted Payments”).

The foregoing provisions will not prohibit:

(1) [reserved];

(2) (a) the redemption, repurchase, retirement or other acquisition of (i) Existing Notes that remain outstanding after the consummation of the Refinancing Transactions in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer or any other direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries), or (ii) Subordinated Indebtedness of Holdings or any Restricted Subsidiary (other than the Cerberus 3L Notes), in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Holdings or any direct or indirect parent of Holdings or contributions to the equity capital of Holdings (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries), or (iii) Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (other than the Cerberus 3L Notes), in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”);

(b) the redemption, repurchase, retirement or other acquisition of the Cerberus 3L Notes, solely in exchange for Equity Interests of Holdings or any other direct or indirect parent of Holdings (other than any Disqualified Stock);

(c) the redemption, repurchase, retirement, or other acquisition of Equity Interests (the “Retired Capital Stock”) of the Issuer or Holdings or any other direct or indirect parent of the Issuer solely in exchange for Equity Interests of the Issuer or Holdings or any other direct or indirect parent of the Issuer (other than any Disqualified Stock); and

(d) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) of Refunding Capital Stock.

(3) the redemption, repurchase or other acquisition or retirement of (i) Existing Notes that remain outstanding after the consummation of the Refinancing Transactions or (ii) Subordinated Indebtedness of the Issuer or any Guarantor (other than the Cerberus 3L Note), in each case, made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or any Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness or Existing Notes being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Existing Notes being so redeemed, repurchased, acquired or retired plus any fees and expenses Incurred in connection therewith);

(b) (i) with respect to Existing Notes, such new Indebtedness is subordinated in right of payment to the New Notes or the related Guarantee, as the case may be, and (ii) with respect to Subordinated Indebtedness of the Issuer or any Guarantor, such new Indebtedness is subordinated in right of payment to the New Notes or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) (i) with respect to Existing Notes, such new Indebtedness has a Stated Maturity after the Stated Maturity of the New Notes and (ii) with respect to Subordinated Indebtedness, such new Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(d) such new Indebtedness has a Weighted Average Life to Maturity which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Existing Notes being so redeemed, repurchased, acquired or retired; and

(e) (i) with respect to Existing Notes, such new Indebtedness shall be Unsecured Indebtedness, (ii) with respect to Subordinated Indebtedness that is Unsecured Indebtedness, such new Indebtedness shall be Unsecured Indebtedness and (iii) with respect to Subordinated Indebtedness that is Secured Indebtedness and secured with a Lien on the Collateral having a junior priority to the Lien securing the New Notes, such new Indebtedness shall either be Unsecured Indebtedness or shall be Secured Indebtedness secured with a Lien on the Collateral having a junior priority to the Lien securing the New Notes.

(4) the repurchase, retirement or other acquisition (or dividends to Holdings or any other direct or indirect parent of Holdings to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or Holdings or any other direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or Holdings or any other direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $2.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of $4.0 million in the aggregate in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by Holdings or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or Holdings or any other direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or Holdings or any other direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount otherwise available for Restricted Payments under any clause of this covenant other than this clause (4)); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or Holdings or any other direct or indirect parent of the Issuer (to the extent contributed to the Issuer) and its Restricted Subsidiaries after the Issue Date

(provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year);

(5) [reserved];

(6) [reserved];

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of (x) $25.0 million and (y) 1.25% of Total Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding;

(8) [reserved];

(9) Restricted Payments that are made with Excluded Contributions; provided that any such Restricted Payments may not be applied to Restricted Payments in respect of the Cerberus 3L Notes or any Equity Interests into which the Cerberus 3L Notes may be converted or exchanged;

(10) [reserved];

(11) [reserved];

(12) the payment of dividends or other distributions to Holdings or any other direct or indirect parent of the Issuer in amounts required for Holdings or such other parent company to pay federal, state or local income taxes (as the case may be) imposed directly on such entity to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries by virtue of such entity being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members; provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that the Issuer and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Issuer and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(13) the payment of dividends, other distributions or other amounts to, or the making of loans to Holdings or any other direct or indirect parent other than the Sponsor, solely in the amount required for such entity to, if applicable:

(a) pay amounts equal to the amounts required for Holdings or any other direct or indirect parent of the Issuer, other than the Sponsor, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any other direct or indirect parent of the Issuer, if applicable, and ordinary course fees, expenses, salaries, bonuses, benefits and indemnities of Holdings or any other direct or indirect parent of the Issuer, other than the Sponsor, paid to service providers that are non-Affiliates of the Issuer, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are directly attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries provided that, for the avoidance of doubt, no ordinary course fees, expenses, salaries, bonuses, benefits and indemnities or general administrative, corporate operating, overhead and other customary and ordinary course fees and expenses not directly attributable to the Issuer and its Subsidiaries may be paid under this subclause (13)(a); and

(b) pay fees and expenses Incurred by Holdings related to any unsuccessful equity or debt offering of Holdings;

(14) the making of loans to Holdings or any other direct or indirect parent of the Issuer, other than the Sponsor) to, fund the payment of fees and expenses owed by the Issuer or Holdings or any other direct or indirect parent of the Issuer, other than the Sponsor, as the case may be, or Restricted Subsidiaries of the Issuer to Affiliates, other than the Sponsor, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; provided that no cash payments shall be permitted pursuant to this clause (15);

(16) [reserved];

(17) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Indebtedness under the Cerberus 3L Notes), Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to those described under “—Change of Control” and “—Asset Sales”; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuer (or a third party to the extent permitted by the New Notes Indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the New Notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all New Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(18) [reserved]; and

(19) any Restricted Payments made in connection with the consummation of the Refinancing Transactions as described in this Offering Memorandum if listed on a schedule to the New Notes Indenture, which will be identical to the corresponding schedule to the Credit Agreement as in effect on the Issue Date;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof. Notwithstanding anything to the contrary in the New Notes Indenture, the Issuer and Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly return any of the proceeds of, or otherwise make any cash payments in respect of, the Cerberus 3L Notes to the Sponsor or any direct or indirect parent of the Issuer, whether in the form of cash, a dividend or otherwise.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries, except for Global Linguist Solutions LLC, which will be an Unrestricted Subsidiary. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The New Notes Indenture will provide that Holdings and the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(b) make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect or entered into on the Issue Date pursuant to (i) the Credit Agreement, (ii) the Cerberus 3L Notes and (iii) pursuant to any other agreement in effect on the Issue Date; provided that in the case of clause (iii), such agreement is listed on a schedule to the New Notes Indenture, which will be identical to the corresponding schedule to the Credit Agreement as in effect on the Issue Date;

(2) the New Notes Indenture, the Security Documents, the Intercreditor Agreement, the New Notes and guarantees thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by Holdings or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that such encumbrance or restriction does not adversely affect the Issuer’s ability to make interest and principal payments on the New Notes;

(5) contracts or agreements for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7) customary provisions in joint venture agreements entered into in the ordinary course of business;

(8) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business (and permitted under the Security Documents) that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(9) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(10) [reserved];

(11) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of Holdings that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payment on the New Notes (as determined by the Issuer in good faith);

(12) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment;

(13) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness; and

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of the above paragraph imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The New Notes Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(1) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of;

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the New Notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the New Notes) that are assumed by the transferee of any such assets; and

(b) any New Notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received);

shall each be deemed to be Cash Equivalents for the purposes of this provision;

(3) in addition to complying with the requirement in clause (4) below, with respect to any transaction or series of transactions constituting an Asset Sale involving the sale of one or more assets for aggregate consideration in excess of $25.0 million, the Issuer or any of its Restricted Subsidiaries, as the case may be, receives an appraisal from an independent valuation expert of national standing that the consideration to be received in such Asset Sale is at or above the Fair Market Value ; and

(4) with respect to any transaction or series of transactions constituting an Asset Sale involving the sale of one or more assets for aggregate consideration in excess of $1.0 million, the Issuer delivers to the New Notes Trustee a resolution adopted in good faith by the majority of the disinterested members of the Board of Directors of the Issuer or equivalent governing body of a Restricted Subsidiary, determining that the consideration to be received for such asset is at or above the Fair Market Value, and set forth in an Officers’ Certificate certifying that such Asset Sale complies with this clause (4).

Within six months after the Issuer or any Restricted Subsidiary of the Issuer’s receipt of the Net Cash Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Cash Proceeds from such Asset Sale, at its option:

(1) to permanently reduce Indebtedness constituting First Lien Obligations and, in the case of revolver Obligations thereunder, to correspondingly reduce commitments with respect thereto;

(2) to permanently reduce Obligations under (x) other Permitted Second Lien Obligations of the Issuer or the Subsidiary Guarantors (provided that if the Issuer or any Subsidiary Guarantor shall so reduce such Obligations under such other Permitted Second Lien Obligations, the Issuer will equally and ratably reduce Obligations under the New Notes if the New Notes are then prepayable or, if the New Notes may not then be prepaid, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest the pro rata principal amount of New Notes that would otherwise be prepaid) or (y) Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case, other than Indebtedness owed to the Issuer, Holdings or any of their Subsidiaries (provided that in the case of any reduction of any revolving obligations pursuant to this clause (2), the Issuer or such Restricted Subsidiary shall effect a corresponding reduction of commitments with respect thereto);

(3) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), or capital expenditures, in each case used or useful in a Similar Business; and/or

(4) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale, in each case used or useful in a Similar Business;

provided that in the case of clauses (3) and (4) above, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment and, in the event such binding commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within three months of such cancellation or termination of the prior binding commitment, and provided further that solely for the purposes of clauses (3) and (4) above, the definition of Similar Business is limited to any business engaged in by the Issuer or any of its Restricted Subsidiaries on the Issue Date.

The amount of Net Cash Proceeds from Asset Sales that may be invested pursuant to clauses (3) and (4) above may not exceed $10.0 million in any twelve-month period and $40.0 million in the aggregate for all Asset Sales after the Issue Date.

Pending the final application of any such Net Cash Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under the revolving credit facility provided under the Credit Agreement, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents or Investment Grade Securities. The New Notes Indenture will provide that any Net Cash Proceeds from any Asset Sale that are not applied as provided and within the time period set forth above will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer shall make an offer (an “Asset

Sale Offer”) to all Holders of New Notes (including PIK Notes and any increased principal amount of notes as payment for PIK Interest) and to all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the New Notes Indenture with respect to Asset Sales to purchase or prepay the maximum principal amount of such New Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, together with an amount of cash equal to all accrued and unpaid PIK Interest (or such lesser price, if any, as may be provided by the terms of such other Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the New Notes Indenture and, in the case of New Notes, is an integral multiple of $1.00. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $10.0 million by mailing the notice required pursuant to the terms of the New Notes Indenture, with a copy to the New Notes Trustee. To the extent that the aggregate amount of New Notes and such other Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes subject to any other restrictions set forth in the New Notes Indenture. If the aggregate principal amount of New Notes and Pari Passu Indebtedness, as appropriate, surrendered by holders or lenders thereof exceeds the amount of Excess Proceeds, the New Notes Trustee shall select the New Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

This Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the New Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the New Notes Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the New Notes Indenture by virtue thereof.

If more New Notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such New Notes for purchase will be made by the New Notes Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such New Notes are listed, or if such New Notes are not listed, by lot or such other method as the New Notes Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided, that the New Notes Trustee shall not select New Notes for purchase which would result in a Holder with a principal amount of New Notes less than the minimum denomination to the extent practicable.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, or delivered in accordance with the procedures of DTC at least 30 but not more than 60 days before the purchase date to each Holder of New Notes at such Holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new note in principal amount equal to the unpurchased portion of any New Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on New Notes or portions thereof purchased.

Transactions with Affiliates. The New Notes Indenture will provide that Holdings and the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $1.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person;

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, the Issuer delivers to the New Notes Trustee a resolution adopted in good faith by the majority of the disinterested members of the Board of Directors of the Issuer or Holdings or any other direct or indirect parent of the Issuer, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above; and

(c) with respect to any Affiliate Transaction or series of related Affiliates Transactions involving aggregate consideration in excess of $5.0 million, the Issuer, Holdings or the relevant Restricted Subsidiary shall deliver to the New Notes Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer, Holdings or such Restricted Subsidiary from a financial point of view to the Issuer, Holdings or the relevant Restricted Subsidiary or meets the requirements of clause (a) above.

The foregoing provisions will not apply to the following:

(1) (a) transactions between or among Holdings and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger or consolidation of the Issuer and Holdings or any other direct parent of the Issuer, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer, or Holdings, as applicable, and such merger or consolidation is otherwise in compliance with the terms of the New Notes Indenture and effected for a bona fide business purpose;

(2) (a) Restricted Payments permitted by the provisions of the New Notes Indenture described above under the covenant “—Limitation on Restricted Payments” and (b) Permitted Investments;

(3) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings or any Restricted Subsidiary of Holdings or any other direct or indirect parent of the Issuer;

(4) [reserved];

(5) payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Issuer or Holdings in good faith, excluding, for the avoidance of doubt, any such payments or loans made pursuant to subclause (6) below;

(6) the Master Consulting and Advisory Services Agreement as in effect on the Issue Date or any amendment thereto (so long as the Master Consulting and Advisory Services Agreement, together with all amendments thereto, taken as a whole, is not more disadvantageous to the Holders of the New Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby; provided that the Issuer may make payments, not to exceed $6.0 million in any fiscal year, with respect to (i) executives seconded to the Issuer or any of its Restricted Subsidiaries from Cerberus Operations and Advisory Company LLC and (ii) personnel of Cerberus Operations and Advisory Company LLC that provide services to the Issuer or any of its Restricted Subsidiaries at cost on a weekly, monthly or pro-rated basis;

(7) [reserved];

(8) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the New Notes Indenture, which are fair to Holdings and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of Holdings, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with Unrestricted Subsidiaries entered into in the ordinary course of business;

(9) [reserved];

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or Holdings to any Permitted Holder or to Holdings or any other direct or indirect parent of the Issuer or Holdings or to any director, officer, employee or consultant thereof;

(11) [reserved];

(12) [reserved];

(13) any contribution to the capital of Holdings or the Issuer;

(14) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(15) transactions between Holdings or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or Holdings or any other direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(16) pledges of Equity Interests of Unrestricted Subsidiaries;

(17) any employment agreements entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(18) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or Holdings or any other direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(19) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(20) transactions to effect the Refinancing Transactions, including entry into the Cerberus 3L Notes, entry into the security documents relating thereto and performance of the obligations of the Issuer and its Restricted Subsidiaries thereunder, and the payment of all fees and expenses related to the Refinancing Transactions;

(21) payments for back office shared services that are paid at cost (subject to any higher transfer pricing required in certain foreign operations) pursuant to contractual joint venture arrangements pursuant to which Holdings or any of its Restricted Subsidiaries are party, in the ordinary course of business; provided that the exception under this clause (21) shall not permit any payments to the Sponsor;

(22) transactions with the Sponsor permitted under the Credit Agreement as in effect on the Issue Date solely to the extent (i) directly related to its Class B Revolving Credit Commitment(s) (as defined in the Credit Agreement) or Class B Revolving Credit Loan(s) (as defined in the Credit Agreement) thereunder and (ii) on the same terms as for similar transactions with Class B Revolving Credit Lenders (as defined in the Credit Agreement) thereunder; and

(23) transactions with any Debt Fund Affiliate (as defined in the Credit Agreement) or Non-Debt Fund Affiliate (as defined in the Credit Agreement) permitted by the Credit Agreement solely to the extent (i) directly related to its commitment(s) or loan(s) thereunder and (ii) on the same terms as for similar transactions with other lenders of the applicable class thereunder.

Liens. The New Notes Indenture will provide that each of Holdings and the Issuer will not, and will not permit their Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset, property or revenues, whether owned on the Issue Date or acquired thereafter, of Holdings, the Issuer or their Restricted Subsidiaries.

Reports and Other Information. The New Notes Indenture will provide that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the New Notes Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after it files them with the SEC),

(1) within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a non-accelerated filer), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information,

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a non-accelerated filer), quarterly reports on Form 10-Q containing the information required to be contained therein (or any successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information,

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports that the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will put such information on its website, in addition to providing such information to the New Notes Trustee and the Holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

For avoidance of doubt, the obligations of the Issuer under this covenant shall commence with respect to the first quarter that ends after the Issue Date.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the New Notes Trustee and the Holders if the Issuer or any direct or indirect parent of the Issuer (including Holdings) has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that:

(a) the rules and regulations of the SEC permit any direct or indirect parent of the Issuer (including Holdings) to report at such parent entity’s level on a consolidated basis and such parent entity of the Issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, or

(b) such parent entity is or becomes a Guarantor of the New Notes,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant; provided that, such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer and its Subsidiaries on a stand-alone basis, on the other hand.

Future Guarantors. The New Notes Indenture will provide that if (x) the Issuer acquires or creates any direct or indirect Restricted Subsidiary that is not an Excluded Subsidiary after the Issue Date (unless such Subsidiary is already a Guarantor), (y) any Excluded Subsidiary ceases to constitute an Excluded Subsidiary or (z) any existing Unrestricted Subsidiary is designated as a Restricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”, the Issuer shall cause such Restricted Subsidiary, at the earlier of (a) within 45 days after the date of such acquisition, formation, cessation or designation, or (b) concurrently (to the extent reasonably practicable) with the guarantee under the Credit Agreement by such Subsidiary, to (i) execute and deliver to the New Notes Trustee a supplemental indenture pursuant to which such Subsidiary will become a Guarantor under the New Notes Indenture and (ii) execute and deliver to the Collateral Agent a joinder to the Security Documents and take all actions necessary to perfect the Liens created thereunder (to the extent required by the Security Documents), all of such Liens to be subject to the Intercreditor Agreement.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. However, in a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Each Guarantee shall be released in accordance with the provisions of the New Notes Indenture described under “—Guarantees.”

Amortization Payments under the New Term Loan Facility. The New Notes Indenture will provide that the Issuer will make each of the Amortization Payments on or before their respective due dates.

Credit Ratings. The New Notes Indenture will provide that the Issuer will use commercially reasonable efforts to obtain and maintain public credit ratings in respect of the New Notes from each of Moody’s and S&P (but in each case, not a specific rating).

Excess Cash Flow. The New Notes Indenture will provide that Section 2.05(b)(i) of, and the definitions of “Excess Cash Flow” and “Excess Cash Flow Period”, as well as any defined terms used therein and any defined terms used in such defined terms, in, the Credit Agreement, in each case, to the extent relating to mandatory prepayments based on Excess Cash Flow may not be amended, waived, supplemented or otherwise modified without the consent of the Holders of a majority in principal amount of the New Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the New Notes).

Corporate Existence. The New Notes Indenture will provide that subject to the provisions described under “Merger, Consolidation or Sale of All or Substantially All Assets,” that each of Holdings and the Issuer shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings, the Issuer or any such Restricted Subsidiary and (b) the material rights (charter and statutory), licenses and franchises of Holdings, the Issuer and their Restricted Subsidiaries; provided, however, that Holdings and the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of their Restricted Subsidiaries, if Holdings or the Issuer, as applicable shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings, the Issuer and its Restricted Subsidiaries, taken as a whole; and provided further that this covenant does not prohibit any transaction otherwise permitted by the covenant described under “—Asset Sales.”

Maintenance of Property; Insurance. The New Notes Indenture will provide that:

(a) Each of Holdings and the Issuer shall, and shall cause their Restricted Subsidiaries to, cause all material properties owned by or leased by the Issuer or any of its Restricted Subsidiaries used or useful to the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in normal condition, repair and working order (ordinary wear and tear excepted) and supplied with all reasonably necessary equipment and shall cause to be made all repairs, renewals, replacements, and betterments thereof, all as in its judgment may be reasonably necessary, so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this covenant shall prevent Holdings, the Issuer or any of their Restricted Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the management of Holdings, the Issuer or any such Restricted Subsidiary, necessary or desirable in the conduct of the business of Holdings, the Issuer or any such Restricted Subsidiary; and provided further that nothing in this covenant shall prevent Holdings, the Issuer or any of its Restricted Subsidiaries from discontinuing or disposing of any properties to the extent otherwise permitted by the New Notes Indenture.

(b) Each of Holdings and the Issuer shall maintain, and shall cause their Restricted Subsidiaries to maintain, insurance (including appropriate self-insurance) with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily, in the reasonable opinion of Holdings or the Issuer, carried by similar businesses of similar size.

Program Specific Accounts. The New Notes Indenture will provide that the Issuer will not permit, as of the first day of each month, the amount of cash and Cash Equivalents deposited in Program Specific Accounts to exceed the amounts necessary for anticipated operating expenses (including payroll) and to comply with applicable statutory or regulatory obligations in connection with the programs directly related to such Program Specific Accounts for the following three-month period as determined by the Issuer in good faith.

Merger, Consolidation or Sale of All or Substantially All Assets

The New Notes Indenture will provide that the Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the New Notes Indenture and the New Notes pursuant to supplemental indentures, the Security Documents or other documents or instruments in form reasonably satisfactory to the New Notes Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either:

(a) the Fixed Charge Coverage Ratio of the Successor Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of such transaction would have been at least 2.00 to 1.00; or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) if the Successor Company is other than the Issuer, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the New Notes Indenture, the New Notes and the Security Documents; and

(6) the Issuer shall have delivered to the New Notes Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) and Security Documents comply with the New Notes Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the New Notes Indenture, the New Notes and the Security Documents, and the Issuer will automatically be released and discharged from its obligations under the New Notes Indenture, the New Notes and the Security Documents. Notwithstanding the foregoing clause (3), so long as the foregoing clause (4) is satisfied, (a) the Issuer may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Holdings, the Issuer or to any Restricted Subsidiary, and (b) the Issuer may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Issuer in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence, a “Specified Merger/Transfer Transaction”).

The New Notes Indenture will further provide that subject to certain limitations in the New Notes Indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Guarantor, each Subsidiary Guarantor will not, and the Issuer will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) either (a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the New Notes Indenture and such Subsidiary Guarantor’s Guarantee pursuant to a supplemental indenture, the Security Documents or other documents or instruments in form reasonably satisfactory to the New Notes Trustee or (b) such sale or disposition or consolidation or merger is not in violation of the covenant described under “—Certain Covenants—Asset Sales”;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

(3) the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the New Notes Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) and Security Documents comply with the New Notes Indenture.

Subject to certain limitations described in the New Notes Indenture, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under the New Notes Indenture, such Subsidiary Guarantor’s Guarantee and the Security Documents, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under the New Notes Indenture, such Subsidiary Guarantor’s Guarantee and the Security Documents. Notwithstanding the foregoing, (1) a Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) a Subsidiary Guarantor may merge or consolidate with another Subsidiary Guarantor or the Issuer and (3) a Subsidiary Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor.

The New Notes Indenture will further provide that subject to certain limitations in the New Notes Indenture governing release of a Guarantee of Holdings, Holdings will not consolidate or merge with or into or wind up into (whether Holdings is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) Holdings is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (Holdings or such Person, as the case may be, being herein called the “Successor Parent Guarantor”) and the Successor Parent Guarantor (if other than Holdings) expressly assumes all the obligations of Holdings under the New Notes Indenture, the Security Documents and Holdings’ Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the New Notes Trustee;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3) the Successor Parent Guarantor (if other than Holdings) shall have delivered or caused to be delivered to the New Notes Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) and Security Documents comply with the New Notes Indenture.

Subject to certain limitations described in the New Notes Indenture, the Successor Parent Guarantor will succeed to, and be substituted for, Holdings under the New Notes Indenture, Holdings’ Guarantee and the Security Documents, and Holdings will automatically be released and discharged from its obligations under the New Notes Indenture, Holdings’ Guarantee and the Security Documents. Notwithstanding the foregoing, (1) Holdings may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Holdings in another state of the United States, the District of Columbia or any territory of the United States, (2) Holdings may merge or consolidate with the Issuer and (3) Holdings may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of Holdings.

Defaults

An “Event of Default” will be defined in the New Notes Indenture as:

(1) a default in any payment of interest on any New Note when due continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any New Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Issuer to comply with its obligations under the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” above,

(4) (a) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenant described under “—Certain Covenants—Change of Control” (other than a failure to purchase New Notes, which shall constitute an Event of Default under clause (2) above) or (b) the failure by the Issuer or any of its Restricted Subsidiaries to comply for five days after notice with any of its obligations under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”,

(5) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 30 days after notice with its other agreements contained in the New Notes or the New Notes Indenture,

(6) the failure by the Issuer to pay the principal amount of the Existing Notes that remain outstanding after the Refinancing Transactions upon their final maturity date of July 1, 2017,

(7) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary of the Issuer and other than the Indebtedness referred to in clause (6) above) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(8) certain events of bankruptcy, insolvency or reorganization of Holdings, the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(9) failure by the Issuer or any Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $25.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 30 days (the “judgment default provision”),

(10) the Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that qualifies as a Significant Subsidiary denies or disaffirms its obligations under the New Notes Indenture or any Guarantee and such Default continues for 10 days, or

(11) (x) with respect to any Collateral having a Fair Market Value in excess of $10.0 million, individually or in the aggregate, (a) the security interest under the Security Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the New Notes Indenture, the Security Documents and the Intercreditor Agreement or (b) any security interest created thereunder or under the New Notes Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (b) the Issuer or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral is invalid or unenforceable.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (5) will not constitute an Event of Default until the New Notes Trustee or the Holders of 25% in principal amount of outstanding New Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) or (5).

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the New Notes Trustee or the Holders of at least 25% in principal amount of outstanding New Notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the New Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the New Notes will become immediately due and payable without any declaration or other act on the part of the New Notes Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of outstanding New Notes may rescind any such acceleration with respect to the New Notes and its consequences.

If the New Notes are accelerated or otherwise become due prior to their Stated Maturity, in each case, as a result of an Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)) occurring at any time on or after July 1, 2017, the amount of principal of, accrued and unpaid interest and premium on the New Notes that becomes due and payable shall equal the redemption price, plus accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest, applicable with respect to an optional redemption of the New Notes, as set forth in “—Optional Redemption”, in effect on the date of such acceleration as if such acceleration were an optional redemption of the New Notes accelerated.

If the New Notes are accelerated or otherwise become due prior to their Stated Maturity, in each case, as a result of an Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)) occurring at any time prior to July 1, 2017, the amount of principal of, accrued and unpaid interest and premium on the New Notes that becomes due and payable shall equal 100% of the principal amount of the New Notes plus the Acceleration Premium plus accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest.

Without limiting the generality of the foregoing, it is understood and agreed that if the New Notes are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), either, as applicable in accordance with the above paragraph, (i) in the case of an Event of Default occurring on or after July 1, 2017, the premium applicable with respect to an optional redemption of the New Notes (the “Redemption Price Premium”) will also be immediately due and payable as though the New Notes were optionally redeemed or (ii) in the case of an Event of Default occurring prior to July 1, 2017, the Acceleration Premium will be immediately due and payable by the Issuer. In any such case, the Redemption Price Premium or the Acceleration Premium, as applicable, shall constitute part of the Second Lien Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any Redemption Price Premium or Acceleration Premium, as applicable, payable pursuant to the above shall be presumed to be the liquidated damages sustained by each Holder as the result of the acceleration, and each of the Issuer and the Guarantors agrees that it is reasonable under the circumstances. The Redemption Price Premium or the Acceleration Premium, as applicable, shall also be payable in the event the New Notes (and/or the New Notes Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH OF THE ISSUER AND THE GUARANTORS EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUMS IN CONNECTION WITH ANY SUCH ACCELERATION, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY BANKRUPTCY OR INSOLVENCY EVENT. Each of the Issuer and the Guarantors expressly agrees (to the fullest extent it may lawfully do so) that: (A) each of the Redemption Price Premium and the Acceleration Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Redemption Price Premium or the Acceleration Premium, as applicable shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders, the Issuer and the Guarantors giving specific consideration in this transaction for such agreement to pay the Redemption Price Premium or the Acceleration Premium, as applicable; and (D) the Issuer and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Issuer and the Guarantors expressly acknowledges that its agreement to pay the Redemption Price Premium or the Acceleration Premium, as applicable, to the Holders as herein described is a material inducement to Holders to purchase the New Notes.

In the event of any Event of Default specified in clause (7) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the New Notes Trustee or the Holders of the New Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the New Notes Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the New Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the New Notes Indenture relating to the duties of the New Notes Trustee, in case an Event of Default occurs and is continuing, the New Notes Trustee will be under no obligation to exercise any of the rights or powers under the New Notes Indenture at the request or direction of any of the Holders unless such Holders have offered to the New Notes Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the New Notes Indenture or the New Notes unless:

(1) such Holder has previously given the New Notes Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in principal amount of the outstanding New Notes have requested the New Notes Trustee to pursue the remedy,

(3) such Holders have offered the New Notes Trustee security or indemnity reasonably satisfactory to it in any loss, liability or expense,

(4) the New Notes Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the Holders of a majority in principal amount of the outstanding New Notes have not given the New Notes Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of outstanding New Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the New Notes Trustee or of exercising any trust or power conferred on the New Notes Trustee. The New Notes Trustee, however, may refuse to follow any direction that conflicts with law or the New Notes Indenture or that the New Notes Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the New Notes Trustee in personal liability. Prior to taking any action under the New Notes Indenture, the New Notes Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

The New Notes Indenture will provide that if a Default occurs and is continuing and is actually known to the New Notes Trustee, the New Notes Trustee must send to each Holder of New Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the New Notes Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the New Notes Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the Holders of the New Notes. In addition, the Issuer is required to deliver to the New Notes Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the New Notes Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the New Notes Indenture, the Security Documents, the Intercreditor Agreement, any Guarantee and the New Notes may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in principal amount of the New Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such New Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of a majority in principal amount of the New Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such New Notes). However, notwithstanding anything to the contrary in the New Notes Indenture, without the consent of each Holder of an outstanding note affected, no amendment or waiver may, among other things:

(1) reduce the amount of New Notes whose Holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any note,

(3) reduce the principal of or change the Stated Maturity of any note,

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption,”

(5) make any note payable in money other than that stated in such note,

(6) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s New Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s New Notes,

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions,

(8) expressly subordinate the New Notes or any Guarantee or otherwise modify the ranking thereof to any other Indebtedness of the Issuer or any Guarantor,

(9) modify the Guarantees in any manner adverse to the Holders, or

(10) make any change in the provisions in the Intercreditor Agreement or the New Notes Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders of the New Notes.

Without the consent of the Holders of at least two-thirds in aggregate principal amount of the New Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the New Notes), no amendment or waiver may release all or substantially all of the Collateral from the Lien of the New Notes Indenture and the Security Documents with respect to the New Notes, other than in accordance with the terms of the New Notes Indenture or the Intercreditor Agreement.

Without the consent of any Holder, the Issuer, New Notes Trustee (and/or the Collateral Agent, as applicable) and the other parties thereto, as applicable, may amend, supplement or otherwise modify (and with respect to the Intercreditor Agreement and any other intercreditor agreement contemplated in the New Notes Indenture, replace or substitute) the New Notes Indenture, the Security Documents and the Intercreditor Agreement and any Guarantee or New Notes, and the Issuer may direct the New Notes Trustee to (and/or the Collateral Agent, as applicable), and, upon any such direction, the New Notes Trustee (and/or the Collateral Agent, as applicable) shall, enter into an amendment, supplement, modification, replacement or substitution of the New Notes Indenture, the Security Documents and the Intercreditor Agreement and any Guarantee or New Notes, as applicable:

(1) to cure any ambiguity, omission, defect or inconsistency; provided such cure does not adversely affect the rights of any Holder,

(2) to conform the text of the New Notes Indenture, the Guarantees, the New Notes, the Security Documents or the Intercreditor Agreement to any provision of this Description of the New Notes to the extent that such provision in this Description of the New Notes was expressly intended to be a verbatim recitation of a provision of the New Notes Indenture, the Guarantees or the New Notes,

(3) to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer under the New Notes Indenture and the New Notes to the extent permitted under the New Notes Indenture,

(4) to provide for uncertificated New Notes in addition to or in place of certificated New Notes (provided that the uncertificated New Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated New Notes are described in Section 163(f)(2)(B) of the Code),

(5) to add Guarantees with respect to the New Notes (including to comply with the covenant described under “—Certain Covenants—Future Guarantors”), to add security to or for the benefit of the New Notes, to add to the covenants of the Issuer for the benefit of the Holders, to surrender any right or power conferred upon the Issuer, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the New Notes when such release, termination, discharge or retaking is provided for under the New Notes Indenture,

(6) to release a Guarantor from its Guarantee when permitted by the New Notes Indenture and the Intercreditor Agreement;

(7) to make any change that does not adversely affect the rights of any Holder,

(8) to comply with any requirement of the SEC in connection with the qualification of the New Notes Indenture under the TIA if such qualification is required,

(9) to make certain changes to the New Notes Indenture to provide for the issuance of PIK Notes or to pay PIK Interest in accordance with the terms of the New Notes Indenture;

(10) to evidence and provide for the acceptance and appointment (x) under the New Notes Indenture of a successor New Notes Trustee thereunder pursuant to the requirements thereof or (y) under the Security Documents of a successor Collateral Agent thereunder pursuant to the requirements thereof;

(11) to make changes related to the transfer and legending of the New Notes as permitted by the New Notes Indenture or applicable law;

(12) to make any amendment to the provisions of the New Notes Indenture relating to the transfer and legending of New Notes as permitted by the New Notes Indenture, including, without limitation to facilitate the issuance and administration of New Notes (including PIK Notes and any increased principal amount of notes as payment for PIK Interest); provided, however, that (i) compliance with the New Notes Indenture as so amended would not result in New Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of any Holder to transfer New Notes;

(13) to add security to or for the benefit of the New Notes and, in the case of the Security Documents, to or for the benefit of the other secured parties named therein or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the New Notes when such release, termination or discharge is permitted by the New Notes Indenture and the Security Documents or as required by the Intercreditor Agreement; or

(14) to modify the Security Documents and/or the Intercreditor Agreement to secure additional extensions of credit and additional secured creditors holding First Lien Obligations and Second Lien Obligations so long as such First Lien Obligations and Second Lien Obligations are permitted by the New Notes Indenture or the Credit Agreement.

The consent of the Holders is not necessary under the New Notes Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the New Notes Indenture by any Holder of New Notes given in connection with a tender of such Holder’s New Notes will not be rendered invalid by such tender.

The New Notes Indenture will provide that consents, waivers or amendments that are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders who are “qualified institutional buyers” as defined in Rule 144A under the Securities Act, or non-U.S. persons, within the meaning given to such term in Regulation S under the Securities Act, then such consideration will only be required to be offered to all Holders to whom the exchange offer is made and to be paid to all such Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Until the Discharge of First Lien Obligations has occurred, the holders of the first priority Liens may change, waive, modify or vary the security documents of such holders and, pursuant to the Intercreditor Agreement, and solely to the extent permitted under the Intercreditor Agreement and the Credit Agreement, such changes will automatically apply to the Security Documents; provided that any such change, waiver, modification or variance that is prejudicial to the rights of the Holders of the New Notes and does not affect the holders of the first priority Liens in a like or similar manner shall not apply to the Security Documents without the consent of the Collateral Agent and the New Notes Trustee (acting at the direction of the Holders of a majority in the aggregate principal amount of the New Notes). Notice of such amendment, waiver or consent shall be given to the New Notes Trustee by the Issuer.

No amendment of, or supplement or waiver to, the New Notes Indenture, the New Notes or the Security Documents (other than the Intercreditor Agreement) shall be permitted to be effected which is in violation of or inconsistent with the terms of the Intercreditor Agreement. No amendment of, or supplement to, the Intercreditor Agreement shall be permitted to be effected without the consent of the Collateral Agent and the First Lien Agent.

After an amendment under the New Notes Indenture becomes effective, the Issuer is required to give to the respective Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or Holder of any equity interests in the Issuer or Holdings or any other direct or indirect parent, as such, will have any liability for any obligations of the Issuer under the New Notes or the New Notes Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A Holder may transfer or exchange New Notes in accordance with the New Notes Indenture. Upon any transfer or exchange, the registrar and the New Notes Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and the Issuer may require a Holder to pay any taxes required by law or permitted by the New Notes Indenture. The registrar will not be required to transfer or exchange any note selected for redemption (except in the case of a note to be redeemed in part, the portion of the note not to be redeemed) or to transfer or exchange any note for a period of 15 days prior to a selection of New Notes to be redeemed. The New Notes will be issued in registered form and the registered Holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The New Notes Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of New Notes and certain rights of the New Notes Trustee and the Issuer’s obligations with respect thereto, as expressly provided for in the New Notes Indenture) as to all outstanding New Notes when:

(1) either (a) all the New Notes theretofore authenticated and delivered (except lost, stolen or destroyed New Notes which have been replaced or paid and New Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the New Notes Trustee for cancellation or (b) all of the New Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the New Notes Trustee for the giving of notice of redemption by the New Notes Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the New Notes Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the New Notes not theretofore delivered to the New Notes Trustee for cancellation, for principal of, premium, if any, and interest on the New Notes to the date of deposit together with irrevocable instructions from the Issuer directing the New Notes Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Guarantors have paid all other sums payable under the New Notes Indenture; and

(3) the Issuer has delivered to the New Notes Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the New Notes Indenture relating to the satisfaction and discharge of the New Notes Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the New Notes and the New Notes Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Notes, to replace mutilated, destroyed, lost or stolen New Notes and to maintain a registrar and paying agent in respect of the New Notes and certain rights of the New Notes Trustee and the Issuer’s obligations with respect thereto. The Issuer at any time may terminate its obligations under certain covenants that are described in the New Notes Indenture and the Liens on the Collateral granted under the New Notes Indenture and the Security Documents, including the covenants described under “—Certain Covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, all of the Issuer’s obligations under the New Notes, the New Notes Indenture and the Security Documents will be discharged, the Liens on the Collateral granted under the Security Documents will be released and each Guarantor will be released from all of its obligations with respect to its Guarantee, the New Notes Indenture and the Security Documents and the Liens on the Collateral securing the New Notes and the Guarantees thereof shall be released.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the New Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the New Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect to any Default by Holdings, the Issuer or any of its Restricted Subsidiaries with any of its obligations under the covenants described under “—Certain Covenants”), (7), (8) (with respect only to Significant Subsidiaries) (9) or (10) under “—Defaults”.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the New Notes Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of New Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the New Notes Trustee of an Opinion of Counsel to the effect that Holders of the New Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all New Notes not theretofore delivered to the New Notes Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the New Notes Trustee for the giving of notice of redemption by the New Notes Trustee in the name, and at the expense, of the Issuer.

Concerning the New Notes Trustee

Wilmington Trust, National Association, is the New Notes Trustee under the New Notes Indenture and has been appointed by the Issuer as Registrar and a paying agent with regard to the New Notes and as Collateral Agent.

Governing Law

The New Notes Indenture will provide that it and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acceleration Premium” means, with respect to any New Note on any applicable acceleration date, the present value at such acceleration date of all required interest payments due on such New Note through the Stated Maturity of the New Notes (excluding accrued but unpaid interest to the acceleration date), computed using a discount rate equal to the Acceleration Premium Treasury Rate as of such acceleration date plus 50 basis points, as calculated by the Issuer or its agent; the New Notes Trustee shall have no responsibility to calculate or verify the calculation of the Acceleration Premium.

“Acceleration Premium Treasury Rate” means, as of the applicable acceleration date, the yield to maturity as of such acceleration date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such acceleration date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such acceleration date to the Stated Maturity, provided, however, that if the period from such acceleration date to the Stated Maturity is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Amortization Payments” means, collectively, with respect to the new senior secured first-priority term loan facility under the Credit Agreement, the repayment by the Issuer to the First Lien Agent for the ratable account of the term loan lenders (i) on or prior to the first anniversary of the effective date of the Credit Agreement, an aggregate amount equal to $22.5 million and (ii) on or prior to the second anniversary of the effective date of the Credit Agreement, an aggregate amount equal to $22.5 million (which payments may be reduced as a result of the application of prepayments in accordance with the Credit Agreement).

“Asset Sale” means:

(1) the sale, conveyance, transfer, license or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner pursuant to the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $4.0 million;

(e) any disposition of property or assets by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) sales of assets received by the Issuer or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(g) [reserved];

(h) sales of inventory or other current assets held for sale in the ordinary course of business;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business as and consistent with past practice;

(j) [reserved];

(k) [reserved];

(l) [reserved];

(m) the grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property; and

(n) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means as to any Person, the board of directors or managers, sole member or managing member, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another Nationally Recognized Statistical Rating Organization);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another Nationally Recognized Statistical Rating Organization) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another Nationally Recognized Statistical Rating Organization) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Cash Management Obligations” means all Obligations owing by the Issuer or any Restricted Subsidiary to any Person that is a Credit Agreement Lender or an Affiliate of a Credit Agreement Lender (or Person that was a Credit Agreement Lender or an Affiliate of a Credit Agreement Lender at the time such arrangement is entered into) (together with such Person’s successors and assigns) in respect of any overdraft and related liabilities arising from treasury, depository, credit card, debit card and cash management services or any automated clearing house transfers of funds.

“Cerberus” means Cerberus Capital Management, L.P. or any Affiliate of Cerberus Capital Management, L.P., that is party to the Cerberus 3L Notes, and its successors.

“Cerberus 3L Notes” means the $30.0 million in aggregate principal amount of 5.00% third lien loans or notes due no earlier than 2026 provided by the Sponsor on the Issue Date plus additional principal amounts due to payment of interest in kind in an amount not to exceed 5.00% per annum, which shall be subject to the Intercreditor Agreement on a third lien basis, consistent with the terms described in this Offering Memorandum.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the property and assets whether now owned or hereafter acquired, in each case, in which Liens are, from time to time, purported to be granted to secure the New Notes and the Guarantees pursuant to the Security Documents, other than the Excluded Property.

“Collateral Agent” means Wilmington Trust, National Association in its capacity as “Collateral Agent” under the New Notes Indenture and under the Security Documents or any successor or assign thereto in such capacity.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Obligations shall have been secured by a second-priority security interest (subject only to Liens securing the First Lien Obligations and certain other Permitted Liens) in (i) all the Equity Interests of the Issuer and (ii) all Equity Interests of each Restricted Subsidiary of Holdings that is not an Excluded Subsidiary directly owned by the Issuer or any Guarantor, in each case, subject to exceptions and limitations otherwise set forth in the New Notes Indenture and the Security Documents (to the extent appropriate in the applicable jurisdiction);

(b) the Obligations shall have been secured by a perfected second-priority security interest (subject only to Liens securing the First Lien Obligations and certain other Permitted Liens) in, and mortgages on, substantially all tangible and intangible assets of the Issuer and each Guarantor (including Equity Interests and intercompany debt, accounts, inventory, machinery and equipment, accounts receivable, chattel paper, insurance proceeds, hedge agreement documents, instruments, indemnification rights, tax refunds, cash, investment property, contract rights, intellectual property in the United States, other general intangibles, Material Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in the New Notes Indenture and the Security Documents (to the extent appropriate in the applicable jurisdiction);

(c) subject to limitations and exceptions of the New Notes Indenture and the Security Documents, to the extent a security interest in and mortgages on any Material Real Property is required under the New Notes Indenture (together with any Material Real Property that is subject to a mortgage on the Issue Date, each, a “Mortgaged Property”), the Collateral Agent shall have received (i) counterparts of a mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected second-priority Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the mortgage shall be limited to 100% of the fair market value of the property at the time the mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the secured parties and respective successors and assigns issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the mortgages to be valid subsisting second-priority Liens on the property described therein, free and clear of all Liens other than Permitted Liens and other Liens reasonably acceptable to the Collateral Agent, each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (C) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit (if available after the applicable Issuer or Guarantor uses commercially reasonable efforts), doing business, non-imputation, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions; provided, however, the applicable Issuer or Guarantor shall not be obligated to obtain a “creditor’s rights” endorsement), (iii) legal opinions, addressed to the Collateral Agent, reasonably acceptable to the Collateral Agent as to such matters as the Collateral Agent may reasonably request, (iv) a survey or express map of each Mortgaged Property sufficient in form to delete the standard survey exception in the title insurance policy insuring the Mortgage and provide the Collateral Agent with endorsements to such policy as shall be reasonably requested by the Collateral Agent and (v) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property duly executed and acknowledged by the appropriate Issuer or Guarantor;

(d) after the Issue Date, each Restricted Subsidiary of Holdings that is not an Excluded Subsidiary shall become a Guarantor and signatory to the New Notes Indenture pursuant to a joinder agreement in accordance with “—Certain Covenants—Future Guarantors” and a party to the applicable Security Documents in accordance with “—Certain Covenants—Future Guarantors”; provided that notwithstanding the foregoing provisions, any Subsidiary of Holdings that guarantees First Lien Obligations or the Senior Notes shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness; and

(e) within 60 days after the Issue Date for such accounts in existence as of the Issue Date and within 30 days after the opening of any such account following the Issue Date (as each such date may be extended by the First Lien Agent in its sole discretion for up to an additional 60 days so long as the Issuer is using commercially reasonable efforts to obtain such control agreements), the Issuer and each Guarantor shall cause each deposit account or securities account owned by the Issuer and any Guarantor located at a depositary bank in the United States to be subject to control agreements pursuant to which a perfected security interest shall be created in favor of the Collateral Agent in such deposit accounts and securities accounts (other than (i) deposit accounts or securities accounts maintained with the Collateral Agent or the First Lien Agent as bailee for the Collateral Agent, (ii) payroll accounts and (iii) deposit accounts and securities accounts in which, in the aggregate, there is no more than $1.0 million on deposit).

Notwithstanding the foregoing provisions of this definition or anything in the New Notes Indenture or any other Security Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, mortgages on, or the obtaining of title insurance or taking other actions with respect to, (i) any fee owned real property (other than Material Real Properties) and any leasehold rights and interests in real property (including landlord waivers, estoppels and collateral access letters), (ii) helicopters, motor vehicles and other assets subject to certificates of title, letters of credit with a face value of less than $1.0 million and commercial tort claims where the amount of damages claimed by the applicable Issuer or Guarantor is less than $1.0 million), (iii) any particular asset, if the pledge thereof or the security interest therein is prohibited by law other than to the extent such prohibition is expressly deemed ineffective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition, (iv) margin stock and, solely to the extent prohibited by the organization documents or any shareholders agreement with shareholders that are not direct or indirect wholly owned Restricted Subsidiaries of Holdings, Equity Interests in any Person other than wholly owned Restricted Subsidiaries, (v) any rights of any Issuer or Guarantor with respect to any lease, license or other agreement to the extent a grant of security interest therein is prohibited by such lease, license or other agreement, would result in an invalidation thereof or would create a right of termination in favor of any other party thereto (other than the Issuer or Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Laws or principle of equity notwithstanding such prohibition, (vi) the creation or perfection of pledges of, security interests in, any property or assets that would result in material adverse tax consequences to Holdings, the Issuer or any of its Subsidiaries, as reasonably determined by the Issuer with the consent of the Collateral Agent (not to be unreasonably withheld or delayed), (vii) intellectual property to the extent a security interest is not perfected by filing of a UCC financing statement or in respect of registered intellectual property, a filing in the U.S. Patent and Trademark Office (if required) or the U.S. Copyright Office (it being understood that such assets are intended to constitute Collateral, though perfection beyond UCC, U.S. Patent and Trademark Office and U.S. Copyright Office filings is not required) and (viii) any particular assets if, in the reasonable judgment of the Collateral Agent or the Holders of a majority in principal amount of the New Notes, determined in consultation with the Issuer, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets is excessive in relation to the benefits to be obtained therefrom by the Holders under the New Note Indenture;

(B) (i) the foregoing definition shall not require perfection by “control” with respect to any Collateral, other than (x) deposit accounts and securities accounts located at a depositary bank in the United States as set forth in clause (e) above and (y) certificated Equity Interests of the Issuer and, to the extent constituting Collateral, its Restricted Subsidiaries that are Domestic Subsidiaries; and (ii) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code with respect to the Issuer or a Guarantor, or, with respect to real property and the recordation of mortgages in respect thereof, as contemplated by clauses (c) and (d) above, the Security Documents shall not contain any requirements as to perfection or priority with respect to any assets or property not specifically described in this clause (B);

(C) the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Issue Date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Issuer, that the creation or perfection of security interests and mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by the New Notes Indenture or the Security Documents; provided that the Collateral Agent shall have received on or prior to the Issue Date, (i) UCC financing statements in appropriate form for filing under the UCC in the jurisdiction of incorporation or organization of the Issuer and each Guarantor, and (ii) any certificates or instruments representing or evidencing Equity Interests of the Issuer and any Guarantors that are subsidiaries of Holdings accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(D) with respect to a stock pledge, the exclusion of an Excluded Subsidiary shall not apply to (A) voting stock of any Subsidiary which is a first-tier Foreign Subsidiary representing 65% of the total voting power of all outstanding voting stock of such Subsidiary and (B) 100% of the Equity Interests not constituting voting stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for this purpose;

(E) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the New Notes Indenture and the Security Documents; and

(F) wherever a matter set forth in this definition is required to be satisfactory to the Collateral Agent, delivered upon request of the Collateral Agent or subject to extension, adjustment or other determination by the Collateral Agent except as otherwise provided in the New Notes Indenture, such matter shall be deemed to be satisfactory, requested or extended, adjusted or determined if the First Lien Agent has taken such corresponding action in connection with the corresponding requirement in the Credit Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Issuer’s outstanding Indebtedness; and

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (including the effect of all fees and expenses relating thereto), including, without limitation, any expenses related to any reconstruction, any severance or relocation expenses and fees, any restructuring costs, any retention payments, any expenses or charges related to any Equity Offering, Permitted Investment, acquisition (including earn-out provisions) or Indebtedness permitted to be Incurred by the New Notes Indenture (in each case, whether or not successful), including any fees, expense, charges or payments made in connection with the Refinancing Transactions, shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(4) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Issuer) shall be excluded;

(5) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded;

(6) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(7) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (x) the net loss of any such Restricted Subsidiary shall be included therein and (y) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(8) an amount equal to the amount of tax distributions actually made to the Holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(9) any non-cash impairment charges or asset write-off resulting from the application of FASB ASC 350 and FASB ASC 360, and the amortization of intangibles arising pursuant to FASB ASC 805, shall be excluded;

(10) any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) (a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815 shall be excluded;

(12) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 shall be excluded;

(13) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(14) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Restricted Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(15) accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(16) solely for purposes of calculating EBITDA, the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties shall be included; and

(17) for all purposes, any fees and expenses (including reimbursement of out-of-pocket expenses) related to the engagement of a group of former government and military officials and related staff providing services to the Issuer and its Subsidiaries and paid by the Issuer shall be excluded for (x) the fiscal quarter ending March 25, 2016; and (y) subsequent fiscal quarters, in the case of (x) and (y), in an aggregate amount not to exceed the cash contributions made by, or cash proceeds received from, one or more of Cerberus or the Management Investors either (a) to the Issuer in the form of the Cerberus 3L Notes or (b) to the Equity Interests of Holdings and/or from the purchase or investment in the Equity Interests of Holdings, in each case, other than Disqualified Stock, the proceeds of which have been used by Holdings to make cash contributions to the Equity Interests of the Issuer and/or to purchase or make investments in the Equity Interests of the Issuer, in each case, other than Disqualified Stock, in the case of (a) or (b), prior to the end of the applicable period (other than as set forth above with respect to the fiscal quarter ending March 25, 2016) that are directed to offset such fees and expenses.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(5) and (6) of the first paragraph thereof.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under FASB ASC 815 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the Holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments,” which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or such Guarantor after the Issue Date, provided that such Contribution Indebtedness:

(1) shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the New Notes,

(2) (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof,

(3) shall be unsecured Subordinated Indebtedness.

“Credit Agreement” means (i) that certain amended and restated credit agreement giving effect to the Refinancing Transactions on the Issue Date, by and among the Issuer, Holdings, certain Subsidiaries of the Issuer as guarantors, the financial institutions from time to time party thereto as term loan and revolving loan lenders, and Bank of America, N.A., as administrative agent and collateral agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures or letters of credit (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same collateral agent as the Credit Agreement and with the same borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Lenders” means the “Lenders,” or any similar term, from time to time party to, and as defined in, the Credit Agreement, together with their respective successors and assigns; provided that the term “Credit Agreement Lender” shall in any event also include each letter of credit issuer and swingline lender under the Credit Agreement.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Discharge of First Lien Obligations” means, except to the extent otherwise provided in the Intercreditor Agreement, the occurrence of all of the following:

(a) termination or expiration of all commitments to extend credit that would constitute First Lien Obligations;

(b) payment in full in cash of the principal of and interest and premium (if any) on all First Lien Obligations (other than any undrawn letters of credit);

(c) discharge or cash collateralization (at the lower of (i) 105% of the aggregate undrawn amount and (ii) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable First Lien Document) of all outstanding letters of credit constituting First Lien Obligations;

(d) payment of Secured Hedging Obligations constituting First Lien Obligations (and, with respect to any particular Secured Hedge Agreement, termination of such agreement and payment in full in cash of all obligations thereunder or such other arrangements as have been made by the counterparty thereto (and communicated to the First Lien Agent) pursuant to the terms of the Credit Agreement); and

(e) payment in full in cash of all other First Lien Obligations, including without limitation, Cash Management Obligations, that are outstanding and unpaid at the time the other First Lien Obligations are paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time);

provided that, if, at any time concurrently with or after the Discharge of First Lien Obligations has occurred, the Issuer enters into any First Lien Document evidencing a First Lien Obligation which incurrence is not prohibited by the documentation governing or evidencing any Indebtedness then subject to the Intercreditor Agreement, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement and the New Notes with respect to such new First Lien Obligations

(other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the Issuer designates such Indebtedness as first Lien indebtedness under and in accordance with the Intercreditor Agreement, the obligations under such First Lien Document shall automatically and without any further action be treated as First Lien Obligations for all purposes of the Intercreditor Agreement and the New Notes, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the Intercreditor Agreement, any Second Lien Obligations shall be deemed to have been at all times Second Lien Obligations and at no time First Lien Obligations, and any Third Lien Obligations shall be deemed to have been at all times Third Lien Obligations and at no time First Lien Obligations or Second Lien Obligations.

“Discharge of Second Lien Obligations” means, except to the extent otherwise provided in the Intercreditor Agreement, the occurrence of all of the following:

(a) payment in full in cash of the principal of and interest and applicable premium (if any) on the New Notes and all Second Lien Obligations;

(b) payment in full in cash of all other Second Lien Obligations that are outstanding and unpaid at the time the other Second Lien Obligations are paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time);

provided that, if at any time concurrently with or after the Discharge of Second Lien Obligations has occurred, the Issuer enters into any agreement evidencing a Second Lien Obligation which incurrence is not prohibited by the documentation governing or evidencing any Indebtedness then subject to the Intercreditor Agreement, then such Discharge of Second Lien Obligations shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement with respect to such new Second Lien Obligations (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Second Lien Obligations), and, from and after the date on which the Issuer designates such Indebtedness as second Lien indebtedness under and in accordance with the Intercreditor Agreement, such Obligations shall automatically and without any further action be treated as Second Lien Obligations for all purposes of the Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the Intercreditor Agreement, and any Third Lien Obligations shall be deemed to have been at all times Third Lien Obligations and at no time “Second Lien Obligations; provided further, that the Discharge of Second Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of Second Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations. In the event the Second Lien Obligations are modified and such Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the Second Lien Obligations shall be deemed to be discharged when the final payment is made, in the manner provided for in the applicable plan of reorganization, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the New Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the New Notes (including the purchase of any New Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the New Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the Holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Subsidiary that is organized under the Laws of the United States of America, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of payments during such period with respect to (i) executives seconded to the Issuer or any of its Restricted Subsidiaries from Cerberus Operations and Advisory Company LLC and (ii) personnel of Cerberus Operations and Advisory Company LLC that provide services to the Issuer or any of its Restricted Subsidiaries at cost on a weekly, monthly or pro-rated basis permitted under clause (6) of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates”; plus

(5) any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by the New Notes Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the New Notes and (ii) any amendment or other modification of the New Notes or other Indebtedness; plus

(6) any costs or expense Incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Guarantor or the net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock)”; plus

(7) any ordinary course dividend, distributions or other payment paid in cash and received from any Person in excess of amounts included in clause (7) pursuant to the definition of “Consolidated Net Income”; plus/minus

(8) gains or losses due solely to fluctuations in currency values and the related tax effects.

less, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Offer” means the exchange offer and consent solicitation contemplated by this Offering Memorandum.

“Excluded Contributions” means the net cash proceeds, Cash Equivalents and/or Investment Grade Securities received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any Issuer or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Issuer.

“Excluded Subsidiary” means (a) any Subsidiary that does not have total assets or annual revenues in excess of $1.0 million individually or in the aggregate with all other Subsidiaries excluded via this clause (a), (b) any Subsidiary acquired following the Issue Date that is prohibited by applicable Law or Contractual Obligations that are in existence at the time of acquisition and not entered into in contemplation thereof from guaranteeing the Obligations or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval license or authorization has been obtained), (c) any Subsidiary that is a Foreign Subsidiary or a direct or indirect Subsidiary of a Foreign Subsidiary, (d) any non-for-profit Subsidiaries, (e) any Unrestricted Subsidiaries and (f) at Issuer’s election, any Domestic Subsidiary formed or acquired after the Issue Date that Holdings and its Affiliates do not, directly or indirectly, own (x) 90% or more of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Subsidiary or (y) 90% or more of the economic interests, capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, of such Subsidiary; provided that no Subsidiary that guarantees any First Lien Obligations, the Existing Notes or any other Junior Priority Indebtedness shall be deemed to be an Excluded Subsidiary at any time any such guarantee is in effect.

“Excluded Swap Obligation” means, with respect to any guarantor under the Credit Agreement, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Agreement guarantor of, or the grant by such Credit Agreement guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Agreement guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Credit Agreement guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Credit Agreement guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Existing Notes” means the 10.375% Senior Notes due 2017 issued by the Issuer.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Issuer, unless otherwise specified in the New Notes Indenture).

“FASB ASC” means the Accounting Standard Codifications as promulgated by the Financial Accounting Standards Board, including any renumbering of such standards or any successor or replacement section or sections promulgated by the Financial Accounting Standards Board.

“First Lien Agent” means individually and/or collectively, (i) Bank of America, N.A., in its capacity as Administrative and Collateral Agent under the Credit Agreement, together with its successors in such capacity and (ii) any Person elected, designated or appointed as the administrative agent, trustee, collateral agent or similar representative with respect to documents evidencing any First Lien Obligations.

“First Lien Credit Documents” means the Credit Agreement, the other Loan Documents (as defined in the Credit Agreement), and each of the other agreements, documents, and instruments providing for or evidencing any other First Lien Obligation and any other document or instrument executed or delivered at any time in connection with any First Lien Obligation (including any intercreditor or joinder agreement among holders of First Lien Obligations but excluding Secured Hedge Agreements and the documents governing the Cash Management Obligations), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

“First Lien Documents” means the First Lien Credit Documents, the Secured Hedge Agreements, and any and all documents governing the Cash Management Obligations.

“First Lien Obligations” means (i) all Obligations as defined in the Credit Agreement of the Issuer and the Guarantors, and all other Obligations under any other document relating to the Credit Agreement incurred under clause (a) under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, (ii) all Secured Hedging Obligations and (iii) all Cash Management Obligations; provided that the aggregate principal amount of, without duplication, revolving credit loans, letters of credit, term loans, other loans, notes or similar instruments (excluding, in any event, Cash Management Obligations and Secured Hedging Obligations) provided for under the Credit Agreement or any other document relating to the Credit Agreement (or any refinancing thereof) in excess of the amount permitted under clause (a) under “Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and any interest relating to such excess amount, shall not constitute First Lien Obligations for purposes of the Second Lien Indenture. “First Lien Obligations” shall in any event include (a) all interest accrued or accruing, or which would accrue, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), on or after the commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Lien Document, whether or not the claim for such interest is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding, (b) any and all fees, expenses, costs and other charges (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the First Lien Agent and the secured parties under First Lien Obligations on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees, expenses, costs and other charges is allowed or allowable under Section 502 or 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors as a claim in such Insolvency or Liquidation Proceeding, and (c) all obligations and liabilities of the Issuer and each Guarantor under each First Lien Document to which it is a party which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and payable.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period, which for purposes of this definition in the New Notes Indenture shall exclude all interest expenses on the Cerberus 3L Notes. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness or issues or redeems Preferred Stock, in each case in accordance with the applicable restrictions in the New Notes Indenture, subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and operational changes, that the Issuer or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation, or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under the revolving credit facility provided under the Credit Agreement computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (4) under the caption “Summary—Summary Historical Consolidated Financial Data” in this Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign L/C Facility” means a credit facility established on or after the Issue Date with a foreign domiciled bank, the sole purpose of which facility is to provide for the issuance of letters of credit in support of the Issuer’s pursuit and performance of contracts with customers located in the Specified Gulf States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Holdings which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the New Notes Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment. In addition, for purposes of the New Notes Indenture, all references to codified accounting standards specifically named herein shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP. For the avoidance of doubt, to the extent that any operating leases are required to be reflected in the balance sheet of Holdings or the Issuer starting for fiscal years and interim periods within those years beginning after December 15, 2018, under generally accepted accounting principles in effect at such time, such operating leases will not be deemed to be Indebtedness for any purpose under the New Notes Indenture.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under the New Notes Indenture and the New Notes by any Person in accordance with the provisions of the New Notes Indenture.

“Guaranteed Obligations” means, collectively, the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code and (ii) any other debtor relief laws) on the New Notes held by the Holders, and all other Second Lien Obligations, in each case strictly in accordance with the terms of the New Notes Indenture, the Security Documents, or any other relevant financing document.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the New Notes Indenture, such Person ceases to be a Guarantor.

“Hedge Bank” has the meaning given to such term in the Credit Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means the Person in whose name a note is registered on the Registrar’s books.

“Holdings” means Delta Tucker Holdings, Inc. and its successors.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, New Notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that Contingent Obligations Incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Insolvency or Liquidation Proceeding” means (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Issuer or any Guarantor, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Issuer or any Guarantor or with respect to a material portion of its respective assets, (iii) any liquidation, dissolution, reorganization or winding up of the Issuer or any Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Issuer or any Guarantor.

“Intercreditor Agreement” means the intercreditor agreement among Bank of America, N.A., as agent under the First Lien Credit Documents, the Collateral Agent, the lender or lenders under the Cerberus 3L Notes (or an agent on behalf of such lender or lenders), the Issuer, Holdings and each other Guarantor, as it may be amended from time to time in accordance therewith and in accordance with the New Notes Indenture.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB (or the equivalent) by S&P,

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means the date that the New Notes are first issued under the New Notes Indenture in connection with the consummation of the Exchange Offer.

“Junior Priority Indebtedness” means (i) the Cerberus 3L Notes and (ii) any other Indebtedness of the Issuer and/or the Guarantors that is secured by Liens on the Collateral ranking junior in priority to the Liens securing the New Notes as permitted by the New Notes Indenture and, in the case of this clause (ii) only, is designated by the Issuer as Junior Priority Indebtedness.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Investor” means any Person who is a director, officer or otherwise a member of management of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies on the Issue Date.

“Master Consulting and Advisory Services Agreement” means that certain Master Consulting and Advisory Services Agreement, dated as of July 7, 2010, by and between the Issuer and Cerberus Operations and Advisory Company LLC, together with any specific engagement letters entered into from time to time, as expressly contemplated thereunder (it being expressly understood that entering into such specific engagement letters shall not be deemed to be an amendment to the Master Consulting and Advisory Services Agreement).

“Material Real Property” means any fee owned real property owned by the Issuer or any Guarantor (other than any owned property subject to a Lien permitted by clause (6)(A) of the definition of Permitted Liens to the extent and for so long as the documentation governing such lien prohibits the granting of a mortgage thereon) with a fair market value in excess of $5,000,000 (at the Issue Date or, with respect to real property acquired after the Issue Date, at the time of acquisition, in each case, as reasonably estimated by the Issuer in good faith); provided that if at any time the fair market value of all fee owned real properties that are not “Material Real Property” owned by the Issuer and the Guarantors would exceed $5,000,000 in the aggregate, the Issuer and the Guarantors shall designate one or more additional fee owned real properties as “Material Real Property” and comply with the Collateral and Guarantee Requirement with respect thereto such that such threshold is no longer exceeded.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Cash Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“New Notes Trustee” means the respective party named as such in the New Notes Indenture until a successor replaces it and, thereafter, means the successor.

“Obligations” means any principal, interest, fees (including all, without limitation, interest and fees accruing on or after the filing of any petition in bankruptcy, insolvency, receivership, reorganization or other similar proceeding whether or not a claim for therefor is allowable or is allowed in such proceedings), penalties, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the New Notes shall not include fees or indemnification in favor of the New Notes Trustee and other third parties other than the Holders of the New Notes.

“Offering Memorandum” means the Offering Memorandum dated May 2, 2016, in respect of the Exchange Offer and the issuance of the New Notes, as amended, modified or supplemented on the Issue Date.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer or any direct or indirect parent of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or any direct or indirect parent of the Issuer, as applicable, that meets the requirements set forth in the New Notes Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the New Notes Trustee and that satisfies the requirements set forth in the New Notes Indenture. The counsel may be an employee of or counsel to the Issuer.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the New Notes and any Indebtedness which ranks pari passu in right of payment to the New Notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Certain Covenants—Asset Sales.”

“Permitted Holders” means (i) the Sponsor, (ii) the Management Investors, (iii) any Person that has no material assets other than the Capital Stock of the Issuer and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Issuer, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clause (i) above, holds more than 50% of the total voting power of the Voting Stock thereof, and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted Holder specified in clauses (i) or (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Issuer (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than a Permitted Holder specified in clause (i) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the New Notes Indenture will thereafter constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in Holdings (including the New Notes) or any Restricted Subsidiary;

(2) any (a) Investment in Cash Equivalents or (b) Investment Grade Securities in an amount not to exceed $10.0 million at any one time outstanding; provided that any such Investment Grade Securities, in the case of this clause (b), may not be held by the Issuer or any Restricted Subsidiary for a period of longer than six months;

(3) any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Holdings, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment (x) existing on the Issue Date and listed on a schedule to the New Notes Indenture, which will be identical to the corresponding schedule to the Credit Agreement as in effect on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

(6) advances to employees not in excess of $5.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by Holdings or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) [reserved];

(10) additional Investments by Holdings or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $25.0 million;

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock), Holdings or any direct or indirect parent of the Issuer, as applicable, provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the covenants described under “—Certain Covenants—Limitation on Resticted Payments”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (3), (5), (6), (8)(b), (16) and (18) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors”;

(16) any Investment by Restricted Subsidiaries of Holdings in other Restricted Subsidiaries of Holdings and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of Holdings;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) [reserved];

(19) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales”;

(20) Investments in joint ventures of Holdings or any of its Restricted Subsidiaries; provided that the greater of (i) the amount of such Investments and (ii) the aggregate Fair Market Value of such Investments, in each case taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, shall not exceed $25.0 million; and

(21) Investments of a Restricted Subsidiary of Holdings acquired after the Issue Date or of an entity merged into or consolidated with a Restricted Subsidiary of Holdings in a transaction that is not prohibited by the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(3) Liens for taxes, assessments or other governmental charges (i) which are not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens Incurred by a Restricted Subsidiary that is not a Guarantor securing Indebtedness of a Restricted Subsidiary that is not a Guarantor permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clauses (a), (b), (c), (d), (1), (t) or (v) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (including Liens Incurred to secure Obligations in respect of the accrual of interest, accretion of accreted value or original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, including in respect of PIK Interest on the New Notes and payment of payment in kind interest on the Cerberus 3L Notes); provided that, (w) in case of clause (v), such Liens do not secure the assets of Holdings, the Issuer or any Subsidiary Guarantor, (x) in the case of clause (c)(ii), such Lien shall have a junior priority to the Lien securing obligations in respect of the New Notes, (y) in the case of clause (d), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof; and (z) in the case of clause (t), such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Foreign Subsidiary;

(7) Liens existing on the Issue Date (other than Liens securing secured parties under the Credit Agreement, the New Notes and the Cerberus 3L Notes); provided that any existing Lien securing Indebtedness in excess of $1.0 million individually or $5.0 million in the aggregate shall only be a Permitted Lien under this clause (7) if listed on a schedule to the New Notes Indenture, which will be identical to the corresponding schedule to the Credit Agreement as in effect on the Issue Date.

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9) Liens on assets or on property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) [reserved];

(11) Liens securing Hedging Obligations so long as the related Indebtedness (a) is, and is permitted under the New Notes Indenture to the extent described in clause (j) of the second paragraph of “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, to be secured by a Lien on the same property securing such Hedging Obligations and (b) does not exceed $20.0 million at any one time outstanding;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) [reserved];

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) [reserved];

(19) grants of software and other technology licenses in the ordinary course of business;

(20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure Cash Management Obligations, owed to a Credit Agreement Lender in the ordinary course of business and Liens in respect of Secured Hedging Obligations;

(23) Liens on equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business to Holdings’ or such Restricted Subsidiary’s client at which such equipment is located;

(24) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness, as permitted under the covenants hereunder, secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (11) and (15) at the time the original Lien became a Permitted Lien under the New Notes Indenture, plus any increase in the principal amount since the original Lien became a Permitted Lien due to the accrual of interest, accretion of accreted value or original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, including in respect of PIK Interest on the New Notes and payment of payment in kind interest on the Cerberus 3L Notes and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) with respect to Liens incurred to refinance Liens under the foregoing clause (7), the Lien pursuant to such refinancing shall have the same relative priority as the Lien being refinanced;

(25) [reserved];

(26) Liens arising under the New Notes Indenture in favor of the New Notes Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred or outstanding under the New Notes Indenture; provided that such Liens are solely for the benefit of the trustees, agents and representatives in their capacities as such and not for the benefit of the holders of such Indebtedness; and

(27) other Liens securing Obligations in an amount not to exceed $15.0 million at any one time outstanding provided that such Liens (a) may not be senior in priority to the Liens securing the New Notes and (b) that are pari passu with the Lien securing the New Notes may not exceed $5.0 million at any one time outstanding.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

“Permitted Second Lien Obligations” means the New Notes and any Indebtedness secured on a second-priority pari passu basis with the New Notes and is a Permitted Lien.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, the reductions in costs and other operating improvements or synergies that are implemented, committed to be implemented, the commencement of implementation of which has begun or are reasonably expected to be implemented in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are supportable and quantifiable, as if all such reductions in costs and other operating improvements or synergies had been effected as of the beginning of such period, decreased by any non-one-time incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by a certificate delivered to the New Notes Trustee from the Issuer’s chief financial officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence; provided that the aggregate amount of cost savings, operating improvements and synergies that do not result from acquisitions or dispositions added pursuant to this definition do not exceed $20.0 million in the aggregate for any period of four-consecutive fiscal quarters and $60.0 million in the aggregate for all periods following the Issue Date.

“Program Specific Accounts” means deposit accounts and securities accounts not located at a depositary bank in the United States directly related to foreign programs operated by the Issuer and any Restricted Subsidiaries of the Issuer.

“Refinancing Transactions” means the transactions, including, without limitation, the Exchange Offer, the amendment and refinancing of the Credit Agreement to give effect to the extension of the revolving credit facility and the new term loan facility, the conversion by certain revolving credit lenders of revolving credit facility commitments under the Credit Agreement into the new term loan facility, the waiver of the inclusion by Holdings’ independent registered public accounting firm of an explanatory paragraph in its audit report for the year ended December 31, 2015, regarding the ability to continue as a going concern, and the issuance of the Cerberus 3L Notes, all contemplated by this Offering Memorandum.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means with respect to any other Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of New Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Holdings, including the Issuer.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“SEC” means the Securities and Exchange Commission.

“Second Lien Agent” means individually and/or collectively, (i) Wilmington Trust, National Association, in its capacity as New Notes Trustee and Collateral Agent under the New Notes Indenture, together with its successors in such capacity and (ii) any Person elected, designated or appointed as the administrative agent, trustee, collateral agent or similar representative with respect to documents evidencing any Second Lien Obligations.

“Second Lien Obligations” means the Obligations with respect to the New Notes.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII of the Credit Agreement that is entered into by and between the Issuer or any Subsidiary, on the one hand, and any Hedge Bank, on the other hand, in each case, to the extent designated by the Issuer and such Hedge Bank as a Secured Hedge Agreement in writing to the First Lien Agent. The designation of any Swap Contract as a Secured Hedge Agreement shall not create in favor of the Hedge Bank party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the security documents entered into pursuant to the Credit Agreement.

“Secured Hedging Obligations” means obligations of the Issuer or any Guarantor arising under any Secured Hedge Agreement.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means, collectively, any security agreements, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a lien or guarantee in favor of the Collateral Agent to secure the Obligations under the New Notes for its benefit and the benefit of the New Notes Trustee and the Holders of the New Notes, in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged in by the Issuer or any of its Restricted Subsidiaries on the Issue Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the date of original issuance of the New Notes.

“Specified Gulf States” means Saudi Arabia, Kuwait, Qatar, Oman, Bahrain, and the United Arab Emirates.

“Sponsor” means (1) Cerberus Capital Management L.P. and (2) one or more of its Affiliates and any investment funds advised or managed by any of the foregoing (other than any portfolio operating companies of Cerberus of which Cerberus or an investment fund advised, managed or controlled by Cerberus or a combination thereof does not own or control, directly or indirectly, more than 50% of both the economic interests and total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof at the time of determination).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the Holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the New Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee, in each case, whether outstanding on the Issue Date or thereafter Incurred, unless the context otherwise requires. For the avoidance of doubt, (i) Unsecured Indebtedness shall not be deemed to be subordinated in right of payment to Secured Indebtedness merely by virtue of its nature as Unsecured Indebtedness and (ii) Secured Indebtedness shall not be deemed to be subordinated in right of payment to other Secured Indebtedness merely because it has a junior priority lien with respect to security in the same collateral.

“Subsidiary” means, with respect to any Person (1) (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (2) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that Incurs a Guarantee of the New Notes.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any guarantor under the Credit Agreement, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Third Lien Obligations” means Indebtedness under the Third Lien Documents and all other Obligations in respect thereof and all other Indebtedness and Obligations secured on a pari passu basis as the Indebtedness under the Third Lien Documents pursuant to the terms of the Intercreditor Agreement. Notwithstanding any other provision hereof, the term “Third Lien Obligations” will include accrued interest, fees, costs, expenses, and other charges incurred under the Third Lien Documents, whether incurred before or after commencement of an Insolvency or Liquidation Proceeding.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the New Notes Indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

“Trust Officer” means any officer within the corporate trust administration department of the New Notes Trustee, with direct responsibility for performing the New Notes Trustee’s duties under the New Notes Indenture and also means, with respect to a particular corporate trust matter relating to the New Notes Indenture, any other officer of the New Notes Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Subsidiary” means:

(1) Global Linguist Solutions, LLC;

(2) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary of Holdings but excluding the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction would have been at least 2.00 to 1.00, or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of Holdings shall be evidenced to the New Notes Trustee by promptly filing with the New Notes Trustee a copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means Indebtedness that is not Secured Indebtedness.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the Holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE OF THE NEW NOTES

The certificates representing the New Notes will be issued in fully registered global form without interest coupons (a “Global Note”).

Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC or its nominee is the registered owner or Holders of the New Notes, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the New Notes represented by such Global Notes for all purposes under the New Notes Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the New Notes.

Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the New Notes Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers, registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a Holder requires physical delivery of a certificate (a “Certificated Security”) for any reason, including to sell New Notes to persons in states that require physical delivery of the New Notes, or to pledge such securities, such Holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the New Notes Indenture.

Cross-market transfers between the DTC participants, on the one hand, and Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the New Notes Indenture, DTC will exchange the applicable Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers or interests in the Global Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the New Notes Trustee will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

A Global Note is exchangeable for Certificated Securities only in the following limited circumstances:

•	DTC notifies DynCorp International that it is unwilling or unable to continue as depositary for the Global Note and DynCorp International fails to appoint a successor depositary;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed; or

•	there shall have occurred and be continuing an Event of Default with respect to the New Notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the New Notes will be limited to such extent.

PROPOSED AMENDMENTS TO THE EXISTING INDENTURE

Set forth below is a brief description of the Proposed Amendments. The following is qualified in its entirety by reference to the full and complete provisions contained in the Existing Indenture and the proposed form of the Supplemental Indenture to the Existing Indenture. A copy of the form of the supplemental indenture (which may be modified or supplemented prior to the execution thereof in a manner that would not require additional consents under the Existing Indenture) will be provided upon request to the Information and Exchange Agent. Pursuant to the terms of the Existing Indenture, the Proposed Amendments to the Existing Indenture require the Requisite Consents, comprised of the written consent from holders of a majority in aggregate principal amount of the outstanding Existing Notes issued thereunder, voting together as a single class. Any Existing Notes owned by DynCorp International, any guarantor under the Existing Indenture or any person directly or indirectly controlling or controlled by or under common control with DynCorp International or any guarantor (of which to our knowledge there are none) will be disregarded in determining whether holders of the required principal amount of Existing Notes have given a Consent in connection with the Proposed Amendments.

The Proposed Amendments will be effected by a Supplemental Indenture to the Existing Indenture, which will be executed promptly after DynCorp International has received the Requisite Consents. The Proposed Amendments will become operative upon the consummation of the Exchange Offer and Consent Solicitation, which are conditioned upon, among other things, the Minimum Condition. See “Description of the Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation.” If the Proposed Amendments become operative with respect to the Existing Notes issued under the Existing Indenture, the holders of Existing Notes affected by such amendments that are not exchanged will be bound by the Proposed Amendments, even though they have not consented to the Proposed Amendments.

The changes included in the Proposed Amendments will not alter DynCorp International’s obligation to pay the principal or interest on the Existing Notes or alter the stated interest rate, maturity date or redemption provisions of the Existing Notes.

The delivery of a Consent constitutes the delivery of a Consent to all of the Proposed Amendments with respect to the Existing Notes delivered in the Exchange Offer.

Proposed Amendments

If the Proposed Amendments to the Existing Indenture become operative, the following sections of the Existing Indenture would be eliminated:

Section Reference	Description of Covenant
SECTION 4.02	Reports and Other Information. This provision currently requires DynCorp International to file with the SEC and provide the Trustee and holders with copies of certain information, documents and other reports within a certain of period time.

SECTION 4.03	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. This provision currently restricts the ability of DynCorp International and its restricted subsidiaries to incur indebtedness and to issue preferred stock and stock that matures or is mandatorily redeemable, is convertible or exchangeable for debt or such type of stock, or is redeemable at the option of the holder of the stock.

SECTION 4.04	Limitation on Restricted Payments. This provision currently restricts the ability of DynCorp International and its restricted subsidiaries to make certain payments or distributions on their equity securities and subordinated debt and to make certain investments.

Section Reference	Description of Covenant
SECTION 4.05	Dividend and Other Payment Restrictions Affecting Subsidiaries. This provision currently restricts the ability of DynCorp International and its restricted subsidiaries to create any consensual encumbrance or restrictions on the ability of any restricted subsidiary to make distributions on its capital stock, to pay indebtedness owed to DynCorp International or its restricted subsidiaries, or to make loans or advances, or sell, lease or transfer its properties or assets to DynCorp International or its restricted subsidiaries.

SECTION 4.06	Asset Sales. This provision currently imposes requirements on the terms under which DynCorp International and its restricted subsidiaries may sell their assets and the use of proceeds of such sales.

SECTION 4.07	Transactions with Affiliates. This provision currently restricts the ability of DynCorp International and its restricted subsidiaries to conduct certain transactions involving aggregate consideration in excess of $5.0 million with affiliates of DynCorp International.

SECTION 4.08	Change of Control. This provision currently gives holders the right to require DynCorp International to repurchase all or any part of such holder’s Existing Notes upon a change of control.

SECTION 4.09	Compliance Certificate. This provision currently requires DynCorp International to provide the Trustee with an officers’ certificate certifying compliance with covenants and other provisions in the Existing Indenture and to notify the Trustee of defaults and events of defaults.

SECTION 4.10	Future Guarantors. This provision currently requires domestic restricted subsidiaries that guarantee other indebtedness of DynCorp International or its restricted subsidiaries to become guarantors under the Existing Indenture.

SECTION 4.11	Liens. This provision currently restricts the ability of DynCorp International and its restricted subsidiaries to create or assume certain liens on their assets and properties.

SECTION 5.01 Paragraph 5.01(a)(iv)	When Company May Merge or Transfer Assets. This provision currently restricts the ability of DynCorp International, the subsidiary guarantors and Holdings to merge or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to any person.

Paragraph 5.01(a)(iv) requires the successor company to meet a fixed charge coverage ratio test immediately after giving pro forma effect to such transaction for such transaction to be allowed.

SECTION 6.01 Paragraphs (c), (d), (e), (f) and (i)	Events of Default. This provision sets forth events that would constitute a default by Holdings under the Existing Indenture.

Paragraph (c) describes events of default relating to the failure of DynCorp International to comply with the covenant in the Existing Indenture relating to merger, wind up into, or sale or other disposal of all or substantially all assets.

Paragraph (d) describes events of default relating to the failure of DynCorp International or its restricted subsidiaries to comply with the covenant in the Existing Indenture relating to a change of control.

Section Reference	Description of Covenant
Paragraph (e) describes events of default relating to the failure of DynCorp International or its restricted subsidiaries to comply with its other agreements contained in the Existing Notes or the Existing Indenture.

Paragraph (f) describes events of default relating to the failure of DynCorp International or its significant subsidiaries to pay any indebtedness within any applicable grace period after final maturity or the acceleration of such indebtedness due to a default, if the total amount of such indebtedness unpaid or accelerated exceeds $25.0 million.

Paragraph (i) describes events of default relating to the failure of DynCorp International or its significant subsidiaries to pay final and non-appealable judgments aggregating in excess of $25.0 million (net of amounts covered by enforceable insurance policies), which judgments are not discharged, waived or stayed for a period of 60 days following entry.

Certain conforming changes will also be made to the Existing Indenture and the form of the Existing Notes, including deletion of certain definitions and all cross-references to the foregoing provisions.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences relating to the Exchange Offer and the Consent Solicitation and the ownership of the New Notes acquired in the Exchange Offer but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations (the “Regulations”), promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This summary is limited to the tax consequences of Holders that hold Existing Notes and that will hold New Notes, as capital assets within the meaning of Section 1221 of the Code, which we refer to as “Holders.” This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and U.S. Holders (as defined below) that have a functional currency other than the U.S. Dollar, or persons in special situations, such as those who have elected to mark securities to market or those who hold the Existing Notes or will hold the New Notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, Medicare tax, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

This summary is for general information only. Holders are urged to consult their independent tax advisors concerning the application of U.S. federal income tax laws and other tax consequences, including the application of state, local and foreign income and other tax laws, to their particular situation.

For purposes of the following summary, a “U.S. Holder” is a Holder that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the U.S.; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the U.S., any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Existing Notes and participates in the Exchange Offer and Consent Solicitation, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Existing Notes that participate in the Exchange Offer and Consent Solicitation are encouraged to consult their tax advisors regarding the tax consequences of the Exchange Offer and the ownership of the New Notes.

Tax Consequences to Participating U.S. Holders

Exchange of Existing Notes for New Notes

Although the matter is not free from doubt, DynCorp International believes that the exchange pursuant to the Exchange Offer by U.S. Holders of Existing Notes for New Notes should be a “significant modification” of the Existing Notes, and, therefore, a U.S. Holder should recognize gain or loss in full upon the exchange of Existing Notes for New Notes unless the exchange qualifies as a tax-free recapitalization within the meaning of Section 368(a)(1)(E) of the Code.

In order for the exchange of Existing Notes for New Notes to qualify as a recapitalization, the Existing Notes and New Notes must both be treated as “securities” under the relevant provisions of the Code. Neither the Code nor the Regulations define the term security, and the term has not been clearly defined by judicial decisions. Whether a debt instrument is a security is based on all of the facts and circumstances, but most authorities have held that the term to maturity of the debt instrument is one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities. However, the IRS has issued Revenue Ruling 2004-78, which held that a debt instrument with a two-year term to maturity was a “security” for this purpose because it was received in a reorganization in exchange for a security and the new debt instrument bore the same terms (other than the interest rate) as the original security. It is unclear to what extent, if any, this ruling supports the treatment of the New Notes as securities for this purpose.

Recapitalization

If the Existing Notes and the New Notes for which they are exchanged are treated as securities for U.S. federal income tax purposes, then the material U.S. federal income tax consequences of the exchange to a U.S. Holder should be as follows:

•	Gain realized will be recognized only to the extent of the amount of any boot received, but no loss will be recognized. For this purpose “boot” includes the U.S. Holder’s portion of the special payment of $45 million received in consideration for the Existing Notes. Gain will be realized to the extent that the issue price of the New Notes (determined as described below under “—Issue Price of New Notes) and any special payment deemed received in consideration for the Existing Notes (the “amount realized”) exceeds the U.S. Holder’s tax basis in the Old Notes (as discussed below). Any gain recognized upon such exchange generally will be capital gain and would be long-term capital gain if the U.S. holder’s holding period exceeds one year.

•	The holding period of the New Notes should include the holding period of the Existing Notes that are exchanged.

•	The adjusted tax basis of the Existing Notes will carry over to the New Notes, decreased by the amount of the boot received and increased by the amount of gain, if any, recognized by the U.S. Holder in respect of the exchange.

Taxable Exchange

If the Existing Notes or the New Notes for which they are exchanged do not constitute securities, the exchange of the Existing Notes for the New Notes will be a taxable transaction and the material U.S. federal income tax consequences of the exchange to a U.S. Holder should be as follows:

•	Gain or loss should be recognized in an amount equal to the difference between the amount realized (as determined above) and the U.S. Holder’s adjusted tax basis in the Existing Note. However, a U.S. Holder’s ability to deduct any losses realized on the exchange may be limited by certain tax rules. U.S. Holders are urged to consult their independent tax advisors regarding whether these rules may apply to them and, if so, the effect of these rules on their ability to deduct any losses realized on the exchange.

•	Subject to the discussion of “market discount” below, any such gain or loss should generally be capital gain or loss and should be long-term capital gain or loss if the U.S. Holder’s holding period for the Existing Notes is more than one year at the time of the exchange. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations.

•	The adjusted tax basis in the New Notes generally should equal the amount paid therefor.

•	The holding period of the New Notes should start on the day following the exchange.

It is unclear whether the Existing Notes and the New Notes will be securities for this purpose. Due to the inherently factual nature of the determination, U.S. Holders are urged to consult their independent tax advisors regarding the classification of the Existing Notes and the New Notes as “securities” for U.S. federal income tax purposes and the U.S. federal income tax consequences of such classification.

Market Discount

A U.S. Holder that purchased its Existing Notes at a market discount (defined as the excess, if any, of the stated redemption price of the note at maturity over the U.S. Holder’s basis in such note immediately after its acquisition) may be subject to the market discount rules of the Code. Under those rules, any gain recognized on the exchange of such Existing Notes generally would be treated as ordinary income to the extent of the market discount accrued during the U.S. Holder’s period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued. If the exchange qualifies for recapitalization treatment, any accrued market discount not recognized on the exchange will likely carry over to the New Notes. U.S. Holders who acquired their Existing Notes other than at original issuance should consult their independent tax advisors regarding the possible application of the market discount rules of the Code to an exchange of the Existing Notes pursuant to the Exchange Offer.

Issue Price of New Notes

If a substantial amount of the New Notes are “traded on an established market” within the meaning of the Regulations, the issue price of the New Notes should be equal to their fair market value on the date of issuance. Otherwise, if a substantial amount of the New Notes are received in exchange for Existing Notes that are traded on an established market, the issue price of such New Notes should be equal to the fair market value of the Existing Notes exchanged for such New Notes. If the New Notes are not traded on an established market and if the Existing Notes are not traded on an established market, the issue price for such New Notes should be their stated principal amount. DynCorp International will make a determination as to whether a substantial amount of the Existing Notes or a substantial amount of the New Notes are traded on an established market and, if so, their fair market value, and will make its determination of the issue price of the New Notes available in a commercially reasonable fashion, which may include electronic publication, within ninety (90) days of the issue date of the New Notes to U.S. Holders who exchange their Existing Notes for New Notes. Our determination of the issue price is binding on a U.S. Holder of the New Notes unless the U.S. Holder explicitly discloses to the IRS that its determination is different from our determination. A U.S. Holder must describe in the disclosure the reasons for its different determination and, if applicable, how the U.S. Holder determined the fair market value. A U.S. Holder’s disclosure must be filed on a timely filed Federal income tax return for the taxable year that includes the acquisition date of the debt instrument.

The rules regarding the determination of issue price are complex and detailed. The IRS may disagree with our determination of the issue price of the New Notes.

Tender of Existing Notes On or Prior to the Early Delivery Time

U.S. Holders of the Existing Notes that tender their Existing Notes pursuant to an Exchange Offer at or prior to the Early Delivery Time will receive greater consideration per $1,000 face amount of tendered Existing Notes than will U.S. Holders who tender their Existing Notes after the Early Delivery Time. (The “consideration” is the receipt of full face amount versus less than face amount for those who tender after the Early Delivery Time). While the additional consideration issued to these U.S. Holders may be viewed as the same in character and treatment as the other consideration, the IRS could take the position that such portion of the consideration transferred to such U.S. Holders constitutes consideration for the U.S. Holder’s agreement to participate in an Exchange Offer, and, thus, constitutes ordinary fee income to a U.S. Holder. Recent private letter rulings issued by the IRS concluded that certain cash consent fees should be treated as payments under the debt instrument to which they related and not as fee income, although private letter rulings can only be relied upon by the taxpayers to whom they are issued, and the law is otherwise unsettled. We believe that there will be no such deemed fee consideration for United States federal income tax consequences, and that the consequences of a participation in an Exchange Offer will be as described herein. However, each U.S. Holder of an Existing Note should consult its own tax advisor in this regard.

Ownership and Disposition of New Notes

Payments of Interest.

Payments of “qualified stated interest” on the New Notes will be taxable to a U.S. Holder as ordinary income at the time they are received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes unless the election described below is made to treat all interest as original issue discount. The term “qualified stated interest” means, generally, stated interest that is unconditionally payable in cash at least annually during the entire term of the debt instrument. Stated interest on the New Notes will constitute “qualified stated interest.”

If we call the New Notes for redemption (see “Description of the New Notes—Optional Redemption”), we may be obligated to make “make-whole” payments on the New Notes in excess of stated interest and principal. Similarly, we may make payments on the New Notes in excess of stated interest and principal in other circumstances (see “Description of the New Notes—Change of Control”). We believe, and the following discussion assumes, that the likelihood that we will be obligated to make these additional payments is remote. Remote contingencies are not taken into account unless and until they occur. Our determination that this contingency is remote is binding on you unless you disclose a contrary position in the manner required by applicable Regulations. Our determination is not, however, binding on the IRS. Assuming our determination is upheld, if we are required to make these additional payments, you likely would recognize additional interest income in accordance with your method of accounting for U.S. federal income tax purposes.

OID.

Some of the interest on the New Notes is paid by issuing PIK Notes and any increased principal amount of notes as payment for PIK Interest. Accordingly, for U.S. federal income tax purposes, the New Notes will be treated as issued with original issue discount (“OID”), and a U.S. Holder will be required to include OID in gross income as it accrues, generally in advance of the receipt of cash attributable to that income.

In addition, the amount of OID with respect to the New Notes will be increased if the New Notes are treated as traded on an established securities market, which may result in the issue price of the New Notes being lower than their face amount.

In general, a U.S. Holder of a New Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the “daily portions” of OID on such note for all days during the taxable year that the U.S. Holder owns such note. The daily portions of OID are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of the New Note, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. The amount of OID on a New Note allocable to each accrual period is determined by multiplying the “adjusted issue price” (as defined below) of the New Note at the beginning of the accrual period by the yield to maturity of such note (appropriately adjusted to reflect the length of that accrual period). The yield to maturity of a New Note is the discount rate that causes the present value of all principal and interest payments on such note (other than payments of qualified stated interest) as of its issue date to equal the issue price of such note. The issue price of the New Notes is discussed above in “Tax Consequences to Participating U.S. Holders—Exchange of Existing Notes for New Notes—Issue Price of New Notes.” The “adjusted issue price” of a New Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of all cash payments made with respect to such note, other than payments of qualified stated interest, in all prior accrual periods.

Each payment made in cash on a New Note will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal (which is not includible in income). A U.S. Holder of a New Note generally will not be required to include separately in income cash payments received on such note to the extent such payments constitute payments of previously accrued OID.

The rules regarding OID are complex. U.S. Holders are strongly urged to consult their own tax advisors regarding the application of these rules in light of their particular circumstances.

Acquisition Premium or Amortizable Bond Premium on New Notes.

If the exchange is a recapitalization (or if the wash sale rules apply to a U.S. Holder) and if a U.S. Holder’s initial tax basis in the New Notes is greater than their issue price and less than or equal to their stated principal amount, the New Notes will be considered to have been issued at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that must be included in gross income with respect to the New Notes for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If the exchange is a recapitalization (or if the wash sale rules apply to a U.S. Holder) and if a U.S. Holder’s initial tax basis in the New Notes exceeds their stated principal amount, the U.S. Holder will be considered to have acquired the New Notes with “amortizable bond premium” and a U.S. Holder will not be required to include any OID in income. A U.S. Holder may generally elect to amortize the premium over the remaining term of the New Notes on a constant yield method as an offset to interest when includible in income under such U.S. Holder’s regular accounting method. If a U.S. Holder does not elect to amortize the premium, that premium will decrease the gain or increase the loss otherwise recognized on disposition of the New Notes.

Disposition of New Notes.

Upon the sale, exchange, redemption or other taxable disposition of a New Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) cash received therefore plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid qualified stated interest, which is taxable in the manner described above) and (ii) such Holder’s adjusted tax basis in the New Note. A U.S. Holder’s adjusted tax basis in a New Note received in the exchange generally will equal the adjusted tax basis of the New Note determined immediately after the exchange, as determined under “Tax Consequences to Participating U.S. Holders—Exchange of Existing Notes for New Notes,” increased by accrued OID and market discount, if any, previously included in income and reduced (but not below zero) by amortized bond premium and any payment made on the New Notes other than “qualified stated interest.”

Gain or loss recognized on the disposition of a New Notes generally will be U.S. source capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the New Note is more than one year. Otherwise, such gain or loss will be short-term capital gain or loss. Under current law, U.S. Holders that are individuals are eligible for favorable tax rates on long term capital gains. The deductibility of capital losses by U.S. Holders is subject to limitations.

Tax Consequences to U.S. Holders of the Existing Notes that Do Not Tender Their Notes Pursuant to the Exchange Offer

The tax treatment of a U.S. Holder of the Existing Notes that does not tender its Existing Notes will depend upon whether the adoption of the Proposed Amendments results in a “deemed” exchange of such Existing Notes for United States federal income tax purposes. Generally, the modification of a debt instrument will be treated as a “deemed” exchange of an “old” debt instrument for a “new” debt instrument if such modification is “significant” within the meaning of the Regulations promulgated under Section 1001 of the Code. Under the Regulations, the modification of a debt instrument is a “significant” modification if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively (other than modifications which are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The Regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. Whether the adoption of the Proposed Amendments would be considered a significant modification under the foregoing rules is not entirely clear.

DynCorp International intends to take the position that the adoption of the Proposed Amendments will not cause a significant modification of the Existing Notes under the Regulations, and therefore will not result in a deemed exchange of the Existing Notes for U.S. federal income tax purposes. It is possible, however, that the IRS could treat the adoption of the Proposed Amendments as a significant modification of the Existing Notes for United States federal income tax purposes, resulting in a deemed exchange of a U.S. Holder’s “old” notes for “new” notes for United States federal income tax purposes. If the IRS were to take this position and prevail, then the tax consequences of the Proposed Amendments might differ materially from the tax consequences described above. Among other things, a U.S. Holder could be treated as realizing a taxable gain on the exchange of the “old” note for the “new” note. Even if the adoption of the Proposed Amendments were to constitute a significant modification of the Notes, a non-tendering U.S. Holder would not recognize gain or loss if the deemed exchange qualified as a tax free recapitalization. The deemed exchange will be treated as a tax-free recapitalization only if both the “old” note and “new” note constitute “securities” within the meaning of the Code. In addition, regardless of whether any deemed exchange qualifies as a tax-free recapitalization, the U.S. Holder could be treated as acquiring the “new” Note with OID, which, regardless of the U.S. Holder’s regular method of tax accounting, would have to be taken into income as it accrued, regardless of when it was actually received. U.S. Holders are encouraged to consult their tax advisors regarding the potential tax consequences of not tendering their Existing Notes pursuant to an Exchange Offer.

Tax Consequences to Participating Non-U.S. Holders

This subsection describes the tax consequences to a “Non-U.S. Holder”. For purposes of this discussion, you are a “Non-U.S. Holder” if you are for United States income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	a foreign estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of income or gain from our common stock.

The Exchange Offer

Subject to the discussion below regarding information reporting and backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income taxation with respect to any gain realized on the consummation of the Exchange Offer unless:

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met; or

•	the Non-U.S. Holder holds the Existing Notes in connection with the conduct of a United States trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the United States).

Non-U.S. Holders that are subject to tax under one of these criteria shall be referred to as “Taxable Non-U.S. Holders.” Notwithstanding the above, Taxable Non-U.S. Holders also would not be subject to U.S. federal income taxation with respect to any gain realized on the consummation of the Exchange Offer if such Exchange Offer is treated as a tax-free recapitalization (as discussed above).

Tender of Existing Notes On or Prior to the Early Delivery Time

As discussed above under “—Tax Consequences to Participating U.S. Holders—Tender of Existing Notes On or Prior to the Early Delivery Time,” there is uncertainty regarding whether the additional consideration provided to Holders who tender their Existing Notes at or prior to the Early Delivery Time constitutes a fee for the Holder’s consent to participate in the transaction, and whether such portion of this consideration given to a Non-U.S. Holder is subject to U.S. federal withholding tax. Accordingly, absent further guidance from the IRS, DynCorp International may withhold tax from the additional consideration transferred to a Non-U.S. Holder at a rate of 30% unless (i) the Non-U.S. Holder is engaged in the conduct of a trade or business in the United States to which the receipt of the additional consideration is effectively connected and provides a properly executed IRS Form W-8ECI or (ii) the “Business Profits” or “Other Income” articles of an applicable income tax treaty eliminates or reduces the withholding tax and the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or W-8BEN-E certifying that it is eligible for such treaty benefits.

Non-U.S. Holders are urged to consult their own tax advisors as to whether they can obtain refunds of any U.S. federal withholding tax imposed on the additional consideration they receive because they tender their Existing Notes at or prior to the Early Delivery Time on the basis that such consideration represent a portion of the amounts received in exchange for the Notes or on some alternative basis.

Ownership and Disposition of the New Notes

Payments of Interest and OID.

Subject to the discussion below regarding information reporting and backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on interest or OID paid on the New Notes, if the interest or OID is not effectively connected with a U.S. trade or business of the Non-U.S. Holder and, provided that the Non-U.S. Holder:

•	does not actually or constructively, directly or indirectly, own 10 percent or more of our voting stock;

•	is not a controlled foreign corporation that is related to us; and

•	certifies to its non-U.S. status on IRS Form W-8BEN or W-8BEN-E (or other applicable IRS form).

If a Non-U.S. Holder cannot satisfy the requirements above, payments of interest (including OID) made to the Non-U.S. Holder will be subject to 30 percent U.S. federal withholding tax, unless the Non-U.S. Holder qualifies for a reduced rate of withholding, or is able to claim a valid exemption, under a tax treaty (generally, by providing an IRS Form W-8BEN or W-8BEN-E claiming treaty benefits) or by establishing that such interest is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (generally, by providing an IRS Form W-8ECI). To the extent that such interest is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base with the United States), as described under “Tax Consequences to Participating Non-U.S. Holders—Ownership and Disposition of New Notes—Income Effectively Connected with a U.S. Trade or Business,” the Non-U.S. Holder will be subject to U.S. federal income tax on a net basis and, if it is foreign corporation, may also be subject to an additional 30 percent U.S. branch profits tax (or lower applicable treaty rate).

Sale or Other Disposition of New Notes.

Non-U.S. Holders will generally not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of New Notes unless the Non-U.S. Holder is also a Taxable Non-U.S. Holder (substituting New Notes for Existing Notes in the definition thereof).

To the extent, however, that the proceeds of the sale or other disposition proceeds represent either interest accrued between interest payment dates or OID accrued while the Non-U.S. Holder held the Existing Notes, the Non-U.S. Holder may be required to establish an exemption from U.S. federal income and withholding tax. See “—Tax Consequences to Participating Non-U.S. Holders—Ownership and Disposition of the New Notes—Payments of Interest and OID.”

Income Effectively Connected with a U.S. Trade or Business.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest, gain or any other income regarding New Notes is effectively connected with the conduct of the Non-U.S. Holder’s trade or business, and, if a U.S. income tax treaty applies, the Non-U.S. Holder maintains a U.S. “permanent establishment” (or, in the case of an individual, a fixed base) to which the interest, gain or other income is generally attributable, the Non-U.S. Holder will generally be subject to U.S. income tax on a net income basis on such interest, gain or income. In this instance, however, the interest on the Non-U.S. Holder’s New Notes will be exempt from U.S. withholding tax, if the Non-U.S. Holder claims the exemption by providing a properly executed IRS Form W-8ECI (or a suitable substitute form) to the payor on or before any payment date. See “—Tax Consequences to Participating Non-U.S. Holders—Ownership and Disposition of the New Notes—Payments of Interest and OID.”

In addition, if a Non-U.S. Holder is a foreign corporation, the Non-U.S. Holder may be subject to a U.S. branch profits tax at a rate of 30 percent, as adjusted for certain items, unless a lower rate applies to the Non-U.S. Holder under a U.S. income tax treaty with the Non-U.S. Holder’s country of residence.

Tax Consequences to Non-U.S. Holders of the Existing Notes that Do Not Tender Their Notes Pursuant to the Exchange Offer

Non-U.S. Holders of the Existing Notes that do not tender their Existing Notes pursuant to an Exchange Offer generally will not be subject to United States federal income tax, unless the adoption of the Proposed Amendments gives rise to a deemed exchange of “old” notes for “new” notes that fails to qualify as a tax-free recapitalization (in which case Non-U.S. Holders will generally be taxed in the same manner as if they had sold their Notes as discussed above under “Tax Consequences to Participating Non-U.S. Holders—Participation in the Exchange Offer”). Non-U.S. Holders of the Existing Notes are encouraged to consult their tax advisors regarding the potential tax consequences of not tendering their Existing Notes pursuant to an Exchange Offer.

Backup Withholding and Information Reporting

U.S. Holders.

In general, information reporting requirements may apply to the transactions contemplated by the Exchange Offer, and such requirements will apply to certain payments of principal and interest (including OID) on, or proceeds from a sale or other disposition of, the New Notes (unless, in each case, the U.S. Holder is an exempt recipient such as a corporation).

Backup withholding may apply to the Exchange Offer or any such payments if a U.S. Holder fails to provide a taxpayer identification number or a certification that he is not subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a credit or a refund against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders.

Generally, we must report to the IRS and to the Non-U.S. Holder the amount of interest (including OID) paid to the Non-U.S. Holder with respect to the New Notes, and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, the Non-U.S. Holder will not be subject to backup withholding with respect to the Exchange Offer or interest (including OID) that we pay to the Non-U.S. Holder with respect to the New Notes, provided that we do not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person as defined under the Code, and the Non-U.S. Holder has provided a validly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) establishing that he is a Non-U.S. Holder (or he satisfies certain documentary evidence requirements for establishing that he is a Non-U.S. Holder).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or disposition of the New Notes made within the United States or conducted through certain United States-related financial intermediaries, unless the Non-U.S. Holder certifies to the payor under penalties of perjury that he is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person as defined under the Code), or the Non-U.S. Holder otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a credit or a refund against the Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Under Code sections 1471 through 1474 (the Foreign Account Tax Compliance Act, or “FATCA”), a person who makes a withholdable payment (as defined in Code Section 1473) to a foreign financial institution (“FFI”) or a non-financial foreign entity (“NFFE”) must withhold at a 30% rate unless the FFI or NFFE meets certain requirements or provides certain information to the U.S. person making the payment. Withholdable payments generally include fixed or determinable annual or periodical (“FDAP”) payments (such as interest payments) and gross proceeds from the sale or other disposition of any property of a type which can produce U.S.-source interest. FATCA withholding on U.S.-source FDAP payments applies to interest payments at present, and FATCA withholding on payments of gross proceeds is generally scheduled to commence January 1, 2019. As a result of FATCA, we are likely to require certain information, representations or both from holders that are considered FFIs or NFFEs in order for them to avoid withholding under FATCA.

Each prospective participant in the Exchange Offer should consult its own tax advisor regarding FATCA and how it may affect such participant in its particular circumstances.

Tax Consequences to Us

COD Income

Generally, a taxpayer must recognize cancellation of indebtedness (“COD”) income to the extent the taxpayer’s indebtedness is discharged for less than the amount of such indebtedness. For this purpose, COD income is the amount by which the discharged indebtedness exceeds any consideration given in exchange therefore, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD income (such as where the payment of the cancelled debt would have given rise to a tax deduction). The amount of consideration paid to a creditor generally would equal the amount of cash, the fair market value of property (including stock), and/or the issue price of any new debt instrument paid to such creditor. If a new debt instrument is issued to the creditor, then the issue price of such debt instrument is determined under either section 1273 or 1274 of the Code. Generally, these provisions treat the issue price of a publicly traded debt instrument as its fair market value, determined as of the issue date, and the issue price of any other debt instrument as its stated principal amount, provided that the debt instrument’s terms provide for the payment of adequate stated interest.

A debtor will not be required to include any COD income in its gross income if (i) the debtor is under the jurisdiction of a court in a Title 11 bankruptcy proceeding (the “Title 11 exception”) and the discharge of debt occurs pursuant to such proceeding or (ii) to the extent the debtor is insolvent, as determined immediately prior to the discharge (the “insolvency exception”). The debtor is, however, generally required to reduce its tax attributes if either exception applies. DynCorp International is not in a Title 11 bankruptcy proceeding and it believes that it is not insolvent and it will not be insolvent immediately prior to the Settlement Date, in each case within the meaning of the Code, so that neither the Title 11 exception nor the insolvency exception will apply to its COD income.

Accordingly, the COD income that DynCorp International will realize will be determined for the Exchange Offer by comparing the “adjusted issue price” of the Existing Notes that are tendered in the Exchange Offer to the issue price of the New Notes exchanged therefore, with the positive difference constituting COD income. The issue price of the New Notes will be determined in the manner set forth above in “Tax Consequences to Participating U.S. Holders—Exchange of Existing Notes for New Notes—Issue Price of New Notes.” The COD income of DynCorp International resulting from the Exchange Offer will tend to be higher to the extent that Holders tender their Existing Notes after the Early Delivery Time and thus receive New Notes with a lower face amount than their Existing Notes.

Based on recent market quotations in respect of the Existing Notes, DynCorp International may realize COD income as a result of the Exchange Offer. The actual amount of such COD income will depend, in significant part, on the issue price of the New Notes that are issued pursuant to the Exchange Offer and, accordingly, cannot be determined prior to the Settlement Date. Any COD income realized by DynCorp International’s U.S. federal consolidated group, of which DefCo Holdings, Inc. is the parent, will be reduced first by any taxable net loss from the year of the closing of the Exchange Offer and then, if necessary, by any existing net operating losses. DynCorp International’s U.S. federal consolidated group will incur federal alternative minimum tax at an effective rate of 2% to the extent it utilizes its net operating losses to reduce federal income tax that would otherwise result from the realization of COD income. DynCorp International’s U.S. federal consolidated group may be required to pay U.S. federal, state and/or local income tax, including alternative minimum tax, because of the recognition of COD income as a result of the exchange of Existing Notes for New Notes.

THE U.S. FEDERAL TAX CONSEQUENCES EXPECTED TO RESULT FROM THE EXCHANGE OFFER AND CONSENT SOLICITATION ARE COMPLEX. THE ABOVE SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES EXPECTED TO RESULT FROM THE EXCHANGE OFFER AND CONSENT SOLICITATION.

INVESTOR REPRESENTATIONS

Each holder of Existing Notes that submits a Letter of Transmittal, or agrees to the terms of a Letter of Transmittal by transmitting an Agent’s Message, will be deemed to represent, warrant, and agree as follows:

(1) It has received a copy of this Offering Memorandum and acknowledges it has had access to the financial and other information, and has been afforded the opportunity to ask questions of DynCorp International’s representatives and receive answers to those questions, as it deemed necessary in connection with its decision to tender Existing Notes in the Exchange Offer.

(2) It (a) is able to act on its own behalf in the transactions contemplated by this Offering Memorandum and (b) understands that it may be required to bear the economic risk of its investment in the New Notes indefinitely, and has (or any accounts for which it is acting each have) the ability to bear the economic risks of its prospective investment in the New Notes and can afford the complete loss of such investment.

(3) It acknowledges that in evaluating the Exchange Offer and in making its decision whether to tender its Existing Notes, it has conducted its own independent evaluation, made its own analysis and consulted with advisors as it has deemed necessary, prudent or advisable in order for it to make its own determination and decision with respect to the matters referred to herein and in any related communications.

(4) It acknowledges that none of DynCorp International, Holdings, the Information and Exchange Agent, the Trustee under the Existing Indenture, the New Notes Trustee, the Supporting Holders or any person acting on behalf of any of the foregoing has made any statement, representation, or warranty, express or implied, to it with respect to DynCorp International, Holdings, or the exchange of the Existing Notes for the New Notes and the Total Offer Consideration or Exchange Offer Consideration, as applicable, other than the information included in this Offering Memorandum (and as supplemented or amended, if at all, to the Expiration Time).

(5) It acknowledges that it was not solicited by anyone acting on behalf of the Company (other than employees, officers or directors of the Company or its affiliates) to participate in the Exchange Offer, has not made and has not been requested to make any cash payment in connection with the Exchange Offer other than the payment of any applicable withholding or other taxes in accordance with the terms of the Exchange Offer and it acknowledges that in conducting the Exchange Offer the Company is relying on the exemption from registration under the Securities Act provided under Section 3(a)(9) of the Securities Act and an exemption from state securities law requirements pursuant to Section 18(b)(4)(D) of the Securities Act and such holder does not know of any reason why such exemptions are not available.

(6) It understands that there is no established market for the New Notes and that no public market for the New Notes may develop. It understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the New Notes or the fairness or suitability of the investment in the New Notes nor have such authorities passed upon or endorsed the merits of the Exchange Offer.

(7) It acknowledges that DynCorp International, Holdings, the Information and Exchange Agent, the Trustee under the Existing Indenture, the New Notes Trustee and others will rely upon the truth and accuracy of the above acknowledgements, representations and agreements. It agrees that if any of the acknowledgments, representations or agreements it is deemed to have made by its acquisition of the New Notes is no longer accurate, it will promptly notify DynCorp International, Holdings, the Information and Exchange Agent, the Trustee under the Existing Indenture and the New Notes Trustee. If it is acquiring any New Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each of those accounts and that it has full power to make the above acknowledgments, representations and agreements on behalf of each account.

(8) Either (i) no portion of the assets used by it to acquire or hold the New Notes or any interest therein, constitutes assets of any (a) employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plan, individual retirement account or other arrangement that is subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (c) plan subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), or (d) entity which is deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements or (ii) its acquisition and holding of the New Notes and any interest therein, will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated balance sheets of Delta Tucker Holdings, Inc. and subsidiaries as of December 31, 2015 and December 31, 2014, and the related audited consolidated statements of operations, consolidated statements of comprehensive loss and the related statements of (deficit) equity and cash flows for the years ended December 31, 2015, December 31, 2014 and December 31, 2013, incorporated by reference in this Offering Memorandum from Delta Tucker Holdings, Inc. and subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference.

In order to tender Existing Notes in the Exchange Offer, you should send or deliver a properly completed and signed Letter of Transmittal (or an Agent’s Message in lieu of a Letter of Transmittal), and any other required documents to the Information and Exchange Agent at its address set forth below (or its account at DTC with respect to an Agent’s Message) prior to the Early Delivery Time or the Expiration Time, as applicable.

Any questions or requests for assistance or for additional copies of this Offering Memorandum, the Letter of Transmittal, related documents and each of the documents incorporated by reference in this Offering Memorandum (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference in that filing) may be obtained at no cost, by contacting the Information and Exchange Agent at its telephone number set forth below. You may also contact the Information and Exchange Agent or DynCorp International at their respective addresses and telephone numbers set forth below with questions regarding the terms of the Exchange Offer and Consent Solicitation or you may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and Consent Solicitation.

Information and Exchange Agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and brokers call: (212) 269-5550

All others call toll free: (866) 796-7182

Email: dyncorpintl@dfking.com

By Regular, Registered or Certified Mail:	By Facsimile Transmission:
Hand or Overnight Delivery:	(For Eligible Institutions Only)
48 Wall Street, 22nd Floor	(212) 709-3328
New York, New York 10005	Attention: Peter Aymar

For Confirmation by Telephone:

(212) 232-3235

DynCorp International Inc.

1700 Old Meadow Road

McLean, VA 22102

Attention: Brendan Burke

Phone: 817-224-7742